      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY   , 1998

                                                      REGISTRATION NO. 333-XXXXX
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                              AIRNET SYSTEMS, INC.

             (Exact name of Registrant as specified in its charter)

             OHIO                            4500                  31-1458309
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                        No.)

        3939 INTERNATIONAL GATEWAY, COLUMBUS, OHIO 43219, (614) 237-9777

         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                  ERIC P. ROY
                           3939 INTERNATIONAL GATEWAY
                              COLUMBUS, OHIO 43219
                                 (614) 237-9777

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

                                   COPIES TO:

        RONALD A. ROBINS, JR.                      KENNETH E. ADELSBERG
 Vorys, Sater, Seymour and Pease LLP       Winthrop, Stimson, Putnam & Roberts
  52 East Gay Street, P.O. Box 1008               One Battery Park Plaza
      Columbus, Ohio 43216-1008               New York, New York 10004-1490

                            ------------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
 AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT
                       AS THE REGISTRANT SHALL DETERMINE.
                            ------------------------

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                          PROPOSED MAXIMUM       PROPOSED MAXIMUM
    TITLE OF EACH CLASS OF             AMOUNT TO           OFFERING PRICE            AGGREGATE              AMOUNT OF
  SECURITIES TO BE REGISTERED        BE REGISTERED            PER UNIT            OFFERING PRICE        REGISTRATION FEE
Common Shares, $.01 par
  value........................    3,141,356 shares         $1,088.70(1)         $13,702,378.20(1)          $4,042.20

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2).
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              AIRNET SYSTEMS, INC.
                           3939 INTERNATIONAL GATEWAY
                              COLUMBUS, OHIO 43219
                                [JUNE   ,] 1998

                            ------------------------

Dear Fellow Shareholders:

    The Annual Meeting of the Shareholders (the "Annual Meeting") of AirNet Systems, Inc., an Ohio corporation ("AirNet"), will be held at 10:00 a.m., local time, on Tuesday, July 14, 1998, at the Concourse Hotel, 4300 International Gateway, Columbus, Ohio. The enclosed Notice of Annual Meeting and Proxy Statement/Prospectus contain detailed information about the business to be conducted at the Annual Meeting. In light of the proposed Merger described below, this is an important Annual Meeting for AirNet, and we strongly encourage you to exercise your right to vote.

    As you may have read in the newspaper recently, AirNet has entered into an Agreement and Plan of Merger (the "Agreement") with Q International Courier, Inc. ("Quick") and with the stockholders of Quick (the "Quick Stockholders"). Under the Agreement, Quick will become wholly-owned by AirNet (the "Merger"); the Quick Stockholders will receive an aggregate of 3,141,356 Common Shares of AirNet, which will enable them to exercise, as a group, approximately [20]% of the voting power of AirNet; and the holders of options to purchase capital stock of Quick will receive options to purchase an aggregate of 249,591 Common Shares of AirNet.

    AirNet's management and its Board of Directors believe that the Merger will benefit our shareholders and strengthen AirNet (see "THE MERGER--Reasons for the Merger" in the Proxy Statement/ Prospectus).

    SBC Warburg Dillon Read Inc., AirNet's financial advisor, has rendered an opinion to the Board of Directors to the effect that, as of the date of its opinion, the consideration to be paid by AirNet with respect to the Merger is fair, from a financial point of view, to AirNet.

    The acquisition by the Quick Stockholders, as a group, of one-fifth or more but less than one-third of the voting power of AirNet (Proposal No. 1) must be approved by the AirNet shareholders in accordance with the provisions of Section 1701.831 of the Ohio General Corporation Law. The consummation of the Merger is conditioned on, among other things, the approval at the Annual Meeting of Proposal No. 1 described in the enclosed Proxy Statement/Prospectus.

    Your Board of Directors believes that the Merger is in the best interests of AirNet and its shareholders and that it will further AirNet's long-term objective of maximizing shareholder value. The Board has unanimously approved the Merger and recommends that you vote FOR Proposal No. 1 in order that the Merger may be consummated.

    In addition to approving Proposal No. 1, which is a condition precedent to the Merger, you will be asked to consider and vote upon the election of six directors (Proposal No. 2) and upon the approval of the amendment and restatement of AirNet's 1996 Incentive Stock Plan (Proposal No. 3). Your Board of Directors recommends that you vote FOR the six nominees named in the enclosed Proxy Statement/ Prospectus and FOR the approval of the amended and restated 1996 Incentive Stock Plan.

    The enclosed Notice of Annual Meeting and Proxy Statement/Prospectus contain detailed information about the Merger and the matters to be voted upon at the Annual Meeting. Please give this material your careful attention.

    On behalf of the Board of Directors and management, we cordially invite you to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, the prompt return of your proxy in the enclosed return envelope will save AirNet additional expenses of solicitation and will help ensure that as many shares as possible are represented.

                                          Sincerely,

                                          Gerald G. Mercer
                                          CHAIRMAN, PRESIDENT AND CHIEF
                                          EXECUTIVE OFFICER

           [LOGO]

            [LOGO]

                              AIRNET SYSTEMS, INC.

                                ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD TUESDAY, JULY 14, 1998

                            ------------------------

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Annual Meeting") of AirNet Systems, Inc., an Ohio corporation ("AirNet"), will be held on Tuesday, July 14, 1998, at the Concourse Hotel, 4300 International Gateway, Columbus, Ohio, at 10:00 a.m., local time, for the following purposes:

    1. To consider and vote upon the acquisition of one-fifth or more but less than one-third of the voting power of AirNet by the stockholders of Q International Courier, Inc., a New York corporation ("Quick"), in connection with a merger involving Quick, Q Acquisition Company and AirNet.

    2. To elect six directors, each for a term to expire at the 1999 Annual Meeting.

    3. To amend and restate AirNet's 1996 Incentive Stock Plan in the form attached hereto as Appendix IV.

    4. To transact such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

    The close of business on June 11, 1998, has been fixed by the Board of Directors of AirNet as the record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting.

    You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, you may insure your representation by completing, signing, dating and promptly returning the enclosed proxy card. A return envelope, which requires no postage if mailed in the United States, has been provided for your use. If you attend the Annual Meeting and inform the Secretary of AirNet in writing that you wish to vote your shares in person, your proxy will not be used.

                                          By Order of the Board of Directors

                                          William R. Sumser,
                                          SECRETARY

AirNet Systems, Inc.
3939 International Gateway
Columbus, Ohio 43219

June   , 1998

                              AIRNET SYSTEMS, INC.
                           3939 INTERNATIONAL GATEWAY
                              COLUMBUS, OHIO 43219

               PROXY STATEMENT                                  PROSPECTUS
                     FOR                                            FOR
       ANNUAL MEETING OF SHAREHOLDERS             3,141,356 COMMON SHARES, $.01 PAR VALUE
           TUESDAY, JULY 14, 1998

    This Proxy Statement/Prospectus is furnished to the shareholders of AirNet Systems, Inc., an Ohio corporation ("AirNet"), in connection with the solicitation on behalf of the Board of Directors of AirNet of proxies for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on Tuesday, July 14, 1998, at the Concourse Hotel, 4300 International Gateway, Columbus, Ohio, at 10:00 a.m., local time, and at any adjournment(s) thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

    This Proxy Statement/Prospectus also constitutes the prospectus of AirNet relating to 3,141,356 Common Shares, $.01 par value ("AirNet Common Shares"), to be issued by AirNet in accordance with the terms of the Agreement and Plan of Merger, dated as of April 14, 1998 (the "Agreement"), described in this Proxy Statement/Prospectus and attached hereto as Appendix I, by and among AirNet, Q Acquisition Company, a wholly-owned subsidiary of AirNet ("Merger Subsidiary"), Q International Courier, Inc., a New York corporation ("Quick"), and the stockholders of Quick (the "Quick Stockholders").

    This Proxy Statement/Prospectus and the accompanying proxies are first being
mailed on or about June   , 1998, to all shareholders of AirNet and to all Quick
Stockholders. Only holders of record of AirNet Common Shares at the close of business on June 11, 1998 (the "Record Date"), will be entitled to vote at the Annual Meeting.

    FOR A DISCUSSION OF CERTAIN RISKS OF AN INVESTMENT IN THE AIRNET COMMON
SHARES OFFERED HEREBY, SEE "RISK FACTORS" ON PAGE   .

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

       THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS            , 1998.

                             AVAILABLE INFORMATION

    AirNet is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by AirNet can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Citicorp Center, 500 West Madison, 14th Floor, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a World Wide Web site on the Internet at http:/ /www.sec.gov that contains reports and other information regarding registrants that file electronically with the Commission. In addition, material filed by AirNet can be inspected at the offices of the New York Stock Exchange ("NYSE"), 20 West Broad Street, New York, New York 10005.

    AirNet has filed with the Commission a registration statement on Form S-4 (herein, together with any amendments, supplements and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities to be issued pursuant to the Agreement. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

    Quick is not subject to the informational requirements of the Exchange Act.

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                            -----------
GLOSSARY OF DEFINED TERMS.................................................................................           v

SUMMARY...................................................................................................           1
  Annual Meeting of Shareholders of AirNet................................................................           1
  Parties to the Merger...................................................................................           1
  Terms of the Proposed Merger............................................................................           2
  Recommendation of the AirNet Board of Directors.........................................................           3
  Reasons for the Merger..................................................................................           3
  Opinion of AirNet's Financial Advisor...................................................................           4
  Vote Required...........................................................................................           4
  Regulatory Matters......................................................................................           5
  Dissenters' Rights......................................................................................           5
  Certain Federal Income Tax Consequences.................................................................           5
  Market Prices...........................................................................................           5
  Historical and Unaudited Pro Forma Comparative Per Share Data...........................................           6

SELECTED FINANCIAL DATA...................................................................................           8
  Selected Financial Data for AirNet......................................................................           8
  Selected Financial Data for Quick.......................................................................           9
  Unaudited Pro Forma Combined Selected Financial Data....................................................          10

RISK FACTORS..............................................................................................          12

THE MERGER................................................................................................          12
  Background of the Merger................................................................................          12
  Reasons for the Merger..................................................................................          13
  Opinion of AirNet's Financial Advisor...................................................................          14
  Resale Considerations With Respect to the AirNet Common Shares..........................................          17
  Federal Income Tax Consequences.........................................................................          18
  Antitrust Considerations................................................................................          18
  Accounting Treatment....................................................................................          18

THE AGREEMENT.............................................................................................          18
  Terms of the Agreement..................................................................................          18
  Representations and Warranties..........................................................................          18
  Covenants...............................................................................................          19
  Additional Agreements...................................................................................          20
  Conditions..............................................................................................          20
  Waivers and Amendments..................................................................................          22
  Termination.............................................................................................          22
  Termination Fee.........................................................................................          22
  Indemnification; Escrow.................................................................................          22
  Expenses................................................................................................          23

THE AIRNET ANNUAL MEETING.................................................................................          23
  General.................................................................................................          23
  Matters to be Considered at the Annual Meeting..........................................................          23
  Voting at the Meeting; Record Date......................................................................          23

PROPOSAL TO APPROVE ACQUISITION OF ONE-FIFTH OR MORE BUT LESS THAN ONE-THIRD OF THE VOTING POWER OF
  AIRNET..................................................................................................          24
  Effect of Approval of Acquisition.......................................................................          25

                                                                                                               PAGE
                                                                                                            -----------
  Recommendation and Vote.................................................................................          25

ELECTION OF DIRECTORS.....................................................................................          25
  Nominees Standing for Election to the Board of Directors................................................          25
  Additional Director.....................................................................................          26
  Nomination Procedure....................................................................................          27
  Recommendation and Vote.................................................................................          27
  Executive Officers of AirNet............................................................................          28
  Beneficial Ownership of AirNet Common Shares............................................................          29
  Committees and Meetings of the Board....................................................................          30
  Compensation of Directors...............................................................................          31

EXECUTIVE COMPENSATION....................................................................................          31
  Summary of Cash and Certain Other Compensation..........................................................          31
  Section 401(k) Savings Plan.............................................................................          33
  Grants of Options.......................................................................................          33
  Option Exercises and Holdings...........................................................................          34
  Certain Relationships and Related Party Transactions....................................................          34
  Performance Graph.......................................................................................          35
  Report of the Compensation Committee on Executive Compensation..........................................          36

PROPOSAL TO AMEND AND RESTATE THE AIRNET SYSTEMS, INC. 1996 INCENTIVE STOCK PLAN..........................          38
  Description of Amendments...............................................................................          39
  Operation of the Incentive Stock Plan...................................................................          39
  AirNet Common Shares Available Under the Incentive Stock Plan...........................................          39
  Administration of the Incentive Stock Plan..............................................................          39
  Eligibility.............................................................................................          39
  Duration................................................................................................          40
  Terms of Awards.........................................................................................          41
  Amendments and Termination..............................................................................          42
  Federal Income Tax Matters..............................................................................          42
  Recommendation and Vote.................................................................................          45

DESCRIPTION OF CAPITAL STOCK OF AIRNET....................................................................          46
  General.................................................................................................          46
  AirNet Common Shares....................................................................................          46
  Preferred Shares........................................................................................          46
  Transfer Agent and Registrar............................................................................          46
  Anti-takeover Effects of Amended Articles, Code of Regulations and the Ohio General Corporation Law.....          46

COMPARISON OF CAPITAL STOCK OF AIRNET AND QUICK...........................................................          49
  Mergers and Consolidations..............................................................................          49
  Other Corporate Transactions............................................................................          49
  Anti-takeover Effects of Amended Articles, Code of Regulations and the Ohio General Corporation Law.....          49
  Special Meetings........................................................................................          50
  Class Voting............................................................................................          50
  Removal of Directors and Filling of Vacancies...........................................................          50
  Amendment of the Amended Articles and Code of Regulations...............................................          50
  Appraisal Rights........................................................................................          51
  Dividends...............................................................................................          51

                                                                                                               PAGE
                                                                                                            -----------
  Repurchases.............................................................................................          51
  Director and Officer Liability and Indemnification......................................................          51

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION..............................................          53

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF AIRNET...........          61
  General.................................................................................................          61
  Results of Operations...................................................................................          63
  Liquidity and Capital Resources.........................................................................          66
  Seasonality and Variability in Quarterly Results........................................................          67
  Selected Quarterly Data.................................................................................          68
  Inflation...............................................................................................          68
  Recent Accounting Pronouncements........................................................................          68
  Year 2000 Impact on Information Systems.................................................................          69
  Forward-Looking Statements..............................................................................          69

BUSINESS OF AIRNET........................................................................................          71
  Overview of AirNet's Business...........................................................................          71
  Business Strategy.......................................................................................          72
  Ground Operations.......................................................................................          73
  Flight Operations.......................................................................................          73
  Aircraft Fleet..........................................................................................          74
  Delivery Services.......................................................................................          74
  Customers...............................................................................................          75
  Human Resources.........................................................................................          75
  Associates..............................................................................................          76
  Competition.............................................................................................          76
  Regulation..............................................................................................          76
  Environmental Matters...................................................................................          77
  Properties..............................................................................................          77
  Legal Proceedings.......................................................................................          77
  Summary of AirNet Recent Developments...................................................................          77

MARKET FOR AIRNET COMMON SHARES AND RELATED SHAREHOLDER MATTERS...........................................          77

SELECTED INFORMATION ABOUT QUICK..........................................................................          78
  General.................................................................................................          78
  Products and Services...................................................................................          79
  Competition.............................................................................................          81
  Capital Stock of Quick..................................................................................          82

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF QUICK............          83
  Results of Operations...................................................................................          83
  Liquidity and Capital Resources.........................................................................          85
  Year 2000 Impact on Information Systems.................................................................          85

DISSENTERS' RIGHTS........................................................................................          85

LEGAL MATTERS.............................................................................................          85

EXPERTS...................................................................................................          85

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE...................................................          85

                                                                                                               PAGE
                                                                                                            -----------
INDEPENDENT AUDITORS......................................................................................          86

SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING.............................................................          86

OTHER BUSINESS............................................................................................          87

ANNUAL REPORT.............................................................................................          87

Appendix I    Agreement and Plan of Merger............................................        I-1
Appendix II   Opinion of Financial Advisor............................................       II-1
Appendix III  Acquiring Person Statement..............................................      III-1
Appendix IV   AirNet Systems, Inc. Amended and Restated 1996 Incentive Stock Plan.....       IV-1

                           GLOSSARY OF DEFINED TERMS

                                                                                                          PAGE
                                                                                                      -------------

1997 fiscal year....................................................................................             30

AAA distributions...................................................................................             62
Acquisition.........................................................................................              2
Agreement...........................................................................................     Cover page
AirNet..............................................................................................     Cover page
AirNet Common Shares................................................................................     Cover page
Airport Facility Purchase Agreement.................................................................             20
Amendments..........................................................................................             38
Annual Meeting......................................................................................     Cover page
Antitrust Division..................................................................................              5
Awards..............................................................................................             38

CHEXS Partnership...................................................................................             34
Code................................................................................................              5
Commission..........................................................................................   Inside front
                                                                                                              cover
Committee...........................................................................................             36
Comparison Companies................................................................................             16
Control Share Acquisition Statute...................................................................             47
CSRs................................................................................................             75

Data Air............................................................................................             62
DLJ.................................................................................................             12

EBIT................................................................................................             15
EBITDA..............................................................................................             16
ECC.................................................................................................              9
Effective Time......................................................................................              2
EPS.................................................................................................             16
Escrow Account......................................................................................             23
Escrow Agent........................................................................................             23
Escrow Shares.......................................................................................              2
Exchange Act........................................................................................   Inside front
                                                                                                              cover

                                                                                                          PAGE
                                                                                                      -------------
F
FAA.................................................................................................             69
FASB................................................................................................             68
FedEx...............................................................................................             70
fiscal 1996.........................................................................................             63
fiscal 1997.........................................................................................             63
Float Control.......................................................................................             34
FTC.................................................................................................              5

GCL.................................................................................................              2
General Escrow Shares...............................................................................              2
Genesis.............................................................................................             83

Herndon Lease Amendment.............................................................................             19
HSR Act.............................................................................................              5

Incentive Stock Plan................................................................................             38
Interested Shareholder..............................................................................             48
Interested Shares...................................................................................              4
ISOs................................................................................................             38
ITS.................................................................................................             70

Litigation Reform Act...............................................................................             69
Losses..............................................................................................             22
LTM.................................................................................................             16

Merger..............................................................................................              2
Merger Consideration................................................................................              2
Merger Moratorium Statute...........................................................................             48
Merger Subsidiary...................................................................................     Cover page
Midway..............................................................................................             61
Mitzman Agreement...................................................................................             28
Monetary Control Act................................................................................             70

Named Executive Officers............................................................................             31
NCHA................................................................................................             34
NFO.................................................................................................             79
Non-Employee Directors..............................................................................             31
NQSOs...............................................................................................             38
NYSE................................................................................................   Inside front
                                                                                                              cover

                                                                                                          PAGE
                                                                                                      -------------
O
Offering............................................................................................              7
Opinion.............................................................................................              4

P/E ratios..........................................................................................             16
PAC.................................................................................................             62
Port Authority......................................................................................             34
Proposed Merger.....................................................................................             16
Proposed Merger Price...............................................................................             16

Quick...............................................................................................     Cover page
Quick Common Share Options..........................................................................             82
Quick Common Shares.................................................................................              2
Quick Stockholders..................................................................................     Cover page
QuickMail...........................................................................................             80

Record Date.........................................................................................     Cover page
Registration Statement..............................................................................   Inside front
                                                                                                              cover

Savings Plan........................................................................................             33
Securities Act......................................................................................   Inside front
                                                                                                              cover
SMI.................................................................................................             84
Specific Contingencies..............................................................................              2
Specific Escrow Shares..............................................................................              2
Sterling............................................................................................             83

UPS.................................................................................................             70

Warburg Dillon Read.................................................................................              4
WIE.................................................................................................             62

                                    SUMMARY

    THE FOLLOWING SUMMARY IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS AND THE APPENDICES. SHAREHOLDERS ARE URGED TO READ THIS PROXY STATEMENT/PROSPECTUS AND THE APPENDICES HERETO IN THEIR ENTIRETY.

ANNUAL MEETING OF SHAREHOLDERS OF AIRNET

    DATE, TIME AND PLACE OF ANNUAL MEETING

    The Annual Meeting of Shareholders of AirNet will be held on Tuesday, July 14, 1998, at the Concourse Hotel, 4300 International Gateway, Columbus, Ohio, at 10:00 a.m., local time.

    RECORD DATE; SHAREHOLDERS ENTITLED TO VOTE

    Only holders of record of AirNet Common Shares at the close of business on the Record Date, June 11, 1998, will be entitled to notice of and to vote at the Annual Meeting. On the Record Date, there were [12,577,913] AirNet Common Shares outstanding, each of which will be entitled to one vote on each matter properly submitted for vote to AirNet's shareholders at the Annual Meeting. See "THE AIRNET ANNUAL MEETING--Voting at the Meeting; Record Date."

    PURPOSE OF ANNUAL MEETING OF SHAREHOLDERS OF AIRNET

    The purpose of the Annual Meeting will be to consider and vote on proposals to: (1) approve the acquisition of one-fifth or more but less than one-third of the voting power of AirNet by the Quick Stockholders, as a group, (2) elect directors, (3) approve the amendment and restatement of AirNet's 1996 Incentive Stock Plan and (4) transact such other business as may properly come before the Annual Meeting.

PARTIES TO THE MERGER

    AIRNET

    AirNet ExpressSM, AirNet's integrated national air transportation network, operates between 100 cities in more than 40 states and delivers over 18,000 time-critical shipments each working day. AirNet's check delivery services, which generates approximately 84% of AirNet's revenues, is the leading transporter of canceled checks and related information for the U.S. banking industry, meeting more that 2,200 daily deadlines. AirNet's small package service, which generates approximately 15% of AirNet's revenues, provides specialized, high priority delivery service for customers requiring late pick-ups and early deliveries combined with prompt, on-line delivery information. AirNet's fixed base operations, which accounts for approximately 1% of AirNet's revenues, also offers retail aviation fuel sales and related ground services for customers in Columbus, Ohio.

    AirNet operated a fleet of 115 aircraft (29 Learjets and 86 light twin engine aircraft) as of March 31, 1998, which fly approximately 105,000 miles per night, primarily Monday through Thursday. AirNet also provides ground pick-up and delivery services throughout the nation, seven days per week, utilizing a fleet of approximately 250 company-owned ground vehicles as well as a ground transportation network of over 300 independent contractors. AirNet uses its air and ground transportation network to support its banking industry customers, as well as its SameNight, LateNight and BusinessDay small package customers. AirNet also utilizes commercial airlines to provide SameDay delivery service for certain of its banking and small package customers. Later pick-ups and earlier deliveries than those offered by other national carriers are the differentiating characteristics of AirNet's time-critical delivery network. AirNet has consistently achieved on-time performance levels exceeding 97%. In order to maintain this performance, AirNet utilizes a number of proprietary customer service and management information systems to track, sort, dispatch and control the flow of checks and small packages throughout AirNet's delivery system. Delivery times and certain shipment information are available on-line and through the Internet.

    AirNet believes that the market for reliable, time-critical deliveries is growing as a result of a number of global trends, including: (i) global business strategies aimed at serving customers' time-critical needs for the dissemination of printed and graphic information; (ii) medical laboratories requiring same-day deliveries; and (iii) corporations requiring just-in-time inventory parts in order to lower production costs. AirNet believes that its flexible and reliable air transportation network and its demonstrated expertise in providing time-critical deliveries to the banking industry for over 24 years position AirNet to provide such additional services at premium prices.

    AirNet was incorporated under the laws of the State of Ohio on February 15, 1996. The principal executive offices of AirNet are located at 3939 International Gateway, Columbus, Ohio 43219, telephone (614) 237-9777.

    QUICK

    Quick (together with its subsidiaries) is a domestic and international specialty courier transportation company. Quick combines an understanding of domestic and international transportation complexities, a network of worldwide independent agents and a proprietary information system, to provide customized courier transportation services. Quick believes that its lack of restrictive operational parameters, such as pre-determined pick up and delivery times and dates, is an important factor in differentiating Quick in the specialty transportation industry. Although Quick also provides traditional on-demand delivery services, Quick's focus has been the resolution of unique logistics, transportation and delivery issues and providing superior customer service.

    Quick was incorporated under the laws of the State of New York on January 19, 1981. The principal executive offices of Quick are located at 909 Third Avenue, New York, New York 10022-4731, telephone (212) 754-0430.

TERMS OF THE PROPOSED MERGER

    Pursuant to the terms of the Agreement, Merger Subsidiary will be merged with and into Quick, whereupon Quick will be the surviving corporation and a wholly-owned subsidiary of AirNet (the "Merger"). The outstanding shares of common stock, $1.00 par value, of Quick (the "Quick Common Shares") will be converted into an aggregate of 3,141,356 AirNet Common Shares (the "Merger Consideration"), less (i) 314,136 AirNet Common Shares to indemnify AirNet with respect to general contingencies (the "General Escrow Shares") and (ii) 46,091 AirNet Common Shares to indemnify AirNet with respect to certain contingencies relating to potential litigation, taxes and fines ("Specific Contingencies") (the "Specific Escrow Shares" and, together with the General Escrow Shares, the "Escrow Shares"). As a result of the Merger, the Quick Stockholders, as a group, will receive 3,141,356 Common Shares of AirNet (less any Escrow Shares that may be forfeited by the Quick Stockholders pursuant to the terms of the Agreement) which will enable them to exercise approximately [20]% of the voting power of AirNet. In addition, outstanding options to purchase capital stock of Quick will be converted into options to purchase an aggregate of 249,591 AirNet Common Shares, which is the number of AirNet Common Shares the holders of such Quick options would have been entitled to receive pursuant to the if they had exercised the options in full prior to the Effective Time. A copy of the Agreement is attached hereto as Appendix I and is incorporated herein by reference. See "THE AGREEMENT--Terms of the Agreement" and "--Indemnification; Escrow."

    The consummation of the Merger is conditioned on, among other things, the approval by AirNet's shareholders at the Annual Meeting of the acquisition by the Quick Stockholders of one-fifth or more but less than one-third of the voting power of AirNet (the "Acquisition") in accordance with Section 1701.831 of the Ohio General Corporation Law (the "GCL").

    The time the Merger becomes effective is referred to herein as the "Effective Time."

RECOMMENDATION OF THE AIRNET BOARD OF DIRECTORS

    The Board of Directors of AirNet has unanimously approved the Agreement and the issuance of the AirNet Common Shares in connection with the Merger, believes that the terms of the Merger are fair to, and in the best interests of, AirNet and its shareholders and recommends that the shareholders vote FOR the approval of the Acquisition. See "THE MERGER--Background of the Merger" and "--Reasons for the Merger."

REASONS FOR THE MERGER

    AIRNET

    AirNet's management and the Board of Directors believe that the Merger will benefit AirNet's shareholders and strengthen AirNet by accelerating AirNet's strategic plan of developing its document and small package business. The acquisition of Quick will provide AirNet with 3,000 active customers including many Fortune 500 clients, an experienced sales force and a network of over 5,000 ground service agents. A substantial part of Quick's business involves international, next flight out, mail and distribution services, which are areas yet to be developed by AirNet. This acquisition allows AirNet to establish a solid foundation from which to grow this business. In addition, the sales force will be able to market the advantages of AirNet's unique multiple reflex air system to existing Quick customers and potential new customers of AirNet.

    Once the Merger is completed, AirNet believes additional value will be created through marketing, operating and scale synergies. AirNet and Quick, as a combined entity, will implement a coordinated marketing and sales approach to best serve the customer base. The ability to cross market the services of each company to the combined customer base should generate additional revenue opportunities. Also, Quick's air and ground transportation costs paid to third party providers may be reduced to the extent shipments can be redirected to fill AirNet's air and ground excess capacity. Further, value should be created since the likelihood of being able to reduce the cost per shipment by consolidating two or more next flight out shipments into one will increase as a result of the Merger. Additional economic benefit will be derived from the combined purchasing power of AirNet and Quick with respect to a wide range of areas in the business.

    AirNet believes the structure of the transaction is the preferable method in which to accomplish the acquisition of Quick in order to achieve the benefits described above. The current management of Quick includes the principal stockholders of Quick who will become shareholders of AirNet following the Merger. AirNet believes that the Merger will clearly align Quick management with the goals of maximizing the benefit for all AirNet shareholders.

    Of course, as in any business transaction, there can be no assurance that AirNet's expectations will be fulfilled.

    QUICK

    The Board of Directors of Quick believes that the terms of the Merger are fair to, and in the best interest of, Quick and the Quick Stockholders. Accordingly, the Board of Directors of Quick approved the Agreement and the Acquisition contemplated thereby, and recommended the approval and adoption of the Agreement by the Quick Stockholders.

    In reaching its conclusion to enter into the Agreement and to recommend that the Quick Stockholders vote for the approval and adoption of the Agreement, the Board of Directors of Quick considered a number of factors, including, but not limited to, (i) the competitive environment of the courier industry generally and of priority courier providers specifically, (ii) the terms of the Agreement,
(iii) the terms of other recent business combination transactions involving courier companies, (iv) the financial condition, performance, management and future prospects of each of Quick and AirNet, (v) the potential for growth, stability and enhanced services as a result of an association with AirNet, (vi) the comparative marketability of the AirNet Common Shares and (vii) the potential tax treatment of the Merger.

    The Board of Directors of Quick also considered certain potential disadvantages or negative factors relating to the Merger, including, but not limited to, (i) the loss of a significant degree of control by Quick's stockholders and management that would result from becoming a closely-held subsidiary of a public company, (ii) the risk that the Merger would not be consummated, (iii) the risk that the benefits sought by the consummation of the Merger would not be achieved, and (iv) the relative liquidity of the AirNet Common Shares.

    The Board of Directors of Quick believes the Merger will provide an attractive opportunity to strengthen Quick's competitive position in the courier industry, enhance its profile among customers and achieve operational, financial and strategic goals. The Board of Directors also believes that an association with AirNet will increase Quick's potential for growth and stability. In addition, the Board of Directors believes the terms and structure of the Merger, including, but not limited to, the pooling-of-interests accounting treatment, to be favorable to Quick and the Quick Stockholders.

OPINION OF AIRNET'S FINANCIAL ADVISOR

    As part of its deliberations, the AirNet Board considered the oral and written analyses and advice of SBC Warburg Dillon Read Inc. ("Warburg Dillon Read"), its financial advisor, regarding the Merger. On Monday, April 13, 1998, Warburg Dillon Read advised AirNet that based on the terms of the Merger as presented to Warburg Dillon Read and subject to the receipt of the executed Agreement substantially in the form and containing the terms presented at such meeting, upon AirNet's request, Warburg Dillon Read was prepared to render an opinion (the "Opinion") as to the fairness to AirNet from a financial point of view of the consideration to be paid by AirNet pursuant to the Merger. The engagement letter between AirNet and Warburg Dillon Read does not require Warburg Dillon Read to render an opinion as to the fairness of the Merger to AirNet's shareholders. On Wednesday, April 22, 1998, AirNet requested that Warburg Dillon Read render its opinion in writing and on April 24, 1998 (effective April 13, 1998), Warburg Dillon Read delivered its written opinion to the AirNet Board of Directors to the effect that, and based upon and subject to the assumptions, limitations and qualifications set forth therein, as of the date thereof, the aggregate consideration to be paid by AirNet pursuant to the Agreement, without reference to the consideration to be paid to any specific shareholder, is fair to AirNet, from a financial point of view.

    The full text of the written Opinion, which sets forth the assumptions made, procedures followed, matters considered and scope of the review by Warburg Dillon Read in rendering its Opinion, is attached hereto as Appendix II and should be read in its entirety. See "THE MERGER--Opinion of AirNet's Financial Advisor" for information regarding, among other things, the selection of Warburg Dillon Read and its compensation in connection with the Merger.

VOTE REQUIRED

    The consummation of the Merger is conditioned on, among other things, the approval of the Acquisition at the Annual Meeting. The shareholders of AirNet must approve the Acquisition because, immediately thereafter, the Quick Stockholders will exercise in excess of one-fifth of the voting power of AirNet. The GCL provides that any "control share acquisition" of AirNet must be submitted to AirNet's shareholders. The GCL defines a control share acquisition to include an acquisition of AirNet's shares which would give the acquiring person voting power falling within one of the following three categories: (a) one-fifth or more but less than one-third of the voting power, (b) one-third or more but less than a majority of the voting power and (c) a majority or more of the voting power. For the Acquisition to be approved, the affirmative vote of the holders of a majority of the voting power of AirNet represented at a meeting at which a quorum is present and the affirmative vote of the holders of a majority of the portion of such voting power excluding "Interested Shares" is required. "Interested Shares" are defined by the GCL to include shares held by the Acquiring Person (i.e., the Quick Stockholders), shares held by an officer of AirNet elected or appointed by the Board of Directors, shares held by associates of AirNet who are also directors and certain shares purchased after a control share acquisition is announced. As indicated elsewhere in this Proxy Statement/Prospectus, executive officers and associate directors of AirNet as a group own approximately 41.6% of the outstanding AirNet Common Shares. Gerald G. Mercer, the Chairman and Chief Executive Officer of AirNet, has agreed pursuant to the Agreement to vote his AirNet Common Shares for the Acquisition. The Quick Stockholders do not currently own any AirNet Common Shares. See "PROPOSAL TO APPROVE ACQUISITION OF ONE-FIFTH OR MORE BUT LESS THAN ONE-THIRD OF THE VOTING POWER OF AIRNET--Recommendation and Vote."

REGULATORY MATTERS

    The Merger is subject to the applicable provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act").

    AirNet and Quick filed the information and material required under the HSR Act with the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") on April 10, 1998. On April 22, 1998, AirNet and Quick received notice of early termination of the waiting period provision of the HSR Act. No further approval by the Antitrust Division or the FTC is required in order to consummate the Merger. See "THE MERGER--Antitrust Considerations."

DISSENTERS' RIGHTS

    Shareholders of AirNet have no dissenters' rights with respect to the Merger or any matter to be considered at the Annual Meeting.

    Pursuant to the Agreement, the Quick Stockholders have waived any dissenters' rights they might otherwise have with respect to the Merger.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    No gain or loss will be recognized by AirNet or AirNet's shareholders for federal income tax purposes as a result of the Merger. With respect to the Quick Stockholders, the consummation of the Merger is intended to constitute a tax-free reorganization pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Each Quick Stockholder is urged to consult his or her own tax advisor as to the specific tax consequences to him or her of the Merger. See "THE MERGER--Federal Income Tax Consequences."

MARKET PRICES

    The AirNet Common Shares are traded on the NYSE under the symbol ANS. Quick is a privately held company whose capital stock is not actively traded. The following table sets forth the high and low sales prices on the NYSE of the AirNet Common Shares on February 9, 1998, the last day of trading prior to the joint public announcement by AirNet and Quick of the proposed Merger.

                                                                            HIGH        LOW
                                                                          ---------  ---------
Sales prices on February 9, 1998 for AirNet Common Shares...............  $  24.063  $  23.500

    NO ASSURANCE CAN BE GIVEN AS TO WHAT THE MARKET PRICE OF THE AIRNET COMMON SHARES WILL BE IF AND WHEN THE MERGER IS CONSUMMATED OR WHEN THE AIRNET COMMON SHARES WILL ACTUALLY BE ISSUED. SHAREHOLDERS ARE ENCOURAGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THEIR AIRNET COMMON SHARES.

HISTORICAL AND UNAUDITED PRO FORMA COMPARATIVE PER SHARE DATA

    The following tables present the selected comparative per share data for the AirNet Common Shares on a historical and unaudited pro forma combined basis and for the Quick Common Shares on a historical and unaudited pro forma equivalent basis giving effect to the Merger using the pooling-of-interests method of accounting. The unaudited pro forma combined net book value per share data is based on an assumed exchange ratio of 249.5913 AirNet Common Shares for each Quick Common Share and assumes the Effective Time of the Merger had occurred on December 31, 1997 and March 31, 1998. The following tables should be read in conjunction with the historical consolidated financial statements of AirNet and of Quick and the unaudited pro forma condensed combined financial information giving effect to the Merger presented elsewhere herein.

NET BOOK VALUE PER COMMON SHARE:

                                                                      DECEMBER 31,   MARCH 31,
                                                                          1997         1998
                                                                      ------------  -----------
AirNet--historical (1)..............................................   $     6.43    $    6.71
Quick--historical (2)...............................................       986.89     1,088.70
Quick--unaudited pro forma equivalent (3)...........................         3.95         4.36
AirNet and Quick--unaudited pro forma combined (4)..................         5.72         6.22

NET INCOME (LOSS) PER COMMON AND COMMON EQUIVALENT SHARE:

                                                           YEAR ENDED                            THREE MONTHS ENDED
                                           ------------------------------------------  ---------------------------------------
                                           DECEMBER 31,  SEPTEMBER 30,  SEPTEMBER 30,  DECEMBER 31,    MARCH 31,    MARCH 31,
                                               1997          1996           1995           1996          1998         1997
                                           ------------  -------------  -------------  -------------  -----------  -----------
                                                              (8)            (8)            (8)
  BASIC

AirNet--pro forma historical(5)..........   $     1.05     $   (0.34)     $    1.43      $    0.20     $    0.23    $    0.25
Quick--historical(6).....................       176.92         74.60         (31.50)         15.20         97.34        21.60
Quick--unaudited pro forma
  equivalent(3)..........................         0.71          0.30          (0.13)          0.06          0.39         0.09
AirNet and Quick--unaudited pro forma
  combined(7)............................         0.96         (0.19)          0.92           0.17          0.23         0.21

  ASSUMING DILUTION

AirNet--pro forma historical(5)..........   $     1.04     $   (0.34)     $    1.43      $    0.20     $    0.22    $    0.24
Quick--historical(6).....................       167.16         74.60         (31.50)         15.20         90.76        21.60
Quick--unaudited pro forma
  equivalent(3)..........................         0.67          0.30          (0.13)          0.06          0.36         0.09
AirNet and Quick--unaudited pro forma
  combined(7)............................         0.94         (0.19)          0.92           0.17          0.22         0.21

------------------------

(1) Based on 12,489,830 and 12,571,813 AirNet Common Shares outstanding as of December 31, 1997 and March 31, 1998, respectively.

(2) Based on 12,277 Quick Common Shares outstanding as of December 31, 1997 and March 31, 1998.

(3) The unaudited pro forma equivalent per share data for Quick represents the pro forma per share data for Quick Common Shares multiplied by the assumed exchange ratio of 249.5913 AirNet Common Shares for each Quick Common Share.

(4) Represents the unaudited pro forma combined net book value of AirNet and Quick, divided by the sum of the number of AirNet Common Shares outstanding at December 31, 1997 and March 31, 1998, plus the 3,141,356 AirNet Common Shares expected to be issued in the Merger.

(5) September 30, 1996 and 1995 balances include unaudited pro forma adjustments related to AirNet's initial public offering (the "Offering"). Such adjustments reflect restructured executive compensation plans, the elimination of a deferred compensation plan, the reduction of interest expense and the termination of a covenant not to compete and corresponding payments as if the Offering occurred on October 1, 1994. All such changes were effective with the consummation of the Offering on May 31, 1996. The weighted average number of AirNet Common Shares outstanding for the years ended December 31, 1997 and September 30, 1996 and 1995 were 12,577,487, 8,055,490 and 5,856,561, respectively, and for the three months ended December 31, 1996 and March 31, 1998 and 1997 were 12,580,048, 12,529,327 and 12,621,470, respectively. Assuming dilution of outstanding stock options and warrants, the weighted average number of AirNet Common Shares outstanding for the years ended December 31, 1997 and September 30, 1996 and 1995 were 12,706,308, 8,491,232 and 5,856,561, respectively, and for the three months ended December 31, 1996 and March 31, 1998 and 1997 were 12,580,048, 12,781,600 and 12,637,110, respectively.

(6) The weighted average number of Quick Common Shares outstanding for the years ended December 31, 1997 and September 30, 1996 and 1995 were 10,745, 10,000 and 10,000, respectively, and for the three months ended December 31, 1996 and March 31, 1998 and 1997 was 10,000, 12,277 and 10,000, respectively.
    Assuming dilution for outstanding stock options, the weighted average number of Quick Common Shares outstanding for the years ended December 31, 1997 and September 30, 1996 and 1995 were 11,372, 10,000 and 10,000, respectively, and for the three months ended December 31, 1996 and March 31, 1998 and 1997 were 10,000, 13,166 and 10,000, respectively.

(7) Amounts reflect the net income per common share on a pro forma combined basis. Such amounts are determined by dividing the pro forma combined net income by the sum of the average number of AirNet Common Shares outstanding during the applicable period plus the 3,141,356 AirNet Common Shares to be issued in the Merger and the dilutive effect of the options to purchase 249,591 AirNet Common Shares to be issued in connection with the Merger.

(8) During 1997, AirNet changed its fiscal year end from September 30 to December 31. As a result, the three months ended December 31, 1996 has been treated as a transition period. During 1997, Quick also changed its fiscal year end from June 30 to December 31. As a result, Quick's data for the years ended June 30, 1996 and 1995 have been combined with AirNet's data for the years ended September 30, 1996 and 1995, respectively.

                            SELECTED FINANCIAL DATA

SELECTED FINANCIAL DATA FOR AIRNET

    The selected financial data presented below as of and for the year ended December 31, 1997, each of the fiscal years in the four-year period ended September 30, 1996, and the three months ended December 31, 1996, have been derived from the Consolidated Financial Statements of AirNet, which have been audited by Ernst & Young LLP. The selected financial data set forth below for AirNet as of and for the three months ended March 31, 1998 and 1997, have been derived from unaudited financial statements of AirNet that have been prepared on the same basis as the audited Consolidated Financial Statements and include all adjustments, consisting of normal recurring accruals, that AirNet considers necessary for a fair presentation of the financial position and results of operations for the periods presented.

                         AIRNET SELECTED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                         THREE MONTHS
                               YEAR ENDED            YEARS ENDED SEPTEMBER 30,               ENDED      THREE MONTHS   THREE MONTHS
                              DECEMBER 31,   ------------------------------------------  DECEMBER 31,    ENDED MARCH    ENDED MARCH
                                  1997         1996       1995       1994       1993         1996         31, 1998       31, 1997
                              -------------  ---------  ---------  ---------  ---------  -------------  -------------  -------------
                                                     (RESTATED FOR ECC POOLING)                          (UNAUDITED)    (UNAUDITED)
STATEMENT OF OPERATIONS DATA
Net revenues
  Check delivery............    $  80,707    $  65,025  $  58,264  $  54,046  $  49,358    $  16,811      $  22,370      $  18,080
  Small package delivery....       15,660       13,864     12,424     12,489     11,754        3,614          3,913          3,713
  Fixed base operations.....        1,395        1,063      1,007      1,158      1,265          366            288            442
                              -------------  ---------  ---------  ---------  ---------  -------------  -------------  -------------
Total net revenues..........       97,762       79,952     71,695     67,693     62,377       20,791         26,571         22,235
Costs and expenses
  Air transportation........       66,032       53,797     49,246     47,747     46,154       14,383         19,215         14,704
  Fixed base operations.....        1,101        1,033        956      1,082      1,150          309            175            283
  Selling, general and
    administrative..........        8,550       11,875     13,418     11,626      9,238        1,916          2,271          2,095
                              -------------  ---------  ---------  ---------  ---------  -------------  -------------  -------------
Total costs and expenses....       75,683       66,705     63,620     60,455     56,542       16,608         21,661         17,082
                              -------------  ---------  ---------  ---------  ---------  -------------  -------------  -------------
Income from operations......       22,079       13,247      8,075      7,238      5,835        4,183          4,910          5,153
Interest expense............          109        1,072      1,469      1,106      1,131           10            196         --
Offering-related,
  non-recurring expenses
  (1).......................       --           13,704     --         --         --           --             --             --
                              -------------  ---------  ---------  ---------  ---------  -------------  -------------  -------------
Income (loss) before income
  taxes.....................       21,970       (1,529)     6,606      6,132      4,704        4,173          4,714          5,153
Income tax expense
  (benefit), net (2)........        8,767        4,200        (13)       (48)        27        1,688          1,860          2,060
                              -------------  ---------  ---------  ---------  ---------  -------------  -------------  -------------
Net income (loss)...........    $  13,203    ($  5,729) $   6,619  $   6,180  $   4,677    $   2,485      $   2,854      $   3,093
                              -------------  ---------  ---------  ---------  ---------  -------------  -------------  -------------
                              -------------  ---------  ---------  ---------  ---------  -------------  -------------  -------------
Net income per share........    $    1.05                                                  $    0.20      $    0.23      $    0.25
Net income per share--
  assuming dilution.........    $    1.04                                                  $    0.20      $    0.22      $    0.24
Pro forma information--
  unaudited (3)
  Net income (loss) before
    taxes...................                 ($  1,529) $   6,606
  Pro forma adjustments,
    other than income
    taxes...................                     4,429      7,367
  Pro forma income taxes....                     5,618      5,589
                                             ---------  ---------
Pro forma net income
  (loss)....................                 ($  2,718) $   8,384
                                             ---------  ---------
                                             ---------  ---------

                                                                                         THREE MONTHS
                               YEAR ENDED            YEARS ENDED SEPTEMBER 30,               ENDED      THREE MONTHS   THREE MONTHS
                              DECEMBER 31,   ------------------------------------------  DECEMBER 31,    ENDED MARCH    ENDED MARCH
                                  1997         1996       1995       1994       1993         1996         31, 1998       31, 1997
                              -------------  ---------  ---------  ---------  ---------  -------------  -------------  -------------
                                                     (RESTATED FOR ECC POOLING)                          (UNAUDITED)    (UNAUDITED)
Pro forma net income (loss)
  per share--basic and
  assuming dilution.........                 ($   0.34) $    1.43
Adjusted pro forma
  information--unaudited
  Pro forma net income
    (loss)..................                 ($  2,718) $   8,384
  Effects of eliminating
    Offering-related, non-
    recurring expense, net
    of tax (1)..............                    12,681     --
                                             ---------  ---------
Adjusted pro forma net
  income....................                 $   9,963  $   8,384
                                             ---------  ---------
                                             ---------  ---------
Adjusted pro forma net
  income per share (4)......                 $    0.80  $    0.67

BALANCE SHEET DATA
Total assets................    $ 103,986    $  75,866  $  49,929  $  43,024  $  36,822    $  79,495      $ 107,477      $  82,142
Total debt..................        9,729          197     19,431     16,426     13,289          111          8,724         --
Shareholders' equity........       80,260       66,287     20,875     18,341     17,242       70,719         84,297         73,846

----------------------------------

(1) Represents non-cash, non-recurring expenses incurred as a result of the Offering, effective May 31, 1996. (See Note 2 to the Consolidated Financial Statements of AirNet which are included herein.)

(2) Prior to AirNet's Offering, it operated as an S Corporation under the Code for tax purposes and, consequently, was not subject to federal and certain state income taxes, except for the portion of income (loss) related to the operations of Express Convenience Center, Inc. ("ECC").

(3) Includes pro forma adjustments related to the Offering. Such adjustments reflect restructured executive compensation plans, the elimination of a deferred compensation plan, the reduction of interest expense and the termination of a covenant not to compete and corresponding payments as if the events occurred at the beginning of the period. All such changes were effective with the consummation of the Offering on May 31, 1996. (See Note 14 to the Consolidated Financial Statements of AirNet which are included herein.)

(4) Assumes AirNet Common Shares issued in the Offering were outstanding for the entire period.

(5) AirNet capitalizes costs related to the start-up activities associated with new business initiatives, such as introduction of the premium products line of business. Costs associated with these initiatives, such as personnel costs, outside services and administrative support services, are capitalized as start-up costs. During the three months ended March 31, 1998, AirNet capitalized $0.9 million of such costs, for a total of $3.4 million of start-up costs recorded on its balance sheet, included in other assets, at March 31, 1998. The start-up phase for the premium products is expected to be completed in the second quarter of 1998.

   In April 1998, AcSEC issued Statement of Position No. 98-5, "Reporting on the
    Costs of Start-Up Activities." This Statement of Position will require all companies to write off, as a cumulative effect of a change in accounting principle, any previously capitalized start-up costs. This Statement of Position will be effective for AirNet in the first quarter of 1999.

SELECTED FINANCIAL DATA FOR QUICK

    The selected financial data presented below as of and for the year ended December 31, 1997, each of the fiscal years in the four-year period ended June 30, 1996, and the six months ended December 31, 1996, have been derived from the Consolidated Financial Statements of Quick, which have been audited by Ernst & Young LLP for the years ended December 31, 1997 and June 30, 1996 and 1995. The selected financial data set forth below for Quick as of and for the three months ended March 31, 1998 and 1997, have been derived from unaudited financial statements of Quick that have been prepared on the same basis as the audited Consolidated Financial Statements and include all adjustments, consisting of normal recurring accruals, that Quick considers necessary for a fair presentation of the financial position and results of operations for the periods presented.

                         QUICK SELECTED FINANCIAL DATA
                                 (in thousands)

                                                                                         SIX MONTHS   THREE MONTHS   THREE MONTHS
                           YEAR ENDED                YEARS ENDED JUNE 30,                  ENDED          ENDED          ENDED
                          DECEMBER 31,  ----------------------------------------------  DECEMBER 31,    MARCH 31,      MARCH 31,
                              1997        1996       1995        1994         1993          1996          1998           1997
                          ------------  ---------  ---------  -----------  -----------  ------------  -------------  -------------
                                                              (UNAUDITED)  (UNAUDITED)                 (UNAUDITED)    (UNAUDITED)
STATEMENT OF OPERATIONS
  DATA
Net sales...............   $   67,277   $  41,748  $  30,184   $  29,501    $  24,013    $   24,628     $  21,985      $  12,702
Cost of operations......       49,275      31,320     22,411      20,808       16,513        18,580        16,031          9,207
                          ------------  ---------  ---------  -----------  -----------  ------------  -------------  -------------
Gross profit............       18,002      10,428      7,773       8,693        7,500         6,048         5,954          3,495
                          ------------  ---------  ---------  -----------  -----------  ------------  -------------  -------------
Expenses:
  Selling...............        5,788       3,562      2,702       2,592        2,342         2,225         1,727          1,262
  General &
    administrative......        9,411       5,745      5,235       4,957        4,489         3,477         2,621          1,899
                          ------------  ---------  ---------  -----------  -----------  ------------  -------------  -------------
                               15,199       9,307      7,937       7,549        6,831         5,702         4,348          3,161
Income (loss) from
  operations............        2,803       1,121       (164)      1,144          669           346         1,606            334
Interest expense, net...          512         292        116         126          115           160           171             83
                          ------------  ---------  ---------  -----------  -----------  ------------  -------------  -------------
Income (loss) before
  income taxes..........        2,291         829       (280)      1,018          554           186         1,435            251
Provision for income
  taxes (2).............          390          83         35         120           79            20           240             35
                          ------------  ---------  ---------  -----------  -----------  ------------  -------------  -------------
Net income (loss).......   $    1,901   $     746  $    (315)  $     898    $     475    $      166     $   1,195      $     216
                          ------------  ---------  ---------  -----------  -----------  ------------  -------------  -------------
                          ------------  ---------  ---------  -----------  -----------  ------------  -------------  -------------
BALANCE SHEET DATA
Total assets............   $   32,664   $  14,085  $  10,036   $   9,577    $   7,385    $   15,470     $  33,083      $  13,638
Total debt..............       10,946       6,806      4,224       3,101        2,522         5,962         9,628          3,765
Shareholders' equity....       12,116       3,513      2,733       3,048        2,417         3,670        13,366          3,861

------------------------
(1) During 1997, Quick changed its fiscal year end from June 30 to December 31. As a result, the six months ended December 31, 1996 has been treated as a transition period.

(2) Reflects Quick as an S Corporation during the periods presented. Accordingly, no provision for federal and certain state income taxes has been recorded. In connection with the Merger, Quick will terminate its S Corporation status and a deferred tax liability will be recognized.

UNAUDITED PRO FORMA COMBINED SELECTED FINANCIAL DATA

    The following table summarizes certain unaudited pro forma combined selected financial data for AirNet and Quick, giving effect to the Merger as a pooling-of-interests for accounting and financial reporting purposes. Such unaudited pro forma data assumes the Merger had been effective at the beginning of the years ended December 31, 1997, September 30, 1996 and 1995 and the three months ended December 31, 1996 and March 31, 1998 and 1997 and that 3,141,356 AirNet Common Shares were issued in connection with the Merger. This unaudited pro forma selected financial data is derived from and should be read in conjunction with the historical consolidated financial statements of AirNet and Quick, including the respective footnotes to those statements and the unaudited pro forma condensed combined financial information giving effect to the Merger included elsewhere herein. THE FOLLOWING UNAUDITED PRO FORMA COMBINED SELECTED FINANCIAL DATA IS NOT NECESSARILY INDICATIVE OF RESULTS OF THE OPERATIONS OR COMBINED FINANCIAL POSITION THAT WOULD HAVE RESULTED HAD THE MERGER BEEN CONSUMMATED AT THE BEGINNING OF THE PERIODS PRESENTED, NOR IS IT NECESSARILY INDICATIVE OF THE RESULTS OF OPERATIONS OF FUTURE PERIODS OR THE FUTURE COMBINED FINANCIAL POSITION.

              UNAUDITED PRO FORMA COMBINED SELECTED FINANCIAL DATA
                     (in thousands, except per share data)

                                                      YEARS ENDED                  THREE MONTHS   THREE MONTHS   THREE MONTHS
                                       ------------------------------------------      ENDED          ENDED          ENDED
                                       DECEMBER 31,  SEPTEMBER 30,  SEPTEMBER 30,  DECEMBER 31,     MARCH 31,      MARCH 31,
                                           1997          1996           1995           1996           1998           1997
                                       ------------  -------------  -------------  -------------  -------------  -------------
STATEMENTS OF OPERATIONS DATA (1)
Net revenues
  Check delivery.....................   $   80,707    $    65,025    $    58,264     $  16,811     $    22,370     $  18,080
  Small package delivery.............       82,937         55,612         42,608        16,690          25,898        16,415
  Fixed base operations..............        1,395          1,063          1,007           366             288           442
                                       ------------  -------------  -------------  -------------  -------------  -------------
Total net revenues...................      165,039        121,700        101,879        33,867          48,556        34,937
Costs and expenses
  Air and ground transportation......      115,307         85,117         71,657        24,283          35,246        23,911
  Fixed base operations..............        1,101          1,033            956           309             175           283
  Selling, general and
    administrative...................       22,644         20,823         20,954         4,701           6,619         5,153
                                       ------------  -------------  -------------  -------------  -------------  -------------
Total costs and expenses.............      139,052        106,973         93,567        29,293          42,040        29,347
                                       ------------  -------------  -------------  -------------  -------------  -------------
Income from operations...............       25,987         14,727          8,312         4,574           6,516         5,590
Interest expense.....................          621          1,364          1,585            98             367            83
Offering-related, non-recurring
  expenses (2).......................       --             13,704        --             --             --             --
                                       ------------  -------------  -------------  -------------  -------------  -------------
Income (loss) before income taxes
  (3)................................       25,366           (341)         6,727         4,476           6,149         5,507
Provision for income taxes...........       10,309          4,791            192         1,850           2,549         2,222
                                       ------------  -------------  -------------  -------------  -------------  -------------
Net income (loss)....................   $   15,057    $    (5,132)   $     6,535     $   2,626     $     3,600     $   3,285
                                       ------------  -------------  -------------  -------------  -------------  -------------
                                       ------------  -------------  -------------  -------------  -------------  -------------
Net income per common share..........   $     0.96                                   $    0.17     $      0.23     $    0.21
Net income per common share--assuming
  dilution...........................   $     0.94                                   $    0.17     $      0.22     $    0.21
Pro forma information (4)
  Net income (loss) before taxes.....                 $      (341)   $     6,727
  Pro forma adjustments, other than
    income taxes.....................                       4,429          7,367
  Pro forma income taxes.............                       6,209          5,794
                                                     -------------  -------------
Pro forma net income (loss)..........                 $    (2,121)   $     8,300
                                                     -------------  -------------
                                                     -------------  -------------
Pro forma net income (loss) per
  common share--basic and assuming
  dilution...........................                 $     (0.19)   $      0.92
Adjusted pro forma information (5)
  Pro forma net income (loss)........                 $    (2,121)   $     8,300
  Effects of eliminating offering-
    related, non-recurring expense,
    net of tax.......................                      12,681        --
                                                     -------------  -------------
Adjusted pro forma net income........                 $    10,560    $     8,300
                                                     -------------  -------------
                                                     -------------  -------------
Adjusted pro forma net income per
  share--basic and assuming
  dilution...........................                 $      0.68    $      0.53
BALANCE SHEET DATA
Total assets.........................   $  136,650    $    89,951    $    59,965     $  94,965     $   140,560     $  95,780
Total debt...........................       20,675          7,002         23,655         6,073          18,352         3,765
Shareholders' equity.................       92,376         69,800         23,608        74,389          95,583        77,707

------------------------
(1) The unaudited pro forma combined statements of operations data give effect to the following adjustments as if the Merger had been completed as of the beginning of the periods indicated: (i) the reduction of executive compensation costs for Quick as a result of employment agreements executed in connection with the Merger; and (ii) the recording of federal and state income taxes as if Quick's operations had been taxed as a C Corporation and the effects of the above pro forma adjustments at an assumed effective tax rate of 40%.

   The pro forma weighted average shares outstanding have been increased to include the 3,141,356 AirNet Common Shares expected to be issued in the Merger. The diluted pro forma weighted average shares outstanding also include the dilutive effects of the options to purchase 249,591 AirNet Common Shares to be issued in connection with the Merger.

(2) Represents non-cash, non-recurring expenses incurred by AirNet as a result of the Offering, effective May 31, 1996.

(3) Prior to AirNet's Offering, it operated as an S Corporation under the Code for tax purposes and, consequently, was not subject to federal and certain state income taxes.

(4) Includes pro forma adjustments related to the Offering, in addition to the pro forma adjustments noted in Note (1), above. Such adjustments reflect restructured executive compensation plans, the elimination of a deferred compensation plan, the reduction of interest expense and the termination of a covenant not to compete and corresponding payments as if the Offering occurred on October 1, 1994. All such changes were effective with the consummation of the Offering on May 31, 1996.

(5) Excludes the effects of $13,704,000 of non-cash, non-recurring expenses incurred as a result of AirNet's Offering, effective May 31, 1996. Adjusted pro forma net income per share data assumes the AirNet Common Shares issued in the Offering were outstanding for the entire period presented.

                                  RISK FACTORS

    ANY INVESTMENT IN THE AIRNET COMMON SHARES BEING OFFERED TO THE QUICK STOCKHOLDERS HEREBY INVOLVES A HIGH DEGREE OF RISK. THE QUICK STOCKHOLDERS SHOULD CAREFULLY CONSIDER THE FACTORS SET FORTH UNDER "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF
AIRNET--FORWARD-LOOKING STATEMENTS" IN EVALUATING THEIR INVESTMENT IN THE AIRNET COMMON SHARES.

                                   THE MERGER

BACKGROUND OF THE MERGER

    Consistent with AirNet's strategy of pursuing strategic acquisitions, representatives of AirNet contacted Quick regarding a possible business combination in November 1997. On December 24, 1997, Quick and AirNet signed reciprocal confidentiality agreements. Within the next several weeks after the initial meeting, the principals of Quick and members of AirNet's senior management held several business and due diligence meetings to determine whether there was a basis for agreement. On January 20, 1998, Quick retained Donaldson Lufkin & Jenrette Securities Corporation ("DLJ") to provide Quick with financial advisory and investment banking services with respect to a possible business combination, and on February 4, 1998, AirNet retained Warburg Dillon Read to assist AirNet in its negotiations.

    On February 9, 1998, the parties executed a letter of intent. On February 10, 1998, AirNet publicly announced its intention to enter into a transaction with Quick. Thereafter, the parties proceeded to negotiate a definitive merger agreement. Such negotiations culminated with the execution of the Agreement on April 15, 1998.

    The consideration to be paid by AirNet in the Merger was determined by arms-length negotiation among Quick, the Quick Stockholders and AirNet, after consultation by AirNet with Warburg Dillon Read and by Quick with DLJ.

REASONS FOR THE MERGER

    AIRNET

    AirNet's management and the Board of Directors believe that the Merger will benefit AirNet's shareholders and strengthen AirNet by accelerating AirNet's strategic plan of developing its document and small package business. The acquisition of Quick will provide AirNet with 3,000 active customers including many Fortune 500 clients, an experienced sales force and a network of over 5,000 ground service agents. A substantial part of Quick's business involves international, next flight out, mail and distribution services, which are areas yet to be developed by AirNet. This acquisition allows AirNet to establish a solid foundation from which to grow this business. In addition, the sales force will be able to market the advantages of AirNet's unique multiple reflex air system to existing Quick customers and potential new customers of AirNet.

    Once the Merger is completed, AirNet believes additional value will be created through marketing, operating and scale synergies. AirNet and Quick, as a combined entity, will implement a coordinated marketing and sales approach to best serve the customer base. The ability to cross market the services of each company to the combined customer base should generate additional revenue opportunities. Also, Quick's air and ground transportation costs paid to third party providers may be reduced to the extent shipments can be redirected to fill AirNet's air and ground excess capacity. Further, value should be created since the likelihood of being able to reduce the cost per shipment by consolidating two or more next flight out shipments into one will increase as a result of the Merger. Additional economic benefit will be derived from the combined purchasing power of AirNet and Quick with respect to a wide range of areas in the business.

    AirNet believes the structure of the transaction is the preferable method in which to accomplish the acquisition of Quick in order to achieve the benefits described above. The current management of Quick includes the principal stockholders of Quick who will become shareholders of AirNet following the Merger. AirNet believes that the Merger will clearly align Quick management with the goals of maximizing the benefit for all AirNet shareholders.

    Of course, as in any business transaction, there can be no assurance that AirNet's expectations will be fulfilled.

    QUICK

    The Board of Directors of Quick believes that the terms of the Merger are fair to, and in the best interest of, Quick and the Quick Stockholders. Accordingly, the Board of Directors of Quick approved the Agreement and the Acquisition contemplated thereby, and recommended the approval and adoption of the Agreement by the Quick Stockholders.

    In reaching its conclusion to enter into the Agreement and to recommend that the Quick Stockholders vote for the approval and adoption of the Agreement, the Board of Directors of Quick considered a number of factors, including, but not limited, (i) the competitive environment of the courier industry generally and of priority courier providers specifically, (ii) the terms of the Agreement,
(iii) the terms of other recent business combination transactions involving courier companies, (iv) the financial condition, performance, management and future prospects of each of Quick and AirNet, (v) the potential for growth, stability and enhanced services as a result of an association with AirNet, (vi) the comparative marketability of the AirNet Common Shares and (vii) the potential tax treatment of the Merger.

    The Board of Directors of Quick also considered certain potential disadvantages or negative factors relating to the Merger, including, but not limited to, (i) the loss of a significant degree of control by Quick's stockholders and management that would result from becoming a closely-held subsidiary of a public company, (ii) the risk that the Merger would not be consummated, (iii) the risk that the benefits sought by the consummation of the Merger would not be achieved, and (iv) the relative liquidity of the AirNet Common Shares.

    The Board of Directors of Quick believes the Merger will provide an attractive opportunity to strengthen Quick's competitive position in the courier industry, enhance its profile among customers and achieve operational, financial and strategic goals. The Board of Directors also believes that an association with AirNet will increase Quick's potential for growth and stability. In addition, the Board of Directors believes the terms and structure of the Merger, including, but not limited to, the pooling-of-interests accounting treatment, to be favorable to Quick and the Quick Stockholders.

OPINION OF AIRNET'S FINANCIAL ADVISOR

    AirNet's Board of Directors retained Warburg Dillon Read to act as its financial advisor in connection with the Merger. As part of its deliberations, the AirNet Board considered the oral and written analyses and advice of Warburg Dillon Read regarding the Merger. See the full text of the written Opinion of Warburg Dillon Read set out in Appendix II.

    On Monday, April 13, 1998, Warburg Dillon Read advised AirNet that based on the terms of the Merger as presented to Warburg Dillon Read and subject to the receipt of the executed Agreement substantially in the form and containing the terms presented at such meeting, upon AirNet's request, Warburg Dillon Read was prepared to render an Opinion as to the fairness to AirNet from a financial point of view of the consideration to be paid by AirNet pursuant to the Merger. The engagement letter between AirNet and Warburg Dillon Read does not requireWarburg Dillon Read to render an opinion as to the fairness of the Merger to AirNet's shareholders. On Wednesday, April 22, 1998, AirNet requested that Warburg Dillon Read render its Opinion in writing.

    Warburg Dillon Read delivered its written opinion on April 24, 1998 (effective April 13, 1998) to the AirNet Board of Directors to the effect that, and based upon and subject to the assumptions, limitations and qualifications set forth therein, as of the date thereof, the aggregate consideration to be paid by AirNet pursuant to the Agreement, without reference to the consideration to be paid to any specific shareholder, is fair to AirNet, from a financial point of view.

    Shareholders are encouraged to read the full text of the Warburg Dillon Read Opinion in its entirety for information with respect to the procedures followed, assumptions made, matters considered and limitations on the review undertaken by Warburg Dillon Read in arriving at its Opinion. The Warburg Dillon Read Opinion does not address the fairness of the Merger to any specific shareholders of AirNet or to the shareholders of Quick, nor does it constitute a recommendation regarding whether or not it is advisable for such shareholders to vote in favor of the Merger. The summary of the Warburg Dillon Read Opinion set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such Opinion.

    Warburg Dillon Read has consented to the use of Appendix II, containing its opinion dated April 24, 1998 and incorporated elsewhere in this Proxy Statement/Prospectus, and to the references to Warburg Dillon Read under the headings "SUMMARY" and "THE MERGER" in this Proxy Statement/ Prospectus. In giving such consent, Warburg Dillon Read does not admit that it comes within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder, nor does Warburg Dillon Read admit that it is an expert with respect to any part of the Registration Statement in which this Proxy Statement/Prospectus is included, within the meaning of the term "experts" as used in the Securities Act or the rules and regulations of the Commission promulgated thereunder.

    In arriving at its Opinion, Warburg Dillon Read, among other things: (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information relating to AirNet; (iii) reviewed the reported price and trading activity for the AirNet Common Shares; (iv) reviewed certain internal non-public financial information and other data provided to Warburg Dillon Read by each of AirNet and Quick relating to the business and prospects of AirNet and Quick, respectively, including financial projections prepared by the management of AirNet and Quick, respectively; (v) conducted discussions with members of the senior management of AirNet and Quick; (vi) reviewed publicly available financial and securities market data pertaining to certain publicly held companies in lines of business which Warburg Dillon Read believed to be generally comparable to Quick; and (vii) conducted such other financial studies, analyses and investigations, and considered such other information as Warburg Dillon Read deemed necessary and appropriate but none of which was individually material. The Warburg Dillon Read Opinion was necessarily based on economic, monetary, market and other conditions in effect on, and the information made available to it as of, April 13, 1998.

    In connection with its review, with AirNet's consent, Warburg Dillon Read did not assume any responsibility for independent verification of any of the information reviewed by it for purposes of the Opinion and, with AirNet's consent, relied upon its being complete and accurate in all material respects. Warburg Dillon Read was not requested to and did not make an independent evaluation or appraisal of any assets or liabilities (contingent or otherwise) of AirNet or Quick, nor was Warburg Dillon Read furnished with any such evaluation or appraisal.

    With respect to the financial estimates provided to or otherwise reviewed by or discussed with it, Warburg Dillon Read assumed, with AirNet's consent, that all of the information, including the financial forecasts, estimates, pro forma effects and projections, provided to Warburg Dillon Read by the management of AirNet and Quick, were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of each corporation as to the future performance of their respective corporations.

    In arriving at the Opinion, Warburg Dillon Read did not assign any particular weight to any analysis or factor considered by it, but rather made qualitative judgments based upon its experience in rendering such opinions and on economic, monetary, market and other conditions then present as to the significance and relevance of each analysis and factor. Accordingly, Warburg Dillon Read believes that its analyses must be considered as a whole and that selecting portions of its analyses and other factors considered by it, without considering all factors and analyses, could create a misleading or incomplete view of the valuation process underlying the Opinion.

    With AirNet's consent, Warburg Dillon Read made numerous assumptions with respect to historical and projected financial performance, industry performance, general business and economic conditions and other matters discussed herein, many of which are beyond Quick's, AirNet's and Warburg Dillon Read's control. Any assumed estimates contained in Warburg Dillon Read's analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth herein. Such estimates relating to the value of a business or securities do not purport to be appraisals or necessarily reflect the prices at which companies or securities may actually be sold or bought.

    In connection with rendering its opinion, Warburg Dillon Read employed a variety of valuation methods. The following discussion constitutes a summary of the material analyses considered by Warburg Dillon Read, assuming the terms of the Agreement as presented on April 23, 1998 (the "Proposed Merger"):

    CONTRIBUTION ANALYSIS

    Warburg Dillon Read calculated the contribution of Quick to AirNet with respect to budgeted 1997 and projected 1998 (based on estimates by AirNet and Quick) net income available to common shareholders, earnings before interest and taxes ("EBIT"), and revenues, as well as assets and book value of common equity at September 30, 1997. These calculations yielded amounts reflecting Quick's contribution ranging from 4% to 47% of the total pro forma combined amount, with an average contribution of 24%.

Based on the terms of the Merger, Quick Stockholders will own approximately 20% of the AirNet Common Shares outstanding on a pro forma basis.

    ANALYSIS OF SELECTED PUBLIC COMPANIES

    Using publicly available information, Warburg Dillon Read compared, based upon market trading values at the time, multiples of certain financial criteria of Quick to certain other companies in the overnight package delivery and freight forwarding business that in the judgment of Warburg Dillon Read were deemed generally comparable to Quick for purposes of this analysis. The group of companies used in the comparison consisted of Air Express International CP.; Aramex International Ltd.; Consolidated Delivery & Logistics Inc.; Corporate Express Inc.; Circle International Group Inc.; Fritz Companies Inc.; US Freightways Corp.; Dynamex Inc.; Eagle USA Airfreight Inc.; Expeditors International of Washington Inc.; and Mark VII Industries Inc. (collectively, the "Comparison Companies").

    Warburg Dillon Read analyzed the unlevered market value (equity market value plus debt, minus cash) of the Comparison Companies as multiples of revenues, EBIT, and earnings before interest, taxes, depreciation and amortization ("EBITDA") for the budgeted 1997 period, the equity market value of the Comparison Companies as multiples of latest twelve months ("LTM") net income, and the stock price of the Comparison Companies as multiples ("P/E ratios") of First Call, Inc., estimated LTM earnings per share ("EPS") and estimated 1998 EPS, and compared these figures to similar multiples based on 1997 budgeted financial data for Quick and management estimates for 1998 for Quick at the proposed Merger price prior to the public announcement ("Proposed Merger Price").

    An analysis of the unlevered market value to LTM revenues yielded ranges of 0.2x to 1.7x with a mean of 0.7x for the Comparison Companies, which compares with an implied ratio of 1.1x for Quick at the Proposed Merger Price. An analysis of the unlevered market value to LTM EBITDA yielded ranges of 6.0x to 17.7x with a mean of 12.0x for the Comparison Companies, which compares with an implied ratio of 12.0x for Quick at the Proposed Merger Price. An analysis of the unlevered market value to LTM EBIT yielded ranges of 10.4x to 21.2x with a mean of 15.8x for the Comparison Companies, which compares with an implied ratio of 13.8x for Quick at the Proposed Merger Price. An analysis of the equity market value to LTM net income yielded ranges of 14.9x to 31.1x with a mean of 21.0x for the Comparison Companies, which compares with an implied ratio of 21.1x for Quick at the Proposed Merger Price. An analysis of 1998 estimated P/E ratios yielded ranges of 11.6x to 26.1x with a mean of 18.7x for the Comparison Companies, which compares with an implied 1998 estimated P/E ratio of 17.7x for Quick at the Proposed Merger Price.

    No company transaction or business used in the analysis described under "Analysis of Selected Public Companies" above is identical to AirNet, Quick or the combined company. Accordingly, an analysis of the results thereof necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the transaction or the public trading or other values of the company or companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not itself a meaningful method of using such generally comparable acquisition or company data.

    DISCOUNTED CASH FLOW ANALYSIS

    Warburg Dillon Read performed a discounted cash flow evaluation of Quick based upon projections supplied by the management of AirNet and Quick. Utilizing these projections, Warburg Dillon Read discounted to present value, under varying assumed discount rates, estimated future unlevered cash flows. Such analysis indicated that assuming terminal value multiples ranging from 10.0x to 14.0x EBIT and discount rates ranging from 12% to 18%, the net present value of Quick's unlevered future after-tax cash flows ranged from $72.4 million to $119.4 million.

    PRO FORMA MERGER ANALYSIS

    Warburg Dillon Read also analyzed certain pro forma financial effects of the Merger on AirNet. This analysis was based upon certain assumptions made by Warburg Dillon Read with AirNet's consent and AirNet projections and Quick projections for the fiscal years 1997 and 1998 prepared by the management of AirNet and Quick, respectively. No revenue enhancements or operating cost savings were assumed in these projections.

    Based upon such assumptions, Warburg Dillon Read's pro forma analysis of the financial effects of the Merger indicated that these effects (before the impact of one-time transaction related costs) were neutral to AirNet's net income per share for the forecasted period ended December 31, 1997 and accretive to AirNet's net income per share for the years in the forecasted period ending December 31, 1998.

    PRIOR RELATIONSHIP OF AIRNET WITH WARBURG DILLON READ

    Warburg Dillon Read is an internationally recognized investment banking firm which, as part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Board selected Warburg Dillon Read on the basis of the firm's expertise and reputation.

    Warburg Dillon Read has performed and continues to perform investment banking services for AirNet. Warburg Dillon Read is familiar with AirNet, having served as lead underwriter in AirNet's Offering on May 30, 1996 and as a general financial advisor to AirNet in various other acquisition assignments. For such services, Warburg Dillon Read has received customary fees. Pursuant to the terms of an engagement letter, dated February 4, 1998, Warburg Dillon Read received a fee of $500,000 for services rendered in connection with providing the Opinion. In addition, Warburg Dillon Read will receive additional fees upon the closing of the Merger equal to 1.25% of the aggregate amount of consideration paid in the Merger, less the $500,000. AirNet has also agreed to indemnify Warburg Dillon Read and its officers, directors, employees, agents and controlling persons against certain liabilities arising in connection with its engagement. In addition, in the ordinary course of business, Warburg Dillon Read trades securities of AirNet for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

RESALE CONSIDERATIONS WITH RESPECT TO THE AIRNET COMMON SHARES

    The AirNet Common Shares that will be issued if the Merger is consummated have been registered under the Securities Act and listed on the NYSE and will be freely transferable, except for AirNet Common Shares received by persons, including directors and executive officers of Quick, who may be deemed to be "affiliates" of Quick under Rule 145 promulgated under the Securities Act and by persons, including Robert J. Mitzman, who may become affiliates of AirNet. Affiliates of Quick may not sell their AirNet Common Shares acquired pursuant to the Merger, except pursuant to an effective registration statement under the Securities Act covering such AirNet Common Shares or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. Affiliates of AirNet may not sell their AirNet Common Shares (whether acquired pursuant to the Merger or otherwise), except pursuant to an effective registration statement under the Securities Act or in compliance with Rule 144 or another applicable exemption from the registration requirements of the Securities Act. Persons who may be deemed to be affiliates of an entity generally include individuals or entities that control, are controlled by, or under common control with, the entity and may include certain officers and directors of the entity as well as any shareholders who own more than 10% of the entity's capital stock.

FEDERAL INCOME TAX CONSEQUENCES

    The following is a general summary of certain material federal income tax consequences of the Merger. The discussion is based on the Code, judicial decisions and administrative regulations, rulings and practices, all of which are subject to change. The following does not address any state, local or foreign income and other tax consequences of the Merger.

    Neither AirNet nor the holders of AirNet Common Shares will recognize any gain or loss for federal income tax purposes as a result of the Merger. With respect to the Quick Stockholders, the consummation of the Merger is intended to constitute a tax-free reorganization pursuant to Section 368(a) of the Code. HOWEVER, EACH QUICK STOCKHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

ANTITRUST CONSIDERATIONS

    Transactions such as the Merger are reviewed by the Antitrust Division or the FTC to determine whether they comply with applicable antitrust laws. Under the provisions of the HSR Act, the Merger cannot be consummated until such time as the requirements of the HSR Act have been satisfied. Certain information was filed with the Antitrust Division and the FTC under the HSR Act by AirNet and Quick on April 10, 1998. The respective waiting periods under the HSR Act expire twenty days after substantial compliance by AirNet and Quick with the request unless such waiting periods are earlier terminated by the FTC or unless the parties agree to extend such waiting periods. On April 22, 1998, AirNet and Quick received notice of early termination of the waiting periods under the HSR Act. No further approval by the Antitrust Division or the FTC is required in order to consummate the Merger.

ACCOUNTING TREATMENT

    The Merger will be accounted for by AirNet under the "pooling-of-interests" method of accounting under the requirements of Opinion No. 16 (Business Combinations) of the Accounting Principles Board of the American Institute of Certified Public Accountants, as amended by Statements of the Financial Accounting Standards Board, and the rules and regulations of the Commission.

                                 THE AGREEMENT

    THIS SECTION OF THE PROXY STATEMENT/PROSPECTUS DESCRIBES THE MATERIAL ASPECTS OF THE AGREEMENT. THE FOLLOWING DESCRIPTION, HOWEVER, DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE AGREEMENT ITSELF WHICH IS ATTACHED HERETO AS APPENDIX I AND IS INCORPORATED HEREIN BY REFERENCE. CAPITALIZED TERMS USED HEREIN AND NOT OTHERWISE DEFINED SHALL HAVE THE MEANINGS ASCRIBED THERETO IN THE AGREEMENT.

TERMS OF THE AGREEMENT

    Pursuant to the Agreement, Merger Subsidiary shall be merged with and into Quick, the separate corporate existence of Merger Subsidiary will cease and Quick will be the surviving corporation and a wholly-owned subsidiary of AirNet. In connection with the Merger, the Quick Stockholders, as a group, will receive the Merger Consideration less the Escrow Shares, in exchange for all of the issued and outstanding Quick Common Shares.

REPRESENTATIONS AND WARRANTIES

    The Agreement includes various customary representations and warranties of the parties for transactions of this type. These include, among other things, representations and warranties by Quick as to (i) the organization and foreign qualification to do business of Quick and its subsidiaries; (ii) the authorization of the execution, delivery and performance by Quick of the Agreement and its valid and binding nature; (iii) the non-contravention of the transactions contemplated by the Agreement with the organizational documents of Quick, provisions of applicable law or agreements; (iv) the capitalization of Quick; (v) the accuracy of the financial statements of Quick and other information provided to AirNet;
(vi) the absence of certain changes and the conduct of the business of Quick since December 31, 1997; (vii) the absence of undisclosed liabilities; (viii) the absence of pending or threatened litigation; (ix) proper payment of taxes;
(x) ERISA plans and liability; (xi) trademarks, patents, copyrights and other intellectual property rights; (xii) material contracts; (xiii) compliance with applicable law; (xiv) finders' fees; (xv) the financial projections provided by Quick to AirNet; (xvi) environmental compliance; (xvii) the absence of intercompany arrangements; and (xviii) the absence of any action which would change the intended tax or accounting treatment of the Merger.

    With certain limited exceptions, the representations and warranties by AirNet and Merger Subsidiary mirror the representations and warranties by Quick listed in (i), (ii), (iii), (iv), (vi), (xi), (xiii), (xiv), (xvi) and (xviii) above. In addition, AirNet and Merger Subsidiary made representations and warranties as to AirNet's public financial statements and documents filed with the Commission.

    The representations and warranties of each of the parties contain customary, limited carve-outs for materiality, knowledge and previously disclosed information.

COVENANTS

    Pursuant to the Agreement, Quick and the Quick Stockholders, on the one hand, and AirNet and Merger Subsidiary, on the other, have made various covenants customary for transactions of this type. These include, on the part of Quick, covenants regarding: (i) conduct of its business and that of its subsidiaries from the date of the Agreement through the Effective Time; (ii) access to information and confidentiality; (iii) solicitation or negotiation of competing offers; and (iv) notice of certain events; and, on the part of the Quick Stockholders, covenants regarding: (a) the voting of all shares of capital stock of Quick for the Merger and the waiver of all dissenters' rights; (b) transfer of their shares of capital stock, or the voting rights with respect thereto, in order to satisfy the requirements for "pooling-of-interests" accounting treatment; and (c) the issuance of notes reflecting moneys borrowed by several of the Quick Stockholders from Quick. Such notes shall be repaid in full by no later than December 31, 1998, unless the Effective Time occurs after August 31, 1998 in which event the repayment date shall be extended. In addition, Quick agreed to amend the lease, dated September 5, 1997, between a subsidiary of Quick and Glenn and Rita L. Smoak, relating to the property located at 847 Station Street, Herndon, Virginia, and providing for early termination of such lease on terms satisfactory to AirNet (the "Herndon Lease Amendment").

    With certain limited exceptions, the covenants of AirNet and Merger Subsidiary mirror the covenants by Quick listed in (ii), (iii) and (iv) above. In addition, AirNet and Merger Subsidiary covenant and agree (a) to take all necessary action to call a meeting of the AirNet shareholders for the purpose of soliciting shareholder approval of the Acquisition and to list the AirNet Common Shares to be issued in the Merger on the NYSE and (b) to assume on behalf of Robert J. Mitzman, or release him from, certain guaranties made by Mr. Mitzman with respect to obligations of Quick.

    In addition, the parties have made certain joint covenants with respect to
(i) using their reasonable efforts to consummate the transaction contemplated by the Agreement; (ii) cooperating in connection with the preparation of this Proxy Statement/Prospectus and obtaining all requisite consents, approvals or waivers;
(iii) public announcements; (iv) execution of documents after the Effective Time; (v) responsibility for preparing and filing various pre- and post-Effective Time tax returns; and (vi) the qualification of the Merger as a tax-free reorganization within the meaning of Section 368(a) of the Code. With respect to tax obligations, because Quick is an S corporation for federal tax purposes, the parties have agreed that Quick may make a distribution to the Quick Stockholders of an as yet undetermined amount to reimburse the Quick Stockholders for their aggregate liability for taxes attributable to the taxable income of Quick and its subsidiaries from January 1, 1998 through the Effective Time.

ADDITIONAL AGREEMENTS

    AirNet and Merger Subsidiary have agreed, from and after the Effective Time, to indemnify and hold harmless the present and former officers and directors of Quick in respect of acts or omissions occurring prior to the Effective Time solely in their role as officers and directors to the extent currently provided under Quick's certificate of incorporation and by-laws; PROVIDED, that such indemnification shall be subject to any limitation imposed from time to time under applicable law, and, PROVIDED, FURTHER, that such indemnification shall not apply to claims made by or on behalf of any stockholder or former stockholder of Quick.

    As soon as practicable after the Effective Time and subject to their fiduciary duties to the AirNet shareholders, the Board of Directors of AirNet has agreed to use its reasonable efforts to cause the shareholders of AirNet to elect Robert J. Mitzman to the Board of Directors of AirNet. For so long as Robert J. Mitzman beneficially owns 49% of the issued and outstanding AirNet Common Shares he actually receives, directly or indirectly, as his portion of the Merger Consideration, the Board of Directors of AirNet shall continue to use its reasonable efforts to cause the shareholders of AirNet to elect Mr. Mitzman as a director of AirNet.

    With a view to making available to the Quick Stockholders the benefits of Rules 144 and 145 promulgated under the Securities Act, and any other similar rules and regulations of the Commission which may at any time permit the Quick Stockholders to sell or distribute without registration the AirNet Common Shares received as Merger Consideration, AirNet has agreed to file with the Commission in a timely manner all reports and other documents required to be filed by AirNet under the Exchange Act.

    AirNet has also agreed to negotiate in good faith with Robert J. Mitzman for the purchase of Quick's facility, which is owned by Mr. Mitzman and located at 175-28 148th Avenue, Jamaica, New York, for the fair market value thereof, as determined by Cushman & Wakefield, independent third party appraisers. Such purchase shall be made pursuant to a purchase agreement (the "Airport Facility Purchase Agreement") which shall be negotiated in good faith between Mr. Mitzman and AirNet and shall contain standard indemnifications (including, but not limited to, with respect to environmental matters).

    At the Effective Time, each of the employee benefit plans and arrangements of Quick will remain in effect. With respect to each of the continuing employee benefits plans and arrangements, AirNet has agreed that, by no later than three years after the Effective Time, AirNet will terminate such employee benefit plan or arrangement of Quick and will, in lieu thereof, provide, or cause to be provided, to employees of Quick the same or substantially similar employee benefit plans and programs as those provided to employees of AirNet with comparable status and seniority as of the time of such termination.

CONDITIONS

    The respective obligations of AirNet, Merger Subsidiary, Quick and the Quick Stockholders to consummate the Merger are conditioned upon, among other things:
(i) all necessary approvals of the transactions contemplated by the Agreement by AirNet's shareholders and the Quick Stockholders having been obtained; (ii) the expiration or termination of the applicable waiting period under the HSR Act (which occurred on April 22, 1998); (iii) the Registration Statement having been declared effective; (iv) the AirNet Common Shares to be issued to the Quick Stockholders having been approved for listing on the NYSE, subject to official notice of issuance; (v) the absence of any applicable law or regulation or judgment, injunction, order or decree prohibiting the consummation of the Merger; and (vi) the receipt of all material required authorizations, consents, waivers, orders or approvals and the making of all material required filings, notices and declarations.

    The obligations of AirNet and Merger Subsidiary to consummate the Merger are further conditioned upon, among other things: (i) the material accuracy of the representations and warranties of Quick and the Quick Stockholders and the material performance by them of their respective agreements and covenants required by the Agreement, along with receipt by AirNet of a certificate signed by the Chief Executive Officer and principal financial officer of Quick to such effect; (ii) the absence of any material adverse change in the business, results of operations or condition (financial or otherwise) of Quick and a certificate of the Chief Executive Officer and principal financial officer of Quick to such effect; (iii) the absence of any order by a court, arbitrator or governmental body, agency or official and of any statute, rule or regulation materially restraining or prohibiting the consummation of the Merger or the effective operation of Quick after the Effective Time; (iv) AirNet's receipt of executed employment agreements, in full force and effect as of the Effective Time, from Robert J. Mitzman, Dominique Brown and Glenn Smoak; (v) AirNet's receipt of an executed Herndon Lease Amendment; (vi) AirNet's receipt of a letter from its independent public accountants, Ernst & Young LLP (Columbus), regarding their concurrence with AirNet's conclusion as to the appropriateness of pooling-of-interests accounting treatment for the Merger; (vii) AirNet's receipt of a fairness opinion from Warburg Dillon Read to the effect that the Merger is fair to AirNet; (viii) AirNet's receipt of evidence reasonably satisfactory to it of the termination of several agreements between or among Quick and several of the Quick Stockholders; and (ix) AirNet's receipt of such documents relating to the existence of Quick and its subsidiaries and the authority of Quick to enter into and perform its obligations under the Agreement as AirNet reasonably requests. In addition to the foregoing conditions, the obligations of AirNet and Merger Subsidiary are conditioned upon Quick's income from operations, as calculated jointly by AirNet and Quick and excluding certain transaction-related costs and expenses of Quick, for the period beginning on January 1, 1998 and ending as of (x) the end of the month immediately preceding the Effective Time (if the Effective Time occurs on or after the 26th day of a month) or (y) the end of the month next preceding the Effective Time (if the Effective Time occurs before the 26th day of a month) exceeding 85% of the projected income from operations through the end of the relevant month, as previously disclosed to AirNet.

    The obligations of Quick and the Quick Stockholders to consummate the Merger are further conditioned upon, among other things: (i) the material accuracy of the representations and warranties of AirNet and Merger Subsidiary and the material performance by them of their respective agreements and covenants required by the Agreement, along with receipt by Quick of a certificate signed by the Chief Executive Officer and Chief Financial Officer of AirNet to such effect; (ii) the absence of any material adverse change in the business, results of operations or condition (financial or otherwise) of AirNet and a certificate of the Chief Executive Officer and Chief Financial Officer of AirNet to such effect; (iii) the absence of any order by a court, arbitrator or governmental body, agency or official and of any statute, rule or regulation materially restraining or prohibiting the consummation of the Merger or the effective operation of the business of AirNet after the Effective Time; (iv) the receipt by the Quick Stockholders of employment agreements for Robert J. Mitzman, Dominique Brown and Glenn Smoak executed by AirNet or Quick and in full force and effect as of the Effective Time; (v) Quick's receipt of a letter from its independent public accountants, Ernst & Young LLP (New York), regarding their concurrence with Quick's conclusion as to the appropriateness of pooling-of-interests accounting treatment for the Merger; (vi) the receipt by the Quick Stockholders of an executed Registration Rights Agreement; (vii) the receipt by Robert J. Mitzman of an executed Airport Facility Purchase Agreement; and (viii) Quick's receipt of such documents relating to the existence of AirNet and Merger Subsidiary and the authority of AirNet and

Merger Subsidiary to enter into and perform their respective obligations under the Agreement as Quick reasonably requests.

WAIVERS AND AMENDMENTS

    The conditions to consummation of the Merger may be waived at any time by the party or parties for whose benefit they were created; PROVIDED that, after adoption of the Agreement by the Quick Stockholders, no such waiver is permitted if it would materially adversely affect the Quick Stockholders and PROVIDED FURTHER that, after approval of the Acquisition by the AirNet shareholders, no such waiver is permitted if it would materially adversely affect the AirNet shareholders. Except in certain limited circumstances, the Agreement may be amended at any time by written agreement of the parties.

TERMINATION

    The Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of the Agreement by the Quick Stockholders or of the Acquisition by the AirNet shareholders) (i) by mutual written consent of AirNet and Quick; (ii) by AirNet or Quick, if the Merger has not been consummated by September 30, 1998; (iii) by Quick, if the approval of the AirNet shareholders shall not have been obtained or if prior to the Effective Time, the directors of AirNet withdraw, modify or change their approval of the Agreement in a manner which adversely impacts the consummation of the Merger; (iv) by AirNet, if, prior to the Effective Time, the directors of Quick withdraw, modify or change their approval of the Agreement in a manner which adversely impacts the consummation of the Merger; (v) by AirNet or Quick, in the event of any law or regulation prohibiting the Merger or of any final and nonappealable judgment, injunction, order or decree enjoining AirNet or Quick from consummating the Merger; and (vi) by AirNet or Quick, upon a breach of any representation, warranty, covenant or agreement on the part of the other party, or if any representation or warranty of the other party becomes untrue, in each case such that the breach or the condition causing such breach would be incapable of being cured by September 30, 1998. In the event of termination, the Agreement shall become void except that certain provisions relating to confidentiality and expenses shall survive such termination.

TERMINATION FEE

    Under certain circumstances, AirNet has agreed to pay Quick $1,600,000 if Quick terminates the Agreement because the shareholders of AirNet failed to approve the Merger or the directors of AirNet have, prior to the Effective Time, withdrawn, modified or changed their approval of the Agreement as a result of AirNet's having consummated or agreed in writing to consummate a transaction involving the sale of all or a significant portion of the assets or equity securities of AirNet.

INDEMNIFICATION; ESCROW

    The Agreement provides that, subject to certain time limitations (generally until the filing of AirNet's Form 10-K for the fiscal year ending December 31, 1998 but, for the Specific Contingencies, until the second anniversary of the Effective Time, each Quick Stockholder, on the one hand, and AirNet and Merger Subsidiary, on the other, have agreed to indemnify against and hold the other party harmless from any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses) incurred or suffered by such other party arising out of any representation, warranty, covenant or agreement contained in the Agreement (net of any insurance proceeds and tax benefits, "Losses") but only if the aggregate of (a) all such Losses for which AirNet and Merger Subsidiary are to be indemnified exceeds $200,000 or (b) all such Losses for which the Quick Stockholders are to be indemnified exceeds $1,000,000 and then, in each case, only for such excess and only for claims equal to or greater than $25,000.

    The Escrow Shares shall be deposited in an account (the "Escrow Account") with Bank One Trust Company, N.A., as escrow agent (the "Escrow Agent"). AirNet shall be entitled to recover any general Losses which may be suffered by AirNet for which AirNet is entitled to indemnity pursuant to the Agreement, in the case of the General Escrow Shares, or to recover any Losses arising out of the Specific Contingencies, in the case of the Specific Escrow Shares. The liability of the Quick Stockholders at and after the Effective Time is limited to the Escrow Shares. If the Effective Time does not occur, no Quick Stockholder shall have any liability under the Merger Agreement, and Quick's aggregate liability to AirNet and other indemnitees shall be limited to $1,600,000.

    At and after the Effective Time, the liability of AirNet is payable only in additional AirNet Common Shares and is limited to 10% of the Merger Consideration. If the Effective Time does not occur, AirNet's aggregate liability to Quick and other indemnitees shall be limited to $1,600,000.

EXPENSES

    Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Agreement shall be borne by the party incurring them.

                           THE AIRNET ANNUAL MEETING

GENERAL

    This Proxy Statement/Prospectus is furnished to AirNet's shareholders in connection with the solicitation on behalf of the Board of Directors of AirNet of proxies for use at the Annual Meeting to be held on Tuesday, July 14, 1998, at the Concourse Hotel, 4300 International Gateway, Columbus, Ohio, at 10:00 a.m., local time, and at any adjournment(s) thereof. This Proxy Statement/Prospectus and the accompanying form of proxy were first mailed to
AirNet shareholders on or about June   , 1998.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

    At the Annual Meeting, shareholders will be asked to: (1) approve the acquisition of one-fifth or more but less than one-third of the voting power of AirNet by the Quick Stockholders, as a group; (2) elect directors; (3) approve the amendment and restatement of AirNet's 1996 Incentive Stock Plan; and (4) transact such other business as may properly come before the Annual Meeting.

    The Board of Directors has unanimously approved the Merger and recommends a vote FOR the Acquisition, a vote FOR the election of the directors named herein and a vote FOR the proposed amendment and restatement of AirNet's 1996 Incentive Stock Plan.

VOTING AT THE MEETING; RECORD DATE

    Only holders of record of AirNet Common Shares at the close of business on the Record Date will be entitled to vote at the Annual Meeting. As of the Record Date, there were [12,577,913] AirNet Common Shares outstanding. Each AirNet Common Share entitles the holder to one vote. A quorum for the Annual Meeting is a majority of the AirNet Common Shares outstanding. There is no cumulative voting. Other than the AirNet Common Shares, there are no voting securities of AirNet outstanding.

    AirNet Common Shares represented by signed proxies that are returned to AirNet will be counted toward the quorum in all matters even though they are marked as "Abstain," "Against" or "Withhold Authority" on one or more or all matters or they are not marked at all. Broker/dealers, who hold their customers' AirNet Common Shares in street name, may, under the applicable rules of the exchange and other self-regulatory organizations of which the broker/dealers are members, sign and submit proxies for such AirNet Common Shares and may vote such AirNet Common Shares on routine matters, which, under such rules, typically include the election of directors, but broker/dealers may not vote such AirNet Common Shares on other matters, which typically include significant corporate transactions such as mergers and acquisitions, amendments to the charter documents of AirNet and the approval of stock compensation plans, without specific instructions from the customer who owns such AirNet Common Shares. Proxies signed and submitted by broker/dealers which have not been voted on certain matters as described in the previous sentence are referred to as broker non-votes. Such proxies count toward the establishment of a quorum. THE EFFECT OF AN ABSTENTION OR BROKER NON-VOTE ON EACH OF THE MATTERS TO BE VOTED ON AT THE ANNUAL MEETING IS THE SAME AS A "NO" VOTE.

    If the accompanying proxy card is properly signed and returned to AirNet prior to the Annual Meeting and not revoked, it will be voted in accordance with the instructions contained therein. If no instructions are given, the persons designated as proxies in the accompanying proxy card will vote FOR the election as directors of those persons named below and FOR all other proposals set forth herein.

    The Board of Directors is not currently aware of any matters other than those referred to herein which will come before the Annual Meeting. If any other matter should be presented at the Annual Meeting for action, the persons named in the accompanying proxy card will vote the proxy in their own discretion.

    You may revoke your proxy at any time before it is actually voted at the Annual Meeting by delivering written notice of revocation to the Secretary of AirNet, by submitting a subsequently dated proxy or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, in itself, constitute revocation of the proxy.

    The expense of preparing, printing and mailing proxy materials to the AirNet shareholders will be borne by AirNet. In addition, proxies may be solicited personally or by telephone by officers or associates of AirNet, none of whom will receive additional compensation therefor. AirNet has engaged Corporate Investor Communications, Inc. to assist in the solicitation of proxies from AirNet shareholders at a fee of not more than $5,000 plus reimbursement of reasonable out-of-pocket expenses. AirNet will also reimburse brokerage houses and other nominees for their reasonable expenses in forwarding proxy materials to beneficial owners of the AirNet Common Shares.

                                 PROPOSAL NO. 1
              PROPOSAL TO APPROVE ACQUISITION OF ONE-FIFTH OR MORE
             BUT LESS THAN ONE-THIRD OF THE VOTING POWER OF AIRNET

    The Quick Stockholders, according to the acquiring person statement provided by them to AirNet pursuant to Section 1701.831 of the GCL, do not currently own any AirNet Common Shares. As described above (see "THE AGREEMENT"), at the Effective Time of the Merger, they will receive the Merger Consideration less the Escrow Shares. As a result, immediately following the Merger, the Quick Stockholders, as a group, would be able to exercise approximately [20]% of the voting power of AirNet.

    Section 1701.831 of the GCL defines a "control share acquisition" to include an acquisition of AirNet's shares which would give the acquiring person voting power falling within one of the following three categories: (a) one-fifth or more but less than one-third of the voting power, (b) one-third or more but less than a majority of the voting power, and (c) a majority or more of the voting power. The Acquisition constitutes such a "control share acquisition." Pursuant to the GCL, approval of any "control share acquisition" of AirNet must be submitted to the AirNet shareholders. The Quick Stockholders have delivered to AirNet the acquiring person statement required by the GCL, a copy of which is attached hereto as Appendix III and made a part hereof. At the Annual Meeting, shareholders of AirNet will be asked to consider a proposal to allow the Quick Stockholders, as a group, to complete a "control share acquisition" with respect to AirNet's shares.

EFFECT OF APPROVAL OF ACQUISITION

    Although no vote of the shareholders of AirNet is required to approve the Merger under the GCL, the Merger cannot be consummated unless the Acquisition is approved.

RECOMMENDATION AND VOTE

    For the Acquisition to be approved, the affirmative vote of the holders of a majority of the voting power of AirNet represented at the Annual Meeting AND the affirmative vote of the holders of a majority of the portion of such voting power excluding "Interested Shares" is required. "Interested Shares" are defined by the GCL to include (i) shares held by the Acquiring Person (I.E., the Quick Stockholders, as a group), (ii) shares held by an officer of AirNet elected or appointed by the AirNet Board of Directors, (iii) shares held by associates of AirNet who are also directors and (iv) shares purchased after a control share acquisition is announced if the aggregate consideration paid by the person acquiring such shares exceeds $250,000 or the number of shares acquired exceeds one-half of one percent of the voting power of AirNet. As indicated elsewhere in this Proxy Statement/Prospectus, officers and associate directors as a group own approximately 41.6% of the outstanding AirNet Common Shares, and the Quick Stockholders do not currently own any outstanding AirNet Common Shares.

    THE AIRNET BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ADOPTION OF THE PROPOSED CONTROL SHARE ACQUISITION OF ONE-FIFTH OR MORE BUT LESS THAN ONE-THIRD OF THE VOTING POWER OF AIRNET.

                                 PROPOSAL NO. 2
                             ELECTION OF DIRECTORS

    Pursuant to the Code of Regulations of AirNet, the Board of Directors has set the authorized number of directors at six. Each director holds office for a term expiring at the next Annual Meeting. The Board of Directors proposes that the six nominees described below be elected as directors, each for a new term to expire at the 1999 Annual Meeting and until his successor is duly elected and qualified, or until his earlier death, resignation or removal. The Board of Directors has no reason to believe that any of the nominees will not serve if elected, but if any of them should become unavailable to serve as a director, and if the Board designates a substitute nominee, the persons named in the accompanying proxy card will vote for the substitute nominee designated by the Board of Directors.

    The following information, as of March 31, 1998, with respect to the principal occupation or employment, other affiliations and business experience of each director during the last five years has been furnished to AirNet by each director. Except where indicated, each director has had the same principal occupation for the last five years.

NOMINEES STANDING FOR ELECTION TO THE BOARD OF DIRECTORS

    GERALD G. MERCER

    Mr. Mercer, 50, has served as Chairman of the Board, President and Chief Executive Officer of AirNet since founding AirNet in 1974. He won Ohio's "Entrepreneur of the Year" Award in 1996 and has been a member of the Young Presidents' Organization since 1986. Mr. Mercer has been a guest speaker at several major universities throughout the country.

    ERIC P. ROY

    Mr. Roy, 42, has been a Director of AirNet since 1994 and has served as Chief Financial Officer of AirNet since 1986. Mr. Roy was named Executive Vice President and Treasurer in 1991. Mr. Roy is a member of the Audit Committee.

    ROGER D. BLACKWELL

    Dr. Blackwell, 57, has been a Director of AirNet since December 1996. Dr. Blackwell has been a Professor of Marketing at The Ohio State University for more than five years and is also President and Chief Executive Officer of Roger
D. Blackwell Associates, Inc., a marketing consulting firm in Columbus, Ohio. Dr. Blackwell is also a director of Intimate Brands, Inc., Worthington Foods, Inc., Checkpoint Systems, Inc., Abercrombie & Fitch Co., Max & Erma's Restaurants, Inc. and The Flex-Funds. Mr. Blackwell is a member of the Compensation Committee.

    TONY C. CANONIE, JR.

    Mr. Canonie, 51, has been a Director of AirNet since June 1996. Since 1990, Mr. Canonie has served as Chief Executive Officer of Canonie Ventures Inc., a venture capital and advisory services firm, specializing in the waste industry. He was an 18 year member and former Chapter Chairman of the Young Presidents' Organization and is a member of the Chief Executives Organization and World Presidents' Organization. Mr. Canonie is a member of the Compensation Committee.

    RUSSELL M. GERTMENIAN

    Mr. Gertmenian, 50, has been a Director of AirNet since June 1996. Mr. Gertmenian has been a partner of Vorys, Sater, Seymour and Pease LLP since 1979 and currently serves as a member of such firm's Executive Committee. Mr. Gertmenian is a director of Liqui-Box Corporation, a manufacturer of flexible plastic packaging systems. Mr. Gertmenian is a member of the Audit Committee.

    J.F. KEELER, JR.

    Mr. Keeler, 57, has been a Director of AirNet since June 1996. Mr. Keeler is President, Chief Executive Officer and Chairman of the Board of The Fishel Company, a national utilities construction firm, which he first joined in 1967. Mr. Keeler is a director of Bank One, N.A. and Metatec Corporation and serves on the Board of Directors of the Columbus Chamber of Commerce. Mr. Keeler is a member of the Audit and Compensation Committees.

ADDITIONAL DIRECTOR

    AirNet has agreed, as soon as practicable after the Effective Time of the Merger, to take such action as may be necessary to elect Robert J. Mitzman to the Board of Directors. Pursuant to the authority granted in the Code of Regulations, promptly after the Effective Time of the Merger, AirNet's Board of Directors will increase the authorized number of directors to seven and appoint Mr. Mitzman to fill the vacancy created by that increase. For so long as Mr. Mitzman owns at least 49% of the AirNet Common Shares he receives, directly or indirectly, as his portion of the Merger Consideration, the AirNet Board of Directors will continue to use reasonable efforts to cause him to be elected to the Board of Directors.

    ROBERT J. MITZMAN

    Robert J. Mitzman, 42, has served as Chairman of the Board and President of Quick since its incorporation in 1981. Mr. Mitzman recently appeared on the CNN program "Business Unusual" and was the subject of a feature article in THE WASHINGTON POST. In addition, he has recently been honored as one of the top 100 entrepreneurs in the United States by SUCCESS magazine. He is also a member of both the Air Courier Conference of America and the New York Chapter of the Young President's Organization.

NOMINATION PROCEDURE

    The AirNet Code of Regulations provides that shareholder nominations for election to the AirNet Board of Directors must be in writing and must be personally delivered or mailed to the Secretary of AirNet not less than 60 nor more than 90 days prior to any meeting of shareholders called for the election of directors; provided, however, that if less than 70 days' notice or public disclosure of the date of the meeting is given or made, such nomination must be received at the principal executive offices of AirNet not later than close of business on the tenth day following the day on which the notice of the date of the meeting was mailed or public disclosure was made thereof. Such notification must contain the following information: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a recordholder of shares of AirNet entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee or any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Commission had the nominee been nominated, or intended to be nominated, by the Board of Directors of AirNet; and (e) the consent of each nominee to serve as a director of AirNet if so elected. The chairman of the Annual Meeting may refuse to acknowledge the nomination of any person not made in compliance with the AirNet Code of Regulations.

RECOMMENDATION AND VOTE

    Under Ohio law and AirNet's Code of Regulations, the six nominees for election to the Board of Directors receiving the greatest number of votes will be elected.

    AirNet Common Shares represented by the accompanying proxy card will be voted FOR the election of the nominees named in "Nominees Standing for Election to the Board of Directors" unless authority to vote for one or more nominees is withheld. Shareholders may withhold authority to vote for the entire slate as nominated or, by writing the name of one or more nominees in the space provided in the proxy card, withhold the authority to vote for such nominee or nominees. AirNet Common Shares as to which the authority to vote is withheld will be counted for quorum purposes but will not be counted toward the election of directors, or toward the election of the individual nominees specified on the form of proxy.

    THE AIRNET BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF ITS NOMINEES FOR DIRECTORS, WHICH IS DESIGNATED AS PROPOSAL NO. 2 ON THE ENCLOSED PROXY CARD.

EXECUTIVE OFFICERS OF AIRNET

    The following table sets forth, as of March 31, 1998, certain information concerning the executive officers of AirNet. The executive officers are elected annually and serve at the pleasure of the Board of Directors.

NAME                        AGE                                 POSITION
----------------------      ---      --------------------------------------------------------------
Gerald G. Mercer                50   Chairman of the Board, President and Chief Executive Officer
Eric P. Roy                     42   Director, Executive Vice President, Treasurer and Chief
                                       Financial Officer
Donald D. Strench               41   Vice President, Corporate Development
Glenn M. Miller                 51   Vice President, Operations
Guy S. King                     45   Vice President, Sales
Kendall W. Wright               50   Vice President, Sales
William R. Sumser               42   Vice President, Finance, Controller and Secretary
Jeffrey B. Harris               38   Vice President, Sales

    Gerald G. Mercer has served as Chairman of the Board, President and Chief Executive Officer of AirNet since founding AirNet in 1974. He won Ohio's "Entrepreneur of the Year" Award in 1996 and has been a member of the Young Presidents' Organization since 1986. Mr. Mercer has been a guest speaker at several major universities throughout the country.

    Eric P. Roy has been a Director of AirNet since 1994 and has served as Chief Financial Officer of AirNet since 1986. Mr. Roy was named Executive Vice President and Treasurer in 1991.

    Donald D. Strench has served AirNet as Vice President, Corporate Development since April 1996. Prior to joining AirNet, Mr. Strench served in various financial positions for American Airlines, Inc. between September 1986 and March 1996, including Vice President, Corporate Development (American Eagle).

    Glenn M. Miller has served as Vice President, Operations for AirNet since 1975.

    Guy S. King has served as Vice President, Sales for AirNet since 1989. Prior to 1989, Mr. King served AirNet in numerous functions dating back to 1976, including dispatch and pilot, before eventually founding AirNet's small package delivery division in 1984. Mr. King has served on the Board of Directors of the Air Courier Conference of America since 1993.

    Kendall W. Wright has served as Vice President, Sales for AirNet since 1988.

    William R. Sumser has served AirNet as Vice President and Secretary since March 1996, as Controller since 1988 and as Assistant Vice President from 1988 through March 1996. Mr. Sumser is responsible for AirNet's daily cash management, financial reporting and purchasing functions.

    Jeffrey B. Harris has served AirNet as Vice President, Sales since October 1997. Prior to joining AirNet in June 1996 as the West Coast Manager for Banking Sales, Mr. Harris served as Vice President and Senior Transit Product Manager for Mellon Bank from 1994 to 1996 and as Vice President for Nations Bank from 1992 to 1994.

    Pursuant to an Employment Agreement, dated April 14, 1998 (the "Mitzman Agreement"), between AirNet and Robert J. Mitzman, as of the Effective Time of the Merger, Mr. Mitzman will become Executive Vice President of AirNet, in charge of sales and marketing, and President of Quick. The Mitzman Agreement has a term of five years and provides for an annual base salary of $285,000 and participation in the various bonus and benefit plans available to similarly situated executive officers. If Mr. Mitzman's employment is terminated by AirNet without "cause" (as defined in the Mitzman Agreement) or by Mr. Mitzman for "good reason" (also as defined), he will be entitled to receive all unpaid amounts of his base salary, bonus and benefits under the benefit plans in which he participated and have his base salary and benefits under benefit plans continued at the rate then in effect for one year thereafter. Upon termination of employment by reason of death or disability, Mr. Mitzman or his beneficiary will be entitled to receive all unpaid amounts of base salary, bonus and benefits under the benefit plans in which he participated. Upon termination of employment for any other reason, Mr. Mitzman or his beneficiary will be entitled to receive all unpaid amounts of base salary and benefits under benefit plans in which he participated.

BENEFICIAL OWNERSHIP OF AIRNET COMMON SHARES

    The following table sets forth the number and percentage of outstanding AirNet Common Shares beneficially owned by (i) each director of AirNet; (ii) each executive officer of AirNet included in the Summary Compensation Table;
(iii) all directors and executive officers of AirNet as a group; and (iv) each person known by AirNet to own beneficially more than five percent of any class of AirNet's voting securities, in each case, as of June 11, 1998 (except as otherwise noted). AirNet believes that each individual or entity named has sole investment and voting power with respect to the AirNet Common Shares indicated as beneficially owned by such individual or entity, except as otherwise noted. The address of each of the executive officers and directors is c/o AirNet, 3939 International Gateway, Columbus, Ohio 43219.

                 AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP (1)

                                                              AIRNET
                                                          COMMON SHARES
                                                           WHICH CAN BE
                                                          ACQUIRED UPON
                                             AIRNET        EXERCISE OF
                NAME OF                   COMMON SHARES      OPTIONS                  PERCENT OF CLASS (2)
          BENEFICIAL OWNER OR               PRESENTLY      EXERCISABLE                --------------------
       NUMBER OF PERSONS IN GROUP             HELD        WITHIN 60 DAYS     TOTAL    PRE-MERGER POST-MERGER
----------------------------------------  -------------   --------------   ---------  --------   ---------
Gerald G. Mercer (3)(4).................    4,349,041         60,000       4,409,041       34.9%       27.9%
Eric P. Roy (3)(5)......................      189,975         32,000         221,975        1.8%        1.4%
Donald D. Strench (3)...................        3,269         18,000          21,269       (6)         (6)
Glenn M. Miller (3).....................      360,434         23,000         383,434        3.0%        2.4%
Guy S. King (3).........................       91,087         23,000         114,087       (6)         (6)
William R. Sumser (3)...................       61,816         23,000          84,816       (6)         (6)
Kendall W. Wright (3)(7)................       27,381         --              27,381       (6)         (6)
Roger D. Blackwell......................        7,700          2,000           9,700       (6)         (6)
Tony C. Canonie, Jr.....................       10,000          2,000          12,000       (6)         (6)
Russell M. Gertmenian (8)...............        5,000          2,000           7,000       (6)         (6)
J.F. Keeler, Jr. (9)....................       10,185          2,000          12,185       (6)         (6)
All directors and executive officers as
  a group (12 persons)..................    5,115,888        193,000       5,308,888       41.6%       33.4%
Wellington Management Company LLP
  (10)..................................      728,400         --             728,400        5.8%        4.6%
  75 State Street
  Boston, MA 02109
AMVESCAP PLC (11).......................      738,500         --             738,500        5.9%        4.7%
  11 Devonshire Square
  London EC2M 4YR
  England

------------------------

 (1) Unless otherwise indicated, the beneficial owner has sole voting and dispositive power as to all AirNet Common Shares reflected in the table.

 (2) The percent of class on a pre-Merger basis is based upon the sum of (i) 12,577,913 AirNet Common Shares outstanding on June 11, 1998, and (ii) the number of AirNet Common Shares as to which the named person has the right to acquire beneficial ownership upon the exercise of options exercisable within 60 days of June 11, 1998; and the percent of class on a post-Merger basis is based on that number of AirNet Common Shares plus the Merger Consideration.

 (3) Individual named in the Summary Compensation Table.

 (4) Of such 4,349,041 AirNet Common Shares, 1,010,000 AirNet Common Shares are held of record by Mr. Mercer's wife, and 524,992 AirNet Common Shares are held in the Gerald G. Mercer 5/30/96 Grantor Annuity Trust, of which Mr. Mercer is the sole trustee. Mr. Mercer possesses sole voting and dispositive power with respect to the AirNet Common Shares held in the trust.

 (5) Of such 189,975 AirNet Common Shares, 1,000 AirNet Common Shares are held of record by each of Mr. Roy's two minor children, 80,000 AirNet Common Shares are held in the Revocable Trust Created by Eric P. Roy and 80,000 AirNet Common Shares are held in the Revocable Trust Created by Carol P. Roy, Mr. Roy's wife. Mr. Roy and his wife are co-trustees of each of the trusts and share voting and dispositive power with respect to the AirNet Common Shares held in such trusts.

 (6) Represents ownership of less than 1% of the outstanding AirNet Common
     Shares.

 (7) Of such 27,381 AirNet Common Shares, 4,829 AirNet Common Shares are held by Mr. Wright's wife.

 (8) Of such 5,000 AirNet Common Shares, 2,100 AirNet Common Shares are held of record by Mr. Gertmenian's wife.

 (9) Of such 10,185 AirNet Common Shares, 7,500 AirNet Common Shares are held by the J.F. Keeler, Jr. Limited Partnership, of which Mr. Keeler is the sole general partner. Mr. Keeler possesses sole voting and investment power with respect to the AirNet Common Shares held by the limited partnership.

 (10) Based on information contained in filings with the Commission (the latest of which is dated January 12, 1998), Wellington Management Corporation LLP is deemed to have beneficial ownership of 728,400 AirNet Common Shares as of December 31, 1997. The filing also indicates that the reporting person is deemed to have shared voting power over 422,400 of such AirNet Common Shares and shared dispositive power over 728,400 AirNet Common Shares.

 (11) Based on information contained in filings with the Commission (the latest of which is dated February 9, 1998), AMVESCAP PLC is deemed to have beneficial ownership of 738,500 AirNet Common Shares as of December 31, 1997, all of which AirNet Common Shares it is deemed to share voting and investment power with AVZ, Inc., AIM Management Group, Inc., AMVESCAP Group Services, Inc., INVESCO, Inc., INVESCO North America Holdings, Inc., INVESCO Capital Management, Inc., INVESCO Funds Group, Inc., INVESCO Management and Research, Inc., and INVESCO Realty Advisors, Inc. Those filings with the Commission also indicate that the reporting persons disclaim beneficial ownership of such AirNet Common Shares.

COMMITTEES AND MEETINGS OF THE BOARD

    The Board of Directors held five regularly scheduled or special meetings during the fiscal year ended December 31, 1997 (the "1997 fiscal year"). The Board of Directors has two standing committees: the Audit Committee and the Compensation Committee. Each current member of the Board attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and of the committees on which he served during the 1997 fiscal year.

    AUDIT COMMITTEE. The Audit Committee reviews and approves the scope and results of any outside audit of AirNet and the fees therefor and makes recommendations to the Board of Directors or management concerning auditing and accounting matters and the selection of outside auditors. The Audit Committee held two regularly scheduled or special meetings during the 1997 fiscal year.

    COMPENSATION COMMITTEE. The Compensation Committee reviews, considers and acts upon matters of salary and other compensation and benefits of all executive officers and certain other associates of AirNet, as well as acts upon all matters concerning, and exercises such authority as is delegated to it under the provisions of, any benefit, retirement or pension plan maintained by AirNet for the benefit of such executive officers or other associates. The Compensation Committee held nine regularly scheduled or special meetings during the 1997 fiscal year.

COMPENSATION OF DIRECTORS

    Directors who are officers or associates of AirNet receive no additional compensation for their services as members of the Board of Directors or as members of Board committees. In 1997, directors who were not officers or associates of AirNet ("Non-Employee Directors") were paid a quarterly fee of $1,500, as well as additional fees of $1,000 for each meeting of the Board or of a Board committee attended. In 1998, each Non-Employee Director will be paid a quarterly fee of $3,500, as well as additional fees of $1,500 for each meeting of the Board attended. In addition, in 1998, all members of a committee of the Board, other than the chairman of such committee, will receive a fee of $1,000 for attending a committee meeting; while the chairman will receive a fee of $2,000. AirNet's directors are reimbursed for out-of-pocket expenses incurred in connection with their service as directors, including travel expenses.

    In addition, pursuant to AirNet's 1996 Incentive Stock Plan, each Non-Employee Director received an option in 1997 to purchase 2,000 AirNet Common Shares. If the proposal to amend and restate the 1996 Incentive Stock Plan is approved (see "PROPOSAL TO AMEND AND RESTATE THE AIRNET SYSTEMS, INC. 1996 INCENTIVE STOCK PLAN"), each Non-Employee Director who is then serving on the Board will automatically be granted an option to purchase 20,000 AirNet Common Shares effective on the date of the Annual Meeting and any individual who thereafter becomes a Non-Employee Director will automatically be granted an option to purchase 20,000 AirNet Common Shares effective on the date on which he is appointed or elected to the Board of Directors. In each case, the option will vest in five equal annual installments beginning on the date of grant, with such vesting being accelerated upon the occurrence of certain events. The exercise price of each option granted to a Non-Employee Director is equal to the fair market value of the AirNet Common Shares on the date of grant. Each option granted to a Non-Employee Director has a ten-year term.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table shows, for the fiscal years ended December 31, 1997, September 30, 1996 and 1995 and the three months ended December 31, 1996, compensation awarded or paid to, or earned by, AirNet's Chief Executive Officer during 1997 and the six other most highly compensated executive officers of AirNet (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM
                                                                                    COMPENSATION
                                                                                    -------------
                                                                                     SECURITIES
                                                            ANNUAL COMPENSATION      UNDERLYING
                                                          ------------------------  OPTIONS/ SARS    ALL OTHER
NAME AND PRINCIPAL POSITION                 PERIOD          SALARY       BONUS           (1)       COMPENSATION
------------------------------------  ------------------  ----------  ------------  -------------  -------------
Gerald G. Mercer                         12 mos 12/31/97  $  410,776       --            20,000     $     4,750(2)
  Chairman of the Board,                  12 mos 9/30/96     706,667  $    593,424       40,000           4,499
  President and Chief                     12 mos 9/30/95     826,376     1,161,333       --               6,022
  Executive Officer                       3 mos 12/31/96     100,000       --            --             --

Eric P. Roy                              12 mos 12/31/97     282,408       --            12,000           4,750(2)
  Executive Vice President,               12 mos 9/30/96     181,333       157,630       20,000          56,615
  Treasurer and Chief                     12 mos 9/30/95     129,332       167,646       --              59,363
  Financial Officer                       3 mos 12/31/96      68,750       --            --             --

Donald D. Strench (3)                    12 mos 12/31/97     197,885        80,000        8,000           4,750(2)
  Vice President,                         12 mos 9/30/96      78,750        43,750       10,000         --
  Corporate Development                   12 mos 9/30/95      --           --            --             --
                                          3 mos 12/31/96      43,750         8,750       --             --

Glenn M. Miller                          12 mos 12/31/97     205,385       --             8,000           4,750(2)
  Vice President,                         12 mos 9/30/96     156,333       168,823       15,000         145,107
  Operations                              12 mos 9/30/95     129,332       235,681       --             146,787
                                          3 mos 12/31/96      50,000       --            --             --

Guy S. King                              12 mos 12/31/97     205,385       --             8,000           4,750(2)
  Vice President, Sales                   12 mos 9/30/96     156,333       133,114       15,000          27,895
                                          12 mos 9/30/95     129,332       144,857       --              31,380
                                          3 mos 12/31/96      50,000       --            --             --

William R. Sumser                        12 mos 12/31/97     205,385       --             8,000           4,750(2)
  Vice President, Finance,                12 mos 9/30/96     120,000        86,738       15,000          10,719
  Controller and Secretary                12 mos 9/30/95      75,962        72,232       --              13,385
                                          3 mos 12/31/96      50,000       --            --             --

Kendall W. Wright                        12 mos 12/31/97     205,385       --             8,000           4,750(2)
  Vice President, Sales                   12 mos 9/30/96     156,333       135,474       15,000          24,421
                                          12 mos 9/30/95     129,332       148,918       --              26,763
                                          3 mos 12/31/96      50,000       --            --                 142

------------------------

(1) These numbers represent options for AirNet Common Shares granted pursuant to AirNet's 1996 Incentive Stock Plan. See the table under "OPTION GRANTS BETWEEN OCTOBER 1, 1996 AND DECEMBER 31, 1997" for more detailed information on such options.

(2) "All Other Compensation" for the Named Executive Officers consists of amounts contributed by AirNet to the accounts of the Named Executive Officers under the Savings Plan (as defined below). See "--Section 401(k) Savings Plan."

(3) Mr. Strench joined AirNet in April, 1996.

SECTION 401(K) SAVINGS PLAN

    AirNet maintains a defined contribution savings plan which is intended to qualify under Section 401(k) of the Code (the "Savings Plan"). Under the terms of the Savings Plan, all associates who have worked a minimum of six months for AirNet may contribute up to 15% of their annual earnings to the Savings Plan. AirNet may elect, in its discretion, to make a matching contribution to the Savings Plan. Currently, AirNet's annual matching contributions under the Savings Plan do not exceed 3% of total compensation. In addition, AirNet may elect, in its discretion, to make profit-sharing contributions on behalf of eligible associates.

GRANTS OF OPTIONS

    The following table sets forth information concerning individual grants of options made from October 1, 1996 through December 31, 1997 to each of the Named Executive Officers. AirNet has never granted stock appreciation rights.

          OPTION GRANTS BETWEEN OCTOBER 1, 1996 AND DECEMBER 31, 1997

                                                                                                 POTENTIAL REALIZABLE
                                                                                                   VALUE AT ASSUMED
                                   NUMBER OF                                                    ANNUAL RATES OF STOCK
                                  SECURITIES      % OF TOTAL                                      PRICE APPRECIATION
                                  UNDERLYING   OPTIONS GRANTED    EXERCISE                       FOR OPTION TERM (2)
                                    OPTIONS    TO ASSOCIATES IN     PRICE                       ----------------------
NAME                              GRANTED (1)       PERIOD        ($/SHARE)   EXPIRATION DATE       5%         10%
--------------------------------  -----------  ----------------  -----------  ----------------  ----------  ----------
Gerald G. Mercer................      13,400           4.7%       $   14.25     April 10, 2007  $  120,087  $  304,325
                                       6,600           2.3            15.68     April 10, 2007      49,710     140,453

Eric P. Roy.....................      12,000           4.3            14.25     April 10, 2007     107,541     272,530

Donald D. Strench...............       8,000           2.8            14.25     April 10, 2007      71,694     181,687

Glenn M. Miller.................       8,000           2.8            14.25     April 10, 2007      71,694     181,687

Guy S. King.....................       8,000           2.8            14.25     April 10, 2007      71,694     181,687

William R. Sumser...............       8,000           2.8            14.25     April 10, 2007      71,694     181,687

Kendall W. Wright...............       8,000           2.8            14.25     April 10, 2007      71,694     181,687

------------------------

(1) These options were granted under the AirNet's 1996 Incentive Stock Plan. All of such options are fully vested. At the discretion of the Compensation Committee, such options may have stock-for-stock exercise and tax withholding features, which allow the holders, in lieu of paying cash for the exercise price and any tax withholding, to have AirNet commensurably reduce the number of AirNet Common Shares to which the holders would otherwise be entitled upon exercise of such options.

(2) The amounts reflected in this table represent certain assumed rates of appreciation only. Actual realized values, if any, on option exercises will be dependent on the actual appreciation of the AirNet Common Shares over the term of the options. There can be no assurances that the Potential Realizable Values reflected in this table will be achieved.

OPTION EXERCISES AND HOLDINGS

    The following table sets forth information with respect to options exercised between October 1, 1996 and December 31, 1997 and unexercised options held as of December 31, 1997 by each of the Named Executive Officers.

            AGGREGATED OPTION EXERCISES BETWEEN OCTOBER 1, 1996 AND
              DECEMBER 31, 1997 AND FISCAL YEAR-END OPTION VALUES

                                                                                                        VALUE OF
                                                                                                       UNEXERCISED
                                                                                                           IN-
                                                                                                        THE-MONEY
                                               NUMBER OF                    NUMBER OF SECURITIES       OPTIONS AT
                                              SECURITIES                UNDERLYING OPTIONS AT FISCAL   FISCAL YEAR
                                              UNDERLYING                          YEAR END               END (1)
                                                OPTIONS      VALUE     ------------------------------  -----------
NAME                                           EXERCISED    REALIZED   EXERCISABLE    UNEXERCISABLE    EXERCISABLE
--------------------------------------------  -----------  ----------  -----------  -----------------  -----------
Gerald G. Mercer............................      --           --          60,000          --           $ 406,427
Eric P. Roy.................................      --           --          32,000          --             227,000
Donald D. Strench...........................      --           --          18,000          --             128,000
Glenn M. Miller.............................      --           --          23,000          --             163,000
Guy S. King.................................      --           --          23,000          --             163,000
William R. Sumser...........................      --           --          23,000          --             163,000
Kendall W. Wright...........................      23,000   $  140,000      --              --              --


NAME                                            UNEXERCISABLE
--------------------------------------------  -----------------
Gerald G. Mercer............................         --
Eric P. Roy.................................         --
Donald D. Strench...........................         --
Glenn M. Miller.............................         --
Guy S. King.................................         --
William R. Sumser...........................         --
Kendall W. Wright...........................         --

------------------------

(1) "Value of Unexercised In-the-Money Options at Fiscal Year End" is based upon the fair market value of AirNet Common Shares on December 31, 1997 ($21.50) less the exercise price of in-the-money options at December 31, 1997.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

    PURCHASE OF AIRNET HEADQUARTERS

    In October 1997, AirNet purchased its corporate and operational headquarters at 3939 International Gateway in Columbus, Ohio for $4.1 million from Mr. Mercer, which represented fair market value as determined by an independent appraisal performed by Kohr Royer Griffith, Inc. In addition to the building, AirNet assumed Mr. Mercer's 25-year land lease with The Port Authority of Columbus ("Port Authority"), which expires on December 31, 2009. The complex has 80,000 square feet, of which AirNet utilizes approximately 73,000 square feet. The remainder is subleased to unrelated third parties. AirNet's headquarters is currently used for operations, aircraft maintenance, vehicle maintenance, general and administrative functions, and training. Prior to the purchase, AirNet leased the facility from Mr. Mercer and paid a base rent of $75,000 per month and made payments, on behalf of Mr. Mercer, to the Port Authority of approximately $9,500 per month for use of the land upon which the facility is located. AirNet paid rent of approximately $864,000 for the year ended December 31, 1997 and approximately $254,000 for the three months ended December 31, 1996 to Mr. Mercer. AirNet believes that the terms of the sublease were no less favorable to AirNet than those reasonably available from unrelated third parties for comparable space.

    FLOAT CONTROL, INC./CHEXS PARTNERSHIP

    On October 24, 1996, AirNet acquired Float Control, Inc. ("Float Control"), which was a company owned by certain executive officers of AirNet and other individuals and which owned an interest in The Check Exchange System Company (the "CHEXS Partnership"), in a merger transaction. As the result of such merger transaction, AirNet currently owns 19% of the CHEXS Partnership; Littlewood, Shain and Company, an unaffiliated third party, owns 15%; and affiliates of The Huntington National Bank own the remaining interests. The CHEXS Partnership operates a national net settlement switch utilized by members of the National Clearing House Association (the "NCHA"), which the CHEXS Partnership helped to found. The national net settlement switch operates as a clearinghouse for NCHA member banks, pursuant to which such banks are able to settle transactions with other NCHA members by utilizing the switch rather than having to maintain a separate account with each such member. Canceled bank checks which are settled through the NCHA typically are routed through AirNet's air transportation system.

    Pursuant to the merger transaction, Messrs. Mercer, Roy, Miller, King, Wright and Sumser, all of whom are executive officers of AirNet, received AirNet Common Shares having a fair market value at the time of the merger transaction of $1,424,994, $74,089, $176,690, $42,743, $42,743 and $19,949, respectively, in exchange for their shares of Float Control. In determining the value of the shares of Float Control, AirNet utilized an evaluation of the value of the CHEXS Partnership prepared by an unaffiliated third party evaluation firm. AirNet believes that the terms of the merger transaction were fair to AirNet and were no less favorable to AirNet than those reasonably available from unrelated third parties.

PERFORMANCE GRAPH

    The following line graph compares the percentage change in AirNet's cumulative total shareholder return (as measured by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (B) the difference between the price of AirNet Common Shares at the end and the beginning of the measurement period; by (ii) the price of AirNet Common Shares at the beginning of the measurement period) against the cumulative return of the Russell 2000 and of the NYSE Combined Transportation Index ("NYSE Transportation") for the period from May 30, 1996 to December 31, 1997. The AirNet Common Shares became registered under Section 12 of the Exchange Act on May 30, 1996. The comparison assumes $100 was invested on May 30, 1996 in AirNet Common Shares and in each of the foregoing indices and assumes reinvestment of dividends.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

      AIRNET SYSTEMS VS. RUSSELL 2000 VS. NYSE
                   TRANSPORTATION
Indexed Price Performance 5/30/96 - 12/31/97
                                                             ANS  Russell 2000   NYSE Transportation
May-96                                                    100.00        100.00                100.00
Jun-96                                                    114.29         96.19                 98.76
Sep-96                                                    101.79         96.13                 98.19
Dec-97                                                    105.36        100.63                105.50
Mar-97                                                    114.29         95.07                107.33
Jun-97                                                    116.96        110.00                124.19
Sep-97                                                    172.32        125.94                137.70
Dec-97                                                    153.57        121.28                139.63

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN AIRNET'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OR THE EXCHANGE ACT THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT/PROSPECTUS, IN WHOLE OR IN PART, THIS REPORT AND THE GRAPH SET FORTH ABOVE UNDER "--PERFORMANCE GRAPH" SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

    The Compensation Committee of the Board of Directors of AirNet (the "Committee") is comprised of three outside directors, none of whom is or was formerly an officer of AirNet. During the 1997 fiscal year, none of AirNet's executive officers served on the board of any entity of which a Committee member was an executive officer or on the compensation committee of any entity of which any director of AirNet was an executive officer. The Committee has retained outside legal counsel.

    ROLE OF THE COMPENSATION COMMITTEE

    Prior to AirNet's Offering, which was consummated on June 5, 1996, AirNet had no Compensation Committee, and decisions concerning compensation of executive officers of AirNet were made by AirNet's Chief Executive Officer. Following the Offering, the Committee undertook the oversight responsibility for AirNet's executive compensation program.

    In general, AirNet's compensation program for executive officers consists of three main elements: a base salary, a discretionary bonus and periodic grants of stock options. The Committee believes that it is important to pay competitive salaries but also to make a high proportion of the executive officers' total compensation at risk in order to cause the executive officers to focus on both the short-term and the long-term interests of AirNet's shareholders. Therefore, the bonus (which permits individual performance to be recognized on an annual basis, and which is based, in part, on an evaluation of the contribution made by the executive officer to company performance) and stock option grants (which directly tie the executive officer's long-term remuneration to stock price appreciation realized by AirNet's shareholders) are important components of the overall compensation package.

    In March 1998, the Committee retained Plante & Moran to perform a comprehensive review of AirNet's compensation policy. The Committee has received Plante & Moran's report and will consider Plante & Moran's recommendations with respect to compensation for the 1998 fiscal year. However, the Committee has not taken any actions with respect to such report.

    BASE SALARY

    Base salary is reviewed annually and may be adjusted on individual performance, business unit performance and industry analysis and comparisons. To date, the Committee has not utilized compensation consultants, but it may do so in future years to assist the Committee with respect to industry analysis and comparisons. With respect to the 1997 fiscal year, no specific weight was assigned to any of the factors mentioned above in determining 1997 base salaries for the Chief Executive Officer and the other executive officers.

    Prior to AirNet's Offering, AirNet had elected to be treated as an S Corporation under subchapter S of the Code for federal tax purposes and comparable state tax laws. As a result of the S Corporation election, AirNet's pre-existing shareholders were taxed directly on AirNet's income, whether or not such income was distributed, and AirNet was not subject to federal income tax at the corporate level. As a result of the S Corporation status, AirNet's executive officers, and particularly Mr. Mercer, received significant cash distributions in addition to sizable salaries and bonuses, as reflected in the Summary Compensation Table for the 1995 fiscal year.

    In connection with AirNet's Offering, which occurred with only four months remaining in AirNet's 1996 fiscal year, AirNet's compensation arrangements with its executive officers were restructured to reduce the amount of cash compensation, particularly with respect to Mr. Mercer. In addition, AirNet's

S Corporation status terminated in connection with the Offering, and the income distributions to the pre-existing shareholders therefore also ceased. Mr. Mercer, as AirNet's Chief Executive Officer, recommended the base salaries for the executive officers for the remainder of the 1996 fiscal year, including a reduction of more than 50% for himself, at the time of the Offering, and the Committee accepted Mr. Mercer's recommendation

    BONUS PLAN

    As described above, at the time of the Offering, AirNet's compensation arrangements with its executive officers were restructured. At such time, it was determined that bonuses payable with respect to the 1996 fiscal year would not exceed 60% of annual base salaries based on the four months remaining in AirNet's 1996 fiscal year upon the completion of the Offering.

    Based upon the considerations set forth below, none of which was assigned specific weight, the Committee determined to award bonuses to the Chief Executive Officer and each of the other executive officers, other than Mr. Strench, equal to the full 60% of annualized base salary for the remaining four months in the 1996 fiscal year. Mr. Strench joined AirNet in April 1996, shortly before the Offering, and therefore did not participate in the significant pre-offering compensation package. For that reason and because of his performance since joining AirNet, the Committee awarded Mr. Strench a bonus equal to the full 60% of his base salary for the entire period of his employment during the 1996 fiscal year.

    In awarding the full 60% bonuses, the Committee was persuaded by the following factors: (i) AirNet successfully completed its Offering at $14 per share, the top end of the range, and the underwriters exercised their over-allotment option in full, thereby providing an additional $11.8 million in capital to AirNet; (ii) simultaneously with the Offering, AirNet was able to negotiate a new $50.0 million, unsecured credit facility with NBD Bank with a LIBOR funding option; (iii) AirNet's stock price has remained steady following the Offering; and (iv) the Committee believes that AirNet has developed and, to date, is successfully implementing a growth strategy which includes making acquisitions and developing AirNet's small package division.

    STOCK OPTIONS

    The purpose of AirNet's 1996 Incentive Stock Plan is to attract and retain key personnel and directors of AirNet and to enhance their interest in AirNet's continued success. The maximum number of AirNet Common Shares with respect to which awards may be granted under the 1996 Incentive Stock Plan is 1,150,000, and the maximum number which any of the Named Executive Officers may receive is 50,000. The Board is proposing that the AirNet shareholders approve the amendment and restatement of the 1996 Stock Incentive Plan which would increase the number of AirNet Common Shares available thereunder to 2,050,000.

    During 1997, AirNet granted stock options to each of its officers, the details of which are provided in "EXECUTIVE COMPENSATION--Grant of Options." These grants were based upon subjective analyses of each such key employee's function, salary, length of service, performance and value to AirNet, as well as the recommendations of AirNet's Chief Executive Officer, with no specific weighting given to any of such factors. With respect to Mr. Mercer and the other executive officers who were employed by AirNet prior to the Offering and who, for the most part, took significant reductions in the cash portion of their compensation package as a result of the restructuring in connection with the Offering, the Committee believed that it was important to keep such executives incentivized to continue their performance on behalf of AirNet and its shareholders.

    SECTION 162(m) COMPLIANCE

    Section 162(m) of the Code places certain restrictions on the amount of compensation in excess of $1,000,000 which may be deducted for each executive officer. AirNet intends to satisfy the requirements of Section 162(m) should the need arise.

                                          SUBMITTED BY THE COMPENSATION
                                          COMMITTEE OF AIRNET:

                                          TONY C. CANONIE, JR., CHAIRMAN
                                          ROGER D. BLACKWELL
                                          J.F. KEELER, JR.

                                 PROPOSAL NO. 3
                       PROPOSAL TO AMEND AND RESTATE THE
                 AIRNET SYSTEMS, INC. 1996 INCENTIVE STOCK PLAN

    The AirNet Systems, Inc. 1996 Incentive Stock Plan (the "Incentive Stock Plan") was established for the purpose of attracting and retaining key personnel, including consultants and advisors to and directors of AirNet, and to enhance their interest in AirNet's continued success and to allow all AirNet associates an opportunity to have an ownership interest in AirNet.

    The Incentive Stock Plan provides for the grant of incentive stock options ("ISOs") and non-qualified stock options ("NQSOs"), restricted stock and performance shares (individually, an "Award" or, collectively, "Awards"). In addition, the Incentive Stock Plan provides for the purchase of AirNet Common Shares through payroll deduction by all associates of AirNet who have satisfied certain eligibility requirements.

    The number of AirNet Common Shares currently authorized for issuance under the Incentive Stock Plan is 1,150,000, subject to adjustment to reflect certain corporate events, including stock splits and similar transactions. As of June 11, 1998 (the Record Date for the Annual Meeting), options covering an aggregate of 223,025 AirNet Common Shares had been exercised; options covering an aggregate of 543,625 AirNet Common Shares were outstanding; 250,000 AirNet Common Shares have been reserved for the Associate Stock Purchase Program under the Incentive Stock Plan; and a total of 87,150 AirNet Common Shares were available for future grants of Awards. As discussed in "SUMMARY--Terms of the Proposed Merger," pursuant to the terms of the Agreement, the outstanding options to purchase Class A Common Stock of Quick will be converted into options to purchase an aggregate of 249,591 AirNet Common Shares. The number of AirNet Common Shares available for the grant of new Awards under the Incentive Stock Plan is not sufficient to enable AirNet to make the Awards to the former option holders of Quick contemplated by the Agreement or the Awards which AirNet expects to make over the next several years. The Board also believes that AirNet should have the flexibility to grant Awards to meet competitive conditions and the particular circumstances of the key personnel who may be eligible to receive Awards. For these reasons, the Board is recommending the amendment of the Incentive Stock Plan to make additional 900,000 AirNet Common Shares available thereunder. The Board is also recommending certain amendments to the provisions of the Incentive Stock Plan addressing the automatic grant of options to Non-Employee Directors.

DESCRIPTION OF AMENDMENTS

    On May 13, 1998, the Board of Directors of AirNet adopted, effective upon shareholder approval at the Annual Meeting, the following amendments to the Incentive Stock Plan (the "Amendments"):

    1. The Incentive Stock Plan has been amended, subject to shareholder approval, to increase the number of AirNet Common Shares which may be issued thereunder from 1,150,000 to 2,050,000 AirNet Common Shares.

    2. The Incentive Stock Plan has been amended, subject to shareholder approval, to replace the annual grant to Non-Employee Directors of an option covering 2,000 AirNet Common Shares with a one-time grant of an option covering 20,000 AirNet Common Shares. Such option will vest in five equal annual installments beginning on the date of grant, with such vesting being accelerated upon the occurrence of certain events described in the Incentive Stock Plan.

    The Amendments are discussed in greater detail below.

OPERATION OF THE INCENTIVE STOCK PLAN

    There follows a summary of the Incentive Stock Plan, as proposed to be amended and restated. This summary is qualified in its entirety by reference to the copy of the AirNet Systems, Inc. Amended and Restated 1996 Incentive Stock Plan attached hereto as Appendix IV.

AIRNET COMMON SHARES AVAILABLE UNDER THE INCENTIVE STOCK PLAN

    If the Amendments are approved, the aggregate number of AirNet Common Shares for which Awards may be made under the Incentive Stock Plan will increase from 1,150,000 to 2,050,000 AirNet Common Shares. The AirNet Common Shares covered by the Incentive Stock Plan will be made available from the authorized but unissued AirNet Common Shares or from AirNet Common Shares held in treasury. If there is a forfeiture, termination or cancellation of any Award without the issuance of AirNet Common Shares, the AirNet Common Shares subject to such Award will be available for future grants. The Incentive Stock Plan contains customary provisions with respect to adjustments for stock splits and similar transactions and the rights of participants upon mergers and other business combinations.

ADMINISTRATION OF THE INCENTIVE STOCK PLAN

    The Incentive Stock Plan is administered by the Compensation Committee of the AirNet Board of Directors (the "Committee"). The Committee has the discretion to select from among eligible associates those to whom Awards will be granted and determine the terms and conditions applicable to each Award. With respect to all non-executive officers (I.E., associates who are not subject to the provisions of Section 16 of the Exchange Act), AirNet's Chief Executive Officer may make recommendations to the Committee. The Committee also has the sole and complete authority to interpret the provisions of the Incentive Stock Plan. The Committee's decisions will be binding on AirNet and participants in the Incentive Stock Plan.

ELIGIBILITY

    Key associates of, and consultants and advisors to, AirNet and its subsidiaries who can make substantial contributions to the successful performance of AirNet and its subsidiaries are eligible to be granted Awards under the Incentive Stock Plan. As described in "EXECUTIVE COMPENSATION-Report of the Compensation Committee on Executive Compensation," the grant of options under the Incentive Stock Plan is a significant element of AirNet's executive compensation program. The following table sets forth the number and average exercise price of options granted under the Incentive Stock Plan to: (i) each of the Named Executive Officers; (ii) all current executive officers of AirNet as a group; (iii) each of the directors of AirNet; (iv) all current directors of AirNet who are not executive officers of AirNet as a group; and (v) all associates of AirNet and its subsidiaries, including all current officers of

AirNet and its subsidiaries who are not executive officers of AirNet, as a group. No other Awards have been made under the Incentive Stock Plan. No options have been granted to associates of any of the directors or executive officers and, other than the persons identified in the following table, no person has received 5% or more of the options granted under the Incentive Stock Plan.

                                                                                  OPTIONS GRANTED UNDER INCENTIVE
                                                                                             STOCK PLAN
                                                                                  --------------------------------
                                                                                               AVERAGE EXERCISE
NAME OR GROUP                                                                      NUMBER            PRICE
--------------------------------------------------------------------------------  ---------  ---------------------
Gerald G. Mercer................................................................     60,000        $   14.73
Eric P. Roy.....................................................................     32,000            14.41
Donald D. Strench...............................................................     18,000            14.39
Glenn M. Miller.................................................................     23,000            14.41
Guy S. King.....................................................................     23,000            14.41
Kendall W. Wright...............................................................     23,000            14.41
William R. Sumser...............................................................     23,000            14.41
Jeffrey B. Harris...............................................................     15,000            14.42
All current executive officers of AirNet as a group.............................    217,000            14.50
Roger D. Blackwell..............................................................      2,000            14.75
Tony C. Canonie, Jr.............................................................      2,000            14.75
Russell M. Gertmenian...........................................................      2,000            14.75
J. F. Keller, Jr................................................................      2,000            14.75
All current directors of AirNet who are not executive officers of AirNet as a
  group.........................................................................      8,000            14.75
All associates of AirNet and its subsidiaries (including all current officers of
  AirNet and its subsidiaries who are not executive officers of AirNet) as a
  group.........................................................................    587,850            14.15

------------------------

    It is estimated that approximately 820 associates of AirNet and its subsidiaries are currently eligible to participate in the Incentive Stock Plan (including the Named Executive Officers). However, no determination has been made as to the individual identity of the persons to whom future Awards may be granted or the number of AirNet Common Shares which may be allocated to any specific person or persons, other than with respect to the NQSOs which are to be automatically granted to the Non-Employee Directors (i.e., Messrs. Blackwell, Canonie, Gertmenian and Keeler) under the circumstances described in "--Terms of Awards--Director Options" and options to purchase an aggregate of 249,591 AirNet Common Shares which are to be granted to the former holders of options to purchase Class A Common Stock of Quick pursuant to the terms of the Agreement as described in "SUMMARY--Terms of the Proposed Merger." It is anticipated that the Committee's determination of which eligible associates will be granted Awards in the future and terms thereof will be based on each individual's present and potential contribution to the success of AirNet and its subsidiaries.

    The maximum number of AirNet Common Shares for which certain individuals (the Chief Executive Officer and the four other highest paid officers) may receive options (ISOs and NQSOs) is limited to 50,000 AirNet Common Shares over a one-year period.

DURATION

    No Award under the Incentive Stock Plan may be granted after May 1, 2006.

TERMS OF AWARDS

    OPTIONS

    The Committee may grant NQSOs to associates, advisors and consultants but may grant ISOs only to associates. The Committee has discretion to fix the exercise price of such options, which, in the case of an ISO, may not be less than the fair market value of the AirNet Common Shares on the date of grant. The
fair market value of the AirNet Common Shares on June   , 1998 was $     . In
the case of an ISO granted to a 10% shareholder of AirNet, the exercise price may not be less than 110% of the fair market value of the AirNet Common Shares on the date of grant. The Committee also has broad discretion as to the terms and conditions under which such options will be exercisable. ISOs expire not later than ten years after the date on which they are granted (or five years in the case of an ISO granted to a 10% shareholder of the Company). The exercise price of the options may be satisfied in cash or, in the discretion of the Committee, by exchanging AirNet Common Shares owned by the option holder, or by a combination of cash and AirNet Common Shares.

    DIRECTOR OPTIONS

    Each Non-Employee Director currently receives an annual grant of an NQSO to purchase 2,000 AirNet Common Shares at an exercise price equal to the fair market value of the AirNet Common Shares on the date of grant. If the proposal to amend and restate the Incentive Stock Plan is approved, each Non-Employee Director who is then serving on the Board will automatically be granted an NQSO to purchase 20,000 AirNet Common Shares effective on the date of the Annual Meeting and any individual who thereafter becomes a Non-Employee Director will automatically be granted an option to purchase 20,000 Common Shares effective on the date he is appointed or elected to the Board. In each case, the NQSO will vest in five equal annual installments beginning on the date of grant, with such vesting being accelerated if AirNet merges with another entity and is not the surviving entity, or in the event all or substantially all of AirNet's assets or stock is acquired by another entity. A director NQSO will be exercisable until the earlier of (i) the tenth anniversary of the date of grant and (ii) three months (one year in the case of a director who becomes disabled or dies) after the date the director ceases to be a director; provided, however, that if a director ceases to be a director after having been convicted of, or pled guilty to, a felony, the director NQSO will be canceled on the date the director ceases to be a director. The exercise price of the director NQSOs may be satisfied in cash or, in the discretion of the Committee, by exchanging AirNet Common Shares owned by the director, or by a combination of cash and AirNet Common Shares.

    RESTRICTED STOCK AWARDS

    An award of restricted stock is an award of AirNet Common Shares that is subject to such restrictions as the Committee deems appropriate, including forfeiture conditions and restrictions on transfer for a period specified by the Committee. Awards of restricted stock may be granted under the Incentive Stock Plan for or without consideration. Restrictions on restricted stock may lapse in installments based on factors selected by the Committee. The Committee, in its sole discretion, may waive or accelerate the lapsing of restrictions in whole or in part. Prior to the expiration of the restricted period, except as otherwise provided by the Committee, a participant who has been granted restricted stock will, from the date of grant, have the rights of a shareholder of the Company in respect of such AirNet Common Shares, including the right to vote such AirNet Common Shares and to receive dividends and other distributions thereon, subject to the restrictions set forth in the Incentive Stock Plan and in the instrument evidencing such Award. The shares of restricted stock will be held by AirNet, or by an escrow agent designated by AirNet, during the restricted period and may not be sold, assigned, transferred, pledged or otherwise encumbered until the restrictions have lapsed. The Committee has authority to determine the duration of the restricted period and the conditions under which restricted stock may be forfeited, as well as the other terms and conditions of such awards.

    PERFORMANCE SHARE AWARDS

    A performance share award is an award of a number of units that represent the right to receive a specified number of AirNet Common Shares or cash, or both, upon satisfaction of certain specified performance goals, subject to such terms and conditions as the Committee determines. Performance share awards will be earned to the extent such performance goals established by the Committee are achieved over a period of time specified by the Committee. The Committee has discretion to determine the value of each performance share award, to adjust the performance goals as it deems equitable to reflect events affecting AirNet or changes in law or accounting principles or other factors, and to determine the extent to which performance share awards that are earned may be paid in the form of cash, AirNet Common Shares or a combination of both.

    ASSOCIATE STOCK PURCHASE PROGRAM

    All associates of AirNet who have at least one year of service with AirNet are given the opportunity to purchase AirNet Common Shares under the Incentive Stock Plan through the Associate Stock Purchase Program. Pursuant to this payroll deduction program, associates are able to purchase AirNet Common Shares during four quarterly offering periods each year at a price equal to the lesser of 85% of fair market value on the first business day of each offering period and 85% of fair market value on the last business day of each offering period. Certain restrictions contained in Section 423 of the Code apply to this payroll deduction program, including a limitation on the maximum value of AirNet Common Shares that may be purchased by an individual associate in any calendar year. Upon purchase of AirNet Common Shares through payroll deduction, AirNet will issue share certificates to the participating associates. As of June 11, 1998 (the Record Date for the Annual Meeting), 10,464 of the 250,000 AirNet Common Shares reserved for issuance under the Associate Stock Purchase Program had been purchased.

    GENERAL

    The Committee has broad discretion as to the specific terms and conditions of each Award and any rules applicable thereto, including the effect, if any, of a change in control of AirNet. The terms of each Award are to be evidenced by a written instrument delivered to the participant. The AirNet Common Shares issued under the Incentive Stock Plan are subject to applicable tax withholding by AirNet which, to the extent permitted under Rule 16b-3 under the Exchange Act, may be satisfied by the withholding of AirNet Common Shares issuable under the Incentive Stock Plan. Any Awards granted under the Incentive Stock Plan may not be assigned or transferred except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order.

AMENDMENTS AND TERMINATION

    The Incentive Stock Plan may be amended or terminated at any time by the Board of Directors; provided, however, that no such amendment or termination may adversely affect a grantee's or an option holder's rights under any Award previously granted under the Incentive Stock Plan, except with the consent of such grantee or option holder. In addition, no amendment may be made without shareholder approval if the Committee determines that such approval is necessary to comply with any tax or regulatory requirement, including any approval that is required as a prerequisite for exemptive relief from Section 16 of the Exchange Act, for which or with which the Committee determines that it is desirable to qualify or comply.

FEDERAL INCOME TAX MATTERS

    Based on current provisions of the Code and the existing regulations thereunder, the anticipated federal income tax consequences in respect of ISOs, NQSOs, restricted stock and performance share awards made under the Incentive Stock Plan and participation in the Associate Stock Purchase Program are as described below. The following discussion is not intended to be a complete statement of applicable law and is based upon federal income tax laws as in effect on the date hereof.

    ISOS

    An option holder who is granted an ISO does not recognize taxable income either on the date of grant or on the date of exercise. However, upon the exercise of the ISO, the difference between the fair market value of the AirNet Common Shares received and the exercise price is a tax preference item potentially subject to the alternative minimum tax. However, on the later sale or other disposition of the AirNet Common Shares, generally only the difference between the fair market value of the AirNet Common Shares on the exercise date and the amount realized on the sale or disposition is includable in alternative minimum taxable income.

    Upon disposition of AirNet Common Shares acquired upon the exercise of an ISO, capital gain or loss is generally recognized in an amount equal to the difference between the amount realized on the sale or disposition and the exercise price. However, if the option holder disposes of the AirNet Common Shares within two years of the date of grant or within one year from the date of the issuance of the AirNet Common Shares to the option holder (a "Disqualifying Disposition"), then the option holder will recognize ordinary income, as opposed to capital gain, at the time of the disposition. In general, the amount of ordinary income recognized will be equal to the lesser of (i) the amount of gain realized on the disposition, or (ii) the difference between the fair market value of the AirNet Common Shares received on the date of exercise and the exercise price. Any remaining gain or loss is treated as a short-term, mid-term or long-term capital gain or loss, depending upon the period of time the AirNet Common Shares have been held.

    AirNet is not entitled to a tax deduction upon either the exercise of an ISO or the disposition of AirNet Common Shares acquired pursuant to such exercise, except to the extent that the option holder recognizes ordinary income in a Disqualifying Disposition. Ordinary income from a Disqualifying Disposition will constitute compensation but will not be subject to tax withholding, nor will it be considered wages for payroll tax purposes.

    If the holder of an ISO pays the exercise price, in whole or in part, with already-owned AirNet Common Shares, the exchange should not affect the ISO tax treatment of the exercise. Upon such exchange, and except for Disqualifying Dispositions, no gain or loss is recognized by the option holder upon delivering already-owned AirNet Common Shares for payment of the exercise price. The AirNet Common Shares received by the option holder, equal in number to the already-owned AirNet Common Shares exchanged therefor, will have the same basis and holding period for capital gain purposes as the already-owned AirNet Common Shares. The option holder, however, will not be able to use the prior holding period for the purpose of satisfying the ISO statutory holding period requirements. AirNet Common Shares received by the option holder in excess of the number of already-owned Common Shares will have a basis of zero and a holding period which commences as of the date the AirNet Common Shares are issued to the option holder upon exercise of the ISO. If the exercise of an ISO is effected using AirNet Common Shares previously acquired through the exercise of an ISO, the exchange of the already-owned AirNet Common Shares will be considered a disposition of such Common Shares for the purpose of determining whether a Disqualifying Disposition has occurred.

    NQSOS

    An option holder receiving an NQSO does not recognize taxable income on the date of grant of the NQSO, provided the NQSO does not have a readily ascertainable fair market value at the time it is granted. In general, the option holder must recognize ordinary income at the time of exercise of the NQSO in the amount of the difference between the fair market value of the AirNet Common Shares on the date of exercise and the exercise price. The ordinary income recognized will constitute compensation for which tax withholding generally will be required. The amount of ordinary income recognized by an option holder will be deductible by AirNet in the year that the option holder recognizes the income if AirNet complies with the applicable withholding requirements.

    If the sale of the AirNet Common Shares could subject the option holder to liability under Section 16(b) of the Exchange Act, the option holder generally will recognize ordinary income only on the date that the option holder is no longer subject to such liability in an amount equal to the fair market value of the AirNet Common Shares on such date less the exercise price. Nevertheless, the option holder may elect under Section 83(b) of the Code within 30 days of the date of exercise to recognize ordinary income as of the date of exercise, without regard to the restriction of Section 16(b).

    AirNet Common Shares acquired upon exercise of an NQSO will have a tax basis equal to their fair market value on the exercise date or other relevant date on which ordinary income is recognized, and the holding period for the AirNet Common Shares generally will begin on the date of exercise or such other relevant date. Upon subsequent disposition of the AirNet Common Shares, the option holder will recognize long-term capital gain or loss if the option holder has held the AirNet Common Shares for more than 18 months prior to disposition, mid-term capital gain or loss if the option holder has held the AirNet Common Shares for at least one year but less than 18 months, or short-term capital gain or loss if the option holder has held the AirNet Common Shares for one year or less.

    If the holder of an NQSO pays the exercise price, in whole or in part, with already-owned AirNet Common Shares, the option holder will recognize ordinary income in the amount by which the fair market value of the AirNet Common Shares received exceeds the exercise price. The option holder will not recognize gain or loss upon delivering such already-owned AirNet Common Shares to AirNet. AirNet Common Shares received by an option holder, equal in number to the already-owned AirNet Common Shares exchanged therefor, will have the same basis and holding period as such already-owned AirNet Common Shares. AirNet Common Shares received by an option holder in excess of the number of such already-owned AirNet Common Shares will have a basis equal to the fair market value of such additional AirNet Common Shares as of the date ordinary income is recognized. The holding period for such additional AirNet Common Shares will commence as of the date of exercise or such other relevant date.

    RESTRICTED STOCK AWARD

    An associate who is granted a restricted stock award will not be taxed upon the acquisition of such AirNet Common Shares so long as the interest in such AirNet Common Shares is subject to a substantial risk of forfeiture. Upon lapse or release of the restrictions, the associate will be taxed at ordinary income tax rates on an amount equal to either the current fair market value of the AirNet Common Shares (in the case of lapse or termination) or the sale price (in the case of a sale), less any consideration paid for the AirNet Common Shares. AirNet will be entitled to a corresponding deduction. The basis of restricted stock held after lapse or termination of restrictions will be equal to its fair market value on the date of lapse or termination of restrictions, and upon subsequent disposition, any further gain or loss will be a long-term, mid-term or short-term capital gain or loss, depending upon the length of time the AirNet Common Shares are held.

    An associate who is granted a restricted stock award may elect, within 30 days of such grant, under Section 83(b) of the Code to be taxed at ordinary income tax rates on the full fair market value of the restricted stock at the time of issuance (less any consideration paid). The basis of the AirNet Common Shares so acquired will be equal to the fair market value at such time. If the election is made, no tax will be payable upon the subsequent lapse or termination of the restrictions, and any gain or loss upon disposition will be a capital gain or loss.

    PERFORMANCE SHARE AWARDS

    The grant of a performance share award will not result in income for the grantee or in a deduction for AirNet. Upon the receipt of AirNet Common Shares or cash under a performance share award, the grantee will recognize ordinary income and AirNet will be entitled to a deduction measured by the fair market value of the AirNet Common Shares plus any cash received. Income tax withholding will be required.

    ASSOCIATE STOCK PURCHASE PROGRAM

    The Associate Stock Purchase Program is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Code. Generally, participants will recognize taxable income only on the disposition of AirNet Common Shares purchased under the Program. Any participant who disposes of AirNet Common Shares purchased under the Program will recognize ordinary income in the year of such disposition in an amount equal to the lesser of (i) the excess of the fair market value of the AirNet Common Shares at disposition over the purchase price of the AirNet Common Shares; or (ii) the excess of the fair market value of the AirNet Common Shares at the time the right to purchase was granted over the purchase price. Any remaining gain will be taxed as a capital gain in the year of disposition. If, however, the sales price is less than the purchase price paid by the participant, the participant will recognize a capital loss. If the participant has held the AirNet Common Shares acquired upon exercise of the right to purchase less than one year, the capital gain or loss will be short-term; if the participant has held such AirNet Common Shares for at least one year but less than 18 months, the capital gain or loss will be mid-term; and if the participant has held such AirNet Common Shares for at least 18 months, the capital gain or loss will be long-term. Generally, in the event of a disposition of AirNet Common Shares by a participant, the amount of ordinary income attributable to the participant because of such disposition is deductible by AirNet as an employer business deduction in the year of disposition.

    OTHER MATTERS

    The Incentive Stock Plan is intended to comply with Section 162(m) of the Code with respect to options granted thereunder. Section 162(m) of the Code prohibits a publicly-held corporation, such as AirNet, from claiming a deduction on its federal income tax return for compensation in excess of $1 million paid for a given fiscal year to the chief executive officer (or person acting in that capacity) at the close of the corporation's fiscal year and the four most highly compensated officers of the corporation, other than the chief executive officer, at the end of the corporation's fiscal year. The $1 million compensation deduction limitation does not apply to performance-based compensation. The Internal Revenue Service has issued regulations under Section 162(m) setting forth a number of provisions which compensatory plans must contain for the compensation paid thereunder to qualify as "performance-based" for purposes of
Section 162(m). AirNet is seeking shareholder approval of the Incentive Stock Plan as amended and restated in a good faith effort to qualify compensation received thereunder, in respect of options, as "performance-based" for purposes of Section 162(m).

RECOMMENDATION AND VOTE

    The Board of Directors of AirNet unanimously recommends that the shareholders vote for the proposal to approve the amendment and restatement of the Incentive Stock Plan. Unless otherwise directed, the persons named in the enclosed proxy will vote the AirNet Common Shares represented by all proxies received prior to the Annual Meeting, and not properly revoked, in favor of the proposal to approve the amendment and restatement of the Incentive Stock Plan.

    Shareholder approval of the proposed amendment and restatement of the Incentive Stock Plan will require the affirmative vote of the holders of a majority of the AirNet Common Shares, present in person or by proxy, and entitled to vote on the proposal.

                     DESCRIPTION OF CAPITAL STOCK OF AIRNET

GENERAL

    The authorized capital stock of AirNet consists of 40,000,000 AirNet Common Shares and 10,000,000 preferred shares, par value $.01 per share. As of June 11, 1998, 12,753,400 AirNet Common Shares were issued and 12,577,913 were outstanding. In addition, 326,686 authorized AirNet Common Shares have been reserved and remain available for issuance under AirNet's 1996 Incentive Stock Plan. There are no preferred shares issued and outstanding.

AIRNET COMMON SHARES

    Holders of AirNet Common Shares are entitled to one vote for each AirNet Common Share held of record on all matters presented to a vote of shareholders, including the election of directors. Holders of AirNet Common Shares have no cumulative voting rights and no preemptive rights to purchase or subscribe for any stock or other securities. There are no conversion rights or redemption or sinking fund provisions with respect to the AirNet Common Shares. Subject to preferences that may be applicable to any outstanding preferred shares and subject to the applicable debt instruments of AirNet, holders of AirNet Common Shares are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the affairs of AirNet, holders of AirNet Common Shares are entitled to share pro rata in the distribution of the assets of AirNet remaining after payment or provision for payment of liabilities and the liquidation payments to holders of outstanding preferred shares. All outstanding AirNet Common Shares are, and the AirNet Common Shares offered hereby when issued in accordance with the terms of Agreement will be, fully paid and nonassessable.

    The AirNet Common Shares are listed on the NYSE.

PREFERRED SHARES

    AirNet's Board of Directors has the authority to issue up to 10,000,000 preferred shares in one or more series and to fix, by resolution, the designations, preferences and relative, participating, optional or other rights, if any, but currently not the voting rights, and the qualifications, limitations or restrictions thereof, if any, including the number of shares in such series (which the Board may increase or decrease as permitted by Ohio law), liquidation preferences, dividend rates, conversion rights and redemption provisions of the shares constituting any series, without any further vote or action by AirNet's shareholders. Any series of preferred shares so issued could have priority over the AirNet Common Shares with respect to dividend or liquidation rights or both. In addition, the issuance of preferred shares, or the issuance of rights to purchase such shares, could have the effect of delaying, deferring or preventing a change of control of AirNet or an unsolicited acquisition proposal.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the AirNet Common Shares is First Chicago Trust Company of New York.

ANTI-TAKEOVER EFFECTS OF AMENDED ARTICLES, CODE OF REGULATIONS AND THE OHIO
  GENERAL CORPORATION LAW

    Certain provisions of the Amended Articles and Code of Regulations of AirNet and of the GCL summarized in the following paragraphs may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in the shareholder's best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders.

    NO SHAREHOLDER ACTION BY WRITTEN CONSENT

    Section 1701.54 of the GCL requires that an action by written consent of the shareholders in lieu of a meeting be unanimous, except that, pursuant to Section 1701.11, the code of regulations may be amended by an action by written consent of holders of shares entitling them to exercise two-thirds of the voting power of the corporation or, if the articles of incorporation or code of regulations otherwise provide, such greater or lesser amount, but not less than a majority. The AirNet Code of Regulations provides that no action to amend the Code of Regulations may be taken by a written consent of shareholders without a meeting. This provision may have the effect of delaying, deferring or preventing a tender offer or takeover attempt that a shareholder might consider in the shareholder's best interest.

    SUPERMAJORITY VOTING PROVISIONS

    The AirNet Code of Regulations provides that the provisions relating to the elimination of shareholder action by written consent to amend the Code of Regulations, removal of directors only for cause, indemnification of directors and supermajority voting may not be repealed or amended in any respect, and no other provision may be adopted, amended or repealed which would have the effect of modifying or permitting the circumvention of such provisions, without the vote of the holders of not less than 66 2/3% of the total voting power of AirNet.

    ADVANCE NOTICE REQUIREMENTS FOR SHAREHOLDER PROPOSALS AND DIRECTOR
     NOMINATIONS

    The AirNet Code of Regulations provides that shareholders seeking to bring business before an annual meeting of shareholders, or to nominate candidates for election as directors at an annual or special meeting of shareholders, must provide timely notice thereof in writing. To be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of AirNet not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be received no later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. The Code of Regulations also specifies certain requirements for a shareholder's notice to be in proper written form. These provisions may preclude some shareholders from bringing matters before the shareholders at an annual or special meeting or from making nominations for directors at an annual or special meeting; provided that nothing in such provisions shall prevent any shareholder from submitting a shareholder proposal in compliance with Rule 14a-8 of the Exchange Act.

    CONTROL SHARE ACQUISITION STATUTE

    Section 1701.831 of the GCL (the "Control Share Acquisition Statute") requires shareholder approval of any proposed "control share acquisition" of an Ohio corporation. A "control share acquisition" is the acquisition, directly or indirectly, by any person (including any individual, partnership, corporation, limited liability company, society, association or two or more persons who have a joint or common interest) of shares of a corporation that, when added to all other shares of the corporation that may be voted, directly or indirectly, by the acquiring person, would entitle such person to exercise or direct the exercise of 20% or more (but less than 33 1/3%) of the voting power of the corporation in the election of directors or 33 1/3% (but less than a majority) of such voting power or a majority or more of such voting powers. Under the Control Share Acquisition Statute, the control share acquisition must be approved in advance by the holders of a majority of the outstanding voting shares represented at a meeting at which a quorum is present and by the holders of a majority of the portion of the outstanding voting shares represented at such a meeting excluding the voting shares owned by the acquiring shareholder and certain "interested shares," including shares owned by officers elected or appointed by the directors of the corporation and by directors of the corporation who are also employees of the corporation.

    The purpose of the Control Share Acquisition Statute is to give shareholders of Ohio corporations a reasonable opportunity to express their views on a proposed shift in control, thereby reducing the coercion inherent in an unfriendly takeover. The provisions of the Control Share Acquisition Statute grant to the shareholders of AirNet the assurance that they will have adequate time to evaluate the proposal of the acquiring person, that they will be permitted to vote on the issue of authorizing the acquiring person's purchase program to go forward in the same manner and with the same proxy information that would be available to them if a proposed merger of AirNet were before them and, most importantly, that the interests of all shareholders will be taken into account in connection with such vote and the probability will be increased that they will be treated equally regarding the price to be offered for their AirNet Common Shares if the implementation of the proposal is approved.

    The Control Share Acquisition Statute applies not only to traditional tender offers but also to open market purchases, privately negotiated transactions and original issuances by an Ohio corporation, whether friendly or unfriendly. The procedural requirements of the Control Share Acquisition Statute could render approval of any control share acquisition difficult in that a majority of the voting power of AirNet, excluding "interested shares" must be voted in favor of the acquisition. It is recognized that any corporate defense against persons seeking to acquire control may have the effect of discouraging or preventing offers which some shareholders might find financially attractive. On the other hand, the need on the part of the acquiring person to convince the shareholders of AirNet of the value and validity of such acquiring person's offer may cause such offer to be more financially attractive in order to gain shareholder approval.

    MERGER MORATORIUM STATUTE

    Chapter 1704 of the GCL (the "Merger Moratorium Statute") generally prohibits a wide range of business combinations and other transactions (including mergers, consolidations, asset sales, loans, disproportionate distributions of property and disproportionate issuances or transfers of shares or rights to acquire shares) between an Ohio corporation and a person that owns, alone or with other related parties, shares representing at least 10% of the voting power of such corporation (an "Interested Shareholder") for a period of three years after such person becomes an Interested Shareholder, unless, prior to the date that the Interested Shareholder became such, the directors approve either the transaction or the acquisition of the corporation's shares that resulted in the person becoming an Interested Shareholder. Following the three-year moratorium period, the corporation may engage in covered transactions with an Interested Shareholder only if, among other things (i) the transaction receives the approval of the holders of 2/3 of all the voting shares and the approval of the holders of a majority of the voting shares held by persons other than an Interested Shareholder or (ii) the remaining shareholders receive an amount for their shares equal to the higher of the highest amount paid in the past by the Interested Shareholder for the corporation's shares or the amount that would be due the shareholders if the corporation were to dissolve. The Merger Moratorium Statute is designed to prevent many of the self-dealing activities that often accompany highly-leveraged acquisitions by prohibiting an Interested Shareholder from using the corporation or its assets or shares for the Interested Shareholder's special benefit. The Merger Moratorium Statute will encourage potential tender offerors to negotiate with the Board of Directors of AirNet to ensure that the shareholders of AirNet receive fair and equitable consideration for their shares. However, the Merger Moratorium Statute presents potential pitfalls for unwary shareholders. Close attention to the impact of common corporate actions, such as the grant of stock options and loans to Interested Shareholders in the ordinary course of business, is necessary to determine whether such actions are encompassed by the Merger Moratorium Statute.

                COMPARISON OF CAPITAL STOCK OF AIRNET AND QUICK

    Quick is a closely-held corporation with five stockholders, including Robert
J. Mitzman, Dominique Brown and Glenn R. Smoak. See "SELECTED INFORMATION ABOUT QUICK-Capital Stock of Quick." Such persons' rights as stockholders have been governed primarily by discussions and agreements among these five individuals. Following the Merger, the Quick Stockholders will hold AirNet Common Shares, which are shares of an Ohio corporation which is a public company, and their rights will be governed by Ohio law and AirNet's Amended Articles and Code of Regulations. Accordingly, the material difference between the present rights of the Quick Stockholders and their rights as holders of AirNet Common Shares is that following the Merger, they will be shareholders in a public company governed by Ohio law and AirNet's Amended Articles and Code of Regulations rather than such discussions and agreements. Set forth below is a summary of the material provisions of Ohio law and the Amended Articles and Code of Regulations of AirNet which will govern the rights of the Quick Stockholders as shareholders of AirNet after the Merger.

MERGERS AND CONSOLIDATIONS

    Under the GCL, an agreement of merger or consolidation must be approved by the directors of each constituent corporation and adopted by shareholders of each constituent Ohio corporation (other than the surviving corporation in the case of a merger) holding at least two-thirds of the corporation's voting power, unless a different proportion (but not less than a majority of the voting power) is specified in the articles. AirNet's Amended Articles require the approval of a majority of the voting power of AirNet instead of two-thirds. In the case of a merger, the agreement must also be adopted by the shareholders of the surviving corporation by similar vote, if one or more of the following conditions exist:
(a) the articles or regulations of the surviving corporation then in effect require that the agreement be adopted by the shareholders or by the holders of a particular class of shares of that corporation; (b) the agreement conflicts with the articles or regulations of the surviving corporation then in effect, or changes the articles or regulations, or authorizes any action that, if it were being made or authorized apart from the merger, would otherwise require adoption by the shareholders or by the holders of a particular class of shares of that corporation; (c) the merger involves the issuance or transfer by the surviving corporation to the shareholders of the other constituent corporation or corporations of such number of shares of the surviving corporation as will entitle the holders of the shares immediately after the consummation of the merger to exercise one-sixth or more of the voting power of that corporation in the election of directors; or (d) the agreement of merger makes such change in the directors of the surviving corporation as would otherwise require action by the shareholders or by the holders of a particular class of shares of that corporation.

OTHER CORPORATE TRANSACTIONS

    Subject to certain exceptions, under the GCL, unless the articles specify a different proportion but not less than a majority of the voting power, the approval of two-thirds of the voting power of a corporation is required for (i) the consummation of combinations and majority share acquisitions involving the transfer or issuance of such number of shares as would entitle the holders thereof to exercise at least one-sixth of the voting power of an Ohio corporation in the election of directors immediately after the consummation of such transaction, (ii) the disposition of all or substantially all of the corporation's assets other than in the regular course of business and (iii) voluntary dissolutions. The AirNet Amended Articles require the approval of a majority of the voting power rather than two-thirds.

ANTI-TAKEOVER EFFECTS OF AMENDED ARTICLES, CODE OF REGULATIONS AND THE OHIO
  GENERAL CORPORATION LAW

    See "DESCRIPTION OF CAPITAL STOCK OF AIRNET--Anti-takeover Effects of Amended Articles, Code of Regulations and the Ohio General Corporation Law."

SPECIAL MEETINGS

    Under the GCL, persons who may call a special meeting of shareholders include the chairman of the board; the president, or, in case of the president's absence, death or disability, the vice-president authorized to exercise the authority of the president in the absence of the latter; the directors by action at a meeting or a majority of the directors acting without a meeting; persons holding 25% or more of the voting power of all shares entitled to vote, unless the articles or regulations specify a smaller or larger portion, but not more than 50%; or such other officers or persons as the articles or regulations may authorize. The AirNet Code of Regulations authorizes the Chairman of the Board, the President (or, in the event of his absence, death or disability, the Vice President authorized to exercise the authority of the President in the absence of the latter), the Secretary or the Board of Directors to call a special meeting of shareholders. In addition, the AirNet Code of Regulations authorizes a special meeting of shareholders to be called by persons holding at least fifty percent (50%) of all shares outstanding and entitled to vote thereat.

CLASS VOTING

    Under the GCL, holders of a particular class of shares are entitled to vote as a separate class if the rights of such class are affected by mergers, consolidations or amendments to the articles.

REMOVAL OF DIRECTORS AND FILLING OF VACANCIES

    Under the AirNet Code of Regulations, a director or directors may be removed from office, only for cause and only by the vote of the holders of at least a majority of the voting power of AirNet which entitles them to elect directors in place of those to be removed. Vacancies in the Board of Directors of AirNet and any newly-created directorships resulting from any increase in the number of the directors may be filled by the directors, acting by the vote of a majority of the directors then in office, even if less than a quorum. A director elected to the Board to fill a vacancy would hold office for the unexpired portion of the term of the director whose place has been filled. A director elected by the Board to fill a newly-created directorship resulting from an increase in the number of directors would hold office until the next election of the class for which the director was elected.

AMENDMENT OF THE AMENDED ARTICLES AND CODE OF REGULATIONS

    Under the GCL, an amendment to the articles must be adopted by the affirmative vote of the holders of shares entitling them to exercise two-thirds of the voting power of the corporation on the proposal, or such different proportion (but not less than a majority of the voting power) as is provided in the articles. The AirNet Amended Articles reduce the vote required to amend any provision of the Amended Articles to a majority.

    Under the GCL, an amendment to the regulations may be adopted by the shareholders at a meeting held for that purpose, by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power on the proposal or without a meeting with the written consent of the holders of shares entitling them to exercise two-thirds of the voting power on the proposal, unless the articles or regulations require a greater or lesser proportion but not less than a majority of the voting power. The AirNet Code of Regulations provides that the provisions relating to the elimination of shareholder action by written consent to amend the Code of Regulations, removal of directors only for cause, indemnification of directors and supermajority voting may not be repealed or amended in any respect, and no other provision may be adopted, amended or repealed which would have the effect of modifying or permitting the circumvention of such provisions, without the vote of the holders of not less than 66 2/3% of the total voting power of AirNet. Other amendments of the AirNet Code of Regulations require the affirmative vote of the holders of a majority of the voting power on such proposal.

APPRAISAL RIGHTS

    Under the GCL, dissenting shareholders are entitled to appraisal rights in connection with the lease, sale, exchange, transfer or other disposition of all or substantially all of the assets of a corporation and in connection with amendments to its articles which change the rights of shareholders in a substantially prejudicial manner. In addition, shareholders of an Ohio corporation being merged into a new corporation are also generally entitled to appraisal rights. Shareholders of an acquiring corporation are entitled to appraisal rights in a merger, combination or majority share acquisition in which such shareholders are entitled to voting rights.

DIVIDENDS

    An Ohio corporation may pay dividends out of surplus, however created, in cash, property or shares. An Ohio corporation must notify its shareholders if a dividend is paid out of capital surplus

REPURCHASES

    Under the GCL, a corporation may repurchase its own shares if authorized to do so by its articles or under certain other circumstances but may not do so if immediately thereafter its assets would be less than its liabilities plus its stated capital, if any, or if the corporation is insolvent or would be rendered insolvent by such a purchase or redemption. Article FIFTH of the Amended Articles permits AirNet to repurchase shares to the extent permitted by law.

DIRECTOR AND OFFICER LIABILITY AND INDEMNIFICATION

    Under Section 1701.13(E) of the Ohio Revised Code, directors, officers, employees and agents of Ohio corporations have an absolute right to indemnification for expenses (including attorneys' fees) actually and reasonably incurred by them to the extent they are successful in defense of any action, suit or proceeding, including derivative actions, brought against them, or in defense of any claim, issue or matter asserted in such proceeding. A director or officer is entitled to such indemnification if his success is "on the merits or otherwise," thus mandating indemnification if the indemnitee is successful on the merits or if he is successful, for example, in asserting a procedural defense, such as a claim that the action is barred by the applicable statute of limitations or if he is released pursuant to a negotiated settlement without making payment or providing other consideration. Directors (but not officers, employees or agents) are entitled to mandatory payment of expenses by the corporation as they are incurred, in advance of the final disposition of the action, suit or proceeding, provided the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that his act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation's best interests.

    The GCL permits a corporation to indemnify directors, officers, employees or agents of the corporation in circumstances where indemnification is not mandated by the statute if certain statutory standards are satisfied. A corporation may grant indemnification in actions other than actions brought by, or derivatively in the right of, the corporation if the indemnitee has acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Such indemnification is permitted against expenses (including attorneys' fees) as well as judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee.

    An Ohio corporation may also provide indemnification in actions brought by, or derivatively in the right of, the corporation for attorneys' fees and expenses actually and reasonably incurred in connection with the defense or settlement of an action if the officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. Ohio law does not expressly authorize indemnification against judgments, fines and amounts paid in settlement in such actions. The corporation may not indemnify a director, officer, employee or agent in such actions for attorneys' fees and expenses if the director, officer, employee or agent is adjudged to be liable to the corporation for negligence or misconduct in the performance of his duties to the corporation, unless and only to the extent that a court determines that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity.

    The GCL grants express power to an Ohio corporation to purchase and maintain insurance or furnish similar protection, including but not limited to trust funds, letters of credit and self-insurance, for director, officer, employee or agent liability. Such insurance may be purchased for, or other protection provided to, any director, officer, employee or agent, regardless of whether that individual is otherwise eligible for indemnification by the corporation.

    The AirNet Code of Regulations provides for indemnification consistent with
Section 1701.13(E) of the Ohio Revised Code. The Code of Regulations provides that AirNet must indemnify officers and directors against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any pending, threatened or completed action (whether criminal, civil, administrative or investigative) by reason of the fact that such individual is or was a director, officer, manager or agent of AirNet or is or was serving at the request of AirNet as a director, trustee, officer, employee, member, manager or agent of another corporation or other entity so long as such individual acted in good faith and in a manner he reasonably believed was in, or not opposed to, the best interests of AirNet and, with respect to any criminal matter, he had no reasonable cause to believe his conduct was unlawful. The Code of Regulations forbids AirNet from indemnifying an officer or director if such person is adjudged to be liable for acting with reckless disregard to the best interests of AirNet or misconduct (other than negligence) in the performance of his duty to AirNet unless and only to the extent a court, in view of all the circumstances, concludes that such person is fairly and reasonably entitled to such indemnity as the court deems proper. The AirNet Code of Regulations creates a presumption that a director or officer has acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of AirNet, and with respect to any criminal matter, to have had no reasonable cause to believe his conduct was unlawful. Because of this presumption, AirNet believes that a director or officer will not have the initial burden of showing that he acted in good faith or in a manner he reasonably believed to be in, or not opposed to, the best interests of AirNet. In addition, the Code of Regulations requires AirNet to advance expenses on behalf of officers and directors if they agree in writing to repay such amounts if they are not successful in the litigation.

    The AirNet Code of Regulations states that the indemnification provided thereby is not exclusive of any other rights to which any person seeking indemnification may be entitled. Additionally, the Code of Regulations provides that AirNet may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of AirNet, or who is or was serving another entity at the request of AirNet, against any liability asserted against him and incurred by him in such capacity, or arising out of his status as such, whether or not AirNet would have the obligation or power to indemnify him under the Code of Regulations. The Code of Regulations also authorizes AirNet to purchase and maintain trust funds, letters of credit or self-insurance on behalf of any person who is or was a director, officer, employee or agent of AirNet or who is serving or has served another entity at the request of AirNet.

    Ohio has codified the directors' common law duty of care and, in part, their common law duty of loyalty. Section 1701.59(B) of the Ohio Revised Code provides in pertinent part: "A director shall perform his duties as a director, including his duties as a member of any committee of the directors upon which he may serve, in good faith, in a manner he reasonably believes to be in or not opposed to the best interests of the corporation, and with the care that an ordinarily prudent person in a like position would use under similar circumstances."

    Under Ohio law, a director is not liable for monetary damages unless it is proved by clear and convincing evidence that his action or failure to act was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation. This higher standard of proof must be met in any action brought against a director for breach of his duties, including any action involving or affecting (i) a change or potential change in control of the corporation; (ii) a termination or potential termination of a director's service to the corporation as a director; or (iii) a director's service in any other position or relationship with the corporation. The higher standard of proof, however, does not affect the liability of directors for unlawful loans, dividends or distributions under Section 1701.95 of the Ohio Revised Code. There is no comparable provision limiting the liability of officers, employees or agents of Ohio corporations.

    Ohio law provides specific statutory authority for directors, when determining what they reasonably believe to be in the best interests of the corporation, to consider, in addition to the interests of the corporation's shareholders, other factors such as the interests of the corporation's employees, suppliers, creditors and customers; the economy of the state and nation; community and societal considerations; the long-term and the short-term interests of the corporation and its shareholders; and the possibility that these interests may be best served by the continued independence of the corporation.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

    The following unaudited pro forma condensed combined financial statements are presented to show the impact of the Merger on AirNet's historical financial position and results of operations. The Merger is reflected in the unaudited pro forma condensed combined financial information under the pooling-of-interest method of accounting. See "THE MERGER--Accounting Treatment".

    The unaudited pro forma condensed combined balance sheet assumes that the Merger was consummated on March 31, 1998, and the unaudited pro forma condensed combined statements of operations assume the Merger was consummated as of the beginning of each of the periods presented. In each instance, it was assumed 3,141,356 AirNet Common Shares were issued in connection with the Merger.

    The pro forma information should be read in conjunction with the historical consolidated financial statements of AirNet and Quick, including the respective footnotes to those statements, and the financial data regarding AirNet and Quick included herein. THE FOLLOWING PRO FORMA INFORMATION IS NOT NECESSARILY INDICATIVE OF RESULTS OF THE OPERATIONS OR COMBINED FINANCIAL POSITION THAT WOULD HAVE RESULTED HAD THE MERGER BEEN CONSUMMATED AT THE BEGINNING OF THE PERIODS PRESENTED, NOR IS IT NECESSARILY INDICATIVE OF THE RESULTS OF OPERATIONS OF FUTURE PERIODS OR THE FUTURE COMBINED FINANCIAL POSITION.

                              AIRNET SYSTEMS, INC.
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                                 MARCH 31, 1998
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                           PRO FORMA    PRO FORMA
                                                                    AIRNET      QUICK     ADJUSTMENTS   COMBINED
                                                                  ----------  ----------  -----------  -----------
                                                      ASSETS
Current assets:
  Cash and cash equivalent......................................  $      726  $      303   $            $   1,029
  Marketable securities.........................................      --             287                      287
  Accounts receivable:
    Trade, less allowances......................................      11,496      15,052                   26,548
    Shareholders, affiliates and associates.....................         161       1,263                    1,424
  Spare parts and supplies......................................       6,731      --                        6,731
  Deposits and prepaids.........................................       6,236       1,760                    7,996
                                                                  ----------  ----------  -----------  -----------
Total current assets............................................      25,350      18,665                   44,015
Net property and equipment......................................      69,899       3,026                   72,925
Other assets:
  Intangibles, net of accumulated amortization..................       5,463      11,317                   16,780
  Investment in partnerships and other..........................       6,765          75                    6,840
                                                                  ----------  ----------  -----------  -----------
Total assets....................................................  $  107,477  $   33,083   $            $ 140,560
                                                                  ----------  ----------  -----------  -----------
                                                                  ----------  ----------  -----------  -----------

                                       LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
  Accounts payable..............................................  $    4,288  $    3,200   $            $   7,488
  Salaries and related liabilities..............................       1,496      --                        1,496
  Accrued expenses..............................................         588       6,152                    6,740
  Taxes payable.................................................       3,424      --                        3,424
  Deferred taxes................................................         229         570                      799
  Due to shareholder............................................      --             296                      296
  Current portion of capital leases.............................      --             306                      306
  Current portion of notes payable..............................          24       7,025                    7,049
                                                                  ----------  ----------  -----------  -----------
Total current liabilities.......................................      10,049      17,549                   27,598
Notes payable, less current portion.............................       8,700      --                        8,700
Capital leases, net of current portion..........................      --             773                      773
Due to shareholder, net of current portion......................      --           1,228                    1,228
Deferred compensation...........................................      --             167                      167
Deferred tax liability..........................................       4,431      --           2,080(2)      6,511
Shareholders' equity
  Common Shares, $0.01 par value; 12,753,400 shares issued;
    15,894,756 pro forma........................................         127          12          20(5)        159
  Additional paid-in capital....................................      79,281       6,507      (2,100)      83,688
  Retained earnings.............................................       8,641       6,722                   15,363
  Unrealized gain on marketable securities......................      --             125                      125
  Treasury shares: 181,587 shares held at cost..................      (3,752)     --                       (3,752)
                                                                  ----------  ----------  -----------  -----------
Total shareholders' equity......................................      84,297      13,366      (2,080)      95,583
                                                                  ----------  ----------  -----------  -----------
Total liabilities and shareholders' equity......................  $  107,477  $   33,083   $       0    $ 140,560
                                                                  ----------  ----------  -----------  -----------
                                                                  ----------  ----------  -----------  -----------

                              AIRNET SYSTEMS, INC.
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                           PRO FORMA    PRO FORMA
                                                                    AIRNET      QUICK     ADJUSTMENTS   COMBINED
                                                                  ----------  ----------  -----------  -----------
Net revenues
  Check delivery................................................  $   80,707  $   --       $            $  80,707
  Small package delivery........................................      15,660      67,277                   82,937
  Fixed base operations.........................................       1,395      --                        1,395
                                                                  ----------  ----------  -----------  -----------
Total net revenues..............................................      97,762      67,277                  165,039
Costs and expenses
  Air and ground transportation.................................      66,032      49,275                  115,307
  Fixed base operations.........................................       1,101      --                        1,101
  Selling, general and administrative...........................       8,550      15,199      (1,105)(1)     22,644
                                                                  ----------  ----------  -----------  -----------
Total costs and expenses........................................      75,683      64,474      (1,105)     139,052
                                                                  ----------  ----------  -----------  -----------
Income from operations..........................................      22,079       2,803       1,105       25,987
Interest expense................................................         109         512                      621
                                                                  ----------  ----------  -----------  -----------
Income before income taxes......................................      21,970       2,291       1,105       25,366
Provision for income taxes......................................       8,767         390       1,152(2)     10,309
                                                                  ----------  ----------  -----------  -----------
Net income......................................................  $   13,203  $    1,901   $     (47)   $  15,057
                                                                  ----------  ----------  -----------  -----------
                                                                  ----------  ----------  -----------  -----------
Net income per share............................................  $     1.05  $     0.71                $    0.96
Net income per share--assuming dilution.........................  $     1.04  $     0.67                $    0.94
Weighted average common shares outstanding:
  Basic.........................................................      12,577       2,682                   15,719
  Assuming dilution.............................................      12,706       2,838                   15,976

                              AIRNET SYSTEMS, INC.
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED SEPTEMBER 30, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               AIRNET YEAR
                                                                  ENDED      QUICK YEAR
                                                              SEPTEMBER 30,  ENDED JUNE    PRO FORMA    PRO FORMA
                                                                  1996        30, 1996    ADJUSTMENTS   COMBINED
                                                              -------------  -----------  -----------  -----------
Net revenues
  Check delivery............................................   $    65,025    $  --        $            $  65,025
  Small package delivery....................................        13,864       41,748                    55,612
  Fixed base operations.....................................         1,063       --                         1,063
                                                              -------------  -----------  -----------  -----------
Total net revenues..........................................        79,952       41,748                   121,700
Costs and expenses
  Air and ground transportation.............................        53,797       31,320                    85,117
  Fixed base operations.....................................         1,033       --                         1,033
  Selling, general and administrative.......................        11,875        9,307         (359)(1)     20,823
                                                              -------------  -----------  -----------  -----------
Total costs and expenses....................................        66,705       40,627         (359)     106,973
                                                              -------------  -----------  -----------  -----------
Income from operations......................................        13,247        1,121          359       14,727
Interest expense............................................         1,072          292                     1,364
Offering-related, non-recurring expenses....................        13,704       --                        13,704
                                                              -------------  -----------  -----------  -----------
Income (loss) before income taxes...........................        (1,529)         829          359         (341)
Provision for income taxes..................................         4,200           83          508(2)      4,791
                                                              -------------  -----------  -----------  -----------
Net income (loss)...........................................   $    (5,729)   $     746    $    (149)   $  (5,132)
                                                              -------------  -----------  -----------  -----------
                                                              -------------  -----------  -----------  -----------
Pro forma information (3)
  Net income (loss) before taxes............................   $    (1,529)   $     829    $     359    $    (341)
  Pro forma adjustments, other than income taxes............         4,429       --           --            4,429
  Pro forma income taxes....................................         5,618           83          508        6,209
                                                              -------------  -----------  -----------  -----------
Pro forma net income (loss).................................   $    (2,718)   $     746    $    (149)   $  (2,121)
                                                              -------------  -----------  -----------  -----------
                                                              -------------  -----------  -----------  -----------
Pro forma net income (loss) per share--basic and assuming
  dilution..................................................   $     (0.34)   $    0.30                 $   (0.19)
Weighted average common shares outstanding:
  Basic.....................................................         8,055        2,496                    11,196
  Assuming dilution.........................................         8,491        2,496                    11,632
Adjusted pro forma information (4)
  Pro forma net income (loss)...............................   $    (2,718)   $     746    $    (149)   $  (2,121)
  Effects of eliminating offering-related, non-recurring
    expense, net of tax.....................................        12,681       --                        12,681
                                                              -------------  -----------  -----------  -----------
Adjusted pro forma net income...............................   $     9,963    $     746    $    (149)   $  10,560
                                                              -------------  -----------  -----------  -----------
                                                              -------------  -----------  -----------  -----------
Adjusted pro forma net income per
  share--basic and assuming dilution........................   $      0.80    $    0.30                 $    0.68
Adjusted pro forma weighted average common shares--basic and
  assuming dilution.........................................        12,464        2,496                    15,605

                              AIRNET SYSTEMS, INC.
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED SEPTEMBER 30, 1995
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                               AIRNET YEAR
                                                                  ENDED      QUICK YEAR
                                                              SEPTEMBER 30,  ENDED JUNE    PRO FORMA    PRO FORMA
                                                                  1995        30, 1995    ADJUSTMENTS   COMBINED
                                                              -------------  -----------  -----------  -----------
Net revenues
  Check delivery............................................   $    58,264    $  --        $            $  58,264
  Small package delivery....................................        12,424       30,184                    42,608
  Fixed base operations.....................................         1,007       --                         1,007
                                                              -------------  -----------  -----------  -----------
Total net revenues..........................................        71,695       30,184                   101,879
Costs and expenses
  Air and ground transportation.............................        49,246       22,411                    71,657
  Fixed base operations.....................................           956       --                           956
  Selling, general and administrative.......................        13,418        7,937         (401)(1)     20,954
                                                              -------------  -----------  -----------  -----------
Total costs and expenses....................................        63,620       30,348         (401)      93,567
                                                              -------------  -----------  -----------  -----------
Income (loss) from operations...............................         8,075         (164)         401        8,312
Interest expense............................................         1,469          116                     1,585
                                                              -------------  -----------  -----------  -----------
Income (loss) before income taxes...........................         6,606         (280)         401        6,727
Provision (benefit) for income taxes........................           (13)          35          170(2)        192
                                                              -------------  -----------  -----------  -----------
Net income (loss)...........................................   $     6,619    $    (315)   $     231    $   6,535
                                                              -------------  -----------  -----------  -----------
                                                              -------------  -----------  -----------  -----------
Pro forma information(3)
  Net income (loss) before taxes............................   $     6,606    $    (280)   $     401    $   6,727
  Pro forma adjustments, other than income taxes............         7,367       --                         7,367
  Pro forma income taxes....................................         5,589           35          170        5,794
                                                              -------------  -----------  -----------  -----------
Pro forma net income (loss).................................   $     8,384    $    (315)   $     231    $   8,300
                                                              -------------  -----------  -----------  -----------
                                                              -------------  -----------  -----------  -----------
Pro forma net income (loss) per share--basic and assuming
  dilution..................................................   $      1.43    $   (0.13)                $    0.92
Weighted average common shares outstanding:
  Basic.....................................................         5,857        2,496                     8,998
  Assuming dilution.........................................         5,857        2,496                     8,998
Adjusted pro forma information(4)
  Pro forma net income (loss)...............................   $     8,384    $    (315)   $     231    $   8,300
  Effects of eliminating Offering-related, non-recurring
    expense, net of tax.....................................       --            --           --           --
                                                              -------------  -----------  -----------  -----------
Adjusted pro forma net income (loss)........................   $     8,384    $    (315)   $     231    $   8,300
                                                              -------------  -----------  -----------  -----------
                                                              -------------  -----------  -----------  -----------
Adjusted pro forma net income (loss) per share--basic and
  assuming dilution(4)......................................   $      0.67    $   (0.13)                $    0.53
Adjusted pro forma weighted average common
  shares--basic and assuming dilution.......................        12,464        2,496                    15,605

                              AIRNET SYSTEMS, INC.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                  FOR THE THREE MONTHS ENDED DECEMBER 31, 1996

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                            PRO FORMA      PRO FORMA
                                                                     AIRNET      QUICK     ADJUSTMENTS     COMBINED
                                                                    ---------  ---------  --------------  -----------
Net revenues
  Check delivery..................................................  $  16,811  $  --       $               $  16,811
  Small package delivery..........................................      3,614     13,076                      16,690
  Fixed base operations...........................................        366     --                             366
                                                                    ---------  ---------       -----      -----------
Total net revenues................................................     20,791     13,076                      33,867
Costs and expenses
  Air and ground transportation...................................     14,383      9,900                      24,283
  Fixed base operations...........................................        309     --                             309
  Selling, general and administrative.............................      1,916      2,918        (133)(1)       4,701
                                                                    ---------  ---------       -----      -----------
Total costs and expenses..........................................     16,608     12,818        (133)         29,293
                                                                    ---------  ---------       -----      -----------
Income from operations............................................      4,183        258         133           4,574
Interest expense..................................................         10         88                          98
                                                                    ---------  ---------       -----      -----------
Income before income taxes........................................      4,173        170         133           4,476
Provision for income taxes........................................      1,688         18         144(2)        1,850
                                                                    ---------  ---------       -----      -----------
Net income........................................................  $   2,485  $     152   $     (11)      $   2,626
                                                                    ---------  ---------       -----      -----------
                                                                    ---------  ---------       -----      -----------
Net income per common share.......................................  $    0.20  $    0.06                   $    0.17
Net income per share--assuming dilution...........................  $    0.20  $    0.06                   $    0.17
Weighted average common shares outstanding:
  Basic...........................................................     12,580      2,496                      15,721
  Assuming dilution...............................................     12,580      2,496                      15,721

                              AIRNET SYSTEMS, INC.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                   FOR THE THREE MONTHS ENDED MARCH 31, 1998

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                           PRO FORMA    PRO FORMA
                                                                     AIRNET      QUICK    ADJUSTMENTS   COMBINED
                                                                    ---------  ---------  -----------  -----------
Net revenues
  Check delivery..................................................  $  22,370  $  --       $            $  22,370
  Small package delivery..........................................      3,913     21,985                   25,898
  Fixed base operations...........................................        288     --                          288
                                                                    ---------  ---------  -----------  -----------
Total net revenues................................................     26,571     21,985                   48,556
Costs and expenses
  Air and ground transportation...................................     19,215     16,031                   35,246
  Fixed base operations...........................................        175     --                          175
  Selling, general and administrative.............................      2,271      4,348                    6,619
                                                                    ---------  ---------  -----------  -----------
Total costs and expenses..........................................     21,661     20,379                   42,040
                                                                    ---------  ---------  -----------  -----------
Income from operations............................................      4,910      1,606                    6,516
Interest expense..................................................        196        171                      367
                                                                    ---------  ---------  -----------  -----------
Income before income taxes........................................      4,714      1,435                    6,149
Provision for income taxes........................................      1,860        240         449(2)      2,549
                                                                    ---------  ---------  -----------  -----------
Net income........................................................  $   2,854  $   1,195   $    (449)   $   3,600
                                                                    ---------  ---------  -----------  -----------
                                                                    ---------  ---------  -----------  -----------
Net income per share..............................................  $    0.23  $    0.39                $    0.23
Net income per share--assuming dilution...........................  $    0.22  $    0.36                $    0.22
Weighted average common shares outstanding:
  Basic...........................................................     12,529      3,064                   15,670
  Assuming dilution...............................................     12,782      3,286                   16,108

                              AIRNET SYSTEMS, INC.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                   FOR THE THREE MONTHS ENDED MARCH 31, 1997

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                            PRO FORMA      PRO FORMA
                                                                     AIRNET      QUICK     ADJUSTMENTS     COMBINED
                                                                    ---------  ---------  --------------  -----------
Net revenues
  Check delivery..................................................  $  18,080  $  --       $               $  18,080
  Small package delivery..........................................      3,713     12,702                      16,415
  Fixed base operations...........................................        442     --                             442
                                                                    ---------  ---------       -----      -----------
Total net revenues................................................     22,235     12,702                      34,937
Costs and expenses
  Air and ground transportation...................................     14,704      9,207                      23,911
  Fixed base operations...........................................        283     --                             283
  Selling, general and administrative.............................      2,095      3,161        (103)(1)       5,153
                                                                    ---------  ---------       -----      -----------
Total costs and expenses..........................................     17,082     12,368        (103)         29,347
                                                                    ---------  ---------       -----      -----------
Income from operations............................................      5,153        334         103           5,590
Interest expense..................................................     --             83                          83
                                                                    ---------  ---------       -----      -----------
Income before income taxes........................................      5,153        251         103           5,507
Provision for income taxes........................................      2,060         35         127(2)        2,222
                                                                    ---------  ---------       -----      -----------
Net income........................................................  $   3,093  $     216   $     (24)      $   3,285
                                                                    ---------  ---------       -----      -----------
                                                                    ---------  ---------       -----      -----------
Net income per share..............................................  $    0.25  $    0.09                   $    0.21
Net income per share--assuming dilution...........................  $    0.24  $    0.09                   $    0.21
Weighted average common shares outstanding:
  Basic...........................................................     12,622      2,496                      15,763
  Assuming dilution...............................................     12,637      2,496                      15,778

                              AIRNET SYSTEMS, INC.
                          NOTES TO UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL STATEMENTS

(1) Represents the effects of employment agreements dated April 14, 1998 by and between AirNet or Quick and each of Robert J. Mitzman, Dominique Brown and Glenn R. Smoak as if the agreements were in effect at the beginning of the periods presented.

(2) Currently, Quick operates as an S Corporation under the Code. The pro forma adjustments reflect the recording of federal and certain state income taxes as if Quick were a C Corporation for the periods presented and include the tax effects of the above pro forma adjustments. In addition, Quick will record a net deferred tax expense of $2,080,000 as a result of the termination of Quick's S Corporation status.

(3) September 30, 1996 and 1995 balances include pro forma adjustments related to AirNet's Offering, in addition to the pro forma adjustments noted in Notes (1) and (2), above. Such adjustments reflect restructured executive compensation plans, the elimination of a deferred compensation plan, the reduction of interest expense and the termination of a covenant not to compete and corresponding payments as if the Offering occurred on October 1, 1994. All such changes were effective with the consummation of the Offering on May 31, 1996.

(4) Excludes the effects of $13,704,000 of non-cash, non-recurring expenses incurred as a result of AirNet's Offering, effective May 31, 1996. Adjusted pro forma net income per share data assumes the AirNet Common Shares issued in the Offering were outstanding for the entire period presented.

(5) Reflects the 3,141,356 AirNet Common Shares expected to be issued in the Merger, net of the conversion of Quick Common Shares to AirNet Common Shares.

(6) During 1997, AirNet changed its fiscal year end from September 30 to December 31. As a result, the three months ended December 31, 1996 has been treated as a transition period. During 1997, Quick also changed its fiscal year end from June 30 to December 31. As a result, Quick's data for the years ended June 30, 1996 and 1995 have been combined with AirNet's data for the years ended September 30, 1996 and 1995, respectively.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF AIRNET

GENERAL

    AirNet's Consolidated Financial Statements have been and will be affected by several factors, including the following.

    ACQUISITIONS

    AirNet has completed five acquisitions since September, 1996 as follows:

    (i) MIDWAY AVIATION, INC. All of the outstanding shares of common stock of Midway Aviation, Inc. ("Midway"), a regional air carrier of canceled checks, were acquired for $3.1 million cash. The results of Midway's operations are included in the financial data since its purchase date, September 26, 1996.

    (ii) FLOAT CONTROL, INC. All of the outstanding shares of common stock of Float Control were acquired for 0.2 million of AirNet Common Shares and approximately $0.7 million cash. Float Control holds a 19% interest in the CHEXS Partnership, an industry leader in payment initiatives. The results of Float Control's operations are included in the financial data since its purchase date, October 24, 1996.

   (iii) EXPRESS CONVENIENCE CENTER, INC. All of the outstanding shares of common stock of ECC, a national small package forwarder, were acquired for 0.1 million of AirNet Common Shares on January 30, 1997. The transaction was treated as a pooling-of-interests. Consequently, all financial data has been restated to reflect the operations of ECC.

    (iv) PACIFIC AIR CHARTER, INC. All of the outstanding shares of common stock of Pacific Air Charter, Inc. ("PAC"), a regional airline in the business of transporting canceled checks, were acquired for $0.4 million cash. The results of PAC's operations are included in the financial data since its purchase date, June 6, 1997.

    (v) DATA AIR COURIER, INC. All of the outstanding shares of common stock of Data Air Courier, Inc. ("Data Air"), a national transporter of canceled checks and small packages through a ground delivery network and commercial airlines, were acquired for $4.0 million cash. The results of Data Air's operations are included in the financial data since its purchase date, July 31, 1997.

    INITIAL PUBLIC OFFERING

    On June 5, 1996, AirNet completed the Offering, raising net proceeds of approximately $82.7 million. Proceeds were used to repay outstanding debt, repurchase an outstanding warrant, make distributions to former shareholders and to provide working capital to finance future acquisitions and internal growth. Pursuant to the terms of the Offering, AirNet issued 6,440,000 AirNet Common Shares at $14.00 per share.

    WIE WARRANT AND COVENANT NOT TO COMPETE

    In 1988, AirNet purchased certain assets of Wright International Express, Inc. ("WIE"). In connection with the purchase agreement, AirNet entered into a non-compete agreement that required annual payments to the former WIE shareholders. Upon the closing of the Offering, the non-compete agreement was terminated, resulting in a non-cash, non-recurring expense of $2.6 million. Also in consideration for the purchase of WIE, AirNet issued a warrant to a former WIE shareholder which was exercisable upon the closing of an initial public offering. Upon closing of the Offering, AirNet purchased the WIE warrant for $29.9 million and canceled the warrant, resulting in a reduction in shareholders' equity. AirNet received a tax benefit from the repurchase and cancellation of the WIE warrant of approximately $7.0 million. The tax benefit from this asset was realized as cash savings through the offset of subsequent tax liabilities. The tax benefit had no effect on AirNet's statements of operations.

    CHANGE IN S CORP STATUS AND DISTRIBUTIONS

    Prior to the Offering, AirNet operated as an S Corporation under Subchapter S of the Code and comparable provisions of certain state tax laws, and historically paid no federal income tax. While an S Corporation, AirNet made distributions to its shareholders for the purpose of funding their income tax payments on the income generated by AirNet, which income is taxable to the shareholders whether or not distributed. In addition, in connection with the Offering and the conversion to a C Corporation status, AirNet made distributions of the accumulated adjustments accounts ("AAA distributions") totaling $21.0 million, which approximated the value of AirNet's AAA account at the time of the Offering. AirNet has been responsible for federal and state income taxes from the date of the termination of its S Corporation status in connection with the Offering.

    NON-CASH, NON-RECURRING EXPENSES

    AirNet incurred significant non-cash, non-recurring expenses in conjunction with the Offering. These expenses included (i) $14.8 million of compensation expense related to the portion of AAA distributions to certain executive officers not previously recorded as expense in connection with the termination of AirNet's S Corporation status, plus the difference between the net offering price and the net book value per share held by the executives under certain stock purchase agreements, which predated the Offering; and (ii) $2.6 million related to the write-off of the WIE covenant not to compete. These expenses were offset with a $1.7 million elimination of a deferred compensation liability associated with certain stock purchase agreements and a $2.0 million elimination of a liability related to deferred compensation agreements with certain executive officers.

RESULTS OF OPERATIONS

    TWELVE MONTHS ENDED DECEMBER 31, 1997 COMPARED TO TWELVE MONTHS ENDED
     SEPTEMBER 30, 1996

    During 1997, AirNet changed its fiscal year end from September 30 to December 31.

    Revenues were a record $97.8 million in the twelve months ended December 31, 1997 ("fiscal 1997"), an increase of $17.8 million, or 22.3%, over the twelve months ended September 30, 1996 ("fiscal 1996"). Net revenues from check delivery increased $15.7 million, or 24.1%. Of the increase in revenues from check delivery, $2.9 million can be attributed to price increases effective January 1, 1997 and 1996 and approximately $8.7 million can be attributed to the Midway, PAC and Data Air acquisitions. The balance of the increase can be attributed to the introduction of a weekend delivery program in April, 1997 and increased business activity from both new and existing customers, offset by a decrease in the number of flying days from 200 in fiscal 1996 to 199 in fiscal 1997. Net revenues from small package delivery increased $1.8 million, or 13.0%, from fiscal 1996 to fiscal 1997 due to increased activity from both new and existing customers.

    Total costs and expenses were $75.7 million in fiscal 1997, an increase of $9.0 million, or 13.5%, over fiscal 1996 levels, resulting in income from operations of $22.1 million in fiscal 1997 compared to $13.2 million in fiscal 1996. Air transportation expenses were up $12.2 million, or 22.7%, while selling, general and administrative expenses decreased $3.3 million, or 28.0%, for the fiscal year.

    Air transportation costs increased due, in part, to the addition of air and ground personnel required to service a larger fleet of aircraft and the increased volume of activity. Fuel expense increased $2.0 million, or 24.4%, over the period primarily due to a 24% increase in flight hours. Maintenance expense also increased $1.0 million, or 14.3%, due to the increased flight hours and the increased size of the fleet, from 94 aircraft at September 30, 1996 to 113 at December 31, 1997. AirNet's costs for shipping packages on commercial airlines increased $3.0 million due to the addition of Data Air check delivery shipments and an increase in SameDay small package shipments, of which a significant portion are moved during daytime hours when AirNet's aircraft do not fly.

    Selling, general and administrative expenses decreased primarily due to the restructuring of executive compensation plans (which resulted in a $1.8 million decrease), the termination of stock purchase agreements (which resulted in a $2.1 million decrease) and the termination of a covenant not to compete (which resulted in a $0.9 million decrease). All were effective in conjunction with the Offering in May 1996. The stock purchase agreements were with certain executive officers and had been tied to the appreciation in the book value of the AirNet Common Shares. The covenant not to compete required payments based on AirNet's cash flow and debt-to-equity ratio. These decreases were offset by an increase in wages related to the hiring of additional personnel, general insurance increases and increases in the amounts paid for legal, accounting and consulting services.

    Interest costs decreased $1.0 million as a result of the repayment of outstanding debt in June 1996 with proceeds from the Offering. Borrowings did not resume on AirNet's credit facility until September 1997.

    During fiscal 1996, AirNet incurred $13.7 million of non-cash, non-recurring expenses in connection with its Offering. These expenses included (i) $14.8 million of compensation expense related to the portion of AAA distributions to certain executive officers not previously recorded as expense in connection with the termination of AirNet's S Corporation status, plus the difference between the net offering price and the net book value per share held by the executives under certain stock purchase agreements which predated the Offering and (ii) $2.6 million related to the write-off of a covenant not to compete with former WIE shareholders. These expenses were offset with a $1.7 million elimination of a deferred compensation liability associated with the stock purchase agreements and a $2.0 million elimination of a liability related to deferred compensation agreements with certain executive officers.

    AirNet recorded tax expense of $8.8 million for fiscal 1997 on income for the period. AirNet operated as an S Corporation under the Code from 1988 until it elected to terminate its S Corporation status in conjunction with the Offering. Under its Subchapter S election, AirNet was not subject to federal and certain state income taxes at the corporate level for the fiscal 1996 period prior to the Offering, except for the portion of business that related to the ECC acquisition, which was taxed as a C Corporation. AirNet recorded net deferred tax expense of $1.8 million for fiscal 1996.

    The fiscal 1996 pro forma information reflects the effects of certain Offering-related transactions on the statements of operations as if they occurred at the beginning of the periods presented. See Note (3) to the AirNet Selected Financial Data table.

    TWELVE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO TWELVE MONTHS ENDED
     SEPTEMBER 30, 1995

    Revenues were a then-record $80.0 million in fiscal 1996, an increase of $8.3 million, or 11.5%, over fiscal 1995. Of the increase, $2.0 million is attributable to price increases effective January 1, 1996 and 1995. Revenues from check delivery increased $6.8 million, or 11.6%, primarily due to increased business activity and increases in total weight shipped, while small package delivery revenues increased $1.4 million, or 11.6%, due primarily to increased activity from both new and existing customers.

    Total costs and expenses were $66.7 million in fiscal 1996, an increase of $3.1 million, or 4.8%, over 1995 levels, resulting in income from operations of $13.2 million in fiscal 1996 compared to $8.1 million in fiscal 1995. Air transportation expenses were up $4.6 million, or 9.2%, while selling, general and administrative expenses decreased $1.5 million, or 11.5%, for the year.

    Air transportation costs increased due, in part, to the addition of air and ground personnel required to service a larger fleet of aircraft and the increased volume of activity. In addition, depreciation expense increased $1.1 million, or 15.1%, due to the increased size of AirNet's fleet, which grew from 78 aircraft at September 30, 1995 to 94 at September 30, 1996. The increase in depreciation expense was offset by a reduction in lease expense as a result of AirNet's strategy to acquire rather than lease aircraft. A rise in fuel prices coupled with increased flight hours contributed to a $0.7 million, or 9.8%, increase in aircraft fuel expense.

    Selling, general and administrative expenses decreased primarily due to the restructuring of executive compensation plans (which resulted in a $0.5 million decrease), the termination of stock purchase agreements (which resulted in a $0.5 million decrease) and the termination of a covenant not to compete (which resulted in a $1.4 million decrease). All were effective in conjunction with the Offering in May 1996. These decreases were offset by an increase in consulting fees incurred with the reconstruction of executive compensation and employee stock option plans and increased wages related to the hiring of additional personnel.

    Interest costs decreased $0.4 million as a result of the repayment of all outstanding debt in June 1996 with proceeds from the Offering.

    AirNet incurred $13.7 million of non-cash, non-recurring expenses in connection with its Offering. These expenses included (i) $14.8 million of compensation expense related to the portion of AAA distributions to certain executive officers not previously recorded as expense in connection with the termination of AirNet's S Corporation status, plus the difference between the net offering price and the net book value per share held by the executives under certain stock purchase agreements, which predated the Offering and (ii) $2.6 million related to the write-off of a covenant not to compete with former WIE shareholders. These expenses were offset with a $1.7 million elimination of a deferred compensation liability associated with the stock purchase agreements and a $2.0 million elimination of a liability related to deferred compensation agreements with certain executive officers.

    AirNet operated as an S Corporation under the Code from 1988 until it elected to terminate its S Corporation status on May 30, 1996. In connection with the termination of the S Corporation status, AirNet recorded a net tax liability of $2.4 million as a result of the cumulative effect of deferred income taxes attributable to its change in status. In addition, AirNet recorded net deferred tax expense of $1.8 million for fiscal 1996 related to the income tax expense on operating income since May 30, 1996, offset by the favorable tax effect of the write-off of the covenant not to compete with former WIE shareholders.

    Pro forma information reflects the effects of certain Offering-related transactions on the statements of operations as if they occurred at the beginning of the periods presented. See Note (3) to the AirNet Selected Financial Data table.

    THREE MONTHS ENDED DECEMBER 31, 1996 COMPARED TO THREE MONTHS ENDED DECEMBER
     31, 1995

    Revenues were a record $20.8 million in the three months ended December 31, 1996, an increase of $2.4 million, or 13.0%, over the three months ended December 31, 1995. Of the increase, $0.6 million is attributable to price increases effective January 1, 1996. Revenues from check delivery increased $1.9 million, or 12.9%, primarily due to increased business activity and increases in total weight shipped, while small package delivery revenues increased $0.4 million, or 10.9%, due primarily to increased activity from both new and existing customers.

    Total costs and expenses were $16.6 million in the three months ended December 31, 1996, an increase of $0.4 million, or 2.5%, over same 1995 period, resulting in income from operations of $4.2 million in the 1996 period, compared to $2.2 million in the 1995 period. Air transportation expenses were up $1.5 million, or 12.0%, while selling, general and administrative expenses decreased $1.2 million, or 39.1%, for the comparable periods. Air transportation costs increased due, in part, to the addition of air and ground personnel required to service a larger fleet of aircraft and the increased volume of activity. A rise in fuel prices coupled with increased flight hours contributed to a $0.4 million, or 20.7%, increase in aircraft fuel expense. Selling, general and administrative expenses decreased primarily due to the restructuring of executive compensation plans and the termination of stock purchase agreements (which resulted in a $0.7 million decrease) and the termination of a covenant not to compete (which resulted in a $0.4 million decrease). All were effective in conjunction with the Offering in May 1996. Interest costs decreased $0.4 million as a result of the repayment of all outstanding debt in June 1996 with proceeds from the Offering.

    AirNet operated as an S Corporation under the Code from 1988 until it elected to terminate its S Corporation status in conjunction with the Offering. Under its Subchapter S election, AirNet was not subject to federal and certain state income taxes at the corporate level for fiscal 1996, except for the portion of business that related to the ECC acquisition, which was taxed as a C Corporation, and the period subsequent to the Offering in May 1996. AirNet recorded tax expense of $1.7 million for the three months ended December 31, 1996.

    THREE MONTHS ENDED MARCH 31, 1998 COMPARED TO THREE MONTHS ENDED MARCH 31,
     1997

    Revenues were $26.6 million for the three months ended March 31, 1998, an increase of $4.3 million, or 19.5%, over the same period of 1997. Revenues from check delivery increased $4.3 million, or 23.7%. Of the increase, $1.1 million is attributable to price increases effective January 1, 1998 and $3.1 million can be attributed to the acquisitions of Data Air, a national transporter of canceled checks and small packages through a ground delivery network and the commercial airlines, in July 1997, and PAC, a regional airline in the business of transporting canceled checks, in June 1997. The balance is due to increased business activity and increases in total weight shipped. Small package delivery revenue increased $0.2 million, or 5.4%. This increase is primarily attributable to the Data Air acquisition, offset by the loss of certain wholesale customers. These increases in air transportation revenues were offset by a $0.2 million decrease in revenues generated by AirNet's retail fuel sales and maintenance division.

    Total costs and expenses were $21.7 million for the three months ended March 31, 1998, an increase of $4.6 million, or 26.8%, over the same period in 1997, resulting in income from operations of $4.9 million for the three months ended March 31, 1998, compared to $5.2 million for the same period of 1997. Air transportation expenses were up $4.5 million, or 30.7%. Selling, general and administrative expenses increased $0.2 million, or 8.4%, for the three month period.

    Air transportation costs increased primarily as a result of the acquisition of Data Air and AirNet's emphasis on building its operational infrastructure in anticipation of growth in the small package delivery area. The costs associated with shipping packages on commercial airlines increased $1.5 million over the same quarter of 1997 due to the addition of Data Air check delivery shipments and an increase in SameDay small package shipments, of which a significant portion are moved during daytime hours when AirNet's aircraft do not fly. Ground courier costs increased $1.7 million and courier vehicle costs were up $0.3 million due to the Data Air acquisition and the build up of the infrastructure. Depreciation expense increased $0.5 million, or 24.8%, due to the increased size of AirNet's aircraft fleet, which grew from 99 aircraft at March 31, 1997 to 115 owned aircraft at March 31, 1998, and an increased fleet of ground vehicles. Fuel expense increased $0.1 million, or 4.1%, due to increased flying hours, offset by lower fuel prices. Despite the increase in the size of the aircraft fleet and the increased flight hours, maintenance expense was down due to unusually good flying weather experienced in the first quarter.

    Interest costs were $0.2 million for the quarter ended March 31, 1998. AirNet began borrowing on its line of credit in September 1997, after being essentially debt free since its Offering in May 1996.

LIQUIDITY AND CAPITAL RESOURCES

    CASH FLOW FROM OPERATING ACTIVITIES

    Net cash flow from operating activities was $22.0 million for the year ended December 31, 1997 and $3.3 million for the three months ended March 31, 1998, compared to $18.3 million for the year ended September 30, 1996 and $4.2 million for the three months ended March 31, 1997.

    CURRENT CREDIT ARRANGEMENTS

    AirNet maintains a credit agreement with a bank that provides a $50.0 million, five year, unsecured revolving credit facility. The credit agreement limits the availability of funds to certain specified percentages of accounts receivable, inventory and the wholesale value of aircraft and equipment. In addition, the credit agreement requires the maintenance of certain minimum net worth and cash flow levels, imposes certain limitations on payments of dividends, restricts the amount of additional debt and requires prior bank approval for certain acquisitions. As of March 31, 1998, AirNet had drawn $8.5 million on the credit facility, a $1.0 million decrease from its balance at December 31, 1997.

    INVESTING ACTIVITIES

    Capital expenditures totaled $30.1 million for the year ended December 31, 1997 and $4.8 million for the three months ended March 31, 1998 compared to $14.3 million for the year ended September 30, 1996 and $4.4 million for the three months ended March 31, 1997. Of the $30.1 million and $4.8 million, approximately $11.8 million and $0.5 million, respectively, were incurred in connection with the purchase of 25 new aircraft, ten of which were previously leased by AirNet. The remainder was incurred primarily for flight equipment and delivery vehicles. AirNet anticipates it will spend approximately $20.0 million on capital items in 1998, excluding any acquisitions of new businesses. AirNet anticipates it will continue to acquire aircraft and flight equipment as necessary to maintain growth and continue offering quality service to its customers.

    In October 1997, AirNet purchased its current headquarters in Columbus, Ohio from Gerald G. Mercer, AirNet's President and Chief Executive Officer, for $4.1 million in cash, which represented fair market value as determined by an independent appraisal. AirNet is currently in discussions with the Port Authority to construct a new headquarters facility at the Columbus International Airport. Upon the completion of the new facility, AirNet intends to sell its current headquarters to the Port Authority in exchange for credits to be applied to a land lease for the new facility. No definitive agreements have been reached. AirNet leases additional space at 4700 East Fifth Avenue, also located on Columbus International Airport grounds. Upon completion of AirNet's new headquarters, this lease is expected to be terminated and AirNet is expected to purchase the 4700 East Fifth Avenue facility from the Port Authority.

    During 1997, AirNet completed three acquisitions of companies for an aggregate $4.4 million in cash and 0.1 million AirNet Common Shares. See Note 3 to the Consolidated Financial Statements included herein. On April 14, 1998, AirNet signed a definitive agreement to acquire Quick, an international overnight delivery company, for approximately 3.4 million AirNet Common Shares. This transaction is expected to be accounted for as a pooling-of-interests and is subject to certain consents, opinions and approvals, including approval of both companies' shareholders.

    In August, 1997, AirNet implemented a stock repurchase program. During 1997, AirNet repurchased 0.3 million of the 0.6 million AirNet Common Shares that were authorized for repurchase, for an aggregate of $5.8 million. The AirNet Common Shares were purchased at what management believes were reasonable prices. The repurchase program was implemented primarily to provide AirNet Common Shares to fund currently outstanding stock options and the Associate Stock Purchase Program, without dilution. In March 1998, AirNet terminated the repurchase program in anticipation of signing a definitive agreement to acquire Quick.

    AirNet anticipates that operating cash and capital expenditure requirements will continue to be funded by cash flow from operations, cash on hand and bank borrowings.

SEASONALITY AND VARIABILITY IN QUARTERLY RESULTS

    AirNet's operations historically have been somewhat seasonal and somewhat dependent on the number of banking holidays falling during the week. Because financial institutions are currently AirNet's principal customers, AirNet's air system is scheduled around the needs of financial institution customers. When financial institutions are closed, there is no need for AirNet to operate a full system. AirNet's fiscal quarter ending December 31 is often the most impacted by bank holidays (including Thanksgiving and Christmas). When these holidays fall on Monday through Thursday, AirNet's revenues and net income are adversely affected. AirNet's annual results fluctuate as well.

    Operating results are also affected by the weather. AirNet generally experiences higher maintenance costs during its fiscal quarter ending March 31. Winter weather requires additional costs for de-icing, hangar rental and other aircraft services.

SELECTED QUARTERLY DATA

    The following is a summary of the unaudited quarterly results of operations, restated for the ECC pooling, for the quarterly periods ended (in thousands, except per share data):

                                                                                   QUARTERS ENDED
                                                                 --------------------------------------------------
                                                                  MARCH 31     JUNE 30   SEPTEMBER 30  DECEMBER 31
                                                                 -----------  ---------  ------------  ------------
                             1998
Net revenues...................................................   $  26,571      --           --            --
Income from operations.........................................       4,910      --           --            --
Net income.....................................................       2,854      --           --            --
Net income per share...........................................   $     .23      --           --            --
Net income per share--assuming dilution........................         .22      --           --            --

                             1997

Net revenues...................................................   $  22,235   $  23,062   $   26,247    $   26,218
Income from operations.........................................       5,153       5,808        6,022         5,096
Net income.....................................................       3,093       3,504        3,598         3,008
Net income per share...........................................   $     .25   $     .28   $      .29    $      .24
Net income per share--assuming dilution........................         .24         .28          .28           .24

                             1996

Net revenues...................................................   $  19,208   $  20,992   $   21,355    $   20,791
Income from operations.........................................       2,240       3,798        5,017         4,183
Historical net income (loss)...................................       1,868     (12,239)       2,823         2,485
Pro forma net income (loss)....................................       2,081      (9,780)       2,823         2,485
Pro forma net income (loss) per share--basic and assuming
  dilution.....................................................   $     .36   $   (1.22)  $      .23    $      .20
Adjusted pro forma net income(1)...............................       2,081       2,901        2,823         2,485
Adjusted pro forma net income per share(2) --basic and assuming
  dilution.....................................................         .17         .23          .23           .20

------------------------

(1) Excludes the effects of the Offering-related non-cash, non-recurring expenses.

(2) Assumes all AirNet Common Shares issued during the Offering were outstanding for the entire period.

INFLATION

    Historically, inflation has not been a significant factor to AirNet. Although the value of AirNet's service to its primary customers is enhanced by higher interest rates, the volume of business has not changed historically with fluctuating interest rates.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement No. 130, "Reporting Comprehensive Income", and Statement No. 131, "Disclosures About Segments of an Enterprise and Related Information". Both Statements are effective for AirNet in 1998. Statement No. 130 requires separate reporting of certain items affecting shareholders' equity outside of those included in arriving at net income. These items are already disclosed by AirNet. Statement No. 131 establishes requirements for reporting information about operating segments in annual and interim statements. This statement may require a change in AirNet's financial reporting; however, the extent of this change, if any, has not been determined.

    AirNet capitalizes costs related to the start-up activities associated with new business initiatives, such as introduction of the premium products line of business. Costs associated with these initiatives, such as personnel costs, outside services and administrative support services, are capitalized as start-up costs. During the three months ended March 31, 1998, AirNet capitalized $0.9 million of such costs, for a total of $3.4 million of start-up costs recorded on its balance sheet, included in other assets, at March 31, 1998. The start-up phase for the premium products is expected to be completed in the second quarter of 1998.

    In April 1998, AcSEC issued Statement of Position No. 98-5, "Reporting on the Costs of Start-Up Activities." This Statement of Position will require all companies to write off, as a cumulative effect of a change in accounting principle, any previously capitalized start-up costs. This Statement of Position will be effective for AirNet in the first quarter of 1999.

YEAR 2000 IMPACT ON INFORMATION SYSTEMS

    A small portion of AirNet's computer programs was written using two digits rather than four to define the applicable year. As a result, those computer programs have time-sensitive software that recognize a date using "00" as the year 1900 rather than the year 2000. This could cause a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process certain transactions, send invoices or engage in similar normal business activities.

    AirNet has completed an assessment of its computer systems and will have to modify or replace small portions of its software so that all of its computer systems will function properly with respect to dates in the year 2000 and thereafter. The project is expected to be completed by December 31, 1998. However, the completion date is dependent on the availability and receipt of certain software from a vendor in early 1998 and the satisfactory integration of such software into AirNet's systems. Management does not expect costs related to the year 2000 modifications and replacements to be material to AirNet's overall operations.

    AirNet has also performed a review of its aircraft to ensure operational compliance with year 2000 date-sensitive components. AirNet believes its aircraft and related components are in compliance with such measures. However, AirNet is aware that the Federal Aviation Administration ("FAA") has announced that it is currently encountering difficulties in modifying its operating systems for compliance with year 2000 issues. If the FAA is not able to correct its year 2000 problems in the appropriate time frame, it could result in a material adverse affect on AirNet's ability to schedule and execute aircraft arrivals and departures.

FORWARD-LOOKING STATEMENTS

    The Private Securities Litigation Reform Act of 1995 (the "Litigation Reform Act") provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information so long as these statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying factors that could cause actual results to differ materially from those discussed in the statement. AirNet desires to take advantage of the "safe harbor" provisions of the Litigation Reform Act. Certain information, particularly information regarding future economic performance and finances and plans and objectives of management, contained, or incorporated by reference, in this Proxy Statement/ Prospectus is forward-looking. When used in this Proxy Statement/Prospectus, the words "anticipate", "estimate", "expect", "may", "plan", "project" and similar expressions are intended to be among statements that identify forward-looking statements. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. AirNet undertakes no responsibility to update for changes related to these or any other factors that may hereafter occur. The following factors, in addition to other possible factors not listed, could affect AirNet's actual results and cause such results to differ materially from those expressed in forward-looking statements:

    COMPETITION

    The market for scheduled air and ground delivery service is highly competitive. AirNet's bank services division competes primarily against the Federal Reserve's Interdistrict Transportation System ("ITS"), which has significantly greater financial and other resources than AirNet. The Federal Reserve is regulated by the Monetary Control Act of 1980 (the "Monetary Control Act"), which in general requires that the Federal Reserve price its services on a cost basis plus a set percentage private market adjustment. Failure by the Federal Reserve to comply with the Monetary Control Act could have an adverse competitive impact on AirNet. In addition, there can be no assurance that the Monetary Control Act will not be amended, modified or repealed, or that new legislation affecting AirNet's business will not be enacted. Although major participants in the next-day and second-day air delivery market (such as United Parcel Service ("UPS") and Federal Express Corporation ("FedEx")) have also entered the business of same-day and early morning delivery, they have not had a material adverse effect on AirNet's business to date; however, there can be no assurance that these competitors will not have such an effect in the future.

    TECHNOLOGY

    Some analysts have predicted that the increased use of electronic funds transfers will lead to a "checkless society," which could adversely affect the demand for AirNet's check delivery services to the financial services industry. In addition, some banking industry analysts have predicted the development of various forms of imaging technology that could reduce or eliminate the need for prompt delivery of canceled checks. Similarly, technological advances in the nature of "electronic mail" and "telefax" have affected the demand for on-call delivery services by small package delivery customers. While none of these technological advances have had a significant adverse impact on AirNet's business to date, there can be no assurances that these or similar technologies, or other regulatory or technological changes in the check clearance and national payment systems, will not have an adverse affect on AirNet's business in the future.

    RISKS RELATED TO GROWTH THROUGH ACQUISITIONS

    One of AirNet's business strategies is to increase its revenues, earnings and market share through the acquisition of companies that will complement its existing operations or provide it with an entry into markets it does not currently serve. Growth through acquisition involves substantial risks, including the risk of improper valuation of the acquired business and the risk of inadequate integration. There can be no assurances that the suitable acquisition candidates will be available, that AirNet will be able to acquire or profitably manage such additional companies or that future acquisitions will produce returns that justify the investment. In addition, AirNet may compete for acquisitions and expansion opportunities with companies that have significantly greater resources than AirNet.

    AirNet may finance future acquisitions by using AirNet Common Shares for all or a portion of the consideration to be paid, which may result in substantial dilution to the current holders of the AirNet Common Shares. In the event the AirNet Common Shares do not maintain a sufficient valuation, or potential acquisition candidates are unwilling to accept the AirNet Common Shares as part of the consideration for the sale of their businesses, AirNet may be required to utilize more of its cash resources, if available, in order to pursue its acquisition strategy. If AirNet does not have sufficient cash resources through working capital or its current credit facility, its growth potential could be limited and its existing operations could be impaired unless its is able to obtain additional capital through future debt or equity financing. There can be no assurance that AirNet will be able to obtain such financing or that, if available, such financing will be on terms acceptable to AirNet.

    DEPENDENCE ON KEY PERSONNEL

    AirNet's operations are dependent on the continued efforts of its executive officers and on its senior management, particularly Gerald G. Mercer, AirNet's President and Chief Executive Officer, and Eric P. Roy, AirNet's Executive Vice President, Treasurer and Chief Financial Officer. If the executive officers of AirNet become unable or decide not to continue in their present positions, or if a material number of such senior management fail to continue with AirNet and AirNet is unable to attract and retain other skilled associates, AirNet's business could be adversely affected. AirNet does not currently have an employment agreement with any of its executive officers. As discussed in "THE AGREEMENT--Conditions," Robert J. Mitzman, Dominique Brown and Glenn R. Smoak will enter into employment agreements with AirNet or Quick as of the Effective Time of the Merger.

    PERMITS AND LICENSING; REGULATION

    AirNet's delivery operations are subject to various federal, state and local regulations that in many instances require permits and licenses. Failure by AirNet to maintain required permits or licenses, or to comply with the applicable regulations, could result in substantial fines or possible revocation of AirNet's authority to conduct certain of its operations. Furthermore, acquisitions by AirNet could be impeded by delays in obtaining approvals for the transfer of permits or licenses, or failure to obtain such approvals.

    AirNet's flight operations are regulated by the FAA under Part 135 of the Federal Aviation Regulations. Among other things, these regulations govern permissible flight and duty time for aviation flight crews. The FAA is currently contemplating certain changes in flight and duty time guidelines, which, if adopted, could increase AirNet's operating costs. These changes, if adopted, could also require AirNet and other operators regulated by the FAA to hire additional flight crew personnel. In addition, Congress, from time to time, has considered various means, including excise taxes, to raise revenues directly from the airline industry to pay for air traffic control facilities and personnel. There can be no assurances that Congress will not change the current federal excise tax rate or enact new excise taxes, which could adversely affect AirNet's business.

                               BUSINESS OF AIRNET

OVERVIEW OF AIRNET'S BUSINESS

    AirNet ExpressSM, the integrated national air transportation network of AirNet, operates between 100 cities in more than 40 states and delivers over 18,000 time-critical shipments each working day. AirNet's check delivery service, which generates approximately 84% of AirNet's revenues, is the leading transporter of canceled checks and related information for the U.S. banking industry, meeting more that 2,200 daily deadlines. AirNet's small package service, which generates approximately 15% of AirNet's revenues, provides specialized, high priority delivery service for customers requiring late pick-ups and early deliveries combined with prompt, on-line delivery information. AirNet's fixed base operations, which accounts for approximately 1% of AirNet's revenues, also offers retail aviation fuel sales and related ground services for customers in Columbus, Ohio.

    During 1997, AirNet acquired Data Air and PAC. Both companies were in the business of transporting cancelled checks. In addition, ECC was acquired to provide an expanded customer base in the small package market.

    AirNet operated a fleet of 115 aircraft (29 Learjets and 86 light twin engine aircraft) as of March 31, 1998, which fly approximately 105,000 miles per operating night, primarily Monday through Thursday. AirNet also provides ground pick-up and delivery services throughout the nation seven days per week, utilizing a fleet of approximately 250 company-owned ground vehicles as well as a ground transportation network of over 300 independent contractors. AirNet uses its air and ground network to support its banking industry customers, as well as its LateNight, BusinessDay and SameNight small package customers. AirNet also utilizes commercial airlines to provide SameDay delivery service for certain of its banking and small package customers. Later pick-ups and earlier deliveries than those offered by other national carriers are the differentiating characteristics of AirNet's time-critical delivery network. AirNet has consistently achieved on-time performance levels exceeding 97%. In order to maintain this performance, AirNet utilizes a number of proprietary customer service and management information systems to track, sort, dispatch and control the flow of checks and small packages throughout AirNet's delivery system. Delivery times and certain shipment information are available on-line and through the Internet.

    AirNet believes that the market for reliable, time-critical deliveries is growing as a result of a number of global trends, including: (i) global business strategies aimed at serving customers' time critical needs for the dissemination of printed and graphic information; (ii) medical laboratories requiring same-day deliveries; and (iii) corporations requiring just-in-time inventory parts to lower production costs. AirNet believes that its flexible and reliable air transportation network and its demonstrated expertise in providing time-critical deliveries to the banking industry for over 24 years position AirNet to provide such additional services at premium prices.

    AirNet was incorporated under the laws of the State of Ohio on February 15, 1996. AirNet's principal executive offices are located at 3939 International Gateway, Columbus, Ohio 43219 and its telephone number is (614) 237-9777.

BUSINESS STRATEGY

    The principal components of AirNet's operating and growth strategy are as follows:

    GROW AIRNET'S SMALL PACKAGE DELIVERY SERVICE

    AirNet delivers packages on a same-day/same-night basis for its small package customers, utilizing its air transportation system and the commercial airline system. Through its LateNight and BusinessDay premium products, which were introduced in 1997, AirNet believes that it offers a more flexible pick-up and delivery schedule than those offered by other national and regional carriers and appeals to customers with time-sensitive delivery requirements. AirNet expanded its small package sales force throughout 1997 and intends to utilize an aggressive marketing strategy for premium products to the legal community, financial printers, the entertainment industry and other potential customers requiring these specialized services. AirNet also believes its air and ground delivery network provides a solid foundation from which to consolidate the operations of other high-quality ground couriers and regional air freight operators in the business of providing time-critical shipment needs. The fragmented nature of the air and ground package delivery industry, outside of the major national carriers, provides such opportunities. In addition to expanding both the air and ground route structures, AirNet is also focused on aligning with companies that have demonstrated a level of expertise in the sales and marketing aspects of the industry. During 1997, AirNet completed three acquisitions, representing approximately $11.7 million in 1997 sales.

    FOCUS ON UNIQUE AIRCRAFT TYPE AND ROUTE STRUCTURE

    AirNet's fast and reliable fleet of aircraft is positioned around a highly efficient and flexible national route structure designed to facilitate late pick-up and early delivery times, minimize delays and simplify flight scheduling. AirNet's hub-and-spoke system, with a primary hub in Columbus and several mini-hubs across the nation, enables AirNet to match the varying load capacities of its aircraft with the shipment weight and volume of each destination city and to consolidate shipments at its hubs. The hubs are located primarily in less congested regional airports. These locations, in conjunction with AirNet's off-peak departure and arrival times, provide easy take-offs and landings, convenient loading and unloading, and fast refueling and maintenance. Six strategically located maintenance bases help minimize aircraft down time. AirNet's focus on Learjets and light twin engine aircraft has also enabled it to develop an in-house expertise in purchasing, flying, maintaining and operating its fleet.

    ATTRACT, RETAIN AND MOTIVATE THE HIGHEST QUALITY PERSONNEL AVAILABLE

    As a service organization, AirNet recognizes the importance of hiring, retaining and motivating the highest quality personnel available who are focused on a set of core values designed by AirNet to provide a working environment where accountability, integrity, quality performance, open communication, team management and responsibility are explicitly stated goals. AirNet provides its associates with competitive compensation and benefits packages, including a company-wide stock option program. AirNet believes that its compensation and benefit package and corporate culture will give it a significant competitive advantage in attracting and motivating its associates.

    EXPAND ITS BANK SERVICES WITHIN THE BANKING INDUSTRY

    AirNet intends to strengthen its leadership position in the transportation of canceled bank checks by adding additional weekend ground routes to its current structure. The additional routes will utilize AirNet's ground operations infrastructure while allowing AirNet to present a seamless canceled check transportation structure to its banking customers.

GROUND OPERATIONS

    Shipments are typically picked up by AirNet couriers and delivered to the originating airport where shipments are loaded into aircraft by AirNet ground crews. Upon arrival at the main hub in Columbus, Ohio, packages are off-loaded, fine sorted by destination and reloaded onto the aircraft. During the thirty to forty minute sort period, the aircraft are refueled by AirNet ground support personnel. Fueling operations include trained fuelers and ground support equipment, including six fuel trucks and approximately 86,500 gallons of fuel storage capacity.

    AirNet operates a fleet of approximately 250 ground transportation vehicles, all of which are owned by AirNet. AirNet utilizes a computerized system for monitoring vehicle maintenance and conducts in-house training sessions throughout the year to maximize safety. Vehicles range in size from passenger cars to full-size vans, depending on the market being served. In addition, where appropriate, AirNet utilizes over 300 independent contractors to further augment its ground delivery network.

FLIGHT OPERATIONS

    AirNet's flight operations are headquartered in Columbus. AirNet hires licensed pilots meeting certain experience requirements. All new pilots attend a company-run, two-week training program. This flight school includes training on AirNet's flight simulator prior to any actual flight time. Additionally, new pilots typically apprentice as co-pilots in order to gain a familiarity with AirNet's route system and the unique demands of night flying.

    AirNet's central dispatch system ties together all components of the air operation. Departure and arrival times are continuously updated, and weather conditions throughout the nation are constantly monitored. AirNet dispatchers remain in constant contact with pilots, outbased hub managers, fuelers, maintenance and ground delivery personnel to ensure that no gaps exist in AirNet's delivery process. AirNet also utilizes commercial airlines primarily to transport shipments during the day when its aircraft typically do not operate. Operations personnel utilize FLIGHTTRAX, a computerized flight tracking system that allows them to track the status of every commercial flight in the country and schedule ground pick-up and delivery personnel appropriately.

AIRCRAFT FLEET

    AirNet owns and operates a fleet of 115 aircraft. AirNet's fleet was comprised of the following aircraft at March 31, 1998:

                                                                   MAXIMUM      MAXIMUM       MAXIMUM
                                                                 PAYLOAD (1)   RANGE (2)     SPEED (3)
AIRCRAFT TYPE                                        NUMBER        (LBS.)     (N. MILES)      (KNOTS)
------------------------------------------------  -------------  -----------  -----------  -------------
Learjets, Model 35/35A..........................           25         4,200        2,000           440
Learjets, Model 25..............................            4         3,500        1,000           440
Piper Navajo Chieftain..........................           16         1,500          800           175
Piper Aerostar..................................           13         1,000          900           190
Beech Baron.....................................           41         1,000          700           180
Cessna 310......................................           16           900          600           170

------------------------

(1) Maximum payload in pounds for a one-hour flight plus required fuel reserves.

(2) Maximum range in nautical miles, assuming zero wind, full fuel and full payload.

(3) Maximum speed in knots, assuming full payload.

    The Learjet is among the most reliable, fastest and most fuel efficient small jet aircraft available in the world. The Learjet 35 meets all Stage Three noise requirements currently being implemented across the country. The Learjet 25 is a smaller aircraft with slightly smaller payload and range capabilities. AirNet intends to either equip these aircraft with approved hush kits, allowing them to continue operations in most airports or phase-out the Learjet 25's from scheduled operations and replace them with the more efficient Learjet 35 or other Stage Three aircraft.

    AirNet's Learjet fleet provides it with nationwide connectivity. Long lane segments from all corners of the nation converge on AirNet's hub in Columbus, as well as "mini-hubs" located in Atlanta, Chicago, Charlotte, Dallas, Denver, Des Moines and New York. Smaller, light twin engine aircraft provide service to the various "spoke" cities in AirNet's network, which include virtually all of the nation's large metropolitan areas.

    AirNet acquires and operates pre-owned aircraft, typically between 15 and 20 years old. These aircraft are reasonably priced and are relatively modern, as they have undergone no significant design changes in the last 20 years. Further, when appropriately maintained (AirNet performs its own major inspections and overhauls on its aircraft fleet), these aircraft show little or no evidence of erosion in performance.

    Aircraft maintenance is also headquartered in Columbus. This facility operates 24 hours a day, 365 days a year. AirNet employs over 70 experienced aircraft and avionics technicians in six separate locations across the country (Columbus, Dallas, Denver, Hartford, Minneapolis and San Diego), performing all levels of maintenance from 100-hour inspections on its light twin engine aircraft to 7,200-hour/12-year inspections on its fleet of Learjets. AirNet has an in-house engine shop where certain of the piston engines can be overhauled on-site, thereby reducing aircraft downtime and controlling costs. Avionics trouble-shooting and repair, done internally by AirNet since 1989, provide for maximum efficiency and minimum aircraft downtime for its entire fleet.

DELIVERY SERVICES

    A typical shipment is picked up from the sending bank or a small package customer by an AirNet courier. Canceled check shipments are pre-sorted by bank personnel and bundled as to final destination using AirNet-supplied, color-coded bags. The shipment is then transported to the local airport where it enters AirNet's air transportation system and is scanned via bar code technology, which reads information pertaining to the shipper, receiver, airbill number and applicable deadline. This data is then downloaded into AirNet's ComCheck or AirNet Connect computer systems, where it is available to AirNet's customer satisfaction representatives ("CSRs").

    Upon arrival at AirNet's Columbus hub or one of its mini-hubs, the shipment is off-loaded, sorted by destination and reloaded onto AirNet's aircraft. At the destination city, the shipment is off-loaded for the final time and delivered by AirNet courier to the receiver. When delivered, the shipment is once again scanned and downloaded into AirNet's computer system. Delivery information for all shipments is then available on-line to the customers and all AirNet CSRs. AirNet's customer service department is available to handle any inquiries, discrepancies or supply requests, as well as provide proof of delivery documentation, all of which are value-added features of AirNet's service.

    AirNet provides delivery service for three sets of banking deadlines. Basic deadlines, which have a 9:30 p.m. - 10:00 p.m. hub time in Columbus, provide delivery service between 12:01 a.m. and 2:00 a.m. to approximately the northeastern third of the nation. Premium deadlines, which have an 11:00 p.m. - 11:30 p.m. hub time in Columbus and Charlotte, provide delivery service at approximately 3:00 a.m. to the eastern half of the nation. Finally, City deadlines, which have a 4:00 a.m. - 5:30 a.m. hub time in Columbus, provide delivery service at approximately 8:00 a.m. to all cities served by the network. AirNet prices these services based on the tier of service and by the pound on a customer by customer basis.

    AirNet's SameDay service provides canceled check delivery services to banking customers meeting daytime banking deadlines and to other small package customers requiring "next-flight-out" timing. These shipments are typically picked up by AirNet couriers and transported via commercial airlines to destination cities, where AirNet couriers accept the packages and deliver them to the destinations.

CUSTOMERS

    The highly specialized needs of AirNet's customer base combined with AirNet's performance level over the years have resulted in a high level of customer retention. This customer retention level, in turn, creates a level of stability in AirNet's revenue base that allows for product development and continued dedication of resources to providing the highest possible level of service to customers. The U.S. banking industry, including commercial banks, savings banks and Federal Reserve banks, represents AirNet's largest category of customers and in the first quarter of 1998 accounted for approximately 84% of AirNet's revenues. This customer list represents all 100 of the nation's largest bank holding companies. AirNet's time-critical canceled check delivery service enables AirNet's banking customers to offer competitive products and pricing. Small package delivery customers, which accounted for 15% of AirNet's revenues for the first quarter of 1998, include industrial and service corporations, medical companies, national integrated carriers and consolidating freight forwarders. Although AirNet maintains a base of small package delivery customers who ship nightly, it is also expanding its services to retail customers who tend to ship less frequently. No single customer accounted for more than 10% of AirNet's fiscal 1997 revenues.

HUMAN RESOURCES

    AirNet believes it has achieved a significant competitive advantage within its industry through its major commitment to human resources. All levels of AirNet's management strive to operate within the spirit of AirNet's core values, which are: (i) Accountability; (ii) Honesty, Integrity, Trust and Respect; (iii) Quality Performance; (iv) Open and Free Communication; (v) Team Management Style with Shared Responsibilities; and (vi) Remember to Enjoy Life - It's a Gift!

    All AirNet personnel are part of a company-wide drug-testing program. Management believes this program, which goes beyond the requirements of AirNet's regulators, helps to ensure the highest possible performance levels. The management training and professional development seminars are periodically held for, and attended by, all levels of AirNet personnel. AirNet also aggressively compensates for performance, with excellent performance recognized and rewarded through incentive-based compensation.

ASSOCIATES

    The chart below summarizes AirNet's workforce at March 31, 1998, 1997 and 1996. AirNet's associates are not represented by any union or covered by any collective bargaining agreement. AirNet has experienced no work stoppages and believes that its relationship with associates is good.

                                                                                  MARCH 31,
                                                                       -------------------------------
DEPARTMENT                                                               1998       1997       1996
---------------------------------------------------------------------  ---------  ---------  ---------
Management/Administration............................................        209        157        111
Flight...............................................................        177        161        124
Maintenance..........................................................         76         67         72
Driver/Courier/Ramp/Sort.............................................        811        418        314
                                                                       ---------  ---------  ---------
  Total..............................................................      1,273        803        621

COMPETITION

    The air and ground courier industry is highly competitive. AirNet's primary competitor is the Federal Reserve's ITS. The actions of the Federal Reserve are regulated by the Monetary Control Act, which, in summary, requires the Federal Reserve to price its services at actual cost plus a private sector adjustment factor. AirNet believes that the purpose of the Monetary Control Act is to curtail the possibility of predatory pricing by the Federal Reserve when it competes with the private sector. No assurance beyond the remedies of law can be given that the Federal Reserve will comply with the Monetary Control Act.

    In the private sector, there are a large number of smaller, regional carriers that transport canceled checks, none with a significant interstate market share. The two largest private sector air couriers, FedEx and UPS, both carry canceled checks where the deadlines being pursued fit into their existing system, but this has not represented a significant market share of this industry market to date. AirNet provides customized service for its customer base, often with later pick-ups and earlier deliveries than the large, national couriers. Both FedEx and UPS utilize AirNet's transportation network for certain situations where they require customized service.

    AirNet competes with commercial airlines and numerous other carriers in its small package transportation business. AirNet's market share in this industry is less than 1%. AirNet believes that this market represents a significant expansion opportunity. AirNet also has a minor presence in the same-day or next-flight-out industry. AirNet believes that there are a number of competitors in this industry. To the extent AirNet elects to increase its presence in the same-day industry, it will compete against these companies. AirNet will emphasize its information technology, competitive pricing and historically high on-time performance levels to compete in this market.

REGULATION

    AirNet is regulated under Part 135 of the Federal Aviation Regulations by the FAA. In connection with the operation of Company vehicles and aircraft, AirNet is subject to regulation by the U. S. Department of Transportation with respect to the handling of hazardous materials. AirNet holds nationwide general commodities authority from the Interstate Commerce Commission to operate as a common carrier on an interstate basis within the contiguous 48 states. AirNet's delivery operations are subject to various state and local regulations, and in many instances, require permits and licenses from state authorities.

    AirNet believes that it has all permits, approvals and licenses required to conduct its operations and that it is in compliance with applicable regulatory requirements relating to its operations. Failure of AirNet to comply with the applicable regulations could result in substantial fines or possible revocation of one or more of AirNet's operating permits.

ENVIRONMENTAL MATTERS

    AirNet believes that compliance with environmental matters has not had, and is not expected to have, a material effect on operations. Although AirNet believes that it is in compliance with all applicable noise level regulations and is working proactively with various local governments to minimize noise issues, future noise pollution regulations could require the replacement of several of AirNet's aircraft.

PROPERTIES

    AirNet owns its corporate and operational headquarters at 3939 International Gateway in Columbus, Ohio. The complex has 80,000 square feet, of which AirNet utilizes approximately 73,000 square feet. The remainder is subleased to unrelated third parties. AirNet's headquarters is currently used for operations, aircraft maintenance, vehicle maintenance, general and administrative functions, and training. AirNet is currently in discussions with the Port Authority to construct a new headquarters facility at the Columbus International Airport. Upon the completion of the new facility, AirNet intends to sell its current headquarters to the Port Authority in exchange for credits to be applied to a land lease for the new facility. No definitive agreements have been reached.

    AirNet leases additional space at 4700 East Fifth Avenue, also located on Columbus International Airport grounds. The space is used for administrative support personnel. Upon completion of AirNet's new headquarters, this lease is expected to be terminated and AirNet is expected to purchase the 4700 East Fifth Avenue facility from the Port Authority. AirNet operates at approximately 50 additional locations throughout the country. The locations, which are leased from unrelated third parties, generally include office space and/or a section of the lessor's hangar or ramp.

    For additional information concerning AirNet's leases, see AirNet's Consolidated Financial Statements, included herein.

LEGAL PROCEEDINGS

    There are no pending legal proceedings involving AirNet other than routine litigation incidental to AirNet's business. In the opinion of AirNet's management, such proceedings should not, individually or in the aggregate, have a material adverse effect on AirNet's results of operations or financial condition.

SUMMARY OF AIRNET RECENT DEVELOPMENTS

    In April 1998, AirNet signed a letter of intent to purchase Mercury Business Services, an overnight delivery company specializing in the legal industry, for approximately $4.5 million in AirNet Common Shares. The transaction is subject to the signing of a definitive agreement and certain consents and approvals.

                        MARKET FOR AIRNET COMMON SHARES
                        AND RELATED SHAREHOLDER MATTERS

    Effective June 3, 1997, the AirNet Common Shares began trading on the NYSE under the symbol "ANS". Prior to June 3, 1997, the AirNet Common Shares of AirNet were traded on The Nasdaq National

Market under the symbol "ANSY". The table below sets forth the high and low reported prices of the AirNet Common Shares for the periods indicated.

                                             1998                  1997                  1996
                                     --------------------  --------------------  --------------------
QUARTER ENDED                          HIGH        LOW       HIGH        LOW       HIGH        LOW
-----------------------------------  ---------  ---------  ---------  ---------  ---------  ---------
March 31...........................  $   29.50  $   20.81  $   16.75  $   13.75     --         --
June 30 (1)........................     --         --          18.00      14.25  $   16.00  $   14.50
September 30.......................     --         --          27.06      16.25      16.00      10.75
December 31........................     --         --          26.12      19.25      16.00      12.25

------------------------

(1) The 1996 period represents the period from May 31, 1996 (the date of the Offering) through June 30, 1996.

    AirNet has not paid any dividends on the AirNet Common Shares and does not intend to pay any such dividends in the foreseeable future. AirNet anticipates using future earnings to finance operations and future growth and development of AirNet. Certain restrictive covenants in AirNet's revolving credit facility impose limitations on the payment of dividends by AirNet. Such covenants prohibit AirNet from paying cash dividends on the AirNet Common Shares in excess of 50% of net income.

    On June 11, 1998, there were approximately 2,200 holders of AirNet Common Shares, based upon the number of holders of record and the number of individual participants in certain security position listings.

                        SELECTED INFORMATION ABOUT QUICK

GENERAL

    Quick (together with its subsidiaries) is a domestic and international specialty courier transportation company. Quick combines an understanding of domestic and international transportation complexities, a network of worldwide independent agents and a proprietary information system, to provide customized courier transportation services. Quick believes that its lack of restrictive operational parameters, such as pre-determined pick up and delivery times and dates, is an important factor in differentiating Quick in the specialty transportation industry. Although Quick also provides traditional on-demand delivery services, Quick's focus has been the resolution of unique logistics, transportation and delivery issues and providing superior customer service.

    Quick was founded in 1981 and is headquartered in New York, New York. Quick maintains a 30,000 square foot operational center at the John F. Kennedy International Airport. Quick also maintains nine other offices in the United States with locations in each of New York City, Boston, Washington, D.C., Chicago, Orlando, Dallas, Minneapolis, Phoenix and Los Angeles. Quick employs approximately 400 associates. Quick's active client base of approximately 3,000 clients includes Fortune 500 companies, investment banks, entertainment companies, legal partnerships, medical concerns and commercial banks.

    Quick provides its services internationally, primarily through its independent delivery agents and third party commercial air carriers. In the United States, approximately 20 local sales representatives and five regional sales representatives target local businesses, while Quick's seasoned national marketing executives focus on larger accounts and businesses with multi-city and multi-national requirements. Quick's sales force includes product specialists that seek new applications of Quick's primary services in an effort to provide superior logistics solutions. Quick's proprietary software and management information systems provide real-time tracking of domestic and international shipments, as well as the capability to coordinate and track multiple distributions of time critical deliveries. In addition, these systems allow Quick to customize the complex logistics, delivery and reporting demands of its clients.

    Quick's growth strategy also includes the acquisition of entities to enhance Quick's core capabilities. Quick has acquired and integrated four businesses since 1995, including, in 1996, the acquisition of an international mail and logistics company and, in 1997, a domestic same-day courier service. Quick's other initiatives have included the expansion of Quick's sales force, development of new product lines, the cross-selling of existing product lines, investment in management information systems, and the conducting of strategic marketing and public relations campaigns.

PRODUCTS AND SERVICES

    Quick offers a portfolio of products and services, including domestic and international courier, international mail distribution and logistics services. Quick's ability to structure appropriate logistics solutions based upon broad service offerings, combined with an understanding of complex international markets, and a utilization of proprietary information systems, allows Quick to act as a one-stop source for its clients' delivery and logistics requirements.

    DOMESTIC AND INTERNATIONAL COURIER SERVICES

    Domestic and international courier services combine an understanding of domestic and international transportation complexities, a network of worldwide independent agents and a proprietary information system, to provide customized and unique courier services. By utilizing third party carriers and independent ground agents and maintaining a 24 hour, seven day per week operational infrastructure, Quick is generally unencumbered by typical restraints on operational parameters, such as pick up and delivery deadlines and holiday restrictions. Quick believes this flexibility has enabled it to offer clients unique solutions to difficult transportation requirements.

    DOMESTIC COURIER SERVICES

    Domestic courier services accounted for approximately 49% of Quick's total revenue in the three months ended March 31, 1998. Within its domestic service offerings, Quick provides the delivery and service options described below:

    SAME-DAY/NEXT FLIGHT OUT ("NFO") SERVICE uses commercial airlines to transport parcels. This service is offered on demand, 24 hours a day and is targeted at a variety of industries that have time-sensitive delivery needs.

    MIDNIGHT SPECIAL SERVICE offers clients the flexibility of having packages picked up on-demand until midnight with guaranteed delivery to certain destinations by 9 a.m. the next business day. This service utilizes routing on chartered flights.

    DOMESTIC POUCH service offers pre-scheduled overnight delivery. This product is designed to offer clients later pick-up and earlier delivery times in comparison to the services offered by major air express companies.

    DOMESTIC PRIORITY FREIGHT offers on-demand, non-consolidated freight delivery for larger shipments. Transit times vary depending upon the level of service desired and final destination. Quick offers customized crating and packaging materials needed to ensure safe delivery for specialized shipments.

    CHARTER SERVICE is available on specially chartered flights for both domestic and international shipments. It is designed for clients requiring special delivery and handling accommodations for high volume shipments.

    SPECIAL HAND CARRY SERVICE utilizes individuals to personally escort packages door-to-door from pick-up to final destination. Special Hand Carry Service is Quick's premier on-demand priority service for clients requiring the greatest in speed, reliability and service.

    INTERNATIONAL COURIER SERVICE

    International courier services accounted for approximately 17.5% of Quick's total revenue in the three months ended March 31, 1998. Within its international service offerings, Quick provides the delivery and service options described below:

    INTERNATIONAL SPECIAL SERVICE utilizes NFO service on commercial airlines for the shipment of parcels internationally. This service is offered on-demand 24 hours a day, seven days a week.

    INTERNATIONAL PRIORITY SERVICE uses NFO delivery for all shipments. This service is not as flexible as the International Special Service because it is not available during off peak hours and on weekends. It is contingent upon pre-determined routing which increases the shipment's transit time.

    INTERNATIONAL QUICK AIR SERVICE provides for the international shipment of parcels using alternative routing and is designed to offer clients efficient international delivery service at lower prices. The majority of packages shipped using this service are pre-scheduled and transit times typically exceed International Priority Service and International Special Service.

    INTERNATIONAL PRIORITY FREIGHT SERVICE offers NFO, on-demand, non-consolidated delivery. Quick will customize crates and any packaging materials needed to ensure safe delivery.

    SPECIAL HAND CARRY SERVICE is also provided on an international basis. A Quick agent or employee is selected to accomplish each delivery based upon the appropriate language, cultural and operational experience necessary to facilitate the delivery process.

    INTERNATIONAL MAIL DISTRIBUTION

    Quick's mail delivery service ("QuickMail") offers an alternative to traditional mail distribution and delivery. QuickMail combines an understanding of international mail distribution complexities, a network of worldwide independent agents and mail distribution wholesalers, relationships with foreign postal services and a proprietary information system, to provide customized and unique mail distribution services. It accommodates high volume distribution for clients requiring more efficient transit times and reliability than those generally offered by traditional postal services.

    QuickMail utilizes numerous mail distribution options, depending on the volume, commodity and frequency of the material being distributed. Quick has established multiple routing and postal options to lessen the adverse effect of events that might otherwise inhibit mail delivery into a particular country or region. These options include hand delivery, direct injection into the postal system of the destination country, and injection into a foreign postal system for remail to the destination country. One of the key attributes of QuickMail is that it offers automated reporting and tracking capabilities that are available at any time after a job order is initiated in the Quick system. Quick's growing volume of international mail often enables it to negotiate favorable fees with foreign post offices, mail wholesalers and international agents.

    QuickMail services accounted for approximately 26.5% of Quick's total revenue in the three months ended March 31, 1998. Within its QuickMail offerings, Quick provides the delivery and service options described below.

    QUICKMAIL PRIORITY is a first class distribution service designed to route parcels in the fastest, most reliable manner using a combination of direct entry, hand delivery and remail, as appropriate given the particular delivery requirements.

    QUICKMAIL PRINTED MATTER is a cost effective distribution service for non-urgent deliveries. QuickMail Printed Matter uses less rapid delivery methods, but offers clients reliable and more economical delivery service.

    QUICKMAIL PUBLICATION is a distribution service for heavyweight publishing material such as magazines, catalogs and journals. Routings are customized depending upon the frequency of the material, individual piece weight and total volume of shipment.

    QUICKMAIL PARCEL is a distribution service for heavyweight dutiable and non-dutiable material and items. Routings are tailored to distribute the material with speed and accountability.

    LOGISTICS SERVICES

    In an effort to customize delivery solutions for its clients, Quick has developed logistics services that are offered in conjunction with domestic, international, and QuickMail services. Logistics services include field support, fulfillment, pick and pack, and "STAT" services. These services reduce the clients' involvement in the preparation of the materials for delivery. These services are ideal for clients who require warehousing, inventory management and special logistical support functions. The Logistics services offered by Quick are described below:

    FIELD SUPPORT SERVICES provide secure regional warehousing and same-day, NFO or 9 a.m. delivery of time-sensitive products. Critical and regularly used inventory can be safely stored in facilities throughout the world. Logistics response services are available 24 hours a day, 365 days per year. This service enables Quick's clients to maintain time-sensitive inventories at regional facilities. All warehoused items are tracked using Quick's proprietary real-time inventory system.

    PICK AND PACK SERVICE is designed for clients who require frequent deliveries with special handling and packaging instructions. Customer items are pulled from inventory, packaged and shipped as per special customer instructions.

    FULFILLMENT SERVICE offers list management, labeling, collating, stuffing and shipping of clients' direct mail, catalogues, or billing statements. For example, Quick distributes time-sensitive financial information to 2,000 banks worldwide for one of its clients. Quick manages this entire process from computerized list maintenance, to coordinating the timing with the printer, purchasing the envelopes, and calculating maximum efficiency for the mailings. In addition, Quick offers this service in conjunction with QuickMail for cost and transit time savings for international mailings.

    STAT SERVICE provides highly specialized transportation services for biomedical materials for medical transplants and research. Quick regularly consults with a council of board certified medical specialists concerning proper packaging, transportation and delivery of biomedical materials, taking into account medical restrictions and all applicable governmental regulations.

COMPETITION

    Quick operates in a highly competitive environment. Quick believes that the principal competitive factors in the markets in which it competes are reliability, quality, breadth of service and price. Price competition for basic delivery services is particularly intense. Quick's principal competitors in both the international and domestic delivery industry generally include privately-held companies that operate in only one locality and local affiliates of large, nationally-known transportation companies, with no one competitor dominating the market.

    Although Quick believes that its pricing is competitive, Quick also seeks to differentiate itself in its industry by offering, through a single source, a unique and broad selection of products and services. In both the domestic and international markets, Quick believes that it competes on the basis of its ability to reliably and consistently provide a wide array of delivery services, ranging from basic delivery services to complex international delivery services, on a customized basis for its clients. Quick believes that this provides it with an important advantage in the highly fragmented delivery and logistics service industry. However, Quick has numerous national, regional and international competitors in its existing and proposed markets, many of which have substantially greater financial and other resources than Quick.

CAPITAL STOCK OF QUICK

    There is no established public trading market for any class of common equity of Quick.

    The authorized capital stock of Quick consists of 20,000 Quick Common Shares and 3,000 shares of Class A Common Stock, par value $1.00 per share. As of the Effective Time of the Merger, there will be 12,586 Quick Common Shares issued and outstanding, and outstanding options to purchase 1,000 shares of Class A Common Stock, which will be converted into options to purchase an aggregate of 249,591 AirNet Common Shares upon consummation of the Merger.

    Quick has five holders of Quick Common Shares, two of whom hold options to purchase additional Quick Common Shares, and nine holders of options to purchase shares of Class A Common Stock. Since its inception, Quick has not paid any dividends on the shares of any of Quick's capital stock.

    The following table furnishes certain information as to the shares of Quick capital stock beneficially owned by each of the current directors of Quick, by the executive officers of Quick whose total salary and bonus for Quick's 1997 fiscal year exceeded $100,000 and by all directors and executive officers of Quick as a group. No other person beneficially owns more than 5% of the outstanding shares of Quick capital stock.

                                                                                                                    AIRNET
                                                                                                                COMMON SHARES,
                                                                                                                 OR OPTIONS TO
                                              PERCENTAGE        QUICK CLASS A COMMON                            PURCHASE AIRNET
NAME OF BENEFICIAL OWNER       QUICK           OWNERSHIP         STOCK WHICH CAN BE      PERCENTAGE OWNERSHIP   COMMON SHARES,
 OR NUMBER OF PERSONS IN   COMMON SHARES    OF QUICK COMMON   ACQUIRED UPON EXERCISE OF    OF QUICK CLASS A     TO BE RECEIVED
        GROUP (1)          PRESENTLY HELD       SHARES                 OPTIONS               COMMON STOCK        IN MERGER (2)
-------------------------  --------------  -----------------  -------------------------  ---------------------  ---------------
Robert J. Mitzman,.......      8,284.7            67.49%                  0                        0               2,067,789
  President and Director

Dominique Brown,.........      1,623.6(3)         13.22%                  0                        0                 405,236
  Executive Vice
  President, Secretary,
  Treasurer and Director

Karl Daigle,.............        852.7(3)          6.94%                  0                        0                 212,827
  Director

Glenn Smoak,.............      1,166.0             9.50%                  0                        0                 291,023
  Director

All directors and             11,927.0            97.15%                  0                        0               2,976,875
  executive officers as a
  group (4 persons)......

                            POST-MERGER
NAME OF BENEFICIAL OWNER    PERCENTAGE
 OR NUMBER OF PERSONS IN   OWNERSHIP OF
        GROUP (1)           AIRNET (2)
-------------------------  -------------
Robert J. Mitzman,.......        13.2%
  President and Director
Dominique Brown,.........         2.6%
  Executive Vice
  President, Secretary,
  Treasurer and Director
Karl Daigle,.............         1.4%
  Director
Glenn Smoak,.............         1.9%
  Director
All directors and                19.1%
  executive officers as a
  group (4 persons)......

------------------------------

(1) The beneficial owner has sole voting and investment power with respect to all of the Quick capital stock reflected in the table.

(2) Assumes that (a) the Merger has been consummated with an assumed exchange ratio of 249.5913 AirNet Common Shares for each Quick Common Share, resulting in the issuance of an aggregate of 3,141,356 AirNet Common Shares and (b) the granting by AirNet of options to purchase an aggregate of 249,591 Common Shares to the holders of options to purchase shares of Quick Class A Common Stock.

(3) Ms. Brown and Mr. Daigle hold options (the "Quick Common Share Options") to purchase 254 and 55 additional Quick Common Shares, respectively. Assuming that the Quick Common Share Options are exercised prior to the consummation of the Merger, Ms. Brown would receive an additional 63,396 AirNet Common Shares and Mr. Daigle would receive an additional 13,728 AirNet Common Shares in the Merger. Ms. Brown and Mr. Daigle have granted options to Tomas Miguens to purchase 254 and 55 of their respective Quick Common Shares.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                  CONDITION AND RESULTS OF OPERATIONS OF QUICK

RESULTS OF OPERATIONS

    THREE MONTHS ENDED MARCH 31, 1998 COMPARED TO THREE MONTHS ENDED MARCH 31,
     1997

    Revenues were $22.0 million in the three months ended March 31, 1998, an increase of $9.3 million, or 73.1%, over the three months ended March 31, 1997. The increase in revenues is primarily attributable to volume increases from Quick's existing client base and the acquisitions of Genesis Worldwide Courier ("Genesis") and Sterling Courier Systems, Inc. ("Sterling"), which accounted for $2.3 million and $5.1 million in revenues, respectively, during such period. These acquisitions occurred in August and September of 1997. In the first three months of 1998 as compared to the same period in 1997, net revenues from international priority shipments increased approximately $0.7 million to $3.8 million; domestic priority shipments increased $5.9 million to $10.8 million; and international mail shipments increased $1.6 million to $5.8 million.

    Cost of operations for the three months ended March 31, 1998 increased $6.8 million, or 74.1%, to $16.0 million from $9.2 million for the three months ended March 31, 1997. This increase was primarily the result of the increased revenues in the three months ended March 31, 1998, including the acquisitions of Sterling and Genesis, which accounted for $4.8 million of the increase. As a percent of revenues, such costs increased to 72.9% for the three months ended March 31, 1998 as compared to 72.5% for the previous year's period.

    Selling, general and administrative expenses for the three months ended March 31, 1998 increased $1.2 million, or 37.6%, to $4.3 million as compared to the same period in 1997. The increase primarily resulted from costs associated with the operations of Genesis of $0.3 million and Sterling of $0.7 million and additional corporate management and support staff of $0.2 million, and depreciation and amortization.

    Net interest expense for the twelve months ended December 31, 1997 increased $0.2 million, or 75.3%, to $0.5 million from $0.3 million for the twelve months ended June 30, 1996. The increase resulted primarily from higher average borrowings.

    TWELVE MONTHS ENDED DECEMBER 31, 1997 COMPARED TO TWELVE MONTHS ENDED JUNE
     30, 1996

    During 1997, Quick changed its year end from June 30 to December 31.

    Revenues were $67.3 million for the twelve months ended December 31, 1997, an increase of $25.5 million, or 61.2%, over the twelve months ended June 30, 1996. The increase in revenues is primarily attributable to volume increases from Quick's existing client base. The increase in revenues is also attributable to the Genesis and Sterling acquisitions, which accounted for $3.6 million and $6.1 million in revenues, respectively. For the twelve months ended December 31, 1997, as compared to the twelve months ended June 30, 1996, net revenues from international priority shipments increased $5.4 million to $14.8 million; domestic priority shipments increased $9.9 million to $28.4 million; and international mail shipments increased $8.9 million to $20.9 million.

    Cost of operations for the twelve months ended December 31, 1997 increased $18.0 million, or 57.3%, to $49.3 million from $31.3 million for the twelve months ended June 30, 1996. This increase was partially attributable to an increase in transportation costs of $10.7 million and an increase in labor costs of $1.8 million, which were the result of an increase in business activity. In addition, the acquisitions of Genesis and Sterling increased costs by $0.9 million and $4.6 million, respectively. As a percent of revenues, cost of operations decreased to 73.2% for the twelve months ended December 31, 1997 as compared to 75% for the previous period. This decrease and the corresponding increase in gross profit margin resulted from higher profitability associated with Genesis and higher overall margins.

    Selling, general and administrative expenses for the twelve months ended December 31, 1997 increased $5.9 million, or 63.4%, to $15.2 million from $9.3 million for the twelve months ended June 30, 1996. The increase primarily resulted from costs associated with the operations of Genesis of $0.5 million and Sterling of $0.9 million, increases in officer compensation expense of $0.6 million, additional corporate management and support staff of $1.1 million, increased depreciation and amortization of $0.3 million and increased sales commission expense of $1.3 million resulting from increased revenues.

    Net interest expense for the twelve months ended December 31, 1997 increased $0.2 million, or 75.3%, to $0.5 million from $0.3 million for the twelve months ended June 30, 1996. The increase resulted primarily from higher average borrowings.

    TWELVE MONTHS ENDED JUNE 30, 1996 COMPARED TO TWELVE MONTHS ENDED JUNE 30,
     1995

    Revenues were $41.7 million for the twelve months ended June 30, 1996, an increase of $11.6 million, or 38.3%, over the twelve months ended June 30, 1995. For the twelve months ended June 30, 1996, as compared with the twelve months ended June 30, 1995, net revenues from international priority shipments increased $1.0 million to $9.5 million; domestic priority shipments increased $3.9 million to $18.5 million; and international mail shipments increased $6.4 million to $12.1 million. Of the $6.4 million increase in international mail, $5.7 million was attributable to the acquisition of Specialty Mailing, Inc. ("SMI") in October 1995. $1.0 million of the increase in domestic revenue was attributable to a new contract with a bio-medical concern.

    Cost of operations for the twelve months ended June 30, 1996 increased $8.9 million, or 39.8%, to $31.3 million from $22.4 million for the twelve months ended June 30, 1995. This increase was primarily the result of the increased revenues in fiscal 1996 and the acquisition of SMI, which accounted for $4.9 million of such increase. As a percent of sales, cost of operations increased to 75.0% for the twelve months ended June 30, 1996 as compared to 74.2% for the previous period. This increase and the corresponding decrease in gross profit margin resulted from lower than expected profitability associated with SMI.

    Selling, general and administrative expenses for the twelve months ended June 30, 1996 increased $1.4 million, or 17.3%, to $9.3 million from $7.9 million for the twelve months ended June 30, 1995. Such increase is primarily related to the costs associated with the operations of SMI, which accounted for $0.8 million of the increase, and increased commission expense resulting from increased revenues.

    Net interest expense for the fiscal year ended June 30, 1996 increased $0.2 million, or 151.7%, to $0.3 million from $0.1 million for the fiscal year ended June 30, 1995. The increase resulted primarily from higher average borrowings.

    SIX MONTHS ENDED DECEMBER 31, 1996 COMPARED TO SIX MONTHS ENDED DECEMBER 31,
     1995

    Revenues were $24.6 million for the six months ended December 31, 1996, an increase of $5.2 million, or 27.0%, over the six months ended December 31, 1995. For the six months ended December 31, 1996, as compared with the same six month period in 1995, net revenues from international priority shipments increased approximately $0.7 million to $4.9 million; domestic priority shipments decreased $0.7 million to $8.5 million; and international mail shipments increased $3.4 million to $8.4 million. Of the $3.4 million increase in international mail, $2.7 million is attributable to the acquisition of SMI in October 1995.

    Cost of operations for the six months ended December 31, 1996 increased $3.9 million, or 26.0%, to $18.6 million from $14.7 million for the six months ended December 31, 1995. This increase was primarily the result of the increase in sales for the six month period ended December 31, 1996, as discussed above. During such period, transportation costs increased $3.4 million and labor costs increased $0.5 million. As a percent of sales, cost of operations decreased to 75.7% for the six month period ended December 31, 1996 from 75.9% for the previous year's period. The increase in gross profit margin resulted from higher international priority revenue which offset the lower gross profit margins associated with SMI.

    Selling, general and administrative expenses for the six months ended December 31, 1996 increased $1.6 million, or 38.0%, to $5.7 million from $4.1 million for the six months ended December 31, 1995. The increase primarily related to officer compensation expense of $0.2 million, the addition of corporate management and support staff of $0.5 million, increased commission expense of $0.2 million resulting from increased revenues and increased depreciation and amortization expense.

    Net interest expense for the six months ended December 31, 1996 increased $0.1 million, or 25.0%, to $0.2 million from $0.1 million for the six months ended December 31, 1995. The increase resulted primarily from higher average borrowings.

LIQUIDITY AND CAPITAL RESOURCES

    CASH FLOW FROM OPERATING ACTIVITIES

    Net cash flow from operating activities was $3.0 million for the twelve months ended December 31, 1997, compared to $1.2 million for the twelve months ended June 30, 1996. Net cash flows from operating activities for the three months ended March 31, 1998 were $1.4 million.

    CURRENT CREDIT ARRANGEMENTS

    In September 1997, Quick entered into a revolving credit agreement with a bank under which Quick may borrow up to 85% of eligible accounts receivable (as defined therein), up to a maximum $10 million in borrowings. The credit facility is secured by substantially all of the assets of Quick and expires on September 30, 2000. The credit agreement requires the maintenance of certain minimum net worth and cash flow levels, imposes certain limitations on payments of dividends and requires prior bank approval for certain acquisitions. In addition, Quick has an additional $4 million line of credit subject to similar terms. As of March 31, 1998, Quick had drawn $7.0 million under the revolving credit agreement.

    INVESTING ACTIVITIES

    During the twelve months ended December 31, 1997 and the twelve months ended June 30, 1996, Quick spent approximately $1.0 million and $0.4 million, respectively, on purchases of property and equipment. In addition, Quick also entered into equipment finance leases for $0.5 million and $0.7 million in 1997 and 1996, respectively. These expenditures related primarily to improvements in technology to support Quick's infrastructure.

    During the three months ended March 31, 1998, Quick spent approximately $0.2 million on capital expenditures.

    During the twelve months ended December 31, 1997, Quick completed three acquisitions for aggregate consideration of approximately $9.0 million, consisting of approximately $0.6 million in cash, the issuance of 2,277 Quick Common Shares and notes payable totaling $3.8 million.

YEAR 2000 IMPACT ON INFORMATION SYSTEMS

    Quick believes that it does not have any significant Year 2000 issues. Quick continuously monitors such issues, relative to both its internal and customer needs. Quick is aware that this issue could have significant implications if not properly evaluated.

                               DISSENTERS' RIGHTS

    Shareholders of AirNet have no dissenters' rights with respect to the Merger, the Acquisition or any other matter to be considered at the Annual Meeting.

    The Quick Stockholders have waived their dissenters' rights with respect to the Merger.

                                 LEGAL MATTERS

    The validity of the AirNet Common Shares offered hereby will be passed upon for AirNet by Vorys, Sater, Seymour and Pease LLP, Columbus, Ohio. Russell M. Gertmenian, a partner in Vorys, Sater, Seymour and Pease LLP, is a director of AirNet and beneficially owns 5,000 AirNet Common Shares and holds an option to purchase 2,000 AirNet Common Shares. As of May 8, 1998, members of Vorys, Sater Seymour and Pease LLP and attorneys employed thereby, together with members of their immediate families, beneficially owned an aggregate of approximately 10,950 AirNet Common Shares.

                                    EXPERTS

    The consolidated financial statements of AirNet at December 31, 1997 and 1996, and for the years ended December 31, 1997 and September 30, 1996 and 1995, and the three months ended December 31, 1996, and the consolidated financial statements of Quick at December 31, 1997 and 1996 and for the years ended December 31, 1997 and June 30, 1996 and 1995, and the six months ended December 31, 1996, included in this Proxy Statement/Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Ownership of and transactions in the AirNet Common Shares by executive officers, directors and persons who own more than 10% of the AirNet Common Shares are required to be reported to the Commission pursuant to Section 16 of the Exchange Act. Based solely on a review of the copies of reports furnished to AirNet and representations of certain executive officers and directors, AirNet believes that during the fiscal year ended December 31, 1997, its officers, directors and greater than 10% beneficial owners complied with such filing requirements.

                              INDEPENDENT AUDITORS

    AirNet engaged Ernst & Young LLP as its independent auditors to audit its consolidated financial statements for the 1997 fiscal year. Ernst & Young LLP, a certified public accounting firm, has served as AirNet's independent auditors since 1989. AirNet's Audit Committee will make its selection of AirNet's independent auditors for the 1998 fiscal year at its next meeting, which will be held after the Annual Meeting.

    A representative of Ernst & Young LLP is expected to be present at the Annual Meeting to respond to appropriate questions and to make such statements as he may desire.

                 SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

    AirNet shareholders seeking to bring business before the 1999 Annual Meeting of Shareholders, or to nominate candidates for election as directors at such Annual Meeting of Shareholders, must provide timely notice thereof in writing. To be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of AirNet not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the 1999 Annual Meeting is given or made to the shareholders, notice by the shareholder to be timely must be received no later than the close of business on the tenth day following the day on which such notice of the date of the 1999 Annual Meeting was mailed or such public disclosure was made. The AirNet Code of Regulations specify certain requirements for a shareholder's notice to be in proper written form. The foregoing requirements will not, however, prevent any shareholder from submitting a shareholder proposal in compliance with Rule 14a-8 of the Exchange Act. Pursuant to Rule 14a-8, proposals by shareholders intended to be presented at the 1999 Annual Meeting of Shareholders must be in the form specified in that Rule and received by the Secretary of AirNet no later than
            , 1999, to be included in AirNet's proxy, notice of meeting and proxy statement relating to such meeting and should be mailed to AirNet Systems, Inc., 3939 International Gateway, Columbus, Ohio 43219, Attention: Secretary.

                                 OTHER BUSINESS

    The Board of Directors is aware of no other matter that will be presented for action at the 1998 Annual Meeting. If any other matter requiring a vote of the shareholders properly comes before the Annual Meeting, the persons authorized under management proxies will vote and act according to their best judgments in light of the conditions then prevailing.

                                 ANNUAL REPORT

    On March 30, 1998, AirNet's 1997 Annual Report to Shareholders containing audited financial statements for the fiscal year ended December 31, 1997 was mailed to all shareholders of record on March 9, 1998. A copy of such Annual Report to Shareholders is being mailed herewith to all persons who were shareholders of record on the Record Date but were not shareholders on March 9, 1998.

    The form of proxy and the Proxy Statement/Prospectus have been approved by the Board of Directors of AirNet and are being mailed and delivered to shareholders by its authority.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                        PAGE
                                                                                                  ----------------
CONSOLIDATED FINANCIAL STATEMENTS OF AIRNET SYSTEMS, INC.--YEARS ENDED DECEMBER 31, 1997,
  SEPTEMBER 30, 1996 AND 1995 AND THREE MONTHS ENDED DECEMBER 31, 1996 AND FOR THE THREE MONTHS
  ENDED MARCH 31, 1998 AND 1997 (UNAUDITED):

Report of Independent Auditors..................................................................        F-2

Consolidated Balance Sheets at December 31, 1997 and 1996 and March 31, 1998 (unaudited)........        F-3

Consolidated Statements of Operations for the years ended December 31, 1997 and September 30,
  1996 and 1995 and for the three months ended December 31, 1996 and for the three months ended
  March 31, 1998 and 1997 (unaudited)...........................................................        F-4

Consolidated Statements of Cash Flows for the years ended December 31, 1997 and September 30,
  1996 and 1995 and for the three months ended December 31, 1996 and for the three months ended
  March 31, 1998 and 1997 (unaudited)...........................................................        F-5

Consolidated Statements of Equity for the years ended September 30, 1995 and 1996, three months ended December 31, 1996 and year ended December 31, 1997 and three months ended March 31, 1998
  (unaudited)...................................................................................        F-6

Notes to Consolidated Financial Statements......................................................    F-7 to F-20

CONSOLIDATED FINANCIAL STATEMENTS OF Q INTERNATIONAL COURIER, INC.--YEAR ENDED DECEMBER 31,
  1997, SIX MONTHS ENDED DECEMBER 31, 1996, YEARS ENDED JUNE 30, 1996 AND 1995 AND THREE MONTHS
  ENDED MARCH 31, 1998 AND 1997 (UNAUDITED):

Report of Independent Auditors..................................................................        F-21

Consolidated Balance Sheets at December 31, 1997 and 1996 and March 31, 1998 (unaudited)........        F-22

Consolidated Statements of Operations for the year ended December 31, 1997, six months ended
  December 31, 1996, years ended June 30, 1996 and 1995 and three months ended March 31, 1998
  and 1997 (unaudited)..........................................................................        F-23

Consolidated Statements of Stockholders' Equity for the three months ended March 31, 1998
  (unaudited), year ended December 31, 1997, six months ended December 31, 1996 and years ended
  June 30, 1996 and 1995........................................................................        F-24

Consolidated Statements of Cash Flows for the year ended December 31, 1997, six months ended
  December 31, 1996 and years ended June 30, 1996 and 1995 and three months ended March 31, 1998
  and 1997 (unaudited)..........................................................................   F-25 and F-26

Notes to Consolidated Financial Statements......................................................    F-27 to F-33

                         REPORT OF INDEPENDENT AUDITORS

Shareholders and Board of Directors
AirNet Systems, Inc.

    We have audited the accompanying consolidated balance sheets of AirNet Systems, Inc. as of December 31, 1997 and 1996 and the related consolidated statements of operations, shareholders' equity and cash flows for the years ended December 31, 1997, September 30, 1996 and 1995 and for the three months ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of AirNet Systems, Inc. and its subsidiaries at December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for the years ended December 31, 1997, September 30, 1996 and 1995 and for the three months ended December 31, 1996, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects, the information set forth therein.

/s/ Ernst & Young LLP

Columbus, Ohio

February 18, 1998

                              AIRNET SYSTEMS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                            DECEMBER 31,
                                                    ----------------------------    MARCH 31,
                                                        1997           1996           1998
                                                    -------------  -------------  -------------
                                                                   (RESTATED FOR   (UNAUDITED)
                                                                   ECC POOLING)
                                            ASSETS
Current assets:
  Cash and cash equivalents.......................  $   2,125,137  $   9,631,663  $     725,996
  Accounts receivable:
    Trade, less allowances of $123,000 and $23,000
      at December 31, 1997 and 1996,
      respectively................................     10,966,790      6,440,545     11,496,087
    Shareholders, affiliates, and associates......         85,714        207,571        160,475
  Spare parts and supplies........................      6,053,488      5,012,284      6,731,307
  Deposits and prepaids...........................      5,847,774      3,737,008      6,235,909
                                                    -------------  -------------  -------------
Total current assets..............................     25,078,903     25,029,071     25,349,774
Net property and equipment........................     67,578,533     45,658,488     69,898,876
Other assets:
  Intangibles, net of accumulated amortization of
    $1,671,000 and $1,334,000 at December 31, 1997
    and 1996, respectively........................      5,425,938      1,673,861      5,463,081
  Investment in partnerships and other............      5,902,664      3,018,621      6,764,836
  Deferred tax asset..............................       --            4,115,057       --
                                                    -------------  -------------  -------------
Total assets......................................  $ 103,986,038  $  79,495,098  $ 107,476,567
                                                    -------------  -------------  -------------
                                                    -------------  -------------  -------------

                             LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable................................  $   4,033,036  $   2,938,730  $   4,287,984
  Salaries and related liabilities................      1,606,006      1,677,563      1,495,749
  Accrued expenses................................      1,311,366        443,453        588,358
  Taxes payable...................................      2,386,256       --            3,423,979
  Deferred taxes..................................        229,288        208,995        229,288
  Current portion of notes payable................         23,923       --               23,923
                                                    -------------  -------------  -------------
Total current liabilities.........................      9,589,875      5,268,741     10,049,281
Notes payable, less current portion...............      9,705,645        110,787      8,699,894
Deferred tax liability............................      4,430,538      3,397,062      4,430,538
Shareholders' equity:
  Preferred shares, $.01 par value; 10,000,000
    shares authorized; and no shares issued and
    outstanding...................................       --             --             --
  Common shares, $.01 par value; 40,000,000 shares
    authorized; and 12,753,400, 12,621,081 and
    12,753,400 shares issued at December 31, 1997
    and 1996 and March 31, 1998, respectively.....        127,534        126,211        127,534
  Additional paid-in capital......................     79,778,803     78,008,030     79,281,468
  Retained earnings...............................      5,787,017     (7,415,733)     8,640,572
  Treasury shares; 263,570 shares held at cost at
    December 31, 1997 and 181,587 at March 31,
    1998..........................................     (5,433,374)      --           (3,752,720)
                                                    -------------  -------------  -------------
Total shareholders' equity........................     80,259,980     70,718,508     84,296,854
Total liabilities and shareholders' equity........  $ 103,986,038  $  79,495,098  $ 107,476,567
                                                    -------------  -------------  -------------
                                                    -------------  -------------  -------------

                 See notes to consolidated financial statements

                              AIRNET SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                             YEARS ENDED
                                               ----------------------------------------  THREE MONTHS        THREE MONTHS
                                                              SEPTEMBER     SEPTEMBER       ENDED          ENDED MARCH 31,
                                               DECEMBER 31,      30,           30,       DECEMBER 31,  ------------------------
                                                   1997          1996          1995          1996         1998         1997
                                               ------------  ------------  ------------  ------------  -----------  -----------
                                                                    (RESTATED FOR ECC POOLING)               (UNAUDITED)
NET REVENUES
  Air transportation, net of excise tax of
    $2,113,000, $716,000 and $1,810,000 for
    the years ended December 31, 1997,
    September 30, 1996 and 1995 and $407,000
    for the three months ended December 31,
    1996:
    Check delivery...........................  $80,707,349   $65,024,522   $58,263,706   $16,811,390   $22,369,802  $18,079,852
    Small package delivery...................   15,660,080    13,863,772    12,424,306     3,613,636     3,913,251    3,712,718
  Fixed base operations......................    1,394,827     1,063,583     1,006,529       366,432       287,916      442,125
                                               ------------  ------------  ------------  ------------  -----------  -----------
Total net revenues...........................   97,762,256    79,951,877    71,694,541    20,791,458    26,570,969   22,234,695
COSTS AND EXPENSES
  Air transportation.........................
    Wages and benefits.......................   11,252,976     9,862,436     9,195,208     2,551,549     2,956,613    2,741,401
    Aircraft fuel............................   10,176,283     8,177,970     7,444,878     2,310,809     2,575,583    2,474,253
    Aircraft maintenance.....................    7,489,323     6,551,792     6,033,739     1,810,075     1,688,364    1,902,116
    Ground couriers and other outside
      services...............................   14,817,610    12,369,737    11,399,012     3,192,743     5,065,305    3,334,892
    Depreciation and amortization............    8,363,196     8,510,214     7,391,127     2,274,088     2,321,569    1,859,910
    Other....................................   13,933,358     8,324,198     7,782,042     2,243,936     4,607,274    2,391,074
  Fixed base operations......................    1,100,741     1,033,068       955,792       309,352       175,485      282,927
  Selling, general and administrative........    8,550,125    11,875,089    13,418,129     1,915,960     2,271,286    2,094,822
                                               ------------  ------------  ------------  ------------  -----------  -----------
Total costs and expenses.....................   75,683,612    66,704,504    63,619,927    16,608,512    21,661,479   17,081,395
                                               ------------  ------------  ------------  ------------  -----------  -----------
Income from operations.......................   22,078,644    13,247,373     8,074,614     4,182,946     4,909,490    5,153,300
Interest expense.............................      108,894     1,072,390     1,468,964         9,623       195,935          768
Offering-related non-recurring expenses......      --         13,704,398       --            --            --           --
                                               ------------  ------------  ------------  ------------  -----------  -----------
Income (loss) before income taxes............   21,969,750    (1,529,415 )   6,605,650     4,173,323     4,713,555    5,152,532
Provision for (benefit from) income taxes....    8,767,000     1,764,000       (13,150 )   1,688,000     1,860,000    2,060,000
Tax provision due to change in tax status....      --          2,435,771       --            --            --           --
                                               ------------  ------------  ------------  ------------  -----------  -----------
                                               ------------  ------------  ------------  ------------  -----------  -----------
Net income (loss)............................  $13,202,750   $(5,729,186 ) $ 6,618,800   $ 2,485,323   $ 2,853,555  $ 3,092,532
                                               ------------  ------------  ------------  ------------  -----------  -----------
                                               ------------  ------------  ------------  ------------  -----------  -----------
Net income per common share..................  $      1.05                               $      0.20   $      0.23  $      0.25
                                               ------------                              ------------  -----------  -----------
                                               ------------                              ------------  -----------  -----------
Net income per share--assuming dilution......  $      1.04                               $      0.20   $      0.22  $      0.24
                                               ------------                              ------------  -----------  -----------
                                               ------------                              ------------  -----------  -----------
Pro forma information:
  Historical income (loss) before income
    taxes....................................                $(1,529,415 ) $ 6,605,650
  Pro forma adjustments other than income
    taxes....................................                  4,429,470     7,367,337
                                                             ------------  ------------
  Pro forma income before taxes..............                  2,900,055    13,972,987
  Pro forma taxes on income..................                  5,618,437     5,589,195
                                                             ------------  ------------
  Pro forma net income (loss)................                $(2,718,382 ) $ 8,383,792
                                                             ------------  ------------
                                                             ------------  ------------
  Pro forma net income (loss) per common
    share--basic and assuming dilution.......                $     (0.34 ) $      1.43
                                                             ------------  ------------
                                                             ------------  ------------

                 See notes to consolidated financial statements

                              AIRNET SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                       YEARS ENDED                  THREE MONTHS       THREE MONTHS
                                        ------------------------------------------     ENDED         ENDED MARCH 31,
                                        DECEMBER 31,  SEPTEMBER 30,  SEPTEMBER 30,  DECEMBER 31,  ----------------------
                                            1997          1996           1995           1996         1998        1997
                                        ------------  -------------  -------------  ------------  ----------  ----------
                                                              (RESTATED FOR ECC POOLING)               (UNAUDITED)
Operating activities
Net income (loss).....................   $13,202,750   $(5,729,186)   $ 6,618,800    $2,485,323   $2,853,555  $3,092,532
Adjustments to reconcile net income
  (loss) to net cash provided by
  operating activities:
  Offering related non-recurring, non-
    cash expenses.....................       --         13,704,398        --             --           --          --
  Depreciation........................    8,431,420      8,584,888      7,475,979     2,289,798    2,350,451   2,301,896
  Amortization of intangibles.........      352,902        351,327        435,902        67,230      112,615      67,230
  Deferred taxes......................    5,168,826      4,202,002        --          1,688,000       --       2,060,000
  Provision for losses on accounts
    receivable........................       83,656         12,170         12,100         9,000       45,000      10,961
  Deferred compensation...............       --            445,147        275,464        --           --          --
  Loss (gain) on disposition of
    assets............................      615,979         81,931         73,472      (187,685)      36,570      12,791
  Cash provided by (used in) operating
    assets and liabilities:
  Accounts receivable.................   (2,588,765)      (419,331)       428,617       996,052     (649,058) (1,754,674)
  Spare parts and supplies............   (1,004,911)      (892,318)      (441,864)      183,633     (677,819)   (398,816)
  Prepaid expenses....................   (2,004,152)      (679,264)      (749,713)     (697,759)    (388,135)   (792,039)
  Accounts payable....................     (149,394)      (698,536)       650,877    (1,224,659)     254,948    (346,481)
  Accrued expenses....................      857,276       (254,819)       180,554      (109,906)    (723,008)   (330,086)
  Taxes payable.......................    2,386,256        --             --             --        1,037,723      --
  Salaries and related liabilities....     (546,168)      (409,126)       258,789       413,225     (110,257)    307,243
  Other, net..........................   (2,829,822)        22,801         45,538      (100,478)    (862,172)    (28,279)
                                        ------------  -------------  -------------  ------------  ----------  ----------
Net cash provided by operating
  activities..........................   21,975,853     18,322,084     15,264,515     5,811,774    3,280,413   4,202,278
Investing activities
Acquisition of Pacific Air Charter,
  Inc., net of cash acquired..........     (240,323)       --             --             --           --          --
Acquisition of Data Air Courier, Inc.,
  net of cash acquired................   (4,122,922)       --             --             --          (30,483)     --
Acquisition of Midway Aviation, Inc.,
  net of cash acquired................      (52,576)    (2,810,416)       --             --           --          --
Acquisition of Float Control, Inc.,
  net of cash acquired................       --            --             --           (719,519)      --          --
Purchases of property and equipment...  (30,061,866)   (14,341,182)   (14,587,658)   (9,168,991)  (4,781,564) (4,448,484)
Payments for covenants not to
  compete.............................     (105,000)       --             --             --         (119,275)   (105,000)
Proceeds from sales of property and
  equipment...........................      592,223        --             321,059     2,230,000       74,200     427,293
                                        ------------  -------------  -------------  ------------  ----------  ----------
Net cash used in investing
  activities..........................  (33,990,464)   (17,151,598)   (14,266,599)   (7,658,510)  (4,857,122) (4,126,191)
Financing activities
Proceeds from the issuance of Common
  Shares--net.........................       --         82,697,107        --             --           --          --
Exercise of stock options.............    2,100,710        --             --             --        1,183,319      35,000
Purchase of Donald Wright Warrant.....       --        (29,901,785)       --             --           --          --
Proceeds from shareholder notes
  receivable..........................       --            323,096         41,287        --           --          --
Net borrowings (repayments) under the
  revolving credit facility...........    9,500,000        --           1,350,000        --       (1,000,000)     --
Repayment of long-term debt...........   (1,560,205)   (21,994,710)   (10,328,874)      (85,792)      (5,751)   (110,787)
Proceeds from the issuance of
  long-term debt......................      229,568      2,760,000     11,983,775        --           --          --
Purchase of treasury stock............   (5,761,988)       --             --             --           --          --
Distributions to shareholders.........       --        (23,807,806)    (4,125,946)       --           --          --
                                        ------------  -------------  -------------  ------------  ----------  ----------
Net cash provided by (used in)
  financing activities................    4,508,085     10,075,902     (1,079,758)      (85,792)     177,568     (75,787)
                                        ------------  -------------  -------------  ------------  ----------  ----------
Net increase (decrease) in cash.......   (7,506,526)    11,246,388        (81,842)   (1,932,528)  (1,399,141)        300
Cash and cash equivalents at beginning
  of period...........................    9,631,663        317,803        399,645    11,564,191    2,125,137   9,631,663
                                        ------------  -------------  -------------  ------------  ----------  ----------
Cash and cash equivalents at end of
  period..............................   $2,125,137    $11,564,191    $   317,803    $9,631,663   $  725,996  $9,631,963
                                        ------------  -------------  -------------  ------------  ----------  ----------
                                        ------------  -------------  -------------  ------------  ----------  ----------

                              AIRNET SYSTEMS, INC.
                       CONSOLIDATED STATEMENTS OF EQUITY

                                             COMMON SHARES                                                 NOTES
                                          --------------------  ADDITIONAL                               RECEIVABLE
                                          NUMBER OF               PAID-IN      RETAINED     TREASURY        FROM
                                            SHARES     AMOUNT     CAPITAL      EARNINGS      SHARES     SHAREHOLDERS      TOTAL
                                          ----------  --------  -----------  ------------  -----------  ------------   ------------
Balance October 1, 1994--restated for
  ECC Pooling...........................   5,856,561  $ 58,566  $   482,709  $ 18,164,186  $   --        $(364,383)    $ 18,341,078
Net income..............................      --         --         --          6,618,800      --           --            6,618,800
Repayment of notes......................      --         --         --            --           --           41,287           41,287
Shareholder distributions...............      --         --         --         (4,125,946)     --           --           (4,125,946)
                                          ----------  --------  -----------  ------------  -----------  ------------   ------------
Balance September 30, 1995..............   5,856,561    58,566      482,709    20,657,040      --         (323,096)      20,875,219
Net loss................................      --         --         --         (5,729,186)     --           --           (5,729,186)
Repayment of notes......................      --         --         --            --           --          323,096          323,096
Shareholder distributions...............      --         --         --         (2,807,806)     --           --           (2,807,806)
Issuance of Common Shares, net of
  Offering-related expenses.............   6,440,000    64,400   82,632,507       --           --           --           82,696,907
AAA distributions related to S Corp
  shareholders..........................      --         --         --        (21,000,000)     --           --          (21,000,000)
Purchase of Donald Wright Warrant.......      --         --     (29,901,785)      --           --           --          (29,901,785)
Exercise of Jeffrey Wright Warrant......     167,227     1,672       (1,472)      --           --           --                  200
Reclassification of undistributed S Corp
  retained earnings.....................      --         --       1,021,104    (1,021,104)     --           --              --
Tax benefit related to cancellation of
  Donald Wright Warrant.................      --         --       7,000,000       --           --           --            7,000,000
Compensation expense related to stock
  purchase agreements...................      --         --      14,830,039       --           --           --           14,830,039
                                          ----------  --------  -----------  ------------  -----------  ------------   ------------
Balance September 30, 1996..............  12,463,788   124,638   76,063,102    (9,901,056)     --           --           66,286,684
Net income..............................      --         --         --          2,485,323      --           --            2,485,323
Issuance of Common Shares--acquisition
  of Float Control......................     157,293     1,573    1,944,928       --           --           --            1,946,501
                                          ----------  --------  -----------  ------------  -----------  ------------   ------------
Balance December 31, 1996...............  12,621,081   126,211   78,008,030    (7,415,733)     --           --           70,718,508
Net income..............................      --         --         --         13,202,750      --           --           13,202,750
ECC cash for fractional shares..........      --         --             (29)      --           --           --                  (29)
Exercise stock options..................     128,525     1,285    1,821,536       --           --           --            1,822,821
Exercise stock options with treasury
  shares................................      --         --        (103,483)      --           328,614      --              225,131
Issue shares for Associate Stock
  Purchase Program......................       3,794        38       52,749       --           --           --               52,787
Purchase treasury shares................      --         --         --            --        (5,761,988)     --           (5,761,988)
                                          ----------  --------  -----------  ------------  -----------  ------------   ------------
Balance December 31, 1997...............  12,753,400   127,534   79,778,803     5,787,017   (5,433,374)     --           80,259,980
Net income (unaudited)..................      --         --         --          2,853,555      --           --            2,853,555
Exercise stock options with treasury
  shares................................      --         --        (500,843)      --         1,608,637      --            1,107,794
Issue common shares for Associate Stock
  Purchase Program......................      --         --           3,508       --            72,017      --               75,525
                                          ----------  --------  -----------  ------------  -----------  ------------   ------------
Balance March 31, 1998 (unaudited)......  12,753,400  $127,534  $79,281,468  $  8,640,572  $(3,752,720)     --         $ 84,296,854
                                          ----------  --------  -----------  ------------  -----------  ------------   ------------
                                          ----------  --------  -----------  ------------  -----------  ------------   ------------

                              AIRNET SYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SIGNIFICANT ACCOUNTING POLICIES

    AirNet Systems, Inc. and its subsidiaries (the "Company") operate a fully integrated national air transportation network which provides delivery service for time-critical shipments for customers in the U.S. banking industry and other industries requiring late night pickup with early morning delivery of small packages. The Company also offers retail aviation fuel sales and related ground services for customers at its Columbus, Ohio facility.

    BASIS OF PRESENTATION

    The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. On May 14, 1997, the Board of Directors of the Company approved a change in the fiscal year end of the Company from September 30 to December 31.

    The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

    REVENUE RECOGNITION

    Revenue on air transportation services is recognized when the packages are picked up for delivery to their destination. Revenue on fixed based operations is recognized when the maintenance services are complete or fuel is delivered.

    CASH AND CASH EQUIVALENTS

    Cash and cash equivalents consist of highly liquid investments which are unrestricted as to withdrawal or use, and which have an original maturity of three months or less. Cash equivalents are stated at cost, which approximates market value.

    ACCOUNTS RECEIVABLE

    For 1997, approximately 83% and 63% of the Company's revenues and related receivables, respectively, were generated from customers within the banking industry. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risks of specific customers, historical trends and other information.

    SPARE PARTS AND SUPPLIES

    Spare parts and supplies are valued at the lower of cost (weighted average method) or market.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Engine, overhauls and major inspections, which have been capitalized and included in flight equipment, are depreciated and amortized on the basis of hours flown. Airframes, other flight equipment and other property and equipment (primarily furniture and equipment,

                              AIRNET SYSTEMS, INC.

1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) leasehold improvements and vehicles) are depreciated using the straight-line method over estimated useful lives of the assets, as summarized below:

Airframes......................................................................       15 years
Buildings......................................................................       30 years
Other flight equipment.........................................................    2 - 5 years
Other property and equipment...................................................   3 - 10 years

    During 1997, the Company made certain changes in its estimated useful lives and the salvage values of its aircraft. The changes increased 1997 net income by $1,050,000, or $.08 per share. These changes were made to better reflect how the aircraft are expected to be used over time and the continued industry trend of increased market values associated with the types and models of aircraft the Company owns and operates.

    PREPAID EXPENSES

    The Company prepays certain engine repair and overhaul services under manufacturer service plans. Such prepaid balances were $2,299,477 and $1,543,832 at December 31, 1997 and 1996, respectively, and are included with prepaid expenses on the balance sheet.

    START-UP COSTS

    The Company capitalizes costs related to the start-up activities associated with new business initiatives, such as introduction of new services. Costs associated with these initiatives, such as personnel costs, outside services and administrative support services are capitalized as start-up costs. Upon completion of the start-up phase, these costs will be amortized over sixty months. At December 31, 1997, the Company had $2,522,338 of start-up costs recorded on its balance sheet included in other assets.

    INCOME TAXES

    Prior to the Offering, the Company's income was taxed under the provisions of Subchapter S of the Internal Revenue Code of 1986, which provides that in lieu of corporate income taxes, the shareholders of the S Corporation are taxed on their proportionate share of the Company's taxable income. Upon completion of the Company's initial public offering ("the "Offering") in May 1996, the Company ceased to qualify as an S Corporation and was subject to corporate income taxes. Under the liability method of accounting for income taxes, deferred tax liabilities and assets are determined based on the differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates and laws that will be in effect when the differences are expected to reverse.

    INTANGIBLES

    Intangibles include non-competition agreements with former competitors and goodwill generated through the acquisition of companies. The balances are being amortized on the straight-line method over periods ranging from one to 25 years. The carrying value of goodwill is reviewed if the facts and circumstances suggest that it may be impaired. If this review indicates that goodwill will not be recoverable,

                              AIRNET SYSTEMS, INC.

1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) as determined based on the undiscounted cash flows of the entity acquired over the remaining amortization period, the Company's carrying value of the goodwill will be reduced by the estimated shortfall of cash flows.

    STATEMENT OF CASH FLOWS

    Cash paid for interest was $108,894, $1,239,871 and $1,264,522 for the years ended December 31, 1997, September 30, 1996 and 1995, respectively. No interest was paid in the three months ended December 31, 1996. Cash paid for taxes was $1,311,785 for the year ended December 31, 1997 and $236,681 for the three months ended December 31, 1996.

    RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1997, The Financial Accounting Standards Board ("FASB") issued Statement No. 130, "Reporting Comprehensive Income", and Statement No. 131, "Disclosures About Segments of an Enterprise and Related Information". Both Statements are effective for the Company in 1998. Statement No. 130 requires separate reporting of certain items affecting shareholders' equity outside of those included in arriving at net income. These items are already disclosed by the Company. Statement No. 131 establishes requirements for reporting information about operating segments in annual and interim statements. This statement may require a change in the Company's financial reporting; however, the extent of this change, if any, has not been determined.

2. INITIAL PUBLIC OFFERING

    On May 29, 1996, the registration statement related to the Company's initial public offering was declared effective by the SEC and its stock began trading on May 31, 1996. Pursuant to the terms of the Offering, the Company issued 6,440,000 shares of common stock, including 840,000 shares issued through the underwriters' full exercise of their over-allotment option on June 11, 1996, at $14.00 per share. Net proceeds of the offering totaled $83,848,800 before deducting expenses of $1,151,893. The following is a summary of transactions related to the Company's public offering:

    AAA DISTRIBUTIONS

    Prior to the Offering, the Company made $21,000,000 in distributions to the S Corporation shareholders for the undistributed earnings associated with the Company's S Corporation status (referred to as "AAA distributions"). These distributions were made through the Company's issuance of promissory notes to such shareholders. The notes were subsequently repaid with the Offering proceeds.

    TERMINATION OF STOCK PURCHASE AGREEMENTS

    On April 1, 1994, the Company entered into stock purchase agreements with seven executive officers, in which these officers purchased an aggregate of 1,484,908 shares of common stock for an aggregate purchase price of $364,000, paid through the delivery of promissory notes. Upon completion of the Offering, the stock purchase agreements were terminated and the seven officers repaid the balances due on the notes totaling $283,856. The transaction resulted in a decrease in notes receivable from shareholders and a corresponding increase in cash for the year ended September 30, 1996.

                              AIRNET SYSTEMS, INC.

2. INITIAL PUBLIC OFFERING (CONTINUED)
    In addition, as a result of the termination of the stock purchase agreements, the Company incurred a non-recurring, non-cash charge of $14,830,039, which increased paid-in capital. The charge is not tax deductible and represents a portion of the $21,000,000 of AAA distributions to the seven executive officers not previously recorded as compensation expense, plus the difference between the net offering price and the net book value of the 1,484,908 shares of common stock held by the officers at the termination date of the agreements. This distribution of undistributed earnings to the former S Corporation shareholders also eliminated a $1,654,328 deferred compensation liability related to the stock purchase agreements and resulted in a non-recurring, non-cash reduction of expense in the statement of operations for the year ended September 30, 1996.

    TERMINATION OF DEFERRED COMPENSATION AGREEMENTS

    Prior to the Offering, the Company entered into deferred compensation agreements with certain executive officers, pursuant to which the Company was obligated to pay these officers deferred compensation equal to a percentage of the increase on the Company's net book value. Upon completion of the Offering, the officers agreed to terminate the agreements and forgive the remaining balances totaling $2,029,675 due to them. This transaction resulted in a decrease of the deferred compensation liability and a non-recurring, non-cash reduction of expense in the statement of operations for the year ended September 30, 1996.

    TERMINATION OF THE WRIGHT AGREEMENT AND PURCHASE OF WARRANTS

    In 1988, the Company purchased certain assets of Wright International Express, Inc. ("WIE"). In consideration for the agreement of WIE and for Donald Wright not to compete with the Company, the Company entered into the Wright Agreement. The Wright Agreement, as amended, required annual payments tied to the cash flows and the debt to equity ratio of the Company, to Donald Wright and certain designees. In addition, the Company issued a warrant to Donald Wright to purchase 2,483,537 shares of common stock and a warrant to Jeffrey Wright (Donald Wright's son) to purchase 167,227 shares of common stock. Both warrants were exercisable upon the closing of a public offering. Upon the closing of the Offering, the Company purchased the Donald Wright Warrant for $29,901,785 and canceled the warrant. Gerald G. Mercer, the Company's Chairman and Chief Executive Officer purchased the Jeffrey Wright Warrant for $2,013,413 and exercised it subsequent to the completion of the Offering.

    In connection with the repurchase and cancellation of the Donald Wright Warrant and the corresponding tax treatment, the Company has recognized a related tax benefit estimated to be approximately $7,000,000. The benefit was realized as cash savings by offsetting subsequent tax liabilities. The tax benefit will have no effect on the Company's current or future statements of operations. The benefit has been reflected as additional paid-in capital on the balance sheet.

    Upon cancellation of the Donald Wright Warrant, the Wright Agreement was also terminated in its entirety and no further payments will be made. In addition, the remaining net book value of a covenant not to compete totaling $2,558,362, which was recorded at the inception of the Wright Agreement, was also written off, resulting in a non-recurring, non-cash expense for the year ended September 30, 1996.

                              AIRNET SYSTEMS, INC.

2. INITIAL PUBLIC OFFERING (CONTINUED)
    STATEMENT OF OPERATIONS IMPACT OF OFFERING TRANSACTIONS

    The following is a summary of the Offering-related transactions and their effect on the statement of operations for the year ended September 30, 1996:

                                                                                                INCREASE/(DECREASE)
                                                                                                    TO INCOME
                                                                                                ------------------
Compensation expense related to the stock purchase agreements.................................   $    (14,830,039)
Write-off of Wright Agreement covenant not to compete.........................................         (2,558,362)
Elimination of deferred compensation liability related to the stock purchase agreements.......          1,654,328
Elimination of the liability for the deferred compensation agreements.........................          2,029,675
                                                                                                ------------------
                                                                                                 $    (13,704,398)
                                                                                                ------------------
                                                                                                ------------------

3. ACQUISITIONS

    Effective July 31, 1997, the Company acquired all of the outstanding common shares of Data Air Courier, Inc. ("Data Air"), whose primary business involves the nationwide transportation of canceled checks between clearing banks through the use of company-owned ground vehicles, independent agents and commercial airlines. The Company accounted for the acquisition under the purchase method of accounting. The purchase price of the acquisition totaled approximately $4,120,000 and resulted in goodwill of approximately $3,684,000, which will be amortized over 25 years. The Company also entered into a five-year covenant not to compete for $50,000. The acquired assets and assumed liabilities, including goodwill, have been recorded at their estimated fair values as of July 31, 1997. The Company's consolidated financial statements include the results of operations of Data Air since the purchase date. The following are pro forma results of operations for AirNet and Data Air as though they were combined as of the beginning of the periods presented:

                                                                        YEARS ENDED
                                                               -----------------------------
                                                                DECEMBER 31,   SEPTEMBER 30,  THREE MONTHS ENDED
                                                                    1997           1996        DECEMBER 31, 1996
                                                               --------------  -------------  -------------------
Net revenues.................................................  $  106,787,351  $  95,381,318     $  24,534,388
Net income (loss)............................................      12,878,577     (4,778,345)        2,442,171
Net income per share.........................................  $         1.02       --           $         .19
Net income per share--assuming dilution......................  $         1.01       --           $         .19
Pro forma net income (loss)--unaudited.......................        --        $  (1,767,541)         --
Pro forma net income (loss) per share--basic and assuming
  dilution--unaudited........................................        --        $        (.22)         --

    Effective June 6, 1997, the Company acquired all of the outstanding shares of Pacific Air Charter, Inc. ("PAC") for approximately $450,000 in cash. PAC operates a fleet of eight aircraft, primarily transporting canceled checks between clearing banks along the West Coast. The Company accounted for the acquisition under the purchase method of accounting. The purchase resulted in goodwill of approximately $171,445, which will be amortized over 25 years. The Company also entered into a five year covenant not to compete for $40,000. The acquired assets and assumed liabilities, including goodwill, have been recorded at their

                              AIRNET SYSTEMS, INC.

3. ACQUISITIONS (CONTINUED)
estimated fair values as of June 6, 1997. The results of PAC's operations since the effective date of the purchase have been included in the Company's accompanying financial statements.

    Effective January 30, 1997, the Company acquired Express Convenience Center, Inc. d/b/a ECC Worldwide Services ("ECC") in a business combination accounted for as a pooling-of-interests. ECC's primary services include small package delivery services within the United States and certain other countries. All of the stock of ECC was exchanged for 145,953 Common Shares of the Company. The Company also entered into three covenant not to compete agreements for a total of $205,000, which will be amortized over three- and five-year periods. The financial statements of the Company have been restated to include ECC for all periods presented.

    Effective October 24, 1996, the Company acquired Float Control, Inc. for 157,293 Common Shares and approximately $720,000 in cash. Float Control was previously partially owned by certain executive officers of the Company, among others, and owns a 19% interest in the Check Exchange System Co., an industry leader in payment initiatives. Float Control accounts for its investment in the Check Exchange System under the equity method of accounting. At December 31, 1997, Float Control's recorded investment in the Check Exchange System was $2,940,000.

    Effective September 26, 1996, the Company acquired all of the outstanding shares of common stock of Midway Aviation, Inc. ("Midway"), a regional air courier located in Dallas, Texas. The Company accounted for the acquisition under the purchase method of accounting. The purchase price of the acquisition totaled approximately $3,100,000 in cash and resulted in goodwill of $1,201,080, which will be amortized over 25 years, and covenants not to compete totaling $84,000, which will be amortized over the terms of the agreements ranging from one to five years. The acquired assets and assumed liabilities, including goodwill, have been recorded at their estimated fair values as of the purchase date. The Company's consolidated financial statements include the results of operations of Midway since the purchase date.

4. PROPERTY AND EQUIPMENT

    Property and equipment consist of the following:

                                                                        DECEMBER 31,
                                                                -----------------------------
                                                                     1997           1996
                                                                --------------  -------------
Flight equipment..............................................  $  100,141,574  $  82,014,487
Other property and equipment..................................      14,812,777      6,817,332
                                                                --------------  -------------
                                                                   114,954,351     88,831,819
Less accumulated depreciation.................................      47,375,818     43,173,331
                                                                --------------  -------------
                                                                $   67,578,533  $  45,658,488
                                                                --------------  -------------
                                                                --------------  -------------

                              AIRNET SYSTEMS, INC.

5. NOTES PAYABLE

    The Company had borrowings as follows:

                                                                            DECEMBER 31,
                                                                      ------------------------
                                                                          1997         1996
                                                                      ------------  ----------
Term notes..........................................................  $    229,568  $  110,787
Revolving credit facility...........................................     9,500,000      --
                                                                      ------------  ----------
                                                                         9,729,568     110,787
Current portion of notes payable....................................        23,923      --
                                                                      ------------  ----------
                                                                      $  9,705,645  $  110,787
                                                                      ------------  ----------
                                                                      ------------  ----------

    Simultaneously with the closing of the Offering, the Company entered into a new credit agreement to replace the existing agreement. The new credit agreement provides the Company with a $50,000,000 unsecured revolving credit facility. The agreement has a five-year term and is scheduled to expire on June 5, 2001. The agreement may be extended in one-year increments at any point through June 5, 2001. The agreement bears interest at the Company's option of a fixed rate determined by the Eurodollar rate, a negotiated rate or a floating rate. The floating rate is based on the sum of (a) a margin plus (b) the greater of (i) the prime rate and (ii) the sum of .5% plus the federal funds rate in effect from time to time. The new agreement limits the availability of funds to certain specified percentages of accounts receivable, inventory and the wholesale value of aircraft and equipment. In addition, the agreement requires the maintenance of certain minimum net worth and cash flow levels, imposes certain limitations on payments of dividends, restricts the amount of additional debt and requires prior bank approval of acquisitions with consideration of more than $3,000,000.

    In conjunction with purchase of the Company's facility in October, 1997, the Company incurred a $263,297 note payable. The terms of the note require monthly principal and interest payments of $4,167 through 2005 and the note is collateralized by the facility.

6. 1996 INCENTIVE STOCK PLAN

    In May 1996, the Company adopted the AirNet Systems, Inc. 1996 Incentive Stock Plan (the "Plan"). The Plan provides for the issuance of incentive and non-qualified stock options, restricted stock and performance shares and a stock purchase plan (collectively "Awards"). The Plan also provides for each outside director to receive 2,000 stock options annually if certain requirements are met. The maximum number of newly issued shares available for issuance under the Plan is 1,150,000 through 2006. The Plan is administered by the Compensation Committee of the Board of Directors, which determines the terms and conditions applicable to the Awards. The exercise price of each option equals the market price of the Company's stock on the date of grant and an option's maximum term is ten years. Option vesting periods range from no vesting to three years of full-time service with the Company.

    The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related Interpretations in accounting for its associate stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock Based Compensation", requires use of option valuation models that were not developed for use in valuing associate stock options. Under APB 25, because the exercise price of the Company's associate stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

                              AIRNET SYSTEMS, INC.

6. 1996 INCENTIVE STOCK PLAN (CONTINUED)
    Pro forma information regarding net income and earnings per share is required by Statement 123, and has been determined as if the Company had accounted for its associate stock options under the fair value method of that Statement. The fair value of these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for 1997 and 1996: risk free interest rates of 6.5%, volatility factors of the expected market price of the Company's common shares of 59.1% and a weighted average expected life of the options of 7.88 years. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's associate stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its associate stock options.

    For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options vesting period. The Company's pro forma information follows:

                                                                        YEARS ENDED
                                                                ----------------------------
                                                                DECEMBER 31,   SEPTEMBER 30,  THREE MONTHS ENDED
                                                                    1997           1996        DECEMBER 31, 1996
                                                                -------------  -------------  -------------------
Net income (loss), adjusted for FAS 123.......................  $  11,586,756   $(8,711,077)     $   2,466,746
Net income (loss) per share, adjusted for FAS 123:
  Basic.......................................................  $         .92   $     (1.08)     $         .20
  Assuming dilution...........................................  $         .91   $     (1.08)     $         .20

    A summary of the Company's stock option activity and related information follows (in thousands, except per share price data):

                                                                YEARS ENDED
                                           ------------------------------------------------------      THREE MONTHS ENDED
                                               DECEMBER 31, 1997           SEPTEMBER 30, 1996          DECEMBER 31, 1996
                                           --------------------------  --------------------------  --------------------------
                                                          WEIGHTED                    WEIGHTED                    WEIGHTED
                                                           AVERAGE                     AVERAGE                     AVERAGE
                                                          EXERCISE                    EXERCISE                    EXERCISE
                                             SHARES         PRICE        SHARES         PRICE        SHARES         PRICE
                                           -----------  -------------  -----------  -------------  -----------  -------------
Outstanding at beginning of period.......         523     $   14.18        --         $  --            --         $  --
Granted..................................         282         14.40           530         14.18           527         14.18
Exercised................................         145         14.17        --            --            --            --
Canceled.................................           9         14.12             3         14.00             4         14.00
                                                  ---        ------           ---        ------           ---        ------
Outstanding at end of period.............         651         14.28           527         14.18           523         14.18
Options exercisable at end
  of period..............................         587         14.28           500         14.19           495         14.19
Weighted average fair value
  of options granted during
  the period.............................      --         $    9.96        --         $    9.81        --         $    0.00

                              AIRNET SYSTEMS, INC.

6. 1996 INCENTIVE STOCK PLAN (CONTINUED)

    options outstanding as of December 31, 1997 ranged from $14 to $17 per share. The weighted average remaining contractual life of those options is 7.88 years.

7. LEASE OBLIGATIONS

    The Company leased certain aircraft under noncancellable operating leases which expired in 1997. Total rental expense under the flight equipment operating leases was $104,184, $772,900 and $1,042,653, for the years ended December 31, 1997, September 30, 1996 and 1995, respectively and $75,841 for the three months ended December 31, 1996.

    The Company also leases facility space at various locations throughout the United States. The Company incurred lease expense of $1,149,391, $859,709 and $784,283 for the years ended December 31, 1997, September 30, 1996 and 1995, respectively and $227,694 for the three months ended December 31, 1996. As of December 31, 1997, future minimum lease payments by year and in the aggregate under noncancellable operating leases with initial or remaining terms exceeding one year are as follows: 1998-- $129,455; 1999--$105,697; and 2000--$23,493.

8. RELATED PARTY TRANSACTIONS

    In October 1997, the Company purchased its corporate and operational headquarters for $4.1 million from its President and majority shareholder, which represented fair market value as determined by an independent appraisal. In addition to the building, the Company assumed the shareholder's land lease with The Port Authority of Columbus which expires on December 31, 2009 and contains a 20-year renewal option. Total rent expense incurred under the facility lease prior to the Company's purchase from this shareholder was $864,336, $887,053 and $707,305 for the years ended December 31, 1997 and September 30, 1996 and 1995, respectively, and $253,584 for the three months ended December 31, 1996. The Company believes the terms of this lease and purchase were no less favorable than those reasonably available from unaffiliated third parties.

    During fiscal 1996, the Company made improvements to its corporate and operational headquarters, which was leased from its majority shareholder. The Company paid approximately $775,000 for the improvements. The balance was repaid, in full, by the majority shareholder in fiscal 1996.

    The Company historically leased certain aircraft from Dwarf Leasing, Inc., a corporation owned by certain executive officers of the Company. Total lease expenses were $20,800 and $99,000 for the years ended September 30, 1996 and 1995. In fiscal 1995 and 1996, the Company purchased these aircraft for $250,000 and $205,000, respectively. The Company believes the terms of such leases and purchases were no less favorable than those reasonably available from unaffiliated third parties.

9. RETIREMENT PLAN

    The Company has a 401(k) retirement savings plan. All associates who have completed a minimum of six months of service may contribute up to 15% of their eligible annual earnings to the plan. The Company may elect, at its discretion, to make matching and profit-sharing contributions. The Company's contribution expense related to the plan totaled approximately $379,000, $393,000, and $355,000 for the years ended December 31, 1997, September 30, 1996 and 1995, respectively and $79,000 for the three months ended December 31, 1996.

                              AIRNET SYSTEMS, INC.

10. INCOME TAXES

Income taxes are summarized as follows:

                                                                               THREE MONTHS
                                                  YEAR ENDED                       ENDED
                                   DECEMBER 31,  SEPTEMBER 30,  SEPTEMBER 30,  DECEMBER 31,
                                       1997          1996           1995           1996
                                   ------------  -------------  -------------  -------------
Current:
  Federal........................   $3,058,448    $   --         $   --         $   --
  State and local................      539,726        --             --             --
                                   ------------  -------------  -------------  -------------
                                     3,598,174        --             --             --
Deferred:
  Federal........................    4,393,502      1,524,000        (13,150)     1,441,694
  State and local................      775,324        240,000        --             246,306
                                   ------------  -------------  -------------  -------------
                                     5,168,826      1,764,000        (13,150)     1,688,000
                                   ------------  -------------  -------------  -------------
                                    $8,767,000    $ 1,764,000    $   (13,150)   $ 1,688,000
                                   ------------  -------------  -------------  -------------
                                   ------------  -------------  -------------  -------------

Significant components of the Company's deferred tax liabilities and assets are as follows:

                                                                           DECEMBER 31,
                                                                    --------------------------
                                                                        1997          1996
                                                                    ------------  ------------
Long-term deferred tax assets:
  Tax benefit of net operating loss carry forwards................  $    --       $  4,115,057
                                                                    ------------  ------------

Long-term deferred tax liabilities:
  Property and equipment..........................................  $  4,280,231  $  3,397,062
  Other...........................................................       150,307       --
                                                                    ------------  ------------
Total long-term deferred tax liabilities..........................  $  4,430,538  $  3,397,062
                                                                    ------------  ------------
                                                                    ------------  ------------

Current deferred tax assets:
  Health insurance reserves.......................................  $     72,000  $     72,000
  Other...........................................................        49,147        44,005
                                                                    ------------  ------------
Total current assets..............................................       121,147       116,005

Current deferred tax liabilities:
  Prepaid expenses................................................       350,435       233,000
  Trade receivables...............................................       --             92,000
                                                                    ------------  ------------
Total current liabilities.........................................       350,435       325,000
                                                                    ------------  ------------
Net current deferred tax liabilities..............................  $    229,288  $    208,995
                                                                    ------------  ------------
                                                                    ------------  ------------

                              AIRNET SYSTEMS, INC.

10. INCOME TAXES (CONTINUED)
The provision for income taxes consist of federal and state deferred taxes. Differences arising between the provision for income taxes and the amount computed by applying the statutory federal income tax rate to income (loss) before income taxes are as follows:

                                                                                                   THREE MONTHS
                                                                      YEAR ENDED                       ENDED
                                                       DECEMBER 31,  SEPTEMBER 30,  SEPTEMBER 30,  DECEMBER 31,
                                                           1997          1996           1995           1996
                                                       ------------  -------------  -------------  -------------
Tax expenses (benefit) at federal statutory rate on
  pretax income (loss)...............................   $7,469,715    $  (499,000)   $ 2,245,921    $ 1,418,930
Add (deduct):
  Nondeductible Offering-related expenses............       --          3,790,000        --             --
  S Corporation status benefits......................       --         (1,925,000)    (2,251,977)       --
  State taxes, net of Federal benefit................    1,260,859        240,000        --             246,306
  Other..............................................       36,426        158,000         (7,094)        22,764
                                                       ------------  -------------  -------------  -------------
Total Taxes..........................................   $8,767,000    $ 1,764,000    $   (13,150)   $ 1,688,000
                                                       ------------  -------------  -------------  -------------
                                                       ------------  -------------  -------------  -------------

    Upon the completion of the Offering, the Company ceased to qualify as an S Corporation and was subject to corporate income taxes. The Company recorded current tax expense of $1,764,000 related to its operations from May 30, 1996 to September 30, 1996, which includes the deductibility of the $2,558,362 write-off of the Wright Agreement covenant not to compete. In addition, the Company recorded an additional net tax liability of approximately $2,436,000 resulting from the cumulative effect of deferred income taxes attributable to its change in tax status (from S Corporation to C Corporation).

11. NET INCOME PER SHARE

    In 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings Per Share. Statement No. 128 replaced the previously reported primary and fully diluted net income per share with basic and diluted net income per share. Unlike primary net income per share, basic net income per share excludes any dilutive effects of options, warrants and convertible securities. Diluted net income per share is very similar to the previously reported fully diluted net income per share. All net income per share amounts for all periods have been presented, and where necessary, restated to conform to the Statement

                              AIRNET SYSTEMS, INC.

11. NET INCOME PER SHARE (CONTINUED)
No. 128 requirements. The following table sets forth the computation of basic and diluted net income per share:

                                                                               THREE MONTHS         THREE MONTHS
                                                   YEAR ENDED                     ENDED           ENDED MARCH 31,
                                    DECEMBER 31,  SEPTEMBER 30  SEPTEMBER 30,  DECEMBER 31,  --------------------------
                                        1997          1996          1995           1996          1998          1997
                                    ------------  ------------  -------------  ------------  ------------  ------------
                                                                                                    (UNAUDITED)
Numerator:
  Net income......................   $13,202,750       --            --         $2,485,323   $  2,853,555  $  3,092,532
  Pro forma net income (loss)--
    unaudited.....................       --        $(2,718,382)  $ 8,383,792        --            --            --

Denominator:
  Basic--weighted average shares
    outstanding...................   12,577,487     8,055,490      5,856,561    12,580,048     12,529,327    12,621,470

  Diluted.........................
  Stock options--associates,
    officers and directors........      128,821        --            --             --            252,273        15,640
  Convertible warrants............       --           435,742        --             --            --            --
  Adjusted weighted average shares
    outstanding...................   12,706,308     8,491,232      5,856,561    12,580,048     12,781,600    12,637,110

Net income per share..............   $     1.05        --            --         $      .20   $        .23  $        .25

Net income per share--assuming
  dilution........................   $     1.04        --            --         $      .20   $        .22  $        .24

Pro forma net income (loss) per
  share--basic and assuming
  dilution--unaudited.............       --        $     (.34)   $      1.43        --            --            --

12. CONTINGENCIES

    The Company is subject to claims and lawsuits in the ordinary course of its business. In the opinion of management, the outcome of these actions, which are not clearly determinable at the present time, are either adequately covered by insurance, or if not insured, will not, in the aggregate, have a material adverse impact upon the Company's financial position or the results of future operations.

                              AIRNET SYSTEMS, INC.

13. THREE MONTHS ENDED DECEMBER 31, 1995 DATA (UNAUDITED)

    Effective May 14, 1997, the Company elected to change its year end from September 30 to December 31. Therefore, the three months ended December 31, 1996 has been treated as a transition period. The following is a summary of the financial results for the three months ended December 31, 1995:

Net revenues.......................................................................................  $  18,397,436
Operating income...................................................................................      2,193,706
Net income.........................................................................................      1,819,107
Pro forma net income...............................................................................      1,982,117
Pro forma net income per share (basic and assuming dilution).......................................  $         .34
Weighted average shares outstanding................................................................      5,856,561

14. PRO FORMA INFORMATION (UNAUDITED)

    PRO FORMA STATEMENTS OF OPERATIONS ADJUSTMENTS

    The pro forma statements of operations information presents the pro forma effects on the historical financial information reflecting certain transactions as if they had occurred as of the beginning of the periods presented. The following adjustments have been reflected in the pro forma statements of operations:

                                                                                        YEARS ENDED SEPTEMBER 30,
                                                                                        --------------------------
                                                                                            1996          1995
                                                                                        ------------  ------------
The elimination of interest expense related to the debt repaid........................  $  1,038,710  $  1,452,066
The elimination of payments under the Wright Agreement................................       750,527     2,074,004
The elimination of amortization expense related to the covenant not to compete asset
  write-off...........................................................................       169,148       253,722
The elimination of deferred compensation expense for certain officers.................       135,041       307,695
A reduction of compensation expense for executive officers based on new employment
  agreements..........................................................................       346,699       952,387
The elimination of employee stock purchase agreement expense for certain officers.....     1,989,345     2,327,463
                                                                                        ------------  ------------
Total pro forma adjustments other than income taxes...................................  $  4,429,470  $  7,367,337
                                                                                        ------------  ------------
                                                                                        ------------  ------------

    PRO FORMA NET INCOME (LOSS) PER SHARE

    Pro forma net income (loss) per share amounts are based on the weighted average number of shares of common stock outstanding during the periods, including effect of the 2,483,537 and 167,227 shares related to the Donald Wright and Jeffrey Wright Warrants, respectively.

    Supplemental pro forma net income (loss) per share would have been ($0.25) and $.85 for the years ended September 30, 1996 and 1995, respectively, based on the weighted average number of shares of common stock outstanding during the periods, plus the number of shares used to repay debt.

                              AIRNET SYSTEMS, INC.

15. SUBSEQUENT EVENTS

    Effective February 10, 1998, the Company entered into a letter of intent to acquire Q International Courier, Inc., an international overnight delivery company, for approximately 3,391,000 common shares. The transaction is subject to satisfactory execution of a definitive agreement and certain consents, opinions and approvals, including approval of both companies' shareholders.

                         REPORT OF INDEPENDENT AUDITORS

The Stockholders

Q International Courier, Inc.

    We have audited the consolidated balance sheets of Q International Courier, Inc. and its subsidiaries (the "Company") as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1997, the six months ended December 31, 1996 and the years ended June 30, 1996 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Q International Courier, Inc. and its subsidiaries as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for the year ended December 31, 1997, the six months ended December 31, 1996 and the years ended June 30, 1996 and 1995 in conformity with generally accepted accounting principles.

/s/ Ernst & Young LLP

New York, New York
March 16, 1998

                         Q INTERNATIONAL COURIER, INC.

                          CONSOLIDATED BALANCE SHEETS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                   DECEMBER 31
                                                            --------------------------   MARCH 31,
                                                                1997          1996          1998
                                                            ------------  ------------  ------------
                                                                                        (UNAUDITED)
                                               ASSETS
Current assets:
  Cash and cash equivalents...............................  $      1,142  $        237  $       303
  Marketable securities...................................           332           341          287
  Accounts receivable, net of allowance for doubtful
    accounts of $281 in 1997, $321 in 1996 and $311 in
    1998..................................................        14,773         8,361       15,052
  Due from affiliate......................................       --              2,377      --
  Due from stockholders...................................           601           529        1,263
  Prepaid expenses and other current assets...............         1,394           871        1,760
                                                            ------------  ------------  ------------
Total current assets......................................        18,242        12,716       18,665

Property and equipment, net of accumulated depreciation
  and amortization........................................         2,902         1,900        3,026
Intangible assets, net of accumulated amortization........        11,445           778       11,317
Other assets..............................................            75            76           75
                                                            ------------  ------------  ------------
Total assets..............................................  $     32,664  $     15,470  $    33,083
                                                            ------------  ------------  ------------
                                                            ------------  ------------  ------------

                                LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Note payable to bank                                      $      5,950  $      5,100  $     7,025
  Current portion of capital lease obligations............           301           191          306
  Accounts payable........................................         2,470         1,177        3,200
  Accrued expenses........................................         6,578         4,441        6,152
  Notes payable to stockholder............................         2,541       --               296
  Deferred income taxes...................................           450           220          570
                                                            ------------  ------------  ------------
Total current liabilities.................................        18,290        11,129       17,549

Capital lease obligations, net of current portion.........           850           671          773
  Notes payable to stockholder............................         1,304       --             1,228
Deferred compensation.....................................           104       --               167
Commitments and contingencies
Stockholders' equity:.....................................
  Common stock--$1 par value; 20,000 shares authorized,
    12,277, 12,277 and 10,000 shares issued and
    outstanding at March 31, 1998 and December 31, 1997
    and 1996, respectively................................            12            10           12
  Class A common stock--$1 par value; 3,000 shares
    authorized, no shares issued and outstanding at March
    31, 1998 and December 31, 1997 and 1996...............       --            --           --
  Additional paid-in capital..............................         6,507             9        6,507
  Retained earnings.......................................         5,527         3,626        6,722
  Unrealized gain on marketable securities................            70            25          125
                                                            ------------  ------------  ------------
Total stockholders' equity................................        12,116         3,670       13,366
                                                            ------------  ------------  ------------
Total liabilities and stockholders' equity................  $     32,664  $     15,470  $    33,083
                                                            ------------  ------------  ------------
                                                            ------------  ------------  ------------

                            See accompanying notes.

                         Q INTERNATIONAL COURIER, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                 (IN THOUSANDS)

                                              SIX MONTHS                             THREE MONTHS   THREE MONTHS
                                YEAR ENDED      ENDED      YEAR ENDED   YEAR ENDED       ENDED          ENDED
                               DECEMBER 31,  DECEMBER 31,   JUNE 30,     JUNE 30,      MARCH 31,      MARCH 31,
                                   1997          1996         1996         1995          1998           1997
                               ------------  ------------  -----------  -----------  -------------  -------------
                                                                                      (UNAUDITED)    (UNAUDITED)
Net sales....................   $   67,277    $   24,628    $  41,748    $  30,184     $  21,985      $  12,702
Cost of operations...........       49,275        18,580       31,320       22,411        16,031          9,207
                               ------------  ------------  -----------  -----------  -------------  -------------
Gross profit.................       18,002         6,048       10,428        7,773         5,954          3,495
                               ------------  ------------  -----------  -----------  -------------  -------------
Expenses:
  Selling....................        5,788         2,225        3,562        2,702         1,727          1,262
  General and
    administrative...........        9,411         3,477        5,745        5,235         2,621          1,899
                               ------------  ------------  -----------  -----------  -------------  -------------
Total expenses...............       15,199         5,702        9,307        7,937         4,348          3,161
                               ------------  ------------  -----------  -----------  -------------  -------------
Income (loss) from
  operations.................        2,803           346        1,121         (164)        1,606            334
Interest expense, net........          512           160          292          116           171             83
                               ------------  ------------  -----------  -----------  -------------  -------------
Income (loss) before
  provision for income
  taxes......................        2,291           186          829         (280)        1,435            251
Provision for income taxes...          390            20           83           35           240             35
                               ------------  ------------  -----------  -----------  -------------  -------------
Net income (loss)............   $    1,901    $      166    $     746    $    (315)    $   1,195      $     216
                               ------------  ------------  -----------  -----------  -------------  -------------
                               ------------  ------------  -----------  -----------  -------------  -------------

                            See accompanying notes.

                         Q INTERNATIONAL COURIER, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                               ACCUMULATED
                                                                                                  OTHER           TOTAL
                                       SHARES                   ADDITIONAL      RETAINED      COMPREHENSIVE    STOCKHOLDERS'
                                       ISSUED      AMOUNT     PAID-IN CAPITAL   EARNINGS     INCOME (LOSS)*       EQUITY
                                      ---------  -----------  ---------------  -----------  -----------------  ------------
Balance, June 30, 1994                   10,000   $      10      $       9      $   3,029       $  --           $    3,048
  Net loss..........................     --          --             --               (315)         --                 (315)
                                      ---------         ---         ------     -----------          -----      ------------
Balance, June 30, 1995..............     10,000          10              9          2,714          --                2,733
Net income..........................     --          --             --                746          --                  746
Adjustment to unrealized gains
  (losses) on marketable
  securities........................     --          --             --             --                  34               34
                                      ---------         ---         ------     -----------          -----      ------------
Balance, June 30, 1996..............     10,000          10              9          3,460              34            3,513
Net income..........................     --          --             --                166          --                  166
Adjustment to unrealized gains
  (losses) on marketable
  securities........................     --          --             --             --                  (9)              (9)
                                      ---------         ---         ------     -----------          -----      ------------
Balance, December 31, 1996..........     10,000          10              9          3,626              25            3,670
Net income..........................     --          --             --              1,901          --                1,901
Issuance of common stock for
  acquisitions......................      2,277           2          6,498         --              --                6,500
Adjustment to unrealized gains
  (losses) on marketable
  securities........................     --          --             --             --                  45               45
                                      ---------         ---         ------     -----------          -----      ------------
Balance, December 31, 1997..........     12,777          12          6,507          5,527              70           12,116
Net income..........................     --          --             --              1,195          --                1,195
Adjustments to unrealized gains
  (losses) on marketable
  securities........................     --          --             --             --                  55               55
                                      ---------         ---         ------     -----------          -----      ------------
Balance, March 31, 1998
  (Unaudited).......................     12,277   $      12      $   6,507      $   6,722       $     125       $   13,366
                                      ---------         ---         ------     -----------          -----      ------------
                                      ---------         ---         ------     -----------          -----      ------------

------------------------

*Represents unrealized gains (losses) on available-for-sale securities.

                            See accompanying notes.

                         Q INTERNATIONAL COURIER, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                   SIX MONTHS                                THREE MONTHS   THREE MONTHS
                                     YEAR ENDED      ENDED      YEAR ENDED     YEAR ENDED        ENDED          ENDED
                                    DECEMBER 31,  DECEMBER 31,   JUNE 30,       JUNE 30,       MARCH 31,      MARCH 31,
                                        1997          1996         1996           1995           1998           1997
                                    ------------  ------------  -----------  --------------  -------------  -------------
                                                                                              (UNAUDITED)    (UNAUDITED)
CASH FLOWS FROM OPERATING
  ACTIVITIES
Net income (loss).................   $    1,901    $      166    $     746     $     (315)     $   1,195      $     216
Adjustments to reconcile net
  income (loss) to net cash
  provided by (used in) operating
  activities:
    Depreciation and
      amortization................        1,030           363          567            382            337            186
    Accretion of interest
      expense.....................           31        --           --             --                 29         --
    Deferred income taxes.........          116          (130)          57             23            120             35
    Provision for doubtful
      accounts....................       --                45           90            205             30             11
    Deferred compensation.........          104        --           --             --                 63         --
    Changes in operating assets
      and liabilities:
      Accounts receivable.........       (1,200)         (340)        (616)          (139)          (309)           244
      Prepaid expenses and other
        current assets............         (183)         (396)         (81)          (196)          (366)           163
      Other assets................            6           (24)         (22)        --             --             --
      Accounts payable and accrued
        expenses..................        1,145         2,383          449           (372)           304            139
                                    ------------  ------------  -----------       -------    -------------  -------------
Net cash provided by (used in)
  operating activities............        2,950         2,067        1,190           (412)         1,403            994
                                    ------------  ------------  -----------       -------    -------------  -------------

CASH FLOWS FROM INVESTING
  ACTIVITIES
Acquisition of businesses, net of
  cash acquired...................         (645)         (181)        (669)        --                 (4)        --
Repayment of note receivable......       --            --           --                200
Sale (purchase) of marketable
  securities, net.................           54        --             (164)           (12)           100              1
Purchase of property and
  equipment, net..................         (972)         (243)        (369)          (588)          (329)          (220)
Due from stockholders.............          (72)         (263)        (172)            52           (662)           (39)
Due (from) to affiliate, net......          400          (949)      (1,154)          (238)        --              1,934
Property and equipment deposit,
  net.............................         (174)          (95)         165           (165)        --             --
                                    ------------  ------------  -----------       -------    -------------  -------------
Net cash used in investing
  activities......................       (1,409)       (1,731)      (2,363)          (751)          (895)         1,676
                                    ------------  ------------  -----------       -------    -------------  -------------

                         Q INTERNATIONAL COURIER, INC.

                                 (IN THOUSANDS)

                                                   SIX MONTHS                                THREE MONTHS   THREE MONTHS
                                     YEAR ENDED      ENDED      YEAR ENDED     YEAR ENDED        ENDED          ENDED
                                    DECEMBER 31,  DECEMBER 31,   JUNE 30,       JUNE 30,       MARCH 31,      MARCH 31,
                                        1997          1996         1996           1995           1998           1997
                                    ------------  ------------  -----------  --------------  -------------  -------------
                                                                                              (UNAUDITED)    (UNAUDITED)
CASH FLOWS FROM FINANCING
  ACTIVITIES
Proceeds from bank loans..........   $   15,594    $    5,450    $  10,350     $    5,800      $   4,250      $   1,750
Principal payments on bank
  loans...........................      (16,000)       (6,250)      (8,350)        (4,900)        (3,175)        (3,900)
Principal payments on notes
  payable to stockholders.........       --            --           --             --             (2,350)        --
Principal payments on capital
  lease obligations...............         (230)          (85)        (123)           (93)           (72)           (47)
                                    ------------  ------------  -----------       -------    -------------  -------------
Net cash provided by (used in)
  financing activities............         (636)         (885)       1,877            807         (1,347)        (2,197)
                                    ------------  ------------  -----------       -------    -------------  -------------
Net change in cash and cash
  equivalents.....................          905          (549)         704           (356)          (839)           473
Cash and cash equivalents at
  beginning of period.............          237           786           82            438          1,142            237
                                    ------------  ------------  -----------       -------    -------------  -------------
Cash and cash equivalents at end
  of period.......................   $    1,142    $      237    $     786     $       82      $     303      $     710
                                    ------------  ------------  -----------       -------    -------------  -------------
                                    ------------  ------------  -----------       -------    -------------  -------------

SUPPLEMENTAL DISCLOSURE OF CASH
  FLOW INFORMATION
Cash paid during the year for
  interest........................   $      499    $      160    $     288     $      122      $     258      $      83
                                    ------------  ------------  -----------       -------    -------------  -------------
                                    ------------  ------------  -----------       -------    -------------  -------------
Cash paid during the year for
  income taxes....................   $       51    $       23    $       9     $       16      $      64      $       5
                                    ------------  ------------  -----------       -------    -------------  -------------
                                    ------------  ------------  -----------       -------    -------------  -------------
Fixed asset additions financed
  under capital leases............   $      519    $       41    $     705     $      316      $      --      $      --
                                    ------------  ------------  -----------       -------    -------------  -------------
                                    ------------  ------------  -----------       -------    -------------  -------------
Accrued purchase of intangible
  assets..........................   $   --        $   --        $     181     $   --          $  --          $  --
                                    ------------  ------------  -----------       -------    -------------  -------------
                                    ------------  ------------  -----------       -------    -------------  -------------
Issuance of common stock for
  acquisitions....................   $    6,500    $   --        $  --         $   --          $  --          $  --
                                    ------------  ------------  -----------       -------    -------------  -------------
                                    ------------  ------------  -----------       -------    -------------  -------------
Debt incurred for acquisitions....   $    3,814    $   --        $  --         $   --          $  --          $  --
                                    ------------  ------------  -----------       -------    -------------  -------------
                                    ------------  ------------  -----------       -------    -------------  -------------

                            See accompanying notes.

                         Q INTERNATIONAL COURIER, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              (INFORMATION AS OF MARCH 31, 1998 AND FOR THE THREE

               MONTHS ENDED MARCH 31, 1998 AND 1997 IS UNAUDITED)

1.  ORGANIZATION AND BASIS OF PRESENTATION

    The consolidated financial statements include the accounts of Q International Courier, Inc. and, in 1997 and 1998, its wholly-owned subsidiaries, Sterling Courier, Inc. ("Sterling"), Straightline Courier, Inc. and QuickStat, Inc. (collectively referred to as the "Company"). All significant intercompany balances and transactions have been eliminated in the consolidated financial statements.

    The Company is a domestic and international courier. The Company's customer base is composed of various customers within several industries, and such customers are primarily located throughout the United States.

    Prior to 1997, the Company had two affiliates, Genesis Worldwide Courier ("Genesis") and Quick International Courier of Illinois, Inc. ("Illinois"), which were related by common ownership of three individuals. Genesis was owned 50% by another individual and Illinois was owned 20% by another individual.

    Effective February 1997, Illinois was merged into the Company and has been accounted for in a manner similar to that of a pooling of interest. Accordingly, the operations of Illinois have been included in the Company's results of operations as if the acquisition occurred at the beginning of the year, and for all prior years presented.

    Effective August 31, 1997, the 50% stockholder of Genesis sold his interest to two of the three remaining Genesis stockholders and Genesis was merged into the Company. In connection with the merger of Genesis the Company issued 1,111 shares of the Company's common stock valued at $2,000,000. The acquisition of Genesis has been accounted for by the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets based on their estimated fair values at the date of acquisition. The operating results have been included in the Company's results of operations from the date of acquisition.

    In September 1997, the Company, through Sterling, acquired all of the outstanding stock of Sterling Courier Systems, Inc., for $8,970,000, consisting of $656,000 in cash, 1,166 shares of the Company's common stock, valued at $4,500,000 and notes totaling $3,814,000 (including $300,000 for a noncompete agreement) payable to Sterling Courier System's former stockholder. Included in the notes is a $2,000,000 noninterest bearing note that has been discounted at 7.5% to $1,664,000, and is payable on September 30, 2002. The discount is being accreted into interest expense over the life of the note. The remaining note bore interest at 7.0% and was fully repaid on January 2, 1998. In addition, the Company entered into an employment agreement and operating lease with the former stockholder. The acquisition has been accounted for by the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets based on their estimated fair values at the date of acquisition. The operating results of the acquisition have been included in the Company's results of operations from the date of acquisition.

    In October 1995, the Company acquired certain assets of Specialty Mailing, Inc. ("SMI") for 10% of all sales, as defined, originated by certain former employees of SMI for the year ended September 30, 1996. The acquisition was accounted for by the purchase method of accounting and, accordingly, the purchase price of $850,000 has been allocated to the assets based on their estimated fair values at the date of acquisition. The operating results of the acquisition were included in the Company's results of operations from the date of acquisition.

                         Q INTERNATIONAL COURIER, INC.

              (INFORMATION AS OF MARCH 31, 1998 AND FOR THE THREE

               MONTHS ENDED MARCH 31, 1998 AND 1997 IS UNAUDITED)

2.  SIGNIFICANT ACCOUNTING POLICIES

    CASH EQUIVALENTS

    The Company considers all highly-liquid investments purchased with a maturity of three months or less to be cash equivalents.

    MARKETABLE SECURITIES

    Marketable equity securities are classified as available for sale and are carried at fair value as determined by quoted market prices, which exceeded cost by $125,000 at March 31, 1998, $70,000 at December 31, 1997 and $25,000 at
December 31, 1996. The cost of securities sold is based on the average cost method.

    DEPRECIATION AND AMORTIZATION

    Depreciation of property and equipment is provided for by the straight-line method generally over five years, the estimated useful lives of the respective assets. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful lives of the respective assets. For the year ended December 31, 1997 and the six months ended December 31, 1996 the Company wrote off $51,000 and $3,000, respectively, of fully depreciated assets.

    INTANGIBLE ASSETS

    Intangible assets are amortized using the straight-line method over periods ranging from 7 to 25 years.

    REVENUE AND EXPENSE RECOGNITION

    Revenue is recorded when services have been delivered. Cost of operations include those costs that are directly associated with the movement of packages. All other operating expenses are considered selling or general and administrative expenses.

    ADVERTISING

    The Company expenses the cost of advertising as incurred. Advertising expense for the year ended December 31, 1997, the six months ended December 31, 1996, and the years ended June 30, 1996 and 1995 was approximately $192,000, $58,000, $79,000, and $70,000, respectively.

    INCOME TAXES

    For income tax purposes, the stockholders of Q International Courier, Inc. and all of its subsidiaries excluding Sterling, which is a "C" Corporation, have elected to be treated as "S" corporations under the relevant sections of the Internal Revenue Code and applicable state tax laws. Accordingly, except for Sterling, there is no provision for federal taxes on these entities as earnings are taxed directly to the stockholders and except for Sterling, state income taxes are provided for at reduced rates. The Company is also subject to certain state and local corporation income taxes.

                         Q INTERNATIONAL COURIER, INC.

              (INFORMATION AS OF MARCH 31, 1998 AND FOR THE THREE

               MONTHS ENDED MARCH 31, 1998 AND 1997 IS UNAUDITED)

2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    STOCK-BASED COMPENSATION

    In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123 is effective for fiscal years beginning after December 31, 1995 and prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights.

    The Company has elected to continue using existing accounting rules prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations with pro forma disclosure of what net income would have been had the Company adopted the new fair value method.

    ESTIMATES

    The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    UNAUDITED INFORMATION

    The unaudited financial statements at March 31, 1998 and for the three months ended March 31, 1998 and 1997 reflect adjustments, all of which are of a normal recurring nature, which are, in the opinion of management, necessary to a fair presentation. The results of the interim periods are not necessarily indicative of full year results.

3.  STOCKHOLDERS' EQUITY

    During 1997, the Company authorized 3,000 shares of Class A common stock. The holders of Class A common stock have identical rights and preferences to the holders of common stock, except that the Class A common stock has no voting rights. In addition, the holders of the Class A common stock have the right to require the Company to purchase all held Class A common stock at a purchase price equal to four times earnings before interest, taxes, depreciation and amortization, as defined. The Company also has the right upon the occurrence of acquisition, or an initial public offering ("IPO"), as defined, to require any holder of Class A common stock to sell such shares to the Company at a price equal to the acquisition price per share, as defined or in the case of an IPO, the IPO price as defined.

                         Q INTERNATIONAL COURIER, INC.

              (INFORMATION AS OF MARCH 31, 1998 AND FOR THE THREE

               MONTHS ENDED MARCH 31, 1998 AND 1997 IS UNAUDITED)

4.  PROPERTY AND EQUIPMENT

    Property and equipment consists of the following:

                                                                           DECEMBER 31
                                                                    --------------------------
                                                                        1997          1996
                                                                    ------------  ------------
Machinery, equipment and computer hardware........................  $  3,235,000  $  2,124,000
Leasehold improvements............................................       502,000       441,000
Furniture and fixtures............................................       952,000       617,000
Computer software.................................................     1,106,000       808,000
Service vehicles and automobiles..................................       159,000       193,000
                                                                    ------------  ------------
                                                                       5,954,000     4,183,000
Less accumulated depreciation and amortization....................     3,052,000     2,283,000
                                                                    ------------  ------------
                                                                    $  2,902,000  $  1,900,000
                                                                    ------------  ------------
                                                                    ------------  ------------

5.  INTANGIBLES

    Intangible assets, arising primarily from the allocation of the purchase price of Sterling Courier Systems, Inc., Genesis and other acquisitions, included the following at December 31, 1997 and 1996:

                                                                            DECEMBER 31
                                                                     -------------------------
                                                                         1997          1996
                                                                     -------------  ----------
Non compete agreement..............................................  $     470,000  $  170,000
Customer contracts, rights and lists...............................        297,000     297,000
Cost in excess of fair value of assets acquired....................     10,960,000     383,000
                                                                     -------------  ----------
                                                                        11,727,000     850,000
Less accumulated amortization......................................        282,000      72,000
                                                                     -------------  ----------
                                                                     $  11,445,000  $  778,000
                                                                     -------------  ----------
                                                                     -------------  ----------

6.  NOTE PAYABLE TO BANK

    As of December 31, 1996, the Company had a working capital line of credit agreement with a bank whereby it could borrow up to 75% of eligible accounts receivable, as defined, to a maximum of $8,000,000. Borrowings pursuant to this agreement bore interest at the bank's alternate base rate, as defined, or at such other rate as agreed to between the bank and the Company at the time of each advance.

    In September 1997, the Company entered into a revolving credit agreement with a bank, replacing its existing working capital line of credit, whereby it may borrow up to 85% of eligible accounts receivable, as defined, to a maximum of $10,000,000. Borrowings pursuant to this agreement, bear interest at the LIBOR rate, as defined, or at such rate as agreed to between the bank and the Company at the time of each advance. The revolving credit agreement expires on September 30, 2000. In addition, the Company also has available an additional $4,000,000 line of credit subject to similar terms. No amounts were outstanding under the line of credit as of March 31, 1998 and December 31, 1997.

                         Q INTERNATIONAL COURIER, INC.

              (INFORMATION AS OF MARCH 31, 1998 AND FOR THE THREE

               MONTHS ENDED MARCH 31, 1998 AND 1997 IS UNAUDITED)

6.  NOTE PAYABLE TO BANK (CONTINUED)
    Substantially all of the assets of the Company are pledged as collateral for the above obligation. In addition, the new revolving credit agreement also provides for, among other things, the maintenance of certain covenants, as defined, including (i) maximum funded debt to earnings before interest, taxes, depreciation and amortization; (ii) minimum cash flow ratio and (iii) minimum tangible net worth. The loan is also guaranteed by a stockholder.

7.  INCOME TAXES

    The provision (benefit) for income taxes consists of the following:

                                                                                             THREE        THREE
                                                    SIX MONTHS                               MONTHS      MONTHS
                                      YEAR ENDED      ENDED      YEAR ENDED   YEAR ENDED     ENDED        ENDED
                                     DECEMBER 31,  DECEMBER 31,   JUNE 30,     JUNE 30,    MARCH 31,    MARCH 31,
                                         1997          1996         1996         1996         1998        1997
                                     ------------  ------------  -----------  -----------  ----------  -----------
Current............................   $  274,000    $  150,000    $  26,000    $  12,000   $  120,000   $  --
Deferred...........................      116,000      (130,000)      57,000       23,000      120,000      35,000
                                     ------------  ------------  -----------  -----------  ----------  -----------
                                      $  390,000    $   20,000    $  83,000    $  35,000   $  240,000   $  35,000
                                     ------------  ------------  -----------  -----------  ----------  -----------
                                     ------------  ------------  -----------  -----------  ----------  -----------

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company's deferred tax liability arises substantially from the difference between the cash method of accounting used for tax purposes and the accrual basis used for financial statement purposes.

8.  DEFERRED COMPENSATION

    On July 31, 1997, the Company entered into deferred compensation agreements with two of its stockholders. Pursuant to the Agreements, the two stockholders are entitled to approximately $250,000 per year plus annual interest of 8%. All outstanding amounts are payable on July 31, 2002. Upon the occurrence of certain events, as defined, the stockholders have a right, to convert their deferred compensation into 309 shares of the Company's common stock adjusted for certain events, as defined.

9.  RELATED PARTY TRANSACTIONS

    Prior to August 31, 1997, the Company provided management services to Genesis. The Company recognized a management fee from Genesis of $1,218,000, $807,000, $1,406,000 and $546,000 respectively, for the period from January 1, 1997 to August 31, 1997, the six months ended December 31, 1996 and the years ended June 30, 1996 and 1995. Such amounts are included as reductions in cost of operations and general and administrative expenses in the accompanying financial statements.

10.  COMMITMENTS AND CONTINGENCIES

    COMMITMENTS

    The Company leases its office and operations facilities and other equipment under noncancellable operating leases which expire at various dates through June 2003. Certain of the leases are subject to

                         Q INTERNATIONAL COURIER, INC.

              (INFORMATION AS OF MARCH 31, 1998 AND FOR THE THREE

               MONTHS ENDED MARCH 31, 1998 AND 1997 IS UNAUDITED)

10. COMMITMENTS AND CONTINGENCIES (CONTINUED) escalation for the Company's pro rata share of increases in real estate taxes and operating expenses. For the year ended December 31, 1997, the six months ended December 31, 1996 and the years ended June 30, 1996 and 1995 rent expense charged to operations amounted to $1,221,000, $507,000, $746,000 and $528,000, respectively. Rent expense for the three months ended March 31, 1998 and 1997 was $180,000 and $113,000, respectively.

    The Company acquired certain property and equipment under capital leases having a book value and related accumulated amortization (included in depreciation expense) at December 31, 1997 of $1,582,000 and $511,000, respectively ($1,063,000 and $251,000, respectively, at December 31, 1996). The capital lease obligations are collateralized by the underlying assets, and are payable in varying monthly installments through August 2002, with interest rates ranging from 8.7% to 10.7% per year.

    Annual future minimum rental commitments under noncancellable operating leases and capital lease obligations are as follows:

                                                                    OPERATING    CAPITAL LEASE
                                                                      LEASES      OBLIGATIONS
                                                                   ------------  -------------
Year ending December 31:
  1998...........................................................  $  1,048,000   $   393,000
  1999...........................................................       805,000       393,000
  2000...........................................................       596,000       335,000
  2001...........................................................       405,000       166,000
  2002...........................................................       396,000        70,000
  2003...........................................................       168,000       --
                                                                   ------------  -------------
                                                                   $  3,418,000     1,357,000
                                                                   ------------
                                                                   ------------
Less amount representing interest................................                     206,000
                                                                                 -------------
Present value of minimum lease payments..........................                 $ 1,151,000
                                                                                 -------------
                                                                                 -------------

    Included in the operating lease commitment schedule above are leases with two stockholders of the Company. These leases are for the Company's headquarters location and Sterling's operations facility. The lease on the Company's headquarters provides for monthly payments of $18,000 through June 2003. The lease on Sterling's operations facility provides for monthly payments of $15,000 through April 2003. The Company is also responsible for direct payments of all building operating expenses. At December 31, 1997, the Company is contingently liable for $409,000 as a guarantor of a mortgage owed by a stockholder of the Company. For the year ended December 31, 1997, the six months ended December 31, 1996 and the years ended June 30, 1996 and 1995, rent expense on these locations amounted to $274,000, $108,000, $120,000 and $120,000, respectively, and $99,000 and $54,000 for the three months ended March 31, 1998 and 1997, respectively.

    The Company has a foreign exchange facility with its bank whereby it may commit to purchase foreign currencies in order to hedge its foreign currencies risk. At December 31, 1997, L200,000 and Canadian $200,000 were outstanding. The aggregate amount of gains and losses resulting from these and other foreign currency transactions was not material.

                         Q INTERNATIONAL COURIER, INC.

              (INFORMATION AS OF MARCH 31, 1998 AND FOR THE THREE

               MONTHS ENDED MARCH 31, 1998 AND 1997 IS UNAUDITED)

11.  PENSION PLAN

    In March 1996, the Company established a defined contribution plan (the "Plan") under Section 401(k) of the Internal Revenue Code. All full time employees who have completed one year of service, as defined, are eligible to participate in the Plan. Participants may contribute up to 15% of their salary. The Company matches 25% of participant contributions up to $1,500. For the year ended December 31, 1997, the six months ended December 31, 1996 and the year ended June 30, 1996, pension expense amounted to $109,000, $44,000 and $45,000, respectively.

12.  OPTION PLAN

    The Company has authorized the grant of nonqualified stock options to employees of the Company for up to 3,000 shares of the Company's Class A common stock.

    In 1997, the Company granted stock options to purchase 1,000 shares of Class A common stock at an exercise price of $1,620 per share. All issued options are outstanding at December 31, 1997. The options outstanding under the Plan vest immediately and expire ten years after the date of grant.

    Pro forma information regarding net income has been determined as if the Company had accounted for its employee stock options under the fair value method. The fair value of the options was estimated at the date of grant using a minimum value method with a risk free interest rate of 5.97%, a 0% dividend yield and an average life of five years. The effect of applying the fair value method to the Company's options would be to decrease net income for the year ended December 31, 1997 by approximately $372,000.

13.  SUBSEQUENT EVENTS

    Subsequent to December 31, 1997, the stockholders of the Company entered into a letter of intent with AirNet Systems, Inc. ("AirNet") to sell all of the Company's outstanding common stock on a fully diluted basis in exchange for shares of AirNet common stock. It is anticipated that the transaction will be accounted for as a pooling-of-interest.

14.  YEAR 2000 COSTS (UNAUDITED)

    The Company believes that they do not have any significant Year 2000 issues. The Company continuously monitors such issues, relative to both their internal and customer needs. The Company is aware that this issue could have significant implications if not properly evaluated.

                                                                      APPENDIX I
                                                                [EXECUTION COPY]

                          AGREEMENT AND PLAN OF MERGER
                                  dated as of
                                 April 14, 1998
                                     among
                         Q INTERNATIONAL COURIER, INC.
                                (the "Company")
                               ROBERT J. MITZMAN
                          (the "Primary Stockholder")
                     The other stockholders of the Company
                      listed on the signature pages hereof
                           (the "Other Stockholders")
                              AIRNET SYSTEMS, INC.
                                   ("AirNet")
                                      and
                             Q ACQUISITION COMPANY
                             ("Merger Subsidiary")

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
                                                       ARTICLE I
                                                       THE MERGER

     SECTION  1.01.  The Merger; Effective Time............................................................           1
              1.02.  Closing...............................................................................           1
              1.03.  Effect of the Merger..................................................................           2
              1.04.  Conversion of Securities..............................................................           2
              1.05.  Escrows...............................................................................           2
              1.06.  Surrender.............................................................................           2
              1.07.  Treatment of Stock Options............................................................           3

                                                       ARTICLE II
                                               THE SURVIVING CORPORATION

     SECTION  2.01.  Governing Documents...................................................................           4
              2.02.  Directors and Officers................................................................           4

                                                      ARTICLE III
                                             REPRESENTATIONS AND WARRANTIES
                                                     OF THE COMPANY

     SECTION  3.01.  Corporate Existence and Power.........................................................           4
              3.02.  Organizational Documents..............................................................           4
              3.03.  Corporate Authorization...............................................................           4
              3.04.  Governmental Authorization............................................................           4
              3.05.  Non-Contravention.....................................................................           5
              3.06.  Capitalization........................................................................           5
              3.07.  Subsidiaries..........................................................................           5
              3.08.  Financial Statements..................................................................           6
              3.09.  Information Supplied..................................................................           6
              3.10.  Absence of Certain Changes............................................................           7
              3.11.  No Undisclosed Liabilities............................................................           8
              3.12.  Litigation............................................................................           8
              3.13.  Taxes.................................................................................           8
              3.14.  ERISA.................................................................................           9
              3.15.  Trademarks, Patents and Copyrights....................................................          10
              3.16.  Material Contracts....................................................................          10
              3.17.  Compliance with Laws..................................................................          11
              3.18.  Finders' Fees.........................................................................          11
              3.19.  Pooling; Tax Treatment................................................................          12
              3.20.  Other Information.....................................................................          12
              3.21.  Environmental Compliance..............................................................          12
              3.22.  Intercompany Arrangements.............................................................          13
              3.23.  Satisfaction of Certain Conditions....................................................          13
              3.24.  Representations.......................................................................          13

                                                                                                                PAGE
                                                                                                                -----
                                                       ARTICLE IV
                                             REPRESENTATIONS AND WARRANTIES
                                            OF AIRNET AND MERGER SUBSIDIARY

     SECTION  4.01.  Corporate Existence and Power.........................................................          14
              4.02.  Organizational Documents..............................................................          14
              4.03.  Corporate Authorization...............................................................          14
              4.04.  Governmental Authorization............................................................          14
              4.05.  Non-Contravention.....................................................................          14
              4.06.  Capitalization........................................................................          15
              4.07.  SEC Filings; AirNet Disclosure Documents; Financial Statements........................          15
              4.08.  Information Supplied..................................................................          16
              4.09.  Pooling; Tax Treatment................................................................          16
              4.10.  Finders' Fees.........................................................................          16
              4.11.  Compliance with Laws..................................................................          16
              4.12.  Environmental Compliance..............................................................          16
              4.13.  Trademarks, Patents and Copyrights....................................................          17
              4.14.  Absence of Certain Changes............................................................          18
              4.15.  Satisfaction of Certain Conditions....................................................          18
              4.16.  Representations.......................................................................          18

                                                       ARTICLE V
                                                COVENANTS OF THE COMPANY

     SECTION  5.01.  Conduct of the Business of the Company................................................          18
              5.02.  Access to Information; Confidentiality................................................          20
              5.03.  Other Offers..........................................................................          20
              5.04.  Notices of Certain Events.............................................................          20
              5.05.  Stockholder Actions...................................................................          20
              5.06.  Termination of Dulles Airport Lease...................................................          21

                                                       ARTICLE VI
                                       COVENANTS OF AIRNET AND MERGER SUBSIDIARY

     SECTION  6.01.  Access to Information; Confidentiality................................................          21
              6.02.  Obligations of Merger Subsidiary......................................................          22
              6.03.  Other Offers..........................................................................          22
              6.04.  Notices of Certain Events.............................................................          22
              6.05.  Registration Statement; Stockholder Meeting; Proxy Material...........................          22
              6.06.  Listing of Shares.....................................................................          23
              6.07.  Director and Officer Indemnification..................................................          23
              6.08.  Board of Directors....................................................................          23
              6.09.  Rules 144 and 145.....................................................................          23
              6.10.  Purchase of Airport Facility..........................................................          23
              6.11.  Release of Guarantees.................................................................          23

                                                                                                                PAGE
                                                                                                                -----
                                                      ARTICLE VII
                                                  COVENANTS OF AIRNET,
                                            THE COMPANY AND THE STOCKHOLDERS

     SECTION  7.01.  Reasonable Efforts....................................................................          24
              7.02.  Certain Filings.......................................................................          24
              7.03.  Public Announcements..................................................................          24
              7.04.  Further Assurances....................................................................          24
              7.05.  Tax Matters...........................................................................          24
              7.06.  Tax Treatment.........................................................................          25
              7.07.  Employee Benefits.....................................................................          25
              7.08.  Postal Office Litigation..............................................................          26

                                                      ARTICLE VIII
                                                CONDITIONS TO THE MERGER

     SECTION  8.01.  Conditions to the Obligations of Each Party...........................................          26
              8.02.  Conditions to the Obligations of AirNet and Merger Subsidiary.........................          27
              8.03.  Conditions to the Obligations of the Company..........................................          28

                                                       ARTICLE IX
                                                      TERMINATION

     SECTION  9.01.  Termination...........................................................................          29
              9.02.  Effect of Termination.................................................................          30

                                                       ARTICLE X
                                               SURVIVAL; INDEMNIFICATION

     SECTION 10.01.  Survival..............................................................................          30
             10.02.  Indemnification.......................................................................          30
             10.03.  Procedures............................................................................          31
             10.04.  Exclusive Remedy......................................................................          31
             10.05.  Certain Limitations...................................................................          32

                                                       ARTICLE XI
                                                     MISCELLANEOUS

     SECTION 11.01.  Notices...............................................................................          32
             11.02.  Amendments; No Waivers................................................................          33
             11.03.  Expenses; Taxes.......................................................................          33
             11.04.  Headings..............................................................................          33
             11.05.  Severability..........................................................................          33
             11.06.  Entire Agreement; Company Disclosure Schedule.........................................          34
             11.07.  Successors and Assigns................................................................          34
             11.08.  Governing Law.........................................................................          34
             11.09.  Counterparts; Effectiveness...........................................................          34

                             INDEX OF DEFINED TERMS

                                                                                                              PAGE
                                                                                                            ---------
4
401(k) Plan Participants..................................................................................         26

Adjusted Option...........................................................................................          3
Affiliate.................................................................................................          5
AirNet....................................................................................................          1
AirNet 1997 Form 10-K.....................................................................................         15
AirNet 401(k) Plan........................................................................................         26
AirNet Acquisition Proposal...............................................................................         22
AirNet Common Shares......................................................................................          2
AirNet Disclosure Documents...............................................................................         15
AirNet Indemnitee.........................................................................................         30
AirNet Intellectual Property Rights.......................................................................         17
AirNet Material Adverse Effect............................................................................         18
AirNet Preferred Shares...................................................................................         15
AirNet Proxy Statement....................................................................................         22
AirNet Representatives....................................................................................         20
AirNet Securities.........................................................................................         15
AirNet Shareholder Consent................................................................................         14
AirNet Shareholder Meeting................................................................................         22
Airport Facility Purchase Agreement.......................................................................         23
Applicable Corporate Statutes.............................................................................          1

Balance Sheet.............................................................................................          6
Balance Sheet Date........................................................................................          6
Benefit Arrangements......................................................................................         10

CERCLA....................................................................................................         13
Code......................................................................................................          1
Company...................................................................................................          1
Company 401(k) Plan.......................................................................................         25
Company Acquisition Proposal..............................................................................         20
Company Disclosure Schedule...............................................................................          2
Company Indemnitees.......................................................................................         31
Company Material Adverse Effect...........................................................................          7
Company Representatives...................................................................................         21
Company Securities........................................................................................          5
Company Subsidiary Securities.............................................................................          6

DLJ.......................................................................................................         11

Effective Time............................................................................................          1
Employee Plans............................................................................................          9
ERISA.....................................................................................................          9

                                                                                                              PAGE
                                                                                                            ---------
ERISA Affiliate...........................................................................................          9
Escrow Account............................................................................................          2
Escrow Agent..............................................................................................          2
Escrow Shares.............................................................................................          2
Exchange Act..............................................................................................          4

Final S Corporation Tax Distribution......................................................................         25
Financial Projections.....................................................................................         12

General Contingencies.....................................................................................         30
General Escrow Shares.....................................................................................          2

Hazardous Substance.......................................................................................         12
HSR Act...................................................................................................          4

Indemnified Party.........................................................................................         31
Indemnifying Party........................................................................................         31
Intellectual Property Rights..............................................................................         10

Lease Amendment...........................................................................................         21
Loss......................................................................................................         30

Merger....................................................................................................          1
Merger Consideration......................................................................................          2
Merger Subsidiary.........................................................................................          1
Multiemployer Plan........................................................................................          9

New York Law..............................................................................................          1
NYSE......................................................................................................          2

Ohio Law..................................................................................................          1
Other Stockholders........................................................................................          1

Pension Plans.............................................................................................          9
Preliminary S Corporation Tax Distribution................................................................         25
Primary Stockholder.......................................................................................          1

Registration Statement....................................................................................         22
Release...................................................................................................         12

SBCWDR....................................................................................................         16
Securities Act............................................................................................          4

                                                                                                              PAGE
                                                                                                            ---------
Specific Contingencies....................................................................................         30
Specific Escrow Shares....................................................................................          2
Stockholder Loan..........................................................................................         21
Stockholders..............................................................................................          1
Straddle Periods..........................................................................................         25
Subsidiary................................................................................................      5, 14
Surviving Corporation.....................................................................................          1

Tax Returns...............................................................................................          8
Taxes.....................................................................................................          8

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER dated as of April 14, 1998, among Q INTERNATIONAL COURIER, INC., a New York corporation (the "Company"), ROBERT J. MITZMAN (the "Primary Stockholder"), the OTHER STOCKHOLDERS of the Company as listed on the signature pages hereof (together with any stockholder of the Company who subsequently becomes party to this Agreement through joinder, the "Other Stockholders", and, together with the Primary Stockholder, the "Stockholders"), AIRNET SYSTEMS, INC., an Ohio corporation ("AirNet"), and Q ACQUISITION COMPANY, an Ohio corporation and a direct, wholly-owned subsidiary of AirNet ("Merger Subsidiary").

    WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Ohio (the "Ohio Law") and the Business Corporation Law of the State of New York (the "New York Law" and, collectively with the Ohio Law, the "Applicable Corporate Statutes"), the Company and AirNet have agreed to effectuate a business combination transaction pursuant to which Merger Subsidiary will merge with and into the Company (the "Merger"); and

    WHEREAS, the respective Boards of Directors of the Company, AirNet and Merger Subsidiary have determined that the Merger is fair to and in the best interests of their respective companies and shareholders and have approved and adopted this Agreement and have approved the Merger and the other transactions contemplated hereby and recommended approval and adoption of this Agreement and approval of the Merger by their respective shareholders; and

    WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

                                   ARTICLE I
                                   THE MERGER

    SECTION 1.01. THE MERGER; EFFECTIVE TIME. (a) Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Applicable Corporate Statutes, at the Effective Time (as defined herein), Merger Subsidiary shall be merged with and into the Company, in accordance with New York Law and Ohio Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the "Surviving Corporation").

    (b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article VIII, the Company and Merger Subsidiary will file a certificate of merger with the Secretary of State of the State of New York and the Secretary of State of the State of Ohio, in such forms as required by and executed in accordance with the provisions of, and shall make all other filings or recordings required by the Applicable Corporate Statutes in connection with the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of New York and with the Secretary of State of the State of Ohio or at such later time as is specified in the certificate of merger (the "Effective Time").

    (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of the Company and Merger Subsidiary, all as provided under Ohio Law and New York Law.

    SECTION 1.02. CLOSING. Unless this Agreement shall have been terminated and abandoned pursuant to Section 9.01 and subject to the satisfaction or, to the extent permitted hereunder, waiver of the conditions set forth in Article VIII, the consummation of the Merger will take place as promptly as practicable (and in any event within five business days) after satisfaction or waiver of the conditions set forth in Article VIII, at the offices of Vorys, Sater, Seymour and Pease LLP, 52 East Gay Street, Columbus, Ohio, unless another date or place is agreed to in writing by the Company and AirNet.

    SECTION 1.03. EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Ohio Law and New York Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all of the property, rights, privileges, powers and franchises of the Company and Merger Subsidiary shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Subsidiary shall become the debts, liabilities and duties of the Surviving Corporation.

    SECTION 1.04. CONVERSION OF SECURITIES. (a) At the Effective Time, by virtue of the Merger and without any action on the part of the Company or any of the Stockholders, all issued and outstanding shares of capital stock of the Company immediately prior to the Effective Time shall be converted into an aggregate of 3,141,356 common shares, $.01 par value, of AirNet (the "AirNet Common Shares") (the "Merger Consideration"), less (i) 314,136 AirNet Common Shares to indemnify Buyer with respect to general contingencies (the "General Escrow Shares") and (ii) 46,091 AirNet Common Shares to indemnify Buyer with respect to the specific contingencies set forth on Schedule 1.04 of the the disclosure schedule (the "Company Disclosure Schedule") previously delivered to AirNet by the Company (the "Specific Escrow Shares" and, together with the General Escrow Shares, the "Escrow Shares"). The holders of such certificates previously evidencing shares of capital stock of the Company outstanding prior to the Effective Time shall cease to have any rights with respect to such shares of capital stock except as otherwise provided herein or by applicable law. The allocation of the Merger Consideration among the outstanding shares of capital stock of the Company shall be determined according to the percentages set forth on Annex A attached hereto.

    (b) Each share of capital stock held by the Company as treasury stock immediately prior to the Effective Time shall automatically be cancelled and extinguished without any conversion thereof, and no payment shall be made with respect thereto.

    (c) Each share of capital stock of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and non-assessable share of common stock, $1.00 par value, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

    (d) No fractional shares of AirNet Common Shares shall be issued in the Merger, but in lieu thereof each Stockholder otherwise entitled to a fractional AirNet Common Share will be entitled to receive from AirNet in accordance with the provisions of this Section 1.04(d), a cash payment in lieu of such fractional AirNet Common Share equal to the fair market value of such fractional AirNet Common Share based on the closing price of the AirNet Common Shares on the New York Stock Exchange, Inc. ("NYSE") on the last trading day immediately prior to the Closing Date.

    SECTION 1.05. ESCROWS. The parties agree that the General Escrow Shares and the Specific Escrow Shares shall be deposited in an account (the "Escrow Account") with Banc One Corporation, as escrow agent (the "Escrow Agent"), to be held and administered in accordance with the terms and conditions of an Escrow Agreement substantially in the form attached hereto as Exhibit 1.05, against which Escrow Account AirNet shall be entitled to recover any general Losses which may be suffered by AirNet for which AirNet is entitled to indemnity pursuant to Section 11.02(a), in the case of the General Escrow Shares, or to recover any Losses arising out of the specific contingencies set forth on
Schedule 1.04, in the case of the Specific Escrow Shares.

    SECTION 1.06. SURRENDER. (a) At the Effective Time, each holder of shares of capital stock of the Company outstanding immediately prior to the Effective Time shall be entitled to receive the percentage of the Merger Consideration set forth opposite such holder's name on Annex A attached hereto, less the corresponding percentage of the Escrow Shares, upon surrender to AirNet of all certificates which formerly represented all outstanding shares of capital stock of the Company held by such holder; PROVIDED, that in no event shall the holders of shares of capital stock of the Company outstanding immediately prior to the Effective Time be entitled to receive in the aggregate more than 100% of the Merger Consideration.

    (b) After the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of shares of capital stock of the Company on the records of the Company. If, after the Effective Time, certificates representing shares of capital stock of the Company are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration (less the corresponding Escrow Shares) provided for, and in accordance with the procedures set forth, in this Article I.

    (c) No dividends or other distributions declared or made after the Effective Time which have a record date after the Effective Time shall be paid to the holder of any unsurrendered certificates representing shares of capital stock of the Company with respect to the AirNet Common Shares such holder is entitled to receive until such certificates shall have been surrendered to the Surviving Corporation.

    SECTION 1.07. TREATMENT OF STOCK OPTIONS. (a) As soon as practicable following the date of this Agreement, the directors of the Company shall adopt such resolutions or take such other actions as may be required to effect the following: adjust the terms of all Company Stock Options, whether vested or unvested, as necessary to provide that, at the Effective Time, each Company Stock Option outstanding immediately prior to the Effective Time shall be amended and converted into an option to acquire, on substantially the same terms and conditions as were applicable under the Company Stock Option (including, without limitation, substantially the same vesting and termination provisions, subject to the terms and conditions of this Agreement), the number of AirNet Common Shares (rounded to the nearest whole share) determined by multiplying 249,591 by a fraction the numerator of which shall be the number of shares of the Company's capital stock subject to such Company Stock Option and the denominator of which shall be the total number of shares of the Company's capital stock subject to all Company Stock Options, at a price per AirNet Common Share equal to (A) the aggregate exercise price for the shares of capital stock of the Company otherwise purchasable pursuant to such Company Stock Option divided by (B) the aggregate number of AirNet Common Shares deemed purchasable pursuant to such Company Stock Option (each, as so adjusted, an "Adjusted Option"); PROVIDED that such exercise price shall be rounded up to the nearest whole cent.

    (b) Prior to the Effective Time, AirNet, if necessary, shall amend its existing option plans or, if necessary, adopt an option plan, in either case, to provide for the issuance of the Adjusted Options at the Effective Time and by virtue of the Merger, and without the need of any further corporate action, AirNet shall assume all obligations of the Company with respect to the Company Stock Options outstanding at the Effective Time.

    (c) As soon as practicable after the Effective Time, AirNet shall deliver to the holders of Company Stock Options appropriate notices setting forth such holders' rights with respect to Adjusted Options and, in exchange for the executed agreements reflecting the Company Stock Options, agreements evidencing the grants of such Adjusted Options.

    (d) A holder of an Adjusted Option may exercise such Adjusted Option in whole or in part in accordance with its terms by delivering a properly executed notice of exercise to AirNet, together with the consideration therefor and any required United States Federal withholding tax information and payment.

    (e) Except as otherwise contemplated by this Section 1.07 and except to the extent required under the respective terms of the Company Stock Options, all restrictions or limitations on transfer and vesting with respect to Company Stock Options, to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to the Adjusted Options after giving effect to the Merger and the assumption by AirNet as set forth above.

                                   ARTICLE II
                           THE SURVIVING CORPORATION

    SECTION 2.01. GOVERNING DOCUMENTS. At the Effective Time of the Merger, the Certificate of Incorporation and the Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and the Bylaws of the Surviving Corporation, except that the name of the Surviving Corporation shall be changed to "Quick International Courier, Inc."

    SECTION 2.02. DIRECTORS AND OFFICERS. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation, and (ii) the officers of the Surviving Corporation at the Effective Time shall be the officers set forth on Schedule 2.02.

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

    The Company represents and warrants to AirNet and Merger Subsidiary that:

    SECTION 3.01. CORPORATE EXISTENCE AND POWER. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and has all requisite corporate powers and all governmental licenses, authorizations, consents and approvals required to own, lease and operate its properties and to carry on its business as now conducted by the Company. The Company is duly qualified or licensed to do business as a foreign corporation, and is in good standing, in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification or licensing necessary.

    SECTION 3.02. ORGANIZATIONAL DOCUMENTS. The Company has heretofore delivered to AirNet true and complete copies of the Certificate of Incorporation and Bylaws of the Company, in each case as currently in effect. The Company is not in violation of any provision of its Certificate of Incorporation or Bylaws.

    SECTION 3.03. CORPORATE AUTHORIZATION. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the corporate powers of the Company and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of the Company and the Stockholders.

    (b) The Directors of the Company, at a meeting duly called and held, have unanimously (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Stockholders and (ii) approved and adopted this Agreement and the transactions contemplated hereby.

    SECTION 3.04. GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by the Company and the Stockholders of this Agreement and the consummation of the transactions contemplated by the Agreement by the Company require no consent, approval, authorization or permit of, or filing with or notification to any governmental or regulatory authority, except for (i) the filing of certificates of merger and/or other appropriate merger documents in accordance with New York Law and Ohio Law; (ii) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"); (iii) compliance with any applicable provisions of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), state securities or "blue sky" laws and state takeover laws; and (iv) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act").

    SECTION 3.05. NON-CONTRAVENTION. Except as set forth on Schedule 3.05 of Company Disclosure Schedule, the execution, delivery and performance by the Company and the Stockholders of this Agreement and the consummation by the Company and the Stockholders of the transactions contemplated hereby do not and will not (i) contravene or conflict with the Certificate of Incorporation or Bylaws or equivalent organizational documents of Company; (ii) assuming compliance with the matters referred to in Section 3.04, contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, injunction, order or decree binding upon or applicable to the Company, any Subsidiary of the Company or any Stockholder; (iii) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Company or any Subsidiary of the Company or to a loss of any benefit to which the Company or any Subsidiary of the Company is entitled under any provision of any material agreement, contract or other instrument binding upon the Company or any Subsidiary of the Company or any license, franchise, permit or other similar authorization held by the Company or any Subsidiary of the Company; or (iv) result in the creation or imposition of any Lien on any asset of the Company or any Subsidiary of the Company. "Subsidiary" means with respect to the Company any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by the Company; PROVIDED, that for purposes hereof the term Subsidiary shall also include all Affiliates of the Company which are now Subsidiaries and all predecessors of the Subsidiaries. For purposes of this Agreement, "Affiliate" shall have the meaning set forth in Rule 405 of Regulation C under the Securities Act.

    SECTION 3.06. CAPITALIZATION. The authorized capital stock of the Company consists of 20,000 shares of common stock, par value $1.00 per share, and 3,000 shares of Class A common stock, par value $1.00 per share. As of the date hereof there are outstanding 12,277 shares of common stock, and at the Effective Time there will be outstanding 12,586 shares of the Company's common stock. As of the date here there are, and as of the Effective Time there will be, Company Stock Options to purchase 1,000 shares of Class A common stock, par value $1.00 per share, of the Company outstanding. All outstanding shares of capital stock of the Company have been, and at the Effective Time will be, duly authorized and validly issued and are, and at the Effective Time will be, fully paid and, except as set forth on Schedule 3.06 of the Company Disclosure Schedule, nonassessable. Except as set forth in this Section or in Schedule 3.06 of the Company Disclosure Schedule, there are, and at the Effective Time will be, outstanding: (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, and (iii) no options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Company Securities"). Except as set forth on Schedule 3.06 of the Company Disclosure Schedule, there are, and at the Effective Time will be, no outstanding obligations of the Company or any Subsidiary of the Company, to repurchase, redeem or otherwise acquire any Company Securities or make any material investment in any other Person. Except as set forth on Schedule 3.06 of the Company Disclosure Schedule, the Company has, and at the Effective Time will have, no Subsidiaries or Affiliates (other than any executive officer, director or stockholder of the Company). No Stockholder or other holder of any Company Securities will, as of the Effective Time, be entitled to any preemptive rights, registration rights or similar rights in connection with the transactions contemplated hereby, except as expressly set forth in the Registration Rights Agreement.

    SECTION 3.07. SUBSIDIARIES. (a) Each Subsidiary of the Company is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary.

    (b) All of the outstanding shares of capital stock of, or other ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding (i) securities of the Company or any Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary, and (ii) options or other rights to acquire from the Company or any Subsidiary, and no other obligation of the Company or any Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for, any capital stock, voting securities or ownership interests in, any Subsidiary (the items in clauses (i) and (ii) being referred to collectively as the "Company Subsidiary Securities"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding Company Subsidiary Securities.

    SECTION 3.08. FINANCIAL STATEMENTS. The audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 1997 (the "Balance Sheet"), the audited combined balance sheet of the Company and its Subsidiaries as of December 31, 1996, the audited consolidated income statement and statement of cash flows of the Company and its Subidiaries for the twelve months ended December 31, 1997, and the audited combined income statements and statements of cash flows of the Company and its Subsidiaries for the six months ended December 31, 1996 and the twelve months ended June 30, 1996 and 1995, respectively, which have previously been provided to AirNet, fairly present in all material respects, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of the Company and its Subsidiaries as of the dates thereof and their results of operations and changes in financial position for the periods then ended. For purposes of this Agreement, "Balance Sheet Date" means December 31, 1997.

    SECTION 3.09. INFORMATION SUPPLIED. The information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the AirNet Proxy Statement (as defined herein) or any amendment or supplement thereto will not, at the time the AirNet Proxy Statement is first mailed to the shareholders of AirNet and at the time such shareholders vote on the issuance of AirNet Common Shares in connection with this Agreement, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, (ii) the Registration Statement (as defined herein) or any amendment or supplement thereto will not, at the time the Registration Statement or any amendment or supplement thereto becomes effective under the 1933 Act and at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and (iii) any AirNet Disclosure Document (as defined herein) (other than the AirNet Proxy Statement, the Registration Statement and any amendments or supplements to either) will not, at the time of effectiveness of such AirNet Disclosure Document and at the time of any distribution thereof, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

    SECTION 3.10. ABSENCE OF CERTAIN CHANGES. (a) Since the Balance Sheet Date, except as contemplated by this Agreement and except as otherwise disclosed on Schedule 3.10 of the Company Disclosure Schedule, the Company and its Subsidiaries have conducted their business only in the ordinary course consistent with past practice and there has not been:

        (i) any event, occurrence or development which has had or reasonably could be expected to have, when aggregated with all positive developments and disregarding factors affecting the economy or the courier industry generally, a material adverse effect on the Company and its Subsidiaries, taken as a whole (a "Company Material Adverse Effect");

        (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of any of the Company or any Subsidiary of the Company, or any repurchase, redemption or other acquisition by the Company or any Subsidiary of the Company of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company;

       (iii) any amendment of any material term of any outstanding security of the Company or any Subsidiary;

        (iv) any incurrence, assumption or guarantee by the Company or any Subsidiary of any indebtedness for borrowed money, other than the endorsement of checks in the ordinary course of business;

        (v) any creation or assumption by the Company or any Subsidiary of any Lien on any asset in excess of $25,000 other than in the ordinary course of business consistent with past practices;

        (vi) other than loans, advances or capital contributions to or investments in the Company or any Subsidiary or otherwise in the ordinary course of business consistent with past practices and other than loans to Stockholders, any making of any loan, advance or capital contribution to or investment in any Person;

       (vii) other than transactions and commitments in the ordinary course of business consistent with past practice and those contemplated by this Agreement, any transaction or legally binding commitment made, or any contract or agreement entered into, by the Company or any of its Subsidiaries relating to their respective assets or business (including the acquisition or disposition of assets in excess of $25,000) or any relinquishment by the Company or any of its Subsidiaries of any contract or other right, in either case, material to the Company and its Subsidiaries, taken as a whole;

      (viii) any change in any method of accounting or accounting practice by the Company or any Subsidiary of the Company, except for any such change required by reason of a concurrent change in generally accepted accounting principles; or

        (ix) any (A) grant of any severance or termination pay to any director, officer, employee or agent of the Company or any Subsidiary of the Company in excess of $25,000, (B) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer, employee or agent of the Company or any Subsidiary of the Company, (C) increase in benefits payable under any existing severance or termination pay policies or employment agreements or (D) increase in compensation, bonus or other benefits payable to directors, officers, employees or agents of the Company or its Subsidiaries, other than in the ordinary course of business consistent with past practice or, in the case of employment agreements, as contemplated by
    Section 8.02(d).

    (b) Since the Balance Sheet Date, none of the officers or other key employees of the Company or any Subsidiary has indicated to the Company that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within one year after the Effective Time.

    (c) Set forth on Schedule 3.10(c) of the Company Disclosure Schedule is a true and complete list as of the date hereof of the top ten customers of the Company's services. Since the Balance Sheet Date, none of such customers has ceased using, or materially diminished its use of, the Company's services nor have any of such customers indicated to the Company that it intends to cease using, or materially diminish its use of, the Company's services as a result of the transactions contemplated by this Agreement or otherwise within one year after the Effective Time.

    SECTION 3.11. NO UNDISCLOSED LIABILITIES. As of the Balance Sheet Date, there were no liabilities of the Company or any Subsidiary due or to become due, which, in accordance with generally accepted accounting principles, should have been reflected or shown in the Balance Sheet, that were not so reflected or shown therein. Except as set forth on Schedule 3.11 to the Company Disclosure Schedule, there have been no liabilities incurred by the Company, except for liabilities (a) incurred in the ordinary course of business consistent with past practices that would not, individually or in the aggregate, have a Company Material Adverse Effect and (b) incurred outside the ordinary course of business that do not exceed $25,000 individually or $100,000 in the aggregate.

    SECTION 3.12. LITIGATION. Except as set forth on Schedule 3.12 of the Company Disclosure Schedule, as of the date hereof, there is no claim, action, suit, investigation or proceeding pending against or, to the knowledge of the Company, threatened against the Company or any Subsidiary or any of their respective properties before any court or arbitrator or any governmental body, agency or official which, individually or in the aggregate, would reasonably be likely to result in an uninsured liability in excess of $25,000 or impair the ability of the Company to consummate the Merger and the transactions contemplated by this Agreement.

    SECTION 3.13. TAXES. Except as set forth on Schedule 3.13 of the Company Disclosure Schedule, the Company and each of its Subsidiaries have timely filed all returns, statements, reports and forms (the "Tax Returns") with respect to all federal, state, local and foreign income, gross income, gross receipts, gains, premium, sales, use, AD VALOREM, transfer, franchise, profits, withholding, payroll, employment, excise, severance, stamp, occupation, license, lease, environmental, customs, duties, property, windfall profits and all other taxes (including any interest, penalties or additions to tax with respect thereto, individually, a "Tax" and, collectively, "Taxes") required to be filed with the appropriate tax authority through the date hereof, and shall timely file all such Tax Returns required to be filed on or before the Effective Time. To the knowledge of the Company, such Tax Returns are and will be true, correct and complete in all material respects. The Company and its Subsidiaries have paid and discharged all Taxes due from them, other than such Taxes that are adequately reserved as shown on the Balance Sheet or that have accrued, or will accrue, in the ordinary course of business from the Balance Sheet Date through the Effective Time. Neither the Internal Revenue Service nor any other taxing agency or authority, domestic or foreign, has asserted, is now asserting or, to the knowledge of the Company, is threatening to assert against the Company or any Subsidiary of the Company any deficiency or claim for additional Taxes in excess of $25,000. There are no unexpired waivers by the Company or any of its Subsidiaries of any statute of limitations with respect to Taxes. The accruals and reserves for Taxes reflected in the Balance Sheet are adequate for the periods covered. The Company and each of its Subsidiaries have withheld or collected and paid over to the appropriate governmental authorities or are properly holding for such payment all Taxes required by law to be withheld or collected. There are no Liens for Taxes upon the assets of the Company or any of its Subsidiaries, other than Liens for current Taxes not yet due and payable. Neither the Company nor any of its Subsidiaries has agreed to make, or is required to make, any adjustment under Section 481(a) of the Code. Sterling, Inc. is not a party to any agreement, contract, arrangement or plan that has resulted, or could result, individually or in the aggregate, in the payment of "excess parachute payments" within the meaning of Section 280G of the Code. The Company, and each of its Subsidiaries, other than Sterling, Inc., is, and at all times during its existence has been, an S corporation and/or a qualified subchapter S subsidiary within the meaning of Section 1361(a)(1) or Section 1361(b)(3)(B) of the Code (or the corresponding provisions of preceding law) and is not subject to the tax imposed on certain built-in gains under Section 1374 of the Code. Sterling, Inc. has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than as a common parent corporation.

    SECTION 3.14.  ERISA.  (a) Schedule 3.14(a) of the Company Disclosure
Schedule includes a list identifying each "employee benefit plan," as defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), which (i) is subject to any provision of ERISA and (ii) is maintained, administered or contributed to by the Company, any of its Subsidiaries or any ERISA Affiliate and covers any employee or former employee of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates or under which the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has any liability. Copies of such plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof have been furnished to AirNet together with (x) the three most recent annual reports (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan and (y) the most recent actuarial valuation report prepared in connection with any such plan. Such plans are referred to collectively herein as the "Employee Plans". For purposes of this Section, "ERISA Affiliate" of any Person means any other Person which, together with such Person, would be treated as a single employer under Section 414 of the Code. The only Employee Plans which individually or collectively would constitute an "employee pension benefit plan" as defined in Section 3(2) of ERISA (the "Pension Plans") are identified as such in the list referred to above. The Company has provided AirNet with complete age, salary, service and related data as of December 31, 1997 for employees and former employees of the Company, any of its Subsidiaries and any ERISA Affiliate covered under the Pension Plans.

    (b)  No Employee Plan constitutes a "multiemployer plan", as defined in
Section 3(37) of ERISA (a "Multiemployer Plan"), and no Employee Plan is maintained in connection with any trust described in Section 501(c)(9) of the Code. None of the Employee Plans is subject to Title IV of ERISA or Section 412 of the Code. To the Company's knowledge, nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Employee Plan has or will make the Company or any of its Subsidiaries or any officer or director of the Company or any of its Subsidiaries subject to any liability under Title I of ERISA or liable for any tax pursuant to Section 4975 of the Code in excess of $25,000.

    (c) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS applicable to all period from the inception of such Employee Plan, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. The Company has furnished to AirNet copies of the most recent Internal Revenue Service determination letters with respect to each such Plan. Each Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Plan. Without limiting the generality of the preceding sentence, each Employee Plan which is a "group health plan," as defined in
Section 5000(b)(1) of the Code, has been administered in compliance with the provisions of Section 4980B of the Code and Part 6 of Title I of ERISA.

    (d) There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company, any of its Subsidiaries or any Affiliate that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 162(a)(1) of the Code.

    (e) Schedule 3.14(e) of the Company Disclosure Schedule sets forth a list of each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not an

Employee Plan, (ii) is entered into, maintained or contributed to, as the case may be, by the Company, its Subsidiaries or any of their respective Affiliates and (iii) covers any employee or former employee of the Company, its Subsidiaries or any of their respective Affiliates. Such contracts, plans and arrangements as are described above, copies or descriptions of all of which have been furnished previously to AirNet are referred to collectively herein as the "Benefit Arrangements." Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Benefit Arrangement.

    (f) Neither the Company nor any of its Subsidiaries maintains or contributes to any Employee Plan or Benefit Arrangement which provides or has any liability to provide retirement health or medical benefits to any employee or former employee of the Company or any of its Subsidiaries. No condition exists that would prevent the Company, any of its Subsidiaries or any of their respective Affiliates from amending or terminating any Employee Plan or Benefit Arrangement providing health or medical benefits, including post-retirement health and medical benefits, in respect of any active employee or former employee of the Company, or its Subsidiaries other than limitations imposed under the terms of a collective bargaining agreement.

    (g) Except as set forth on Schedule 3.14(g) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or subject to any union contract or any employment contract or arrangement providing for annual future compensation of $50,000 or more with any officer, consultant, director or employee. There are no labor unions voluntarily recognized or certified to represent any bargaining unit of employees at the Company or any of its Subsidiaries. No work stoppage, labor strike or slowdown against the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened. Neither the Company nor any of its Subsidiaries is involved in or, to the knowledge of the Company, threatened with any labor dispute or grievance. To the knowledge of the Company, there is no organizing effort or representation question at issue with respect to any employee of the Company or any of its Subsidiaries. No collective bargaining agreement to which the Company or any of its Subsidiaries is or may be a party is currently under negotiation or renegotiation and no existing collective bargaining agreement is due for expiration, renewal or renegotiation within the one year period after the date hereof.

    SECTION 3.15. TRADEMARKS, PATENTS AND COPYRIGHTS. (a) Schedule 3.15(a) of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of (i) all patents, patent rights, trademarks, trademark rights, trade names, registered copyrights, service marks, material trade secrets, applications for trademarks and for service marks, material know-how and other material proprietary rights and information used or held for use in connection with the business of the Company or its Subsidiaries as currently conducted (collectively, "Intellectual Property Rights") and (ii) all licenses, commitments and other agreements to which the Company or any Subsidiary of the Company is a party providing for the license of any Intellectual Property Rights to or from any other Person.

    (b) Except as set forth on Schedule 3.15(b) of the Company Disclosure Schedule, the Company and its Subsidiaries own or possess adequate licenses or other rights to use all of the Intellectual Property Rights; to the knowledge of the Company there are no Intellectual Property Rights necessary for use in connection with the business of the Company or its Subsidiaries as currently conducted which are not owned or possessed by the Company or its Subsidiaries; and the Company is not aware of any assertion or claim challenging the validity of any of the Intellectual Property Rights; and the conduct of the business of the Company and its Subsidiaries as currently conducted or as heretofore conducted by the Company or any of the Subsidiaries of the Company, to the knowledge of the Company, does not conflict in any material way with any patent, patent right, license, trademark, trademark right, trade name, trade name right, service mark or copyright of any third party. To the knowledge of the Company, there are no material infringements of any proprietary rights owned by or licensed by or to the Company or any of the Subsidiaries of the Company.

    SECTION 3.16. MATERIAL CONTRACTS. (a) Except for agreements, contracts, plans, leases, arrangements or commitments (in each case, oral or written) set forth on Schedule 3.16(a) of the Company

Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or subject to:

        (a) any lease providing for annual rental payments of $25,000 or more;

        (b) any contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for annual payments by the Company or any Subsidiary of $25,000 or more;

        (c) any sales, distribution or other similar agreement providing for the sale by the Company or any Subsidiary of materials, supplies, goods, services, equipment or other assets that provides for annual payments to the Company or any Subsidiary of $50,000 or more;

        (d) any partnership, joint venture or other similar contract arrangement or agreement;

        (e) any contract relating to indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), except contracts relating to indebtedness incurred in the ordinary course of business in an amount not exceeding $25,000;

        (f) any license agreement, franchise agreement or agreement in respect of similar rights granted to or held by the Company or any of its Subsidiaries requiring annual payments by, or providing annual revenues to, the Company of $25,000 or more;

        (g) any agency, dealer, sales representative or other similar agreement requiring annual payments by, or providing annual revenues to, the Company of $25,000 or more;

        (h) any contract or legally binding commitment that substantially limits the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any area or which would so restrict the Company or any of its Subsidiaries after the Effective Time; or

        (i) any other contract or legally binding commitment not made in the ordinary course of business that involves annual expenditures by, or revenues to, to the Company or any of its Subsidiaries in excess of $25,000.

    (b) Each agreement, contract, lease, arrangement and commitment disclosed on
Schedule 3.16(b) of the Company Disclosure Schedule or required to be disclosed pursuant to this Section is a valid and binding agreement of the Company or its Subsidiaries and, to the knowledge of the Company, is in full force and effect, and neither the Company and its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in default in any material respect under the terms of any such agreement, contract, plan, lease arrangement or commitment.

    SECTION 3.17. COMPLIANCE WITH LAWS. The Company and each of its Subsidiaries and Affiliates is in compliance with the applicable provisions of all laws, rules, statutes, ordinances or regulations that are applicable to the Company or such Subsidiary or Affiliate, including, but not limited to the False Claims Act, the Lanham Act, the Private Express Statutes and the rules and regulations of the United Stated Postal Service. Neither the Company nor any Subsidiary or Affiliate of the Company has received any written communication since December 31, 1992, from a governmental body, agency, official or authority that alleges that the Company or any Subsidiary or Affiliate of the Company is not in compliance with any law, statute, ordinance or regulation, other than communications from the United States Postal Service which are described in reasonable detail on Schedule 3.17 of the Company Disclosure Schedule.

    SECTION 3.18. FINDERS' FEES. No investment banker, broker, finder or other intermediary (other than Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ")) has been retained by, or authorized to act on behalf of, any Stockholder, the Company or any of its Subsidiaries and entitled to any fee or commission in connection with the Merger or the transactions contemplated by this Agreement. The Company has previously furnished to AirNet a complete and correct copy of all agreements between DLJ and the Company (or any Stockholder) pursuant to which such firm would be entitled to any payment relating to the Merger or the transactions contemplated by this Agreement.

    SECTION 3.19. POOLING; TAX TREATMENT. (a) The Company intends that the Merger be accounted for under the "pooling of interests" method under the requirements of Opinion No. 16 (Business Combinations) of the Accounting Principles Board of the American Institute of Certified Public Accountants (APB No. 16), as amended by Statements of the Financial Accounting Standards Board, and the related interpretations of the American Institute of Certified Public Accountants, the Financial Accounting Standards Board, and the rules and regulations of the SEC.

    (b) Neither the Company nor any of its Subsidiaries has knowingly taken or agreed to take any action that would prevent the Merger from qualifying (i) for "pooling of interests" accounting treatment as described in (a) above or (ii) as a reorganization within the meaning of Section 368(a) of the Code.

    SECTION 3.20. OTHER INFORMATION. (a) The statements contained in the documents and certificates furnished or to be furnished by the Company, any Subsidiary or the Stockholders in connection with satisfying the conditions to closing set forth in this Agreement, when considered in their entirety, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading.

    (b) To the Company's knowledge, the financial projections relating to the Company and its Subsidiaries for the twelve months ended December 31, 1998, which were delivered to AirNet on January 13, 1998, and which are included in
Schedule 3.20(b)(i) of the Company Disclosure Schedule (the "Financial Projections"), when they were delivered, constituted the Company's best estimate of the information purported to be shown therein, and, since such date, with respect only to the projected revenues and income from operations in such Financial Projections (and disregarding factors affecting the economy or the courier industry generally), except as set forth on Schedule 3.20(b)(ii), nothing has come to the attention of the Company to cause the Company to believe that such projections are incorrect or misleading in any material respect. Notwithstanding the foregoing, the Company makes no representation or warranty that the financial results set forth in the Financial Projections will be achieved by the Company, and AirNet acknowledges and agrees that actual results may differ and could differ materially from the information set forth in the Financial Projections.

    SECTION 3.21.  ENVIRONMENTAL COMPLIANCE.  Except as set forth on Schedule
3.21 of the Company Disclosure Schedule:

    (a) No written notice, notification, demand, request for information, citation, summons, complaint or order has been issued or filed, no penalty has been assessed and no investigation or review is pending, or to the knowledge of the Company, threatened by any governmental or other entity, (i) with respect to any alleged material violation of any law, ordinance, rule, regulation or order of any governmental entity in connection with the conduct by the Company or its Subsidiaries of their respective businesses and relating to a Hazardous Substance (as hereinafter defined) or (ii) with respect to any alleged failure by the Company or any of it Subsidiaries to have any permit, certificate, license, approval, registration or authorization required in connection with the conduct of the business of the Company or its Subsidiaries relating to a Hazardous Substance or (iii) with respect to any generation, treatment, storage, recycling, transportation, disposal or release (including a release as defined in 42 USC Section 9601) ("Release") by the Company or any of its Subsidiaries of any toxic, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons ("Hazardous Substance") used in connection with the business of the Company or its Subsidiaries.

    (b)(i)Neither the Company nor any of its Subsidiaries has, other than as a generator, handled any Hazardous Substance, on any property now or previously owned or leased by the Company or any of its Subsidiaries; (ii) no asbestos is present at any property now or previously owned or leased by the Company or any of its Subsidiaries; (iii) there are no underground storage tanks currently in use or, to the knowledge of the Company, abandoned by the Company or any of its Subsidiaries, at any property now or previously owned or leased by the Company or any of its Subsidiaries which have been used to store or have contained a Hazardous Substance, (iv) there has been no Release of a Hazardous Substance with respect to which the Company or any of its Subsidiaries may reasonably be required to perform investigation or remediation, other than routine spills and leaks which are addressed in the ordinary course of business, at, on or under any property now or previously owned or leased by the Company or any of its Subsidiaries and
(v) no Hazardous Substance is present in a reportable or threshold planning quantity, where such a quantity has been established by statute, ordinance, rule, regulation or order, at, on or under any property now or previously owned by the Company or any of its Subsidiaries; PROVIDED, that with respect to any property previously owned or leased by the Company or any of its Subsidiaries, the representations and warranties contained in this Section 3.21(b) shall apply only to the extent that the Company or any of its Subsidiaries would be responsible or liable, by contract or by law existing as of the date hereof, for the environmental condition of any such property.

    (c) To the knowledge of the Company, neither the Company nor any of its Subsidiaries has transported or arranged for the transportation (directly or indirectly) of any Hazardous Substance to any location which is listed or proposed for listing on the nationwide priorities list established under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA") or on any similar state list.

    (d) To the knowledge of the Company, no oral or written notification of a Release of a Hazardous Substance has been filed by or on behalf of the Company or any of its Subsidiaries, and no property now or previously owned or leased by the Company or any of its Subsidiaries is listed, or to the knowledge of the Company, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA.

    (e) There are no environmental Liens on any asset of the Company or any of its Subsidiaries and no government actions have been taken or, to the knowledge of the Company, are in process which could subject any of such assets to such Liens.

    (f) Except to the extent set forth on Schedule 3.21(f) of the Company Disclosure Schedule, there have been no material environmental investigations, studies, audits, tests, reviews or other analyses conducted by or which are in the possession of the Company in relation to any property or facility now or previously owned or leased by the Company or any of its Subsidiaries. The parties acknowledge and agree that the delivery of any such environmental investigation, study, audit, test, review or analysis shall not relieve the Company or the Shareholders of their obligations hereunder with respect to the representations and warranties of the Company pursuant to this Section 3.21.

    (g) Anything in this Agreement to the contrary notwithstanding, Section 3.21 shall constitute the exclusive representation of the Company with respect to environmental matters.

    SECTION 3.22.  INTERCOMPANY ARRANGEMENTS.  Except as set forth on Schedule
3.22 of the Company Disclosure Schedule, neither the Company nor any Subsidiary owns any note, bond, debenture or other indebtedness, or is otherwise a creditor, of a Stockholder or any Affiliate of the Company. Except as set forth in Schedule 3.22 of the Company Disclosure Schedule, since the Balance Sheet Date there has not been any payment by the Company or any Subsidiary to any Stockholder or any Affiliate of the Company, charge by any Stockholder or any of Affiliate of the Company to the Company or any Subsidiary or other transaction between the Company or any Subsidiary and any Stockholder or any Affiliate of the Company.

    SECTION 3.23. SATISFACTION OF CERTAIN CONDITIONS. As of the date hereof, the Company knows of no reason why the opinion referred to in Section 8.03(h) hereof cannot be given at the time provided in such sections.

    SECTION 3.24. REPRESENTATIONS. The representations and warranties of the Company contained in this Agreement, disregarding (other than with respect to Section 3.10(a)(i) hereof) all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect, are true and correct with only such exceptions as would not in the aggregate reasonably be expected to have a Company Material Adverse Effect.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                        OF AIRNET AND MERGER SUBSIDIARY

    AirNet and Merger Subsidiary, jointly and severally, represent and warrant to the Company and the Stockholders that:

    SECTION 4.01. CORPORATE EXISTENCE AND POWER. Each of AirNet and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Ohio, and has all requisite corporate powers and all material governmental licenses, authorizations, consents and approvals required to own, lease and operate its properties and to carry on its business as now conducted. Each of AirNet and Merger Subsidiary is duly qualified or licensed to do business as a foreign corporation, and is in good standing, in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification or licensing necessary. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement.

    SECTION 4.02. ORGANIZATIONAL DOCUMENTS. AirNet has heretofore delivered to the Company true and complete copies of the articles of incorporation and code of regulations of AirNet and Merger Subsidiary, in each case as currently in effect. Neither AirNet nor Merger Subsidiary is in violation of any provision of its articles of incorporation or code of regulations.

    SECTION 4.03. CORPORATE AUTHORIZATION. The execution, delivery and performance by AirNet and Merger Subsidiary of this Agreement and the consummation by AirNet and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of each of AirNet and Merger Subsidiary and have been duly authorized, including, but not limited to, for purposes of Chapter 1704 of Ohio Law, by all necessary corporate action (other than the required approval by AirNet's shareholders of the matters set forth in Sections 8.01(b) (the "AirNet Shareholder Consent")). This Agreement constitutes a valid and binding agreement of AirNet and Merger Subsidiary.

    SECTION 4.04. GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by AirNet and Merger Subsidiary of this Agreement and the consummation by AirNet and Merger Subsidiary of the transactions contemplated by the Agreement require no consent, approval, authorization or permit of, or filing with or notification to any governmental or regulatory authority, except for (i) the filing of a certificate of merger and/or other appropriate merger documents in accordance with New York Law and Ohio Law, (ii) compliance with any applicable requirements of the HSR Act; (iii) compliance with any applicable requirements of the Securities Act, state securities or "blue sky" laws and state takeover laws; and (iv) compliance with any applicable requirements of the Exchange Act.

    SECTION 4.05. NON-CONTRAVENTION. The execution, delivery and performance by AirNet and Merger Subsidiary of this Agreement and the consummation by AirNet and Merger Subsidiary of the transactions contemplated hereby, assuming receipt of the AirNet Shareholder Consent, do not and will not (i) contravene or conflict with the articles of incorporation or code of regulations of AirNet or Merger Subsidiary; (ii) assuming compliance with the matters referred to in
Section 4.04, contravene or conflict with or constitute a violation of any provision of law, rule, regulation, judgment, injunction, order or decree binding upon AirNet, any Subsidiary of AirNet or Merger Subsidiary; (iii) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of AirNet, any Subsidiary of AirNet or Merger Subsidiary or to a loss of any benefit to which AirNet, any Subsidiary of AirNet or Merger Subsidiary is entitled under any material agreement, contract or other instrument binding upon AirNet, any Subsidiary of AirNet or Merger Subsidiary; or (iv) result in the creation or imposition of any Lien on any asset of AirNet, any Subsidiary of AirNet or Merger Subsidiary. "Subsidiary," with respect to AirNet, means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by AirNet.

    SECTION 4.06. CAPITALIZATION. (a) As of the date hereof, the authorized capital stock of AirNet consists of 40,000,000 AirNet Common Shares and 10,000,000 preferred shares, $.01 par value (the "AirNet Preferred Shares"). As of December 31, 1997, there were outstanding 12,489,830 AirNet Common Shares, 263,570 AirNet Common Shares held in treasury, employee stock options to purchase an aggregate of 651,095 AirNet Common Shares (of which options to purchase an aggregate of 587,145 shares were exercisable) and no AirNet Preferred Shares outstanding. All of the outstanding AirNet Common Shares have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section and except for changes since December 31, 1997, resulting from the exercise of employee stock options outstanding on such date, there are outstanding: (i) no shares of capital stock or other voting securities of AirNet, (ii) no securities of AirNet convertible into or exchangeable for shares of capital stock or voting securities of AirNet, and
(iii) no options or other rights to acquire from AirNet, and no obligation of AirNet to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of AirNet (the items in clauses (i), (ii) and (iii) being referred to collectively as the "AirNet Securities"). There are no outstanding obligations of AirNet or any of its Subsidiaries to repurchase, redeem or otherwise acquire any AirNet Securities or, except as contemplated hereby, to register any AirNet Securities for sale pursuant to the Securities Act.

    (b) The authorized capital stock of Merger Subsidiary consists of 100 common shares, without par value. As of the date hereof, there are outstanding 100 common shares. All of the outstanding common shares of Merger Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section, there are outstanding (i) no shares of capital stock or other voting securities of Merger Subsidiary, (ii) no securities of Merger Subsidiary convertible into or exchangeable for shares of capital stock or voting securities of Merger Subsidiary, and (iii) no options or other rights to acquire from Merger Subsidiary, and no obligation of Merger Subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Subsidiary.

    (c) The Merger Consideration, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

    SECTION 4.07. SEC FILINGS; AIRNET DISCLOSURE DOCUMENTS; FINANCIAL STATEMENTS. (a) AirNet has filed all forms, reports and documents required to be filed by it with the SEC since May 31, 1996, and has heretofore made available to the Company and the Stockholders, in the form filed with the SEC (excluding any exhibits thereto, unless otherwise specifically requested by the Company or the Stockholders), (i) its Annual Report on Form 10-K for the fiscal year ended September 30, 1996; (ii) its Annual Report on Form 10-K for the twelve months ended December 31, 1997 (the "AirNet 1997 Form 10-K"); (iii) its Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 1996, and March 31, June 30 and September 30, 1997; (iv) all proxy statements relating to meetings of AirNet's shareholders (whether annual or special) held since May 31, 1996; and (v) all other reports, statements, schedules and registration statements filed with the SEC since May 31, 1996 (the forms, reports and other documents referred to in clauses (i) through (v), together with the Registration Statement and AirNet Proxy Statement, being referred to herein, collectively, as the "AirNet Disclosure Documents"). The AirNet Disclosure Documents and any other forms, reports or other documents filed by AirNet with the SEC after the date of this Agreement but prior to the Effective Time, (x) were prepared, or will be prepared, in accordance with the Securities Act or the Exchange Act, as the case may be, and complied, or will comply, in all material respects with the rules and regulations thereunder and (y) did not at the time they were filed, or will not at the time they are filed, with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; PROVIDED, HOWEVER, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished to AirNet by the Company or any Stockholder.

    (b) Each of the consolidated financial statements (including any notes thereto) contained in the AirNet 1997 Form 10-K was prepared in accordance with generally accepted accounting principles and fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of AirNet and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein.

    SECTION 4.08. INFORMATION SUPPLIED. The information supplied or to be supplied by AirNet for inclusion or incorporation by reference in the Company Proxy Statement or any amendment or supplement thereto will not, at the time the Company Proxy Statement is first mailed to the Stockholders and at the time such Stockholders vote on the approval and adoption of this Agreement, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

    SECTION 4.09. POOLING; TAX TREATMENT. (a) AirNet intends that the Merger be accounted for under the "pooling of interests" method under the requirements of Opinion No. 16 (Business Combinations) of the Accounting Principles Board of the American Institute of Certified Public Accountants (APB No. 16), as amended by Statements of the Financial Accounting Standards Board, and the related interpretations of the American Institute of Certified Public Accountants, the Financial Accounting Standards Board, and the rules and regulations of the SEC.

    (b) Neither AirNet nor any of its Subsidiaries has knowingly taken or agreed to take any action that would prevent the Merger from qualifying (i) for "pooling of interests" accounting treatment as described in (a) above or (ii) as a reorganization within the meaning of Section 368(a) of the Code; PROVIDED, that in connection with the foregoing, AirNet has rescinded its 1997 Stock Repurchase Program prior to the date hereof.

    SECTION 4.10. FINDERS' FEES. No investment banker, broker, finder or other intermediary (other than SBC Warburg Dillon Read Inc. ("SBCWDR")) has been retained by, or authorized to act on behalf of, AirNet and entitled to any fee or commission in connection with the Merger or the transactions contemplated by this Agreement.

    SECTION 4.11. COMPLIANCE WITH LAWS. To the knowledge of AirNet, except to the extent disclosed in the AirNet 1997 Form 10-K, AirNet and each of its Subsidiaries and Affiliates is in compliance with the applicable provisions of all laws, rules, statutes, ordinances or regulations that are applicable to AirNet or such Subsidiary or Affiliate. Neither AirNet nor any Subsidiary or Affiliate of the Company has received any written communication since December 31, 1992, from a governmental body, agency, official or authority that alleges that the Company or any Subsidiary or Affiliate of the Company is not in compliance with any law, statute, ordinance or regulation.

    SECTION 4.12. ENVIRONMENTAL COMPLIANCE. To the knowledge of AirNet, except to the extent disclosed in the AirNet 1997 Form 10-K:

    (a) No written notice, notification, demand, request for information, citation, summons, complaint or order has been issued or filed, no penalty has been assessed and no investigation or review is pending or threatened by any governmental or other entity, (i) with respect to any alleged material violation of any law, ordinance, rule, regulation or order of any governmental entity in connection with the conduct by AirNet or its Subsidiaries of their respective businesses and relating to a Hazardous Substance or (ii) with respect to any alleged failure by AirNet or any of it Subsidiaries to have any permit, certificate, license, approval, registration or authorization required in connection with the conduct of the business of AirNet or its Subsidiaries relating to a Hazardous Substance or (iii) with respect to any generation, treatment, storage, recycling, transportation, disposal or Release by AirNet or any of its Subsidiaries of any Hazardous Substance used in connection with the business of AirNet or its Subsidiaries.

    (b) (i)Neither AirNet nor any of its Subsidiaries has, other than as a generator, handled any Hazardous Substance, on any property now or previously owned or leased by AirNet or any of its Subsidiaries; (ii) no asbestos is present at any property now or previously owned or leased by AirNet or any of its Subsidiaries; (iii) there are no underground storage tanks currently in use or abandoned by AirNet or any of its Subsidiaries, at any property now or previously owned or leased by AirNet or any of its Subsidiaries which have been used to store or have contained a Hazardous Substance, (iv) there has been no Release of a Hazardous Substance with respect to which AirNet or any of its Subsidiaries may reasonably be required to perform investigation or remediation, other than routine spills and leaks which are addressed in the ordinary course of business, at, on or under any property now or previously owned or leased by AirNet or any of its Subsidiaries and (v) no Hazardous Substance is present in a reportable or threshold planning quantity, where such a quantity has been established by statute, ordinance, rule, regulation or order, at, on or under any property now or previously owned by AirNet or any of its Subsidiaries; PROVIDED, that with respect to any property previously owned or leased by AirNet or any of its Subsidiaries, the representations and warranties contained in this
Section 4.12(b) shall apply only to the extent that AirNet or any of its Subsidiaries would be responsible or liable, by contract or by law existing as of the date hereof, for the environmental condition of any such property.

    (c) Neither AirNet nor any of its Subsidiaries has transported or arranged for the transportation (directly or indirectly) of any Hazardous Substance to any location which is listed or proposed for listing on the nationwide priorities list established under CERCLA or on any similar state list.

    (d) No oral or written notification of a Release of a Hazardous Substance has been filed by or on behalf of the Company or any of its Subsidiaries, and no property now or previously owned or leased by AirNet or any of its Subsidiaries is listed, or proposed for listing, on the National Priorities List promulgated pursuant to CERCLA.

    (e) There are no environmental Liens on any asset of AirNet or any of its Subsidiaries and no government actions have been taken or are in process which could subject any of such assets to such Liens.

    (f) Except to the extent previously provided to the Company, there have been no material environmental investigations, studies, audits, tests, reviews or other analyses conducted by or which are in the possession of AirNet in relation to any property or facility now or previously owned or leased by AirNet or any of its Subsidiaries.

    (g) Anything in this Agreement to the contrary notwithstanding, Section 4.12 shall constitute the exclusive representation of AirNet with respect to environmental matters.

    SECTION 4.13. TRADEMARKS, PATENTS AND COPYRIGHTS. To the knowledge of AirNet, except to the extent disclosed in the AirNet 1997 Form 10-K:

    (a) AirNet has previously provided the Company a true and complete list, as of the date hereof, of (i) all Intellectual Property Rights of AirNet and its Subsidiaries (the "AirNet Intellectual Property Rights") and (ii) all licenses, commitments and other agreements to which AirNet or any Subsidiary of AirNet is a party providing for the license of any AirNet Intellectual Property Rights to or from any other Person.

    (b) AirNet and its Subsidiaries own or possess adequate licenses or other rights to use all of their respective AirNet Intellectual Property Rights; there are no AirNet Intellectual Property Rights necessary for use in connection with the business of AirNet or its Subsidiaries as currently conducted which are not owned or possessed by AirNet or its Subsidiaries; and AirNet is not aware of any assertion or claim challenging the validity of any of the AirNet Intellectual Property Rights; and the conduct of the business of AirNet or its Subsidiaries as currently conducted or as heretofore conducted by AirNet or any of the Subsidiaries of AirNet does not conflict in any material way with any patent, patent right, license, trademark, trademark right, trade name, trade name right, service mark or copyright of any third party.

There are no material infringements of any proprietary rights owned by or licensed by or to AirNet or any of the Subsidiaries of AirNet.

    SECTION 4.14. ABSENCE OF CERTAIN CHANGES. Except (i) as disclosed in the AirNet 1997 Form 10-K and (ii) as disclosed in any publicly available reports filed by AirNet with the SEC pursuant to the provisions of applicable securities laws since the filing of the AirNet Form 10-K and furnished or made available to the Company on or before the date hereof, there has been no event, occurrence or development which has had, or reasonably could be expected to have, when aggregated with all positive developments, a material adverse effect on AirNet and its Subsidiaries, taken as a whole (an "AirNet Material Adverse Effect").

    SECTION 4.15. SATISFACTION OF CERTAIN CONDITIONS. As of the date hereof, AirNet knows of no reason why the opinions referred to in Section 8.02(h) hereof and in Section 8.02(i) hereof cannot be given at the time provided in such sections.

    SECTION 4.16. REPRESENTATIONS. The representations and warranties of AirNet contained in this Agreement, disregarding (other than with respect to Section 4.14 hereof) all qualifications and exceptions contained therein relating to materiality or AirNet Material Adverse Effect, are true and correct with only such exceptions as would not in the aggregate reasonably be expected to have an AirNet Material Adverse Effect.

                                   ARTICLE V
                            COVENANTS OF THE COMPANY

    The Company and, solely to the extent set forth in Sections 5.03 and 5.05, each Stockholder, severally and not jointly, agrees that:

    SECTION 5.01. CONDUCT OF THE BUSINESS OF THE COMPANY. From the date hereof until the Effective Time unless AirNet shall otherwise have consented in writing, which consent shall not be unreasonably withheld or delayed, the Company shall, and shall cause its Subsidiaries to, conduct their business in the ordinary course consistent with past practice and shall use their reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, except as contemplated or required by this Agreement or set forth on Schedule 5.01 of the Company Disclosure Schedule, the Company shall not, and shall cause its Subsidiaries not to, directly or indirectly, do, or agree to do, any of the following without the prior written consent of AirNet, which shall not be unreasonably delayed or withheld:

        (a) adopt or propose any change in its certificate of incorporation or bylaws or equivalent organizational documents;

        (b) merge or consolidate with any other Person or acquire the business or assets of any other Person for a purchase price in excess of $100,000;

        (c) lease, license or otherwise dispose of any assets or property (excluding inventory, cash and cash equivalents) in excess of $25,000 except
    (i) pursuant to existing contracts or commitments or (ii) in the ordinary course consistent with past practice in an aggregate amount not to exceed $100,000;

        (d) except to the extent contemplated by this Agreement, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of their capital stock;

        (e) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of their capital stock;

        (f) increase the compensation payable or to become payable to the Company's or any of its Subsidiaries' executive officers, directors or employees, except for increases in the ordinary course of business consistent with past practice, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director or executive officer, or establish, adopt, enter into or amend in any material respect or take action to accelerate any rights or benefits under any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, executive officer or employee;

        (g) pay compensation to Robert Mitzman, Karl Daigle, Glenn Smoak and Dominique Brown in excess of an annualized rate of $720,000 in the aggregate;

        (h) create or assume any Lien on any asset having a value in excess of $25,000 other than in the ordinary course consistent with past practices;

        (i) issue, deliver or sell, or authorize or propose to issue, deliver or sell, any Company Securities, any Company Subsidiary Securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any Company Securities or Company Subsidiary Securities other than pursuant to the exercise of a Company Stock Option;

        (j) incur or assume any indebtedness in excess of $25,000 from any third party for borrowed money or guarantee any such indebtedness (other than the endorsement of checks in the ordinary course of business);

        (k) make any loans, advances or capital contributions to, or investments in, any other Person except for (i) loans, advances or capital contributions to or investments in Subsidiaries of the Company, (ii) loans or advances to employees in the ordinary course of business consistent with past practice and in an aggregate amount not to exceed $25,000, (iii) loans to Stockholders to the extent permitted by Section 5.05(d) or (iv) investments in securities consistent with past practices;

        (l) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any Subsidiary of the Company, or any plan of division or share exchange involving the Company or any of its Subsidiaries;

        (m) change any method of accounting or any accounting principle or practice used by the Company or any Subsidiary of the Company, except for any such change required by reason of a change in generally accepted accounting principles or Regulation S-X;

        (n) terminate the Company's status as an S corporation within the meaning of Section 1361(a)(1) of the Code at any time prior to the Effective Time;

        (o) legally bind the Company or any Subsidiary to do any of the foregoing; or

        (p) take or agree or commit to take any action to willfully make any representation and warranty of the Company hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time.

    SECTION 5.02. ACCESS TO INFORMATION; CONFIDENTIALITY. (a) From the date hereof until the Effective Time, the Company shall afford AirNet, its officers, directors, employees, counsel, financial advisors, auditors and other authorized representatives (the "AirNet Representatives") reasonable access to the offices, properties, books and records of the Company and its Subsidiaries, will furnish to AirNet and the AirNet Representatives such financial and operating data and other information as such Persons may reasonably request and will instruct the Company's and its Subsidiaries' employees, counsel and financial advisors to cooperate with AirNet in its investigation of the business of the Company; PROVIDED that no investigation pursuant to this Section shall affect any representation or warranty given by the Company and the Stockholders to AirNet and Merger Subsidiary hereunder.

    (b) All information obtained by AirNet pursuant to this Section shall be kept confidential in accordance with the confidentiality agreement dated as of December 24, 1997, between AirNet and the Company.

    SECTION 5.03. OTHER OFFERS. From the date hereof until the later of the termination of this Agreement and the Effective Time, none of the Company, any Subsidiary or Affiliate of the Company, the Stockholders or any officer, director, employee or other agent of the Company or any of its Subsidiaries will, directly or indirectly, (i) take any action to solicit, initiate or encourage any inquiries or the making or implementation of any proposal or offer with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, the Company or any Subsidiary of the Company (a "Company Acquisition Proposal"), other than the transactions contemplated by this Agreement, or (ii) engage in negotiations with, or disclose any nonpublic information relating to the Company or any Subsidiary of the Company or afford access to the properties, books or records of the Company or any Subsidiary of the Company to, any Person that the Company believes may be considering making, or has made, a Company Acquisition Proposal. The Company will promptly notify AirNet upon receipt of any Company Acquisition Proposal or any indication that any Person is considering making a Company Acquisition Proposal or any request for nonpublic information relating to the Company or any Subsidiary of the Company or for access to the properties, books or records of the Company or any Subsidiary of the Company by any Person that may be considering making, or has made, a Company Acquisition Proposal and will keep AirNet fully informed of the status and details of any such Company Acquisition Proposal, indication or request.

    SECTION 5.04.  NOTICES OF CERTAIN EVENTS.  The Company shall promptly notify
AirNet:

        (a) of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

        (b) of any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

        (c) upon learning of (x) any representation or warranty contained in this Agreement becoming untrue or inaccurate in any material respect or (y) any covenant, condition or agreement contained in this Agreement failing to be complied with or satisfied in all material respects when such compliance or satisfaction is due;

PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to AirNet.

    SECTION 5.05. STOCKHOLDER ACTIONS. (a) Each Stockholder has voted all shares of voting capital stock of the Company held or controlled by such Stockholder in favor of the approval and adoption of this

Agreement and the Merger and has waived any and all rights now or hereafter available to such Stockholder under New York Law to demand appraisal with respect to any shares of capital stock of the Company in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement.

    (b) From the date of this Agreement until the Effective Time, each Stockholder shall not sell any shares of capital stock of the Company or otherwise transfer any voting rights with respect thereto and shall not, other than as a director of the Company, make, or in any way participate, directly or indirectly, in any "solicitation" of proxies (as such terms are used in the proxy rules under the Exchange Act) or seek to advise or influence any person or entity to vote against approval and adoption of this Agreement, the Merger or the other transactions contemplated by this Agreement.

    (c) Following the Effective Time, each Stockholder agrees not to make any sale, transfer or other disposition of any AirNet Common Shares unless (i) such sale, transfer or other disposition has been registered under the Securities Act, (ii) such sale, transfer or other disposition is made in conformity with the provisions of Section 4(1) of or Rules 144 or 145 under the Securities Act (as such rule may be amended from time to time), or (iii) in the opinion of counsel in form and substance reasonably satisfactory to AirNet, or under a "no-action" letter obtained by such Stockholder from the staff of the SEC, such sale, transfer or other disposition will not violate or is otherwise exempt from registration under the Securities Act; PROVIDED, that in no event will such Stockholder sell, transfer or otherwise dispose of any shares of capital stock of the Company or any AirNet Common Shares (whether or not acquired by such Stockholder in the Merger) during the period commencing 30 days prior to the Effective Time and ending at such time as AirNet publishes financial results covering at least 30 days of combined operations of AirNet and the Surviving Corporation after the Merger.

    (d) Each Stockholder who has borrowed money from the Company and/or who borrows money from the Company between the date hereof and the Effective Time (each, a "Stockholder Loan") agrees that such Stockholder Loan shall (i) be reflected in a full recourse note executed by such Stockholder, (ii) bear interest at the minimum prescribed rate under the regulations of the IRS necessary to avoid imputed interest and (iii) be due and payable in full on December 31, 1998; PROVIDED, that if the Effective Time occurs after August 31, 1998 but on or prior to November 30, 1998, such Stockholder Loans shall be due and payable in full on March 31, 1999, and if the Effective Time occurs after November 30, 1998, such Stockholder Loans shall be due and payable in full three months after the Effective Time.

    SECTION 5.06. TERMINATION OF DULLES AIRPORT LEASE. The Company shall negotiate with, and obtain from, Glenn Smoak an amendment to the Lease dated as of September 5, 1997, between a Subsidiary of the Company and Glenn and Rita L. Smoak relating to the property located at 847 Station Street, Herndon, Virginia, and providing for early termination of such lease on terms which are at no cost to AirNet, the Company or their respective Subsidiaries to AirNet (the "Lease Amendment").

                                   ARTICLE VI
                   COVENANTS OF AIRNET AND MERGER SUBSIDIARY

    AirNet and Merger Subsidiary, jointly and severally, and, solely for purposes of Section 6.05(c), Gerald G. Mercer, agree that:

    SECTION 6.01. ACCESS TO INFORMATION; CONFIDENTIALITY. (a) From the date hereof until the Effective Time, AirNet shall afford the Company, its officers, directors, employees, counsel, financial advisors, auditors and other authorized representatives (the "Company Representatives") reasonable access to the offices, properties, books and records of AirNet, its Subsidiaries and Merger Subsidiary, will furnish to the Company and the Company Representatives such financial and operating data and other information as such Persons may reasonably request and will instruct AirNet's and its Subsidiaries' employees, counsel and financial advisors to cooperate with the Company in its investigation of the business of AirNet and its

Subsidiaries; PROVIDED that no investigation pursuant to this Section shall affect any representation or warranty given by AirNet and Merger Subsidiary to the Company and the Stockholders hereunder.

    (b) All information obtained by the Company pursuant to this Section shall be kept confidential in accordance with the confidentiality agreement dated as of December 24, 1997, between AirNet and the Company.

    SECTION 6.02. OBLIGATIONS OF MERGER SUBSIDIARY. AirNet will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

    SECTION 6.03. OTHER OFFERS. From the date hereof until the later of the termination of this Agreement and the Effective Time, none of AirNet, any Subsidiary of AirNet or Affiliate of AirNet or any officer, director, employee or other agent of AirNet or any of its Subsidiaries will, subject to the fiduciary duties of AirNet's Board of Directors, directly or indirectly, (i) take any action to solicit, initiate or encourage any inquiries or the making or implementation of any proposal or offer with respect to a transaction involving the sale of all or a significant portion of the assets or equity securities of AirNet (an "AirNet Acquisition Proposal"), other than the transactions contemplated by this Agreement, or (ii) engage in negotiations with, or disclose any nonpublic information relating to AirNet or afford access to the properties, books or records of AirNet to, any Person that AirNet believes may be considering making, or has made, an AirNet Acquisition Proposal. AirNet will promptly notify the Company upon receipt of any AirNet Acquisition Proposal or any indication that any Person is considering making an AirNet Acquisition Proposal or any request for nonpublic information relating to AirNet or for access to the properties, books or records of AirNet by any Person that may be considering making, or has made, an AirNet Acquisition Proposal and will keep the Company fully informed of the status and details of any such AirNet Acquisition Proposal, indication or request.

    SECTION 6.04.  NOTICES OF CERTAIN EVENTS.  AirNet shall promptly notify the
Company:

        (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

        (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

        (c) upon learning of (x) any representation or warranty contained in this Agreement becoming untrue or inaccurate in any material respect or (y) any covenant, condition or agreement contained in this Agreement failing to be complied with or satisfied in all material respects when such compliance or satisfaction is due; and

        (d) any failure of AirNet, any Subsidiary of AirNet or Merger Subsidiary to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;

PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the Company.

    SECTION 6.05.  REGISTRATION STATEMENT; STOCKHOLDER MEETING; PROXY
MATERIAL. (a) As promptly as practicable after the execution of this Agreement, AirNet shall prepare and file a registration statement on Form S-4 covering the AirNet Common Shares and the Adjusted Options to be issued to the Stockholders in the Merger (the "Registration Statement"), which will include a proxy statement for a meeting of the AirNet shareholders (the "AirNet Proxy Statement"). The Company will cooperate with AirNet in preparing and filing the Registration Statement.

    (b) As promptly as practicable after the Registration Statement becomes effective under all applicable securities laws, AirNet shall cause a meeting of its shareholders (the "AirNet Shareholder Meeting") to be duly called and held for the purpose of soliciting the AirNet Shareholder Consent, including, but not limited to, for purposes of Section 1701.831 of the Ohio Law. The AirNet Proxy Statement shall include the unanimous recommendation of the Board of Directors of AirNet in favor of the approval and adoption of this Agreement and the Merger and the transactions contemplated hereby. AirNet will (i) mail to its shareholders the AirNet Proxy Statement and all other proxy materials for such meeting, (ii) will use its reasonable efforts to obtain the necessary approvals by its shareholders and (iii) will otherwise comply with all legal requirements applicable to such meeting.

    (c) Gerald G. Mercer agrees to vote all shares of voting capital stock of AirNet then held or controlled by him at the AirNet Stockholder Meeting in favor of the approval and adoption of this Agreement and the Merger.

    SECTION 6.06. LISTING OF SHARES. AirNet shall make application to the NYSE or such other exchanges as shall be agreed for the listing of the AirNet Common Shares to be issued in connection with the Merger. AirNet shall use its reasonable efforts to cause such AirNet Common Shares to be listed on NYSE, subject to official notice of issuance.

    SECTION 6.07. DIRECTOR AND OFFICER INDEMNIFICATION. From and after the Effective Time, AirNet will cause the Surviving Corporation to indemnify and hold harmless the present and former officers and directors of the Company in respect of acts or omissions occurring prior to the Effective Time solely in their role as officers or directors to the extent provided under the Company's certificate of incorporation and by-laws, or equivalent organizational documents, in effect on the date hereof; PROVIDED, that such indemnification shall be subject to any limitation imposed from time to time under applicable law, and, PROVIDED, FURTHER, that such indemnification shall not apply to claims made by or on behalf of any stockholder or former stockholder of the Company.

    SECTION 6.08. BOARD OF DIRECTORS. (a) As soon as practicable after the Effective Time and subject to their fiduciary duties to the AirNet shareholders, the Board of Directors of AirNet shall use its reasonable efforts to cause the shareholders of AirNet to elect Robert Mitzman to the Board of Directors of AirNet. For so long as Robert Mitzman beneficially owns 49% of the issued and outstanding AirNet Common Shares he actually receives, directly or indirectly, as his portion of the Merger Consideration, the Board of Directors of AirNet shall continue to use its reasonable efforts to cause the shareholders of AirNet to elect Mr. Mitzman as a director of AirNet.

    SECTION 6.09. RULES 144 AND 145. With a view to making available to the Stockholders the benefits of Rules 144 and 145 promulgated under the Securities Act, and any other similar rules and regulations of the SEC which may at any time permit the Stockholders to sell or distribute without registration the AirNet Common Shares received as Merger Consideration hereunder, AirNet agrees to file with the SEC in a timely manner all reports and other documents required to be filed by it under the Exchange Act.

    SECTION 6.10. PURCHASE OF AIRPORT FACILITY. AirNet agrees to negotiate in good faith with the Primary Shareholder for the purchase of the Company's facility located at 175-28 148th Avenue, Jamaica, New York for the fair market value thereof, as determined by Cushman & Wakefield. Such purchase shall be made pursuant to a purchase agreement (the "Airport Facility Purchase Agreement") which shall be negotiated in good faith between the Primary Seller and Buyer and shall contain standard indemnifications (including, but not limited to, with respect to environmental matters).

    SECTION 6.11. RELEASE OF GUARANTEES. On or prior to, but effective as of, the Effective Date, AirNet shall assume, and agrees to use its reasonable efforts to obtain the unconditional release and discharge of the Primary Stockholder's obligations to guarantee the obligations of the Company pursuant to, the personal guaranties of the Primary Stockholder set forth on Schedule
3.22 of the Company Disclosure Schedule (the "Personal Guaranties"). To the extent that AirNet is unable to obtain the release of the Primary Stockholder from all liability pursuant to the Personal Guaranties, AirNet shall defend, indemnify and hold harmless the Primary Stockholder with respect to any such liability he may incur pursuant to such Personal Guaranties.

                                  ARTICLE VII
                            COVENANTS OF AIRNET, THE
                          COMPANY AND THE STOCKHOLDERS

    The parties hereto agree that:

    SECTION 7.01. REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement, each party will use its reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement as promptly as possible.

    SECTION 7.02. CERTAIN FILINGS. The Company and AirNet shall cooperate with one another (a) in connection with the preparation of the Registration Statement and the AirNet Proxy Statement (including, but not limited to, the preparation of any financial statements or pro forma financial statements required to be included therein), and (b) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any contracts, in connection with the consummation of the transactions contemplated by this Agreement and (c) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Registration Statement or the AirNet Proxy Statement and seeking to timely obtain any such actions, consents, approvals or waivers. AirNet and the Company will each use its reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after the Registration Statement is filed with the SEC.

    SECTION 7.03. PUBLIC ANNOUNCEMENTS. AirNet and the Company will consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or any transaction contemplated herein and, except as may be required by applicable law, the rules and regulations of the SEC or any listing agreement with any national securities exchange, AirNet will not issue any such press release or make any such public statement prior to such consultation, and the Company will not issue any such press release or make any such public statement without the prior written consent of AirNet, which shall not be unreasonably withheld or delayed.

    SECTION 7.04. FURTHER ASSURANCES. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

    SECTION 7.05. TAX MATTERS. (a) The Stockholders shall be solely responsible for preparing all Tax Returns with respect to the income, business, assets, operations, activities, status or other matters of the Company or any of its Subsidiaries for all taxable periods ending at or before the Effective Time. The Stockholders shall submit a copy of such Tax Returns to AirNet for its review and approval (which shall not be unreasonably withheld or delayed) at least 15 days prior to their due date. Upon such approval, AirNet and the Stockholders shall cause such Tax Returns to be filed on a timely basis. The Stockholders shall be solely responsible for and shall pay on a timely basis all Taxes due thereon, except to the extent that such Taxes payable by the Company or any of its Subsidiaries are reflected as reserves on the Balance Sheet. Without limiting the generality of the foregoing, the Stockholders shall be solely responsible for and shall pay on a timely basis all applicable Taxes arising from consummation of the transactions contemplated by this Agreement.

    (b) AirNet shall be solely responsible for preparing and filing on a timely basis all Tax Returns with respect to the income, business, assets, operations, activities, status or other matters of the Company or any of its Subsidiaries for all taxable periods beginning after the Effective Time. AirNet shall be solely responsible for and shall pay on a timely basis all Taxes due thereon.

    (c) The Stockholders and AirNet shall jointly prepare all Tax Returns with respect to the income, business, assets, operations, activities, status or other matters of the Company or any of its Subsidiaries for all taxable periods beginning before and ending after the Effective Time ("Straddle Periods"). The Stockholders and AirNet shall allocate any liability for Taxes relating to Straddle Periods on the basis of an interim closing of the books as of the Effective Time; PROVIDED, HOWEVER, that the Stockholders shall not be responsible for such Taxes payable by the Company or any Subsidiary to the extent that such Taxes are reflected as reserves on the Balance Sheet.

    (d) The Stockholders and AirNet agree to furnish to each other, upon written request, as promptly as practicable, such information and reasonable assistance relating to the Company or any of its Subsidiaries as is necessary for the filing of any Tax Return required to be filed after the Effective Time. The Stockholders and AirNet also agree to cooperate with each other in the conduct of any audit or other proceeding involving one or more of the Company, any of its Subsidiaries or any successor corporation. In any such case, each party shall use its reasonable efforts to cause its financial advisors, auditors and other authorized representatives to cooperate therewith.

    (e) Notwithstanding anything herein to the contrary, the parties agree that immediately prior to the Effective Time, the Company shall distribute to the Stockholders an amount equal to the Preliminary S Corporation Tax Distribution (as defined below). No later than five days prior to the Effective Time, the Company shall deliver to AirNet a certificate specifying a good faith estimate of the Stockholders' aggregate liability for Taxes attributable to the estimated taxable income of the Company and its Subsidiaries for the period commencing on January 1, 1998 and ending at the Effective Time (the "Preliminary S Corporation Tax Distribution"). As soon as practicable after the Effective Time, but in no event less than five days prior to the due date (without extensions) of the Stockholders' Tax Returns in respect of the period described in the previous sentence, AirNet and the Stockholders shall agree on the Stockholders' aggregate liability for Taxes attributable to the taxable income of the Company and its Subsidiaries for such period (the "Final S Corporation Tax Distribution"). In calculating the Final S Corporation Tax Distribution, AirNet and the Stockholders shall take into account any previously suspended losses of the Stockholders (relative to their interest in the Company and its Subsidiaries) that are available to reduce the Stockholders' liability for Taxes. The Company shall pay to the Stockholders, or the Stockholders shall pay to the Company, as appropriate, any difference between the Preliminary S Corporation Tax Distribution and the Final S Corporation Tax Distribution. In the event that the Final S Corporation Tax Distribution would change as a result of a redetermination by a taxing authority, or otherwise, AirNet, the Company and the Stockholders shall make appropriate adjustments to the Final S Corporation Tax Distribution in a prompt and reasonable manner.

    SECTION 7.06. TAX TREATMENT. None of the Stockholders, the Company, AirNet or Merger Subsidiary has taken, or will take, any action or omit to take any action which causes the Merger to fail to qualify as a reorganization under
Section 368(a) of the Code or which otherwise jeopardizes the status of the Merger as a tax-free reorganization within the meaning of Section 368(a) of the Code.

    SECTION 7.07. EMPLOYEE BENEFITS. (a) At the Effective Time, each of the Employee Plans (except any Employee Plan which is subject to the provisions of Section 401(k) of the Code) and Benefit Arrangements of the Company shall remain in effect and shall be assumed by the Surviving Corporation. Any Employee Plan which is subject to the provisions of Section 401(k) of the Code (a "Company 401(k) Plan") shall be terminated by the Company prior to the Effective Time. With respect to each of the

Employee Plans and Benefit Arrangements of the Company other than a Company 401(k) Plan, AirNet agrees that, by no later than three years after the Effective Time, AirNet shall terminate such Employee Plans and Benefit Arrangements of the Company and shall, in lieu thereof, provide, or shall cause the Surviving Corporation to provide, employees of the Surviving Corporation, with the same or substantially similar employee benefit plans and programs, including but not limited to employee benefit plans, within the meaning of
Section 3(3) of ERISA, as those provided to employees of AirNet with comparable status and seniority as of the time of such termination.

    (b) Notwithstanding the foregoing, as soon as practicable after the Effective Time, AirNet shall, or shall cause the Surviving Corporation to, establish or designate, and maintain, a defined contribution plan (the "AirNet 401(k) Plan") to provide benefits to the employees of the Surviving Corporation who are participants in a Company 401(k) Plan as of the date of its termination in accordance with Section7.07(a) ("401(k) Plan Participants"). The AirNet 401(k) Plan shall be qualified under Section401(a) and 401(k) of the Code and shall provide the 401(k) Plan Participants full credit for service with the Company, its Subsidiaries and their Affiliates for purposes of eligibility to participate and vesting. The AirNet 401(k) Plan shall also accept rollover contributions and rollovers of any outstanding account loan balances of the 401(k) Plan Participants from a Company 401(k) Plan.

    SECTION 7.08. POSTAL OFFICE LITIGATION. The parties hereto agree to cooperate in good faith to resolve the specific contingency set forth as item number one on Schedule 1.04 within six months after the Effective Time in the manner most advantageous to the Surviving Corporation and AirNet, including, but not limited to, the recovery of attorneys' fees by the Surviving Corporation in connection with the litigation by the United States Postal Service against the Company.

                                  ARTICLE VIII
                            CONDITIONS TO THE MERGER

    SECTION 8.01. CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The respective obligations of the Company, the Stockholders, AirNet and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by this Agreement and by applicable law:

        (a) this Agreement and the Merger and the transactions contemplated thereby shall have been approved by the Stockholders in accordance with New York Law;

        (b) this Agreement and the Merger and the transactions contemplated thereby, including the issuance of the AirNet Common Shares to the Stockholders, shall have been approved by the shareholders of AirNet in accordance with Ohio Law, including, but not limited to, Section 1701.831 of Ohio Law, and the rules and regulations of the NYSE;

        (c) the applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated;

        (d) the Registration Statement shall have been declared effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC;

        (e) the AirNet Common Shares to be issued to the Stockholders in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance;

        (f) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger; and

        (g) other than the filing of certificates of merger and/or other merger documents in accordance with New York Law and Ohio Law, all authorizations, consents, waivers, orders or approvals required to be obtained, and all filings, notices or declarations required to be made, by the Company, AirNet and Merger Subsidiary prior to the consummation of the Merger shall have been obtained from, and made with, all required governmental or regulatory authorities except for such authorizations, consents, waivers, orders, approvals, filings, notices or declarations the failure of which to obtain or make would not, at or after the Effective Time, individually or in the aggregate, have a Company Material Adverse Effect or an AirNet Material Adverse Effect.

    SECTION 8.02. CONDITIONS TO THE OBLIGATIONS OF AIRNET AND MERGER SUBSIDIARY. The obligations of AirNet and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions, any or all of which may be waived, in whole or in part, to the extent permitted by this Agreement and by applicable law:

        (a) the Company and the Stockholders shall have performed in all material respects their respective agreements and covenants required by this Agreement to be performed by them at or prior to the Effective Time; the representations and warranties of the Company and the Stockholders contained in this Agreement and in any certificate or other writing delivered under
    Article VIII hereof by the Company or Stockholder pursuant hereto, disregarding (other than with respect to Section 3.10(a)(i) and (vii) hereof) any qualifications contained therein regarding materiality or Company Material Adverse Effect, shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time, and AirNet shall have received a certificate signed by the Chief Executive Officer and principal financial officer of the Company to the foregoing effect;

        (b) since the Balance Sheet Date, there shall have been no change, occurrence or circumstance in the business, results of operations or condition (financial or otherwise) of the Company having or reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, and AirNet shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of the Company to such effect;

        (c) the Company's income from operations as calculated jointly by AirNet and the Company for the period beginning on January 1, 1998 and ending as of
    (i) the end of the month immediately preceding the Effective Time (if the Effective Time occurs on or after the 26th day of a month) or (ii) the end of the month next preceding the Effective Time (if the Effective Time occurs before the 26th day of a month) shall exceed 85% of the projected income from operations through the end of the relevant month, as set forth on
    Schedule 8.02(c) of the Company Disclosure Schedule; PROVIDED, that the following costs and expenses of the Company shall not be taken into account in determining income from operations at the end of the relevant month as set forth on Schedule 8.02(c): the fees and expenses of DLJ pursuant to the letter agreement set forth on item number 68 on Schedule 3.16(a) of the Company Disclosure Schedule, the legal fees and expenses of Winthrop, Stimson, Putnam & Roberts and the accounting fees and expenses of Ernst & Young (New York), in each case incurred on behalf of the Company in connection with this Agreement and the transactions contemplated hereby;

        (d) no court, arbitrator or governmental body, agency or official shall have issued any order, and there shall not be any statute, rule or regulation, materially restraining or prohibiting the consummation of the Merger or the effective operation of the business of the Company after the Effective Time;

        (e) AirNet shall have received executed Employment Agreements from Robert Mitzman, Dominique Brown and Glenn Smoak, in the forms attached hereto as Annex B-1, Annex B-2 and Annex B-3, respectively, and such agreements shall continue to be in full force and effect as of the Effective Time;

        (f) AirNet shall have received a Lease Amendment executed by Glenn Smoak and Rita L. Smoak and the Subsidiary of the Company party thereto in the form attached hereto as Annex C, and such amendment shall continue to be in full force and effect without subsequent amendment as of the Effective Time;

        (g) AirNet shall have received all documents it may reasonably request relating to the existence of the Company and its Subsidiaries and the authority of the Company to enter into, deliver and perform this Agreement, all in form and substance reasonably satisfactory to AirNet;

        (h) AirNet shall have received a letter, dated as of the Effective Time, from Ernst & Young LLP (Columbus) regarding its concurrence with AirNet's conclusion as to the appropriateness of pooling of interests accounting treatment for the Merger under Accounting Principles Board Opinion No. 16;

        (i) AirNet shall have received a fairness opinion of its financial advisor, SBCWDR, in form and substance reasonably satisfactory to AirNet, and dated as of the Effective Time, to the effect that the Merger is fair from a financial point of view to the Company as of such date;

        (j) This Agreement shall have been signed by each holder of outstanding shares of the Company's capital stock as of the Effective Time, either on the signature pages hereof or in a separate joinder agreement in form and substance reasonably satisfactory to AirNet; and

        (k) The following agreements and instruments shall have been terminated or cancelled, as the case may be, and AirNet shall have received evidence of such termination or cancellation in form and substance reasonably satisfactory to AirNet: (i) the Amended and Restated Shareholders' Agreement dated as of September 5, 1997, by and among the Company, Robert J. Mitzman, Dominique Brown, Karl R. Daigle and Glenn Smoak; (ii) the Non-Negotiable 9.0% Convertible Debenture dated as of July 31, 1997 in the principal amount of $822,500 issued to Tomas Miguens from Dominique Brown; (iii) the Non-Negotiable 9.0% Convertible Debenture dated as of July 31, 1997 in the principal amount of $177,500 issued to Tomas Miguens from Karl Daigle; (iv) the Agreement dated as of July 31, 1997 between the Company and Dominique Brown referred to as item 6. on Schedule 3.14(e) of the Company Disclosure Schedule; (v) the Agreement dated as of July 31, 1997 between the Company and Karl Daigle referred to as item 7. on Schedule 3.14(e) of the Company Disclosure Schedule; and (vi) the letter agreement dated as of September 5, 1997 between the Company and Glenn Smoak referred to as item 19. on Schedule 3.14(e) of the Company Disclosure Schedule.

    SECTION 8.03. CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions, any or all of which may be waived, in whole or in part, to the extent permitted by this Agreement and by applicable law:

        (a) AirNet, Merger Subsidiary and Mr. Mercer shall have performed in all material respects their respective agreements and covenants required by this Agreement to be performed by them at or prior to the Effective Time; the representations and warranties of AirNet and Merger Subsidiary contained in this Agreement and in any certificate or other writing delivered by AirNet or Merger Subsidiary pursuant hereto, disregarding (except with respect to Section 4.14) any qualifications contained therein with respect to materiality or AirNet Material Adverse Effect, shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time, and the Company shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of AirNet to the foregoing effect;

        (b) since December 31, 1997, there shall have been no change, occurrence or circumstance in the business, results of operations or condition (financial or otherwise) of AirNet having or reasonably likely to have, individually or in the aggregate, an AirNet Material Adverse Effect, and the Company shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of AirNet to such effect;

        (c) no court, arbitrator or governmental body, agency or official shall have issued any order, and there shall not be any statute, rule or regulation, materially restraining or prohibiting the consummation of the Merger or the effective operation of the business of AirNet after the Effective Time;

        (d) the Stockholders shall have received a Registration Rights Agreement in the form attached hereto as Annex D executed by AirNet;

        (e) the Stockholders shall have received Employment Agreements for Robert Mitzman, Dominique Brown and Glenn Smoak, in the forms attached hereto as Annex B-1, Annex B-2 and Annex B-3, respectively, executed by AirNet, and such agreements shall continue to be in full force and effect as of the Effective Time;

        (f) the Primary Stockholder shall have received the Airport Facility Purchase Agreement executed by AirNet;

        (g) the Company shall have received all documents it may reasonably request relating to the existence of AirNet and Merger Subsidiary and the authority of AirNet and Merger Subsidiary to enter into, deliver and perform this Agreement, all in form and substance reasonably satisfactory to the Company; and

        (h) the Company shall have received a letter, dated as of the Effective Time, from Ernst & Young LLP (New York) regarding its concurrence with the Company's conclusion as to the appropriateness of pooling of interests accounting treatment for the Merger under Accounting Principles Board Opinion No. 1.

                                   ARTICLE IX

                                  TERMINATION

    SECTION 9.01. TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the Stockholders or the shareholders of AirNet):

        (a) by mutual written consent of the Company and AirNet;

        (b) by the Company or AirNet if the Merger has not been consummated by September 30, 1998; PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to this Section 9.01(b) shall not be available to any party whose willful failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

        (c) by the Company, if the approval of the shareholders of AirNet contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the AirNet Shareholder Meeting or any adjournment;

        (d) by AirNet, if prior to Effective Time, the Directors of the Company shall have withdrawn, modified or changed their approval of this Agreement in a manner which adversely impacts the consummation of the Merger;

        (e) by the Company, if prior to the Effective Time, the Directors of AirNet shall have withdrawn, modified or changed their approval or recommendation of this Agreement in a manner which adversely impacts the consummation of the Merger;

        (f) by AirNet, upon a breach of any representation, warranty, covenant or agreement of the Company or the Stockholders, or if any representation or warranty of the Company shall become untrue, the effect of which is a Company Material Adverse Effect, in either case such that the breach or the condition causing such breach would be incapable of being cured by September 30, 1998 (or as otherwise extended);

        (f) by the Company, upon a breach of any representation, warranty, covenant or agreement of AirNet and Merger Subsidiary, or if any representation or warranty of AirNet and Merger Subsidiary shall become untrue, the effect of which is an AirNet Material Adverse Effect, in either case such that the breach or the condition causing such breach would be incapable of being cured by September 30, 1998 (or as otherwise extended); or

        (g) by the Company or AirNet if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining AirNet or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable.

    SECTION 9.02. EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 9.01, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that the agreements contained in Sections 5.02, 6.01 and 11.03 shall survive the termination hereof; PROVIDED, HOWEVER, that nothing herein shall relieve any party from liability for the willful breach in any material respect of any of its representations, warranties, covenants or agreements set forth in this Agreement.

                                   ARTICLE X

                           SURVIVAL; INDEMNIFICATION

    SECTION 10.01. SURVIVAL. The covenants, agreements, representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered under Article VIII hereof (the "General Contingencies") shall survive the Effective Time through the period ending upon the filing of AirNet's Form 10-K (including the operations of the Company) for the fiscal year ended December 31, 1998. In addition to, and not in limitation of, the foregoing, the specific contingencies set forth on Schedule 1.04 (the "Specific Contingencies") shall survive the Effective Time until the later of
(i) the second anniversary of the Effective Time or (ii) expiration of the applicable statutory period of limitations (giving effect to any waiver, mitigation or extension thereof), unless sooner released by AirNet in writing. Notwithstanding the preceding two sentences, any General Contingencies in respect of which indemnity may be sought under Section 10.02 shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the specific inaccuracy or breach thereof giving rise to such right to indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

    SECTION 10.02. INDEMNIFICATION. (a) Each of the Stockholders hereby, severally but not jointly, indemnifies AirNet and, effective as of the Effective Time, without duplication, the Company and their respective Affiliates (each an "AirNet Indemnitee" against and agree to hold it harmless from any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) (collectively, "Loss") incurred or suffered by any AirNet Indemnitee arising out of the General Contingencies made or to be performed by the Company or the Stockholders pursuant to this Agreement or arising out of the Specific Contingencies; PROVIDED that (i) the Stockholders shall not be liable under this Section 10.02(a) unless the aggregate amount of Losses with respect to all matters referred to in this
Section 10.02(a) (determined without regard to any materiality qualification (other than with respect to Section 3.10(a)(i) and (vii) hereof and the bring-down certificate described in Section 8.02(a) with respect thereto) contained in any representations, warranty or covenant giving rise to the claim for indemnity hereunder) exceeds $200,000 (after which point the Stockholders will be liable under this Section 10.02(a) only for further such Losses); (ii) any claim for Losses under this Section 10.02(a) shall be in an aggregate amount equal to or greater than $25,000; and (iii) at and after the Effective Time, the Stockholders' liability under this Section 10.02(a) shall be limited to the Escrow Shares.

    (b) AirNet and Merger Subsidiary hereby, jointly and severally, indemnify the Stockholders and, prior to the Effective Time, the Company (the Stockholders and the Company being hereinafter referred to as the "Company Indemnitees") against and agrees to hold them harmless from any and all Losses incurred or suffered by the Stockholders arising out of any General Contingencies made or to be performed by AirNet or Merger Subsidiary pursuant to this Agreement, PROVIDED that (i) AirNet shall not be liable under this Section 10.02(b) unless the aggregate amount of the Stockholders' Losses exceeds $1,000,000 (after which point AirNet will be liable under this Section 10.02(b) only for further such Losses); (ii) all Losses shall be payable by AirNet in additional AirNet Common Shares having a fair market value (based on the closing price of the AirNet Common Shares on the New York Stock Exchange) on the date of payment equal to the amount of such Losses; (iii) any claim for Losses under this Section 10.02(b) shall be in an aggregate amount equal to or greater than $25,000; and
(iv) at and after the Effective Time, AirNet's maximum liability under this
Section 10.02(b) shall not exceed 10% of the Merger Consideration.

    SECTION 10.03.  PROCEDURES.  (a) The party seeking indemnification under
Section 10.02 (the "Indemnified Party") agrees to give prompt notice to the party against whom indemnity is sought (the "Indemnifying Party") of the Losses for which indemnity may be sought under such Section. Subject to the rights or duties to any insurer or other third party having liability therefor, the Indemnifying Party shall have the right within 10 days after receipt of such notice to assume the control of the defense, compromise or settlement of any such action, suit or proceeding, including, at its own expense, employment of counsel on behalf of the Indemnified Party (who shall be reasonably satisfactory to the Indemnified Party) and at any time thereafter to exercise on behalf of the Indemnified Party any rights which may reasonably mitigate any of the foregoing; PROVIDED, that if the Indemnifying Party shall have exercised its right to assume such control, the Indemnified Party (i) may, in its sole discretion and at its sole expense, employ counsel to represent it (in addition to counsel employed by the Indemnifying Party) in any such matter, and in such event counsel selected by the Indemnifying Party shall be required to cooperate with such counsel of the Indemnified Party in such defense, compromise or settlement for the purpose of informing and sharing information with such Indemnified Party and (ii) will, at its own expense, make available to the Indemnified Party those employees of the Indemnifying Party or any Affiliate of the Indemnifying Party whose assistance, testimony or presence is necessary to assist the Indemnified Party in evaluation and defending any such action, suit or proceeding; PROVIDED, FURTHER, that in no event shall the Indemnifying Party, without the written consent of the Indemnified Party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action, suit or proceeding (whether or not the Indemnified Party is an actual or potential party to such action, suit or proceeding) unless such settlement, compromise or judgment (x) includes the unconditional release by the parties asserting such action, suit or proceeding of the Indemnified Party from all liability arising out of such action, suit or proceeding and (ii) does not include an admission of fault, culpability or a failure to act, by or on behalf of any Indemnified Party.

    (b) The Indemnified Party shall cooperate fully in all aspects of any matter for which indemnity is sought pursuant to this Article X with respect to an action brought by a third party, including, in such case, by providing reasonable access to employees and officers (as witnesses or otherwise) and other information.

    SECTION 10.04. EXCLUSIVE REMEDY. AirNet, on behalf of itself and the AirNet Indemnitees, and the Stockholders each hereby acknowledges and agrees that the sole and exclusive remedy with respect to any and all claims relating to, or arising out of, the Merger, this Agreement or the transactions contemplated hereby shall be pursuant to the indemnification provisions contained in this Article X.

    SECTION 10.05. CERTAIN LIMITATIONS. The liability of the Indemnifying Party to the Indemnified Party, as applicable, for claims under this Agreement shall be limited by the following:

        (a) The amount of Losses otherwise recoverable under this Article X shall be reduced to the extent to which any Federal, state, local or foreign tax liabilities of the Indemnified Party is decreased by reason of any Loss in respect of which such Indemnified Party shall be entitled to indemnity under this Agreement.

        (b) No Losses shall be recoverable by an Indemnified Party with respect to any matter which is covered by insurance or another source of indemnification, to the extent proceeds of such insurance or other third party indemnitor are paid net of any costs incurred in connection with the collection thereof, the Indemnified Party hereby agreeing to seek all reasonable remedies against all applicable insurers or indeminitors prior to recovering any amounts hereunder.

        (c) No Stockholder shall have any liability hereunder if the Effective Time shall not have occurred. If the Effective Time shall not have occurred, the maximum aggregate amount recoverable hereunder by all AirNet Indemnitees from the Company is $1,600,000, and the maximum aggregate amount recoverable hereunder by all Company Indemnitees from AirNet is $1,600,000.

                                   ARTICLE XI
                                 MISCELLANEOUS

    SECTION 11.01. NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy, telex or similar writing) and shall be given,

    if to AirNet or Merger Subsidiary, to:

       AirNet Systems, Inc.
       3939 International Gateway
       Columbus, OH 43219
       Attn.: Eric P. Roy, Executive Vice President, and Chief Financial Officer
       Telecopy: (614) 237-1915

    with a copy to:

       Ronald A. Robins, Jr.
       Vorys, Sater, Seymour and Pease LLP
       52 East Gay Street
       Columbus, OH 43215
       Telecopy: (614) 464-6350

    if to the Company or the Stockholders, to:

       Q International Courier, Inc.
       909 Third Avenue - 5th Floor
       New York, NY 10022-4731
       Attn.: Robert Mitzman, President
       Telecopy: (212) 317-1041

    with a copy to:

       Kenneth E. Adelsberg
       Winthrop, Stimson, Putnam & Roberts
       One Battery Park Plaza

       New York, NY 10004-1490
       Telecopy: (212) 858-1500

or such other address or telecopy number as such party may hereafter specify for the purpose of notice to the other parties hereto. Each such notice, request or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 11.01 and the appropriate confirmation is received or (ii) if given by any other means, when delivered at the address specified in this Section.

    SECTION 11.02. AMENDMENTS; NO WAIVERS. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, AirNet, Merger Subsidiary and the holders of a majority of the outstanding shares of the Company's capital stock or in the case of a waiver, by the party against whom the waiver is to be effective; PROVIDED that no such amendment or waiver shall, without the further approval of such Stockholders, alter or change (i) the amount or kind of consideration to be received in exchange for any shares of capital stock of the Company except to the extent provided herein, (ii) any term of the articles of incorporation of the Surviving Corporation or (iii) any of the terms or conditions of this Agreement if such alteration or change would materially adversely affect the holders of any shares of capital stock of the Company and PROVIDED, FURTHER, that after the adoption of this Agreement by the shareholders of AirNet, no such amendment or waiver shall, without the further approval of such shareholders, alter or change (i) the amount or kind of consideration to be received in exchange for any shares of capital stock of the Company except to the extent provided herein, (ii) any term of the articles of incorporation of the Surviving Corporation or (iii) any of the terms or conditions of this Agreement if such alteration or change would materially adversely affect the holders of any shares of capital stock of AirNet.

    (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

    SECTION 11.03. EXPENSES; TAXES. (a) All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense. Notwithstanding the foregoing, all applicable sales, use or transfer taxes, if any, and all capital gains or income taxes of any of the Stockholders or the Company, in each case that may be due and payable as a result of the Merger or the transactions contemplated by this Agreement, whether levied on the Company, any of the Stockholders, AirNet or Merger Subsidiary, shall be borne by the Person who is statutorily responsible therefor.

    (b) AirNet agrees to pay the Company in immediately available funds by wire transfer an amount equal to $1,600,000 promptly, but in no event later than two business days, after the termination of this Agreement by the Company pursuant to Section 9.01(c)(i) or Section 9.01(e) as a result of AirNet having consummated, or agreed in writing to consummate, an AirNet Acquisition Proposal; PROVIDED, HOWEVER, that AirNet shall not be obligated to pay such amount if, immediately prior to the time such amount would otherwise be payable, (i) the condition set forth in Section 8.02(a) would not have been satisfied, (ii) this Agreement shall have been terminated pursuant to Section 9.01(a) or (iii) this Agreement was terminated by AirNet pursuant to Section 9.01(b). Notwithstanding anything to the contrary herein, the amount payable pursuant to this Section 11.03(b) shall constitute the Company's and the Stockholders' exclusive remedy for any breach by AirNet of Section 6.03.

    SECTION 11.04. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    SECTION 11.05. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

    SECTION 11.06. ENTIRE AGREEMENT; COMPANY DISCLOSURE SCHEDULE. (a) This Agreement (together with the exhibits and annexes, the Company Disclosure Schedule and the other documents delivered pursuant hereto) and the confidentiality agreement between the Company and AirNet constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

    (b) Notwithstanding anything to the contrary contained herein or in the Company Disclosure Schedule, any information disclosed in one schedule of the Company Disclosure Schedule shall be deemed to be disclosed for purposes of all schedules of the Company Disclosure Schedule. Certain information set forth in the Company Disclosure Schedule may be included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. the disclosure of any information in the Company Disclosure Schedule shall not be deemed to constitute an acknowledgement that such information is required to be disclosed in connection with the representations and warranties made by the Company in this Agreement or that it is material, nor shall such informaton be deemed to establish a standard for materiality for purposes hereof.

    SECTION 11.07. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, PROVIDED that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the written consent of the other parties; PROVIDED, FURTHER, that AirNet or Merger Subsidiary may assign their respective rights, but not their obligations, under this Agreement to a wholly-owned Subsidiary of AirNet.

    SECTION 11.08. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the law of the State of Ohio.

    SECTION 11.09. COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

    [signature page to follow]

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                THE COMPANY:
                                Q INTERNATIONAL COURIER, INC.

                                By:              /s/ ROBERT MITZMAN
                                     -----------------------------------------
                                                   Robert Mitzman
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                SHAREHOLDERS:

                                               /s/ ROBERT J. MITZMAN
                                     -----------------------------------------
                                                 Robert J. Mitzman

                                                /s/ DOMINIQUE BROWN
                                     -----------------------------------------
                                                  Dominique Brown

                                                  /s/ GLENN SMOAK
                                     -----------------------------------------
                                                    Glenn Smoak

                                                  /s/ KARL DAIGLE
                                     -----------------------------------------
                                                    Karl Daigle

                                                   /s/ ED MCNALLY
                                     -----------------------------------------
                                                     Ed McNally

                                     -----------------------------------------
                                                   Tomas Miguens

                                AIRNET:

                                AIRNET SYSTEMS, INC.

                                By:             /s/ GERALD G. MERCER
                                     -----------------------------------------
                                                  Gerald G. Mercer
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                MERGER SUBSIDIARY:

                                Q ACQUISITION CORPORATION, AN OHIO CORPORATION

                                By:             /s/ GERALD G. MERCER
                                     -----------------------------------------
                                                  Gerald G. Mercer
                                                     PRESIDENT

Acknowledged & Agreed:
/s/ GERALD G. MERCER
-------------------------------
Gerald G. Mercer
PRESIDENT

List of Annexes and Exhibit to
                            Agreement and Plan of Merger,
                            dated as of April 14, 1998,
                            among Q International Courier, Inc.,
                            the stockholders of Q International
                            Courier, Inc., Airnet Systems, Inc.
                            and Q Acquisition Company

Annex
---------

A........  Allocation of Merger Consideration*

B-1......  Employment Agreement between AirNet Systems, Inc. and Robert J. Mitzman

B-2......  Employment Agreement between Q International Courier, Inc. and Dominique Brown*

B-3......  Employment Agreement between Q International Courier, Inc. and Glenn R. Smoak*

C........  Herndon Lease Amendment*

D........  Form of Registration Rights Agreement

Exhibit
---------

1.05.....  Form of Escrow Agreement

------------------------

* These Annexes are not being filed herewith. AirNet Systems, Inc. agrees to furnish supplementally a copy of any omitted Annex to the Securities and Exchange Commission upon request.

                                                                       ANNEX B-1
                                                                [EXECUTION COPY]

                              EMPLOYMENT AGREEMENT

    THIS AGREEMENT, dated April 14, 1998, by and between AIRNET SYSTEMS, INC., an Ohio corporation (including for purposes of this Agreement its subsidiaries and affiliates, including, but not limited to, the Surviving Corporation, the "Company") and ROBERT J. MITZMAN (the "Employee").

                              W I T N E S S E T H

    WHEREAS, the Company, Q Acquisition Company, an Ohio corporation and a direct, wholly-owned subsidiary of the Company (the "Merger Subsidiary"), and Q International Courier, Inc., a New York Corporation ("Quick"), have entered into an Agreement and Plan of Merger dated as of April 14, 1998 (the "Merger Agreement"), pursuant to which the Merger Subsidiary will merge with and into Quick as of the Effective Time;

    WHEREAS, the Employee is a stockholder and an employee of Quick and has considerable knowledge of Quick's business, clients and operations;

    WHEREAS, the Company desires to employ the Employee to perform certain management functions for the Company at and after the Effective Time;

    WHEREAS, the Company and the Employee desire to enter into an employment agreement to establish the rights and obligations of the Employee and the Company in such employment relationship; and

    WHEREAS, the Company and the Employee have agreed to enter into this Agreement as a condition to the execution and consummation of the Merger Agreement;

    NOW THEREFORE, in consideration of the mutual covenants herein contained, the Company and the Employee hereby mutually agree as follows:

    1. EMPLOYMENT AND DUTIES. Effective as of the Effective Time, the Company agrees to employ the Employee, and the Employee agrees to accept employment with the Company, upon the terms and conditions hereinafter set forth. The Employee shall serve as (i) an Executive Vice President of the Company, in charge of sales and marketing, and (ii) President of the Surviving Corporation. In such capacities, the Employee shall report directly to the Chief Executive Officer of the Company and shall be responsible for the duties and responsibilities relating to the marketing and sales of the Company's services and products, as the Chief Executive Officer and/or the Board of Directors of the Company shall reasonably determine. In addition, the Employee shall perform such other duties related to the business of the Company and consistent with his title and salary as may from time to time be reasonably requested of him by the Company's Board of Directors. The Employee shall devote substantially all of his skills, time and attention solely and exclusively to said positions and in furtherance of the business and interests of the Company.

    2. TERM OF EMPLOYMENT. This Agreement shall be effective upon execution by both parties. The term of employment shall begin as of the Effective Time and shall continue through the five-year period ending on the day before the fifth anniversary date of the Effective Time, subject, however, to prior termination, as herein provided (the "Term of Employment"). Notwithstanding anything in this Agreement to the contrary, this Agreement shall terminate without liability by either party hereunder in the event that the Merger Agreement is terminated prior to the Effective Time pursuant to the terms thereof.

    3. COMPENSATION. Commencing at the Effective Date and extending through the Term of Employment, the Employee shall receive an annual base salary of Two Hundred Eighty-Five Thousand Dollars ($285,000) (the "Base Salary"). The Employee shall also be entitled to participate, on a reasonably commensurate basis, in any bonus plan currently existing or hereinafter established by the Compensation Committee of the Board of Directors of the Company (or any comparable committee of the Board of Directors), applicable to similarly situated executive officers of the Company (the "Bonus"). The Company shall pay the Base Salary to the Employee in equal installments in accordance with the Company's regular payroll practices. The Company shall pay the Bonus, if any, to the Employee according to the policies established by the Compensation Committee of the Board of Directors of the Company and applicable to other executive officers of the Company.

    4. FRINGE BENEFITS. The Company shall further provide the Employee with all health and life insurance coverages, sick leave and disability programs, tax-qualified retirement plans, paid holidays and vacations, perquisites, and such other fringe benefits of employment as the Company may provide from time to time to similarly situated executive officers of the Company.

    5. REIMBURSEMENT. The Company shall reimburse the Employee for all reasonable expenses incurred by the Employee in performing services hereunder, including all reasonable expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

    6.  TERMINATION OF EMPLOYMENT.

    (a) TERMINATION OF EMPLOYMENT OTHER THAN BY EMPLOYEE. The Employee's employment hereunder may be terminated by the Company without any breach of this Agreement only under the following circumstances:

        (1) DEATH OR DISABILITY. The Employee's employment hereunder shall terminate upon his death, and may be terminated by the Company in the event of his Disability. For purposes of this Agreement, "Disability" means the inability of the Employee due to illness, accident, or otherwise, to perform the essential duties required by this Agreement for a period of at least one hundred twenty
(120) days, as determined by an independent physician selected by the Company and reasonably acceptable to the Employee (or his legal representative), provided that the Employee does not return to work on a full-time basis within thirty (30) days after Notice of Termination is given by the Company pursuant to the provisions of Paragraphs 6(c) and 6(d)(2). For purposes of the foregoing, the Employee's return to work for periods of less than thirty (30) days shall not be deemed to interrupt a period of one hundred twenty (120) days.

        (2) CAUSE. The Company may terminate the Employees employment hereunder for Cause. For purposes of this Agreement, the Company shall have "Cause" to terminate the Employee's employment hereunder only upon:

           (A) The Employee's substantial neglect to perform the essential duties required by this Agreement up to the reasonable expectations of the Board of Directors of the Company for thirty (30) days after reasonable notice of such neglect has been delivered to the Employee.

           (B) Material breach by the Employee of his obligations under this Agreement or any act or omission by the Employee constituting gross negligence with respect to the Company and the continuation of said material violation, act or omission for a period of thirty (30) days after the delivery of written notice thereof from the Company.

           (C) Indictment of the Employee of a felony or of a misdemeanor involving dishonesty or fraud, as determined in good faith by the Board of Directors of the Company.

           (D) Indictment of the Employee of any crime involving moral turpitude, as determined in good faith by the Board of Directors of the Company.

           (E) Commission by the Employee of an act of fraud or bad faith toward the Company.

           (F) Misappropriation by the Employee of any material amount of funds, property or rights of the Company.

    (b) TERMINATION OF EMPLOYMENT BY EMPLOYEE. The Employee may terminate his employment at any time with one hundred eighty (180) days written notice. However, the Employee shall be deemed to have terminated his employment for "Good Reason" only if he terminates his employment by giving Notice of Termination pursuant to Paragraphs 6(c) and 6(d)(3) within sixty (60) days after the Employee has actual notice of the occurrence of any of the following events (provided the Company does not cure such event on a retroactive basis to the extent possible within thirty (30) days following its receipt of the Employee's Notice of Termination):

        (1) The Employee's title, position, authority or responsibilities (including reporting responsibilities and authority) are changed in a materially adverse manner.

        (2) The Employee's base salary is materially reduced for any reason other than in connection with the termination of his employment.

        (3) For any reason other than in connection with the termination of the Employee's employment, the Company materially reduces any fringe benefit provided to the Employee under Paragraph 4 herein below the level of such fringe benefit provided generally to other similarly situated executive officers of the Company, unless the Company agrees to fully compensate the Employee for any such material reduction.

        (4) A change in the Employee's principal place of employment without the Employee's prior consent to outside the five boroughs of the City of New York.

        (5) The Company otherwise materially breaches, or is unable to perform its obligations under this Agreement.

    (c) NOTICE OF TERMINATION. Any termination of the Employee's employment by the Company hereunder, or by the Employee other than termination upon the Employee's death, shall be communicated by written Notice of Termination to the other party. For purposes of this Agreement, a "Notice of Termination" means a notice that shall indicate the specific termination provision relied upon in this Agreement, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the specified provision or provisions.

    (d)  DATE OF TERMINATION.  "Date of Termination" means:

        (1) If the Employee's employment is terminated by his death, the date of his death.

        (2) If the Employee's employment is terminated by the Company as a result of Disability pursuant to Paragraph 6(a)(1), the date that is thirty
    (30) days after Notice of Termination is given; PROVIDED the Employee shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period.

        (3) If the Employee terminates his employment for Good Reason pursuant to Paragraph 6(b), the date that is one hundred eighty (180) days after Notice of Termination is given (provided that the Company does not cure such event during the one hundred eighty (180) day period); PROVIDED, in the sole discretion of the Company, such date may be any earlier date after Notice of Termination is given.

        (4) If the Employee terminates his employment other than for Good Reason, the date that is one hundred eighty (180) days after Notice of Termination is given; PROVIDED, in the sole discretion of the Company, such date may be any earlier date after Notice of Termination is given.

        (5) If the Employee's employment is terminated by the Company either for Cause pursuant to Paragraph 6(a)(2) or other than for Cause, the date on which the Notice of Termination is given.

    7.  AMOUNTS PAYABLE UPON TERMINATION OF EMPLOYMENT OR DURING DISABILITY.

    (a) DEATH. If the Employee's employment is terminated by his death, the Employee's beneficiary, as designated by the Employee in writing with the Company prior to his death, shall be entitled to the following payments and benefits: (i) any Base Salary that is accrued but unpaid, any Bonus that is accrued but unpaid, any vacation that is accrued but unused, and any business expenses that are not reimbursed --all, as of the Date of Termination; and (ii) any benefit following termination of employment which may be provided under the fringe benefit plans, policies and programs described in Paragraph 4. In the absence of beneficiary designation by the Employee, or, if the Employee's designated beneficiary does not survive the Employee, benefits described in this Paragraph 7(a) shall be paid to the Employee's estate.

    (b)  DISABILITY.

    (1) During any period that the Employee fails to perform his duties hereunder as a result of incapacity due to physical or mental illness ("Disability Period"), the Employee shall continue to receive his Base Salary at the rate then in effect for such period until his employment is terminated pursuant to Paragraph 6(a)(1); PROVIDED, HOWEVER, that payments of Base Salary so made to the Employee shall be reduced by the sum of the amounts, if any, that were payable to the Employee at or before the time of any such salary payment under any disability benefit plan or plans of the Company and that were not previously applied to reduce any payment of Base Salary; and

    (2) Upon his termination of employment because of Disability (as described in Paragraph 6(a)(1)), the Employee shall be entitled to the payments and benefits described in Paragraph 7(a) as if the Employee had died on his Date of Termination. In the event of the Employee's death prior to the time that all payments described in Paragraph 7(a) have been completed, such payments and benefits shall be paid to the Employee's beneficiary as designated pursuant to Paragraph 7(a), or, in the absence of a beneficiary designation or the designated beneficiary does not survive the Employee, to the Employee's estate.

    (c) TERMINATION BY COMPANY WITHOUT CAUSE OR TERMINATION BY EMPLOYEE FOR GOOD REASON. In the event the Company terminates the Employee's employment without Cause or the Employee terminates his employment for Good Reason before the expiration of the Term of Employment, including any extension thereof, the Employee shall be entitled to the following payments and benefits:

    (1) Those described in Paragraph 7(a) as if the Employee had died on his Date of Termination;

    (2) Employee's Base Salary then in effect from and after the Date of Termination through the date one (1) year after the Date of Termination (the "Severance Period"), less all applicable payroll deductions, including deductions for federal, state, local and Social Security taxes. The payments set forth in this Paragraph 7(c)(2) shall be paid in accordance with the provisions of Paragraph 3 and shall be deemed to include all accrued vacation pay and all accrued sick days, such that the Company shall have no further obligation to provide sick pay or vacation pay to the Employee; and

    (3) During the Severance Period, payment of any benefit of employment which may be provided under the fringe benefit plans, policies and programs described in Paragraph 4 (other than vacation pay) on the same basis as if the Employee were still employed by the Company.

    (d) TERMINATION BY EMPLOYEE OTHER THAN FOR GOOD REASON OR TERMINATION BY COMPANY FOR CAUSE. In the event that the Employee terminates his employment other than for Good Reason or the Company terminates his employment for Cause, the Employee shall not be entitled to any compensation except as set forth below:

    (1) Any Base Salary or bonus that is accrued but unpaid, any vacation that is accrued but unused, and any business expenses that are not reimbursed--all, as of the Date of Termination; and

    (2) Any other rights and benefits (if any) provided under plans and programs of the Company (excluding any bonus plan or program), determined in accordance with the applicable terms and provisions of such plans and programs.

    8. NONEXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit the Employee's continuing or future participation in any incentive, fringe benefit, deferred compensation, or other plan or program provided by the Company and for which the Employee may qualify, nor shall anything herein limit or otherwise affect such rights as the Employee may have under any other agreements with the Company. Amounts that are vested benefits or that the Employee is otherwise entitled to receive under any plan or program of the Company at or after the Date of Termination, shall be payable in accordance with such plan or program.

    9.  NON-SOLICITATION OF CUSTOMERS AND EMPLOYEES AND COVENANT NOT TO COMPETE.

    (A) Except with the prior written consent of the Company, during the Term of Employment and for a period of three (3) years immediately following the termination of the Employee's employment with the Company under this Agreement, the Employee shall not, directly or indirectly for the benefit of the Employee or others, either as principal, agent, manager, consultant, partner, owner (in the case of any publicly traded company, of more than 10% of the outstanding voting stock of such company), employee, distributor, dealer, representative, joint venturer, creditor or otherwise, engage in any work involving any of the following: (i) any activity in the expedited delivery and distribution industry which competes with any service or product of the Company at the Date of Termination; (ii) the promotion, solicitation or attempt to solicit, license or sell, in any geographic area where the Company or its successor in interest conducts business, of any service or product in competition with the services or products of the Company at the Date of Termination; (iii) the solicitation, attempt to solicit, management, maintenance, sale or license of any service or product in competition with the services or products of the Company at the Date of Termination to any business which was a customer of the Company during the one year period immediately preceding the cessation of the Employee's employment with the Company; and (iv) the disclosure to any person of the names of any of the customers of the Company or any other information pertaining to them unless such information can be obtained from public sources. For the purposes of this Agreement, the term "customer" means all current customers of the Company as of the Date of Termination and any person who has been a customer within one year of the Date of Termination.

    (B) NON-SOLICITATION OF EMPLOYEES. During the Term of Employment and for a period of three (3) years immediately following the termination of the Employee's employment with the Company under this Agreement, the Employee shall not, either directly or indirectly, do any of the following: (i) solicit to hire or hire any current or past employee of the Company; (ii) solicit to hire or hire or employ in any fashion any consultant or other person used by the Company; or (iii) participate as a shareholder (in the case of any publicly traded company, owning more than 10% of the outstanding voting stock of such company), partner, joint venturer, officer, director, employee, agent, solicitor, distributor, dealer or representative, or have any direct or indirect financial interest (including without limitation the interest of a creditor) with any person who solicits to hire or hires any current or past employee of the Company and who engages in any activity in the expedited delivery and distribution industry which competes with any service or product of the Company at the Date of Termination.

    (C) The Employee acknowledges that the business of the Company is international in scope and this international scope is the reason for the geographic scope and/or duration of the restrictions on competition and solicitation provided in this Paragraph 9. Satisfaction of the three (3) year periods described in this Paragraph 9 shall be suspended during the time of any activity of the Employee prohibited by this Paragraph 9. In the event a court grants injunctive relief to the Company for a failure of the Employee to comply with the provisions contained in Paragraph 9 hereof, the noncompetition period shall commence anew with the date such relief is granted.

    The restrictions provided in this Paragraph 9 may be enforced by the Company, by an action at law, or in equity, including but not limited to, an action for injunction and/or an action for damages. The provisions of this Paragraph 9 constitute an essential element of this Agreement and the Merger Agreement, without which the Agreement and Merger Agreement would not have been affected by the Company. The provisions of this Paragraph 9 shall survive the termination of any other obligations of the Employee under this Agreement for a period necessary to enforce its provisions. If the scope of any restriction contained in this Paragraph 9 is too broad to permit enforcement of such restriction to its fullest extent, then such restriction shall be enforced to the maximum extent permitted by law and the Employee hereby consents and agrees that such scope may be judicially modified in any proceeding brought to enforce such restriction.

    10.  PROPRIETARY RIGHTS AND PROTECTION OF COMPANY'S BUSINESS.

    (A) PROPRIETARY AND CONFIDENTIAL INFORMATION. As used throughout this Agreement, the term "Proprietary Information" means any information acquired by the Employee during or as a result of past, present or future employment by the Company, including information conceived, discovered or developed by the Employee, which is not in the public domain and which relates to the business or contemplated businesses of the Company, whether such information is patentable or unpatentable, copyrightable or uncopyrightable, which falls into two general categories. The first category is information which may have intrinsic value and may be considered to be an asset of the Company (the "Class I Proprietary Information") and the second category is information relating to matters of a business nature (the "Class II Proprietary Information"). By way of example, Class I Proprietary Information would include: inventions, information of a technical nature such as trade secrets, "know-how," innovations, discoveries, formulae, research projects, software, source codes, object codes, software architecture, flow charts, software documentation, decision tables, test data, conversion programs, technical writings and confidential information of other parties which are provided to the Company by any agreement under which the Company has obligations to protect the confidentiality of same. Class II Proprietary Information would include matters of a business nature such as customer lists, customer and supplier and marketing representative contracts, customer and supplier and marketing representatives requirements and preferences, costs, prices or license fees or maintenance fees or other financial information such as sales, profits, expenses, financial projections, financial goals, local, state and federal tax returns, litigation and compensation, personnel data, business plans and market research. The Employee acknowledges that he will have access to and become familiar with this Proprietary Information and that such Proprietary Information is very valuable to the Company. The Employee agrees not to disclose any of the Proprietary Information directly or indirectly to any person nor use it in any way, either during the Term of Employment or any time thereafter. Except as required in the course of his employment pursuant to this Agreement. All the Proprietary Information shall remain the exclusive property of the Company; and any Proprietary Information in the possession of the Employee at the end of the Term of Employment shall be returned to the Company. Notwithstanding the foregoing, information shall not be deemed to be Proprietary Information if it: (i) is or becomes known through no fault of the Employee to a third party; (ii) is learned by the Employee following his termination of employment; (iii) is or hereafter becomes a part of the public domain other than through any breach of this Agreement by the Employee or (iv) is owned directly by the Employee.

    The restricted period during which the restrictions of this Paragraph 10 shall bind the Employee shall vary depending upon whether the information is Class I Proprietary Information or Class II Proprietary Information. The Employee shall have a perpetual obligation to keep Class I Proprietary Information confidential, or, in the case of information of other parties, for so long as the Company has an obligation to keep such information confidential, and acknowledges that the ownership of Class I Proprietary Information inures solely to the Company. The Employee shall have an obligation for three (3) years after the termination of employment to keep Class II Proprietary Information confidential.

    11. ASSIGNMENT AND SURVIVORSHIP OF BENEFITS. Neither party shall have the right to assign its rights or obligations under this Agreement to any third party without the prior written consent of the other party hereto, which shall not be unreasonably delayed or withheld.

    12. NOTICES. Any notices given to either party to this Agreement shall be in writing, and shall be deemed to have been given when delivered personally or sent by certified mail, postage prepaid, return receipt requested, when the return receipt is signed, duly addressed to the party concerned, at the address indicated below or to such changed address as such party may subsequently give notice of:

    If to the Company:

        AirNet Systems, Inc.
       3939 International Gateway
       Columbus, Ohio 43219
       Attn: Eric P. Roy, Executive Vice President and Chief Financial Officer

        If to the Employee:

        Robert J. Mitzman
       Quick International Courier, Inc.
       909 Third Avenue--5th Floor
       New York, New York 10022-4731

    13. TAXES. Anything in this Agreement to the contrary notwithstanding, all payments required to be made hereunder by the Company to the Employee shall be subject to withholding of such amounts as the Company may reasonably determine that it should withhold pursuant to any applicable law or regulations. In lieu of withholding such amounts, in whole or in part, however, the Company may, in its sole discretion, accept other provision for payment of taxes, provided that it is satisfied that all requirements of the law affecting its responsibilities to withhold such taxes have been satisfied.

    14. GOVERNING LAW/CAPTIONS/SEVERANCE. This Agreement shall be construed in accordance with, and pursuant to, the laws of the State of Ohio. The captions of this Agreement shall not be part of the provisions hereof, and shall have no force or effect. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. Except as otherwise specifically provided in this Paragraph 14, the failure of either party to insist in any instance on the strict performance of any provision of this Agreement or to exercise any right hereunder shall not constitute a waiver of such provision or right in any other instance.

    15. ENTIRE AGREEMENT/AMENDMENT. This instrument contains the entire agreement of the parties, relating to the subject matter hereof, and the parties have made no agreement, representations, or warranties relating to the subject matter hereof, that are not set forth herein. This Agreement may be amended at any time by written agreement of both parties, but it shall not be amended by oral agreement.

    16. DEFINITIONS. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Merger Agreement.

                           [signature page to follow]

    IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                AIRNET SYSTEMS, INC.

                                By:
                                     -----------------------------------------
                                                  Gerald G. Mercer
                                              CHIEF EXECUTIVE OFFICER

                                EMPLOYEE:

                                     -----------------------------------------
                                                 Robert J. Mitzman

                                                                         ANNEX D

                         REGISTRATION RIGHTS AGREEMENT

    REGISTRATION RIGHTS AGREEMENT (the "Agreement") dated as of            ,
1998, by and among ROBERT J. MITZMAN, DOMINIQUE BROWN, KARL DAIGLE, GLENN SMOAK, TOMAS MIGUENS and ED MCNALLY (the "Stockholders") and AIRNET SYSTEMS, INC., an Ohio corporation ("AirNet").

    WHEREAS, the parties hereto have entered into an Agreement and Plan of Merger dated as of April 14, 1998 (the "Merger Agreement"), by and among Q International Courier, Inc., a New York corporation, the Stockholders, AirNet and Q Acquisition Company, an Ohio corporation and a direct, wholly-owned subsidiary of AirNet; and

    WHEREAS, pursuant to the Merger Agreement, AirNet has agreed to enter into this Agreement as a condition to the performance of AirNet and the Stockholders thereunder.

    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

    SECTION 1. DEFINITIONS. As used in this Agreement, the following terms have the meanings indicated below or in the referenced sections of this
Agreement:

    "Affiliate Securities": Common Shares beneficially owned by any executive officer, director of other affiliate of AirNet, other than any Stockholder.

    "Common Shares": AirNet's common shares, $.01 par value per share, as the same may be constituted from time to time.

    "Exchange Act": The Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

    "Person": An individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a government entity or any department, agency, or political subdivision thereof.

    "Piggyback Registration": As defined in SECTION 3(A) hereof.

    "Registrable Securities": Any Common Shares acquired by a Stockholder pursuant to the Merger Agreement, together with any additional Common Shares that a Stockholder may acquire on account of such Common Shares, including without limitation, as the result of any dividend or other distribution of Common Shares, any split-up of such Common Shares, or in accordance with a recapitalization, merger, consolidation or other reorganization with respect to any such Common Shares; PROVIDED, that a Registrable Security ceases to be a Registrable Security when (i) it is registered under the Securities Act and disposed of in accordance with the registration statement covering it; (ii) it is sold or transferred in accordance with the requirements of Rule 144 (or similar provisions then in effect) promulgated by the SEC under the Securities Act ("Rule 144"); or (iii) it becomes eligible to be sold or transferred in accordance subsection (k) of Rule 144(k).

    "Registration Expenses": As defined in SECTION 5 hereof.

    "SEC": The United States Securities and Exchange Commission.

    "Securities Act": The Securities Act of 1933, as amended, and the rules and regulations thereunder.

    "Underwritten registration" or "underwritten offering": A registration in which securities of AirNet are sold pursuant to a firm commitment underwriting.

    SECTION 2.  SECURITIES SUBJECT TO THIS AGREEMENT.

    (a) HOLDERS OF REGISTRABLE SECURITIES. A Person is deemed to be a holder of Registrable Securities whenever that Person owns, directly or beneficially, or has the right to acquire Registrable Securities, disregarding any legal restrictions upon the exercise of that right.

    (b) MAJORITY OF REGISTRABLE SECURITIES. As used in this Agreement, the term "majority of the Registrable Securities" means 51% or more of the Registrable Securities being registered unless the context indicates that it is 51% or more of the Registrable Securities then issued and outstanding.

    SECTION 3.  PIGGYBACK REGISTRATIONS.

    (a) RIGHT TO PIGGYBACK. Subject to SECTION 3(G), whenever AirNet proposes to register any of its securities under the Securities Act (except for the registration of securities to be offered pursuant to an employee benefit plan on Form S-8, pursuant to a registration made on Form S-4 or any successor forms then in effect) and the registration form to be used may be used for the registration of the Registrable Securities (a "Piggyback Registration"), it will so notify in writing all holders of Registrable Securities not later than 30 days prior to the anticipated filing date. Subject to the provisions of SECTIONS 3(C), 3(D) and 3(G), AirNet will include in the Piggyback Registration all Registrable Securities, on a pro rata basis based upon the total number of outstanding Common Shares on a fully diluted basis, with respect to which AirNet has received written requests for inclusion within five business days after the applicable holder's receipt of AirNet's notice. The holders of Registrable Securities may withdraw all or any part of the Registrable Securities from a Piggyback Registration at any time before ten business days prior to the effective date of the Piggyback Registration. AirNet, the holders of Registrable Securities and any Person who hereafter becomes entitled to register its securities in a registration initiated by AirNet must sell their securities on the same terms and conditions.

    (b) PIGGYBACK EXPENSES. AirNet shall pay to, or on behalf of, the holders of the Registrable Securities included in a Piggyback Registration all Registration Expenses of those holders (except to the extent prohibited by applicable state securities laws).

    (c) PRIORITY ON PRIMARY REGISTRATIONS. If a Piggyback Registration is an underwritten primary registration on behalf of AirNet and the managing underwriter gives AirNet its written opinion that the total number or dollar amount of securities requested to be included in the registration exceeds the number or dollar amount of securities that can reasonably be sold, AirNet will include the securities in the registration in the following order of priority: first, all securities AirNet proposes to sell; second, up to the full number or dollar amount of Registrable Securities and Affiliate Securities requested to be included in the registration (allocated on a pro rata basis, based upon the total number of outstanding Common Shares on a fully diluted basis, among the holders of Registrable Securities and the holders of Affiliate Securities); and third, any other securities (provided they are of the same class as the securities sold by AirNet) requested to be included, allocated among the holders of the securities in such proportions as AirNet and those holders may agree. In the event that the managing underwriter advises AirNet that an underwriters' over-allotment option is necessary or advisable, the preceding priority shall apply to the determination of which securities are to be included in the primary portion of such registration as well as such over-allotment option.

    (d) PRIORITY ON SECONDARY REGISTRATIONS. If a Piggyback Registration is an underwritten secondary registration on behalf of holders of AirNet's securities who hereafter obtain registration rights from AirNet, and the managing underwriter gives AirNet its written opinion that the dollar amount or number of securities requested to be included in the registration exceeds the dollar amount or number of securities that can be sold, AirNet will include in the registration: (1) to the extent of 50% of the number or dollar amount of securities other than Registrable Securities or Affiliate Securities that in the underwriter's opinion can be sold, the securities requested to be included in the registration, allocated among the holders of those securities in such proportions as AirNet and those holders may agree; and (2) to the extent of the balance, the Registrable Securities and Affiliate Securities requested to be included, allocated pro rata among the holders of Registrable Securities and Affiliate Securities on a pro rata basis, based upon the total number of outstanding Common Shares on a fully diluted basis. If, after including all of the Registrable Securities and Affiliate Securities that are sought to be registered, the underwriters determine that there are additional securities that can be sold, then securities other than Registrable Securities or Affiliate Securities may be added to the registration. In the event that the managing underwriter advises

AirNet that an underwriters' over-allotment option is necessary or advisable, the preceding priority shall apply to the determination of which securities are to be included in the primary portion of such registration as well as such over-allotment option.

    (e) SELECTION OF UNDERWRITERS. If any Piggyback Registration is an underwritten offering, AirNet will select the investment banker(s) and manager(s) that will administer the offering and shall enter into a customary underwriting agreement with the investment banker(s) and manager(s).

    (f) OTHER REGISTRATIONS. AirNet agrees that after filing a registration statement with respect to Registrable Securities pursuant to this SECTION 3 that has not been withdrawn or abandoned, AirNet will not register any of its equity securities or securities convertible or exchangeable into or exercisable for its equity securities under the Securities Act, whether on its own behalf or at the request of any holder of those securities until at least 90 days have elapsed from the effective date of the previous registration. This 90 day hiatus does not apply to registrations of securities to be issued in connection with employee benefit plans or to permit exercise or conversions of previously issued options, warrants, or other convertible securities.

    (g) LIMIT ON PIGGYBACK REGISTRATIONS. Notwithstanding anything to the contrary contained herein, the holders of Registrable Securities shall be entitled to participate in no more than two Piggyback Registrations hereunder; PROVIDED, that (i) any Piggyback Registration which has been withdrawn or abandoned by AirNet or (ii) any Piggyback Registration in which the Stockholders are not permitted to include the full number of Registrable Securities requested by such Stockholders to be included therein pursuant to the terms of this
Section 3 shall not count as a Piggyback Registration for purposes of such limitation.

    SECTION 4. RESTRICTIONS ON PUBLIC SALE BY SECURITIES HOLDERS. Each holder of Registrable Securities whose securities are included in a registration statement agrees not to make any public sale or distribution of equity securities of AirNet (except as part of the underwritten registration or pursuant to registration on Form S-8 or any successor form), including a sale pursuant to Rule 144, during the seven days prior to and the 90 days after the effective date of any underwritten Piggyback Registration unless the managing underwriters agree otherwise.

    SECTION 5.  REGISTRATION EXPENSES.

    (a) All Registration Expenses incident to AirNet's performance of or compliance with this Agreement shall be paid as provided in this Agreement. The term "Registration Expenses" includes without limitation all registration filing fees, professional fees and other expenses of compliance with federal, state and other securities laws (including fees and disbursements of counsel for the underwriters in connection with state or other securities law qualifications and registrations); printing expenses, messenger, telephone and delivery expenses; reasonable fees and disbursements of counsel for AirNet and for one counsel for the sellers of the Registrable Securities (subject to the provisions of SECTION 5(B)); reasonable fees and disbursements of all independent certified public accountants (including the expenses of any audit or "comfort" letters required by or incident to performance of the obligations contemplated by this Agreement); certain fees and expenses of the underwriters (excluding discounts and commissions); fees and expenses of any special experts retained by AirNet at the request of the managing underwriters in connection with the registration; fees and expenses of other Persons retained by AirNet in connection with the registration; and the fees and expenses incurred in connection with the listing of the securities to be registered on each securities exchange on which similar securities issued by AirNet are then listed.

    (b) In connection with each registration for which AirNet is required to pay the Registration Expenses of the holders of Registrable Securities, AirNet will promptly reimburse those holders for the reasonable fees and disbursements of one law firm, selected by the holders of a majority of the Registrable Securities, to serve as counsel to all the holders.

    (c) Each holder of securities included in any underwritten Piggyback Registration will pay any underwriting discounts and commissions allocable to the holder's securities so included.

    SECTION 6.  INDEMNIFICATION.

    (a) INDEMNIFICATION BY COMPANY. In the event of any registration of Registrable Securities under the Securities Act pursuant to this Agreement, to the fullest extent permitted by law, AirNet agrees to indemnify each holder of Registrable Securities, its officers and directors, and each Person who controls the holder (within the meaning of the Securities Act and the Exchange Act) against all losses, claims, damages, liabilities and expenses caused by any untrue or allegedly untrue statement of material fact contained in any registration statement under which such Registrable Securities were registered under the Securities Act, any prospectus or preliminary prospectus contained therein or any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, except to the extent the untrue statement or omission resulted from information that the holder furnished in writing to AirNet expressly for use therein or the holder's failure to deliver information required to be included therein or by the holder's failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto which fully correct any untrue statements or omissions in any registration statement or prospectus previously delivered to any purchaser by such holder after AirNet has furnished the holder with a sufficient number of copies of the relevant documents. In connection with a firm or best efforts underwritten offering, to the extent customarily required by the managing underwriter, AirNet will indemnify the underwriters, their officers and directors and each Person who controls the underwriters (within the meaning of the Securities Act and the Exchange Act), to the extent customary in such agreements.

    (b) INDEMNIFICATION BY HOLDERS OF SECURITIES. In connection with any registration statement, each participating holder of Registrable Securities will furnish to AirNet in writing such information and affidavits as AirNet reasonably requests for use in connection with any registration statement or prospectus and each holder agrees to indemnify, to the extent permitted by law, AirNet, its directors and officers, and each Person who controls AirNet (within the meaning of the Securities Act and the Exchange Act) against any losses, claims, damages, liabilities, and expenses resulting from any untrue or allegedly untrue statement of a material fact or any omission or alleged omission of a material fact concerning such holder required to be stated in the registration statement or prospectus or any amendment thereof or supplement thereto necessary to make the statements therein not misleading, but only to the extent that the untrue statement or omission is contained in or omitted from any information or affidavit concerning such holder the holder furnished in writing, or resulting from the holder's failure to deliver information required to be included therein or, if so required by applicable law, to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto to any purchaser after AirNet has furnished the holder with a sufficient number of copies of the relevant documents.

    (c) INDEMNIFICATION PROCEEDINGS. Any Person entitled to indemnification under this Agreement will (i) give prompt notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in the indemnified party's reasonable judgment a conflict of interest may exist between the indemnified and indemnifying parties with respect to the claim, permit the indemnifying party to assume the defense of the claim with counsel reasonably satisfactory to the indemnified party. If the indemnifying party does not assume the defense, the indemnifying party will not be liable for any settlement made without its consent (but that consent may not be unreasonably withheld). No indemnifying party will consent to entry of any judgment or will enter into any settlement that does not include as an unconditional term the claimant's or plaintiff's release of the indemnified party from all liability concerning the claim or litigation. An indemnifying party who is not entitled to or elects not to assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel (and local counsel) for all parties indemnified by the indemnifying party with respect to the claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between the indemnified party and any other indemnified party with respect to the claim, in which event the indemnifying party shall be obligated to pay the fees and expenses of additional counsel.

    (d)  CONTRIBUTION.  If the indemnification provided for in Section 6(a) or
(b) is unavailable to an indemnified party in respect of any losses, claims, damages, liabilities or expenses referred to therein, then each indemnifying party thereunder shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the (i) relative benefit and (ii) relative fault of AirNet and the participating holders of Registrable Securities in connection with the statements or omissions that resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative benefit of AirNet and the participating holders of Registrable Securities shall be determined by reference to the proportion of total proceeds from the offering to which such person is entitled. The relative fault of AirNet and the participating holders of Registrable Securities shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by AirNet or by the participating holders of Registrable Securities and the parties' relative intent and knowledge.

    The parties hereto agree that it would not be just and equitable if contribution pursuant this Section 6(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding anything herein to the contrary, no participating holder of Registrable Securities shall be required to contribute any amount in excess of the amount by which the net proceeds of the offering (before deducting expenses, if any) received by such participating holder exceeds the amount of any damages that such participating holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled contribution from any person who was not guilty of such fraudulent misrepresentation.

    SECTION 7. PARTICIPATION IN UNDERWRITTEN REGISTRATIONS. No Person may participate in any underwritten registration without (a) agreeing to sell securities on the basis provided in underwriting arrangements approved by AirNet (which underwriting arrangements shall not be contrary to this Agreement) and
(b) completing and executing all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required by the underwriting arrangements.

    SECTION 8.  MISCELLANEOUS.

    (a) AMENDMENT. This Agreement may be amended or modified only by a written agreement executed by AirNet and the holders of a majority of the Registrable Securities then issued and outstanding.

    (b) ATTORNEYS' FEES. In any legal action or proceeding brought to enforce any provision of this Agreement, the prevailing party shall be entitled to recover all reasonable expenses, charges, court costs and attorneys' fees in addition to any other available remedy at law or in equity.

    (c) BENEFIT OF PARTIES; ASSIGNMENT. All of the terms and provisions of this Agreement shall be binding on and inure to the benefit of the parties and their respective successors and assigns, including without limitation all subsequent holders of securities entitled to the benefits of this Agreement who agree in writing to become bound by the terms of this Agreement; PROVIDED, HOWEVER, AirNet may not transfer or assign its rights or obligations under this Agreement; and, without the prior written consent of AirNet (which shall not be unreasonably withheld or delayed), no Stockholder may assign his or her rights or obligations under this Agreement.

    (d) CAPTIONS. The captions of the sections and subsections of this Agreement are solely for convenient reference and shall not be deemed to affect the meaning or interpretation of any provision of this Agreement.

    (e) COOPERATION. The parties agree that after execution of this Agreement they will from time to time, upon the request of any other party and without further consideration, execute, acknowledge and deliver in proper form any further instruments and take such other action as any other party may reasonably require to carry out effectively the intent of this Agreement.

    (f) COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

    (g) ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties with respect to the subject matter of this Agreement. There are no promises, covenants or undertakings other than those expressly set forth or provided for in this Agreement.

    (h) GOVERNING LAW. The internal law of the State of Ohio will govern the interpretation, construction, and enforcement of this Agreement and all transactions and agreements contemplated hereby, notwithstanding any state's choice of law rules to the contrary.

    (i) NO INCONSISTENT AGREEMENTS. AirNet will not enter into any agreement with respect to its securities that shall grant to any Person registration rights that in any way conflict with the rights provided under this Agreement unless, and only to the extent that, the Stockholders are granted rights equal to those granted to such other Person.

    (j) NOTICES. All notices, requests, demands, or other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and delivery shall be deemed sufficient in all respects and to have been duly given on the date of service if delivered personally to the party to whom notice is to be given, or on the third day after mailing if mailed by first class mail--return receipt requested, postage prepaid, and properly addressed to the addresses set forth in the Merger Agreement or to such other address(es) as the respective parties hereto shall from time to time designate to the other(s) in writing.

    (k) SPECIFIC PERFORMANCE. Each of the parties agrees that damages for a breach of or default under this Agreement would be inadequate and that in addition to all other remedies available at law or in equity the parties and their successors and assigns shall be entitled to specific performance or injunctive relief, or both, in the event of a breach or a threatened breach of this Agreement.

    (l) VALIDITY OF PROVISIONS. Should any part of this Agreement for any reason be declared by any court of competent jurisdiction to be invalid, that decision shall not affect the validity of the remaining portion, which shall continue in full force and effect as if this Agreement had been executed with the invalid portion eliminated, it being the intent of the parties that they would have executed the remaining portion of the Agreement without including any part or portion that may for any reason be declared invalid.

    IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

                                AIRNET SYSTEMS, INC.

                                By:
                                     -----------------------------------------
                                                  Gerald G. Mercer
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                SHAREHOLDERS:

                                ---------------------------------------------
                                              Robert J. Mitzman

                                ---------------------------------------------
                                               Dominique Brown

                                ---------------------------------------------
                                                 Glenn Smoak

                                ---------------------------------------------
                                                 Karl Daigle

                                ---------------------------------------------
                                                  Ed McNally

                                ---------------------------------------------
                                                Tomas Miguens

                                                                    EXHIBIT 1.05

                                ESCROW AGREEMENT

    ESCROW AGREEMENT, dated as of          , 1998, among the Persons whose names
and addresses are set forth on SCHEDULE A hereto (the "STOCKHOLDERS"), AirNet Systems, Inc., an Ohio corporation ("AIRNET"), and Banc One Trust Company, NA, as Escrow Agent (the "ESCROW AGENT").

                                R E C I T A L S

    WHEREAS, the Stockholders, AirNet, Q International Courier, Inc., a New York corporation (the "COMPANY"), and Q Acquisition Company, an Ohio corporation and wholly-owned subsidiary of AirNet ("MERGER SUBSIDIARY"), are parties to a Merger Agreement, dated as of April 14, 1998 (the "MERGER AGREEMENT"), pursuant to which Merger Subsidiary shall be merged with and into the Company.

    WHEREAS, Section 10.02 of the Merger Agreement provides for the indemnification of AirNet Indemnitees (as defined in the Merger Agreement) from certain Losses (as defined in the Merger Agreement) that may be incurred by any of them;

    WHEREAS, the Merger Agreement further provides that 314,136 common shares, $.01 par value, of AirNet (the "AIRNET COMMON SHARES"), shall be deposited into escrow in order to indemnify the AirNet Indemnitees against General Contingencies pursuant to Section 10.02 of the Merger Agreement (the "GENERAL ESCROW SHARES"); and

    WHEREAS, the Merger Agreement further provides that 46,091 AirNet Common Shares shall be deposited into escrow in order to indemnify the AirNet Indemnitees against Specific Contingencies pursuant to Section 10.02 of the Merger Agreement (the "SPECIFIC ESCROW SHARES" and, together with the General Escrow Shares, the "ESCROW SHARES").

    NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

    l. APPOINTMENT OF ESCROW AGENT; DEPOSIT OF ESCROW SHARES. The Stockholders and AirNet hereby appoint the Escrow Agent as the escrow agent under this Agreement, and the Escrow Agent accepts such appointment according to the terms and conditions set forth herein. On the date hereof, AirNet and/or the Stockholders have deposited with the Escrow Agent, and the Escrow Agent hereby acknowledges receipt of, the General Escrow Shares and the Specific Escrow Shares. The Escrow Agent shall hold and distribute the Escrow Shares in accordance with the terms and conditions of this Agreement.

    2. DISTRIBUTIONS FROM ESCROW. The Escrow Agent shall hold the Escrow Shares in escrow in accordance with this Agreement and shall make distributions of Escrow Shares only as follows or as provided in Sections 3 and 4 below:

    (a) Escrow Shares shall be distributed to AirNet in such amounts as are authorized to be distributed to AirNet pursuant to Section 3 below.

    (b) Upon the filing of AirNet's Annual Report on Form 10-K (the "AIRNET 1998 FORM 10-K") for the fiscal year ended December 31, 1998 (which is anticipated to occur on or about March 31, 1999), the Escrow Agent shall distribute to each Stockholder that number of General Escrow Shares equal to the product of (i) such Stockholder's Stockholder Percentage as set forth on Schedule A hereto and
(ii) the entire balance of the General Escrow Shares then remaining in escrow less the aggregate of the then existing General Claim Reserves (as defined below) for General Open Claims (as defined below) and the amount of any claim not constituting a General Open Claim which is described in a written notice of a claim from AirNet in accordance with Section 3(a) and actually received by the Escrow Agent prior to the filing of the AirNet 1998 Form 10-K.

    (c) Within two banking days of the Escrow Agent's having been given a joint written direction with respect to a General Open Claim pursuant to Section 3(d),
(i) the Escrow Agent shall distribute to AirNet that number of General Escrow Shares set forth in joint written direction for such General Open Claim and (ii) to the extent authorized in Section 3 below, the Escrow Agent shall distribute to each Stockholder that number of General Escrow Share equal to the product of (X) such Stockholder's Stockholder Percentage and (Y) and the balance of the General Claim Reserve established in respect of such General Open Claim, the amount of which shall be set forth in the joint written direction.

    (d) At least five business days prior to the six month anniversary of the Effective Time (as defined in the Merger Agreement) and following resolution of the Specific Contingency set forth as item number one on Schedule 1.04 to the Company Disclosure Schedule in accordance with the provisions of Section 7.08 of the Merger Agreement, AirNet and the Stockholder Representative shall give the Escrow Agent a joint written instruction directing the Escrow Agent to distribute the number of Specific Escrow Shares set forth in such joint written instruction to AirNet and/or the Stockholders, depending on the resolution of such Specific Contingency in accordance with such Section 7.08. Within two banking days of the Escrow Agent's having been given the foregoing joint written direction, the Escrow Agent shall distribute to AirNet that number of Specific Escrow Shares set forth in such joint written instruction and/or to each Stockholder that number of Specific Escrow Shares equal to the product of (i) such Stockholder's Stockholder Percentage as set forth on Schedule A hereto and
(ii) the total number of Specific Escrow Shares to be delivered to the Stockholders pursuant to such joint written instruction.

    (e) On the second anniversary of the Effective Time (as defined in the Merger Agreement), the Escrow Agent shall distribute to each Stockholder that number of Specific Escrow Shares equal to the product of (i) such Stockholder's Stockholder Percentage as set forth on Schedule A hereto and (ii) the entire balance of the Specific Escrow Shares then remaining in escrow less the aggregate of the then existing Specific Claim Reserves (as defined below) for Specific Open Claims (as defined below).

    (f) Within two banking days of the Escrow Agent's having been given a joint written direction with respect to a Specific Open Claim pursuant to Section 4(d), (i) the Escrow Agent shall distribute to AirNet that number of Specific Escrow Shares set forth in joint written direction for such Specific Open Claim and (ii) to the extent authorized in Section 3 below, the Escrow Agent shall distribute to each Stockholder that number of Specific Escrow Share equal to the product of (X) such Stockholder's Stockholder Percentage and (Y) and the balance of the Specific Claim Reserve established in respect of such Specific Open Claim, the amount of which shall be set forth in the joint written direction.

    (g) Any distribution required to be made hereunder by the Escrow Agent from the Escrow Shares shall be delivered (i) in accordance with written instructions given to the Escrow Agent by the party entitled under this Agreement to receive such distribution (with a copy to the other parties) or (ii) after the filing of the AirNet 1998 Form 10-K (in respect of the General Escrow Shares) and after the second anniversary of the Effective Time (in respect of the Specific Escrow Shares), in accordance with the terms of an order, judgment or decree ordering the payment of all or any portion of the Escrow Shares, which order, judgment or decree represents a final adjudication of the rights of the Stockholders and AirNet with respect to the payment of all or a portion of an Open Claim by a court of competent jurisdiction, and that the time for appeal from such order, judgment or decree has expired without an appeal having been perfected.

    3. AIRNET GENERAL CONTINGENCY CLAIMS. The procedure for distributions from the Escrow Shares with respect to General Contingencies shall be as follows:

    (a) From time to time prior to the filing of the AirNet 1998 Form 10-K, if AirNet determines that AirNet or any other AirNet Indemnitee is entitled to indemnification for Losses with respect to General Contingencies under Section 11.02(a) of the Merger Agreement, AirNet may request a distribution from the General Escrow Shares on deposit by giving written notice of AirNet's claim to the Escrow Agent and to the Stockholder Representative (as defined below), certifying in reasonable detail in such notice the nature of the claim, the amount thereof if then ascertainable and, if not then ascertainable, a good faith estimate of the estimated amount thereof, and the provision(s) in the Merger Agreement on which the claim relating to such General Contingency is based.

    (b) If, within thirty (30) calendar days after actual receipt by the Escrow Agent of the written notice of a claim from the AirNet in accordance with
Section 3(a), the Escrow Agent has not actually received written objection to such claim from the Stockholder Representative, the claim stated in such notice shall be conclusively deemed to be approved by the Stockholders and the Escrow Agent shall promptly thereafter distribute to AirNet from the General Escrow Shares on deposit a number of General Escrow Shares equal to the dollar amount of such claim divided by the Market Price up to the full number of General Escrow Shares on deposit.

    (c) If within said thirty (30) calendar days the Escrow Agent shall have actually received from the Stockholder Representative a written objection to the claim by AirNet pursuant to Section 3(a) (a copy of which objection shall in each case be sent to the AirNet by the Stockholder Representative in accordance with the provisions of Section 12 below), then such claim shall be deemed to be a "GENERAL OPEN CLAIM" and the Escrow Agent shall reserve within the General Escrow Shares on deposit a number of General Escrow Shares equal to the amount of the General Open Claim divided by the Market Price (which number of General Escrow Shares for each General Open Claim is referred to herein as a "GENERAL CLAIM RESERVE").

    (d) The number of General Escrow Shares constituting the General Claim Reserve for each General Open Claim shall be distributed by the Escrow Agent from the General Escrow Shares on deposit to AirNet only in accordance with a joint written instruction by AirNet and the Stockholder Representative following resolution of the General Open Claim in accordance with Section 3(e) below, and any portion of the General Claim Reserve for such General Open Claim not so required to be distributed to AirNet shall be distributed by the Escrow Agent to the Stockholders in accordance with Section 3(b) above and such General Reserve shall be reduced to zero; PROVIDED, that if such General Open Claim is resolved prior to the filing of the AirNet 1998 Form 10-K, the remaining portion of such General Claim Reserve shall not be distributed to the Stockholders pursuant hereto but rather shall continue to constitute a part of the Escrow Shares for General Contingencies, and shall continue to be available for additional claims by AirNet pursuant to the terms hereof.

    (e) If the Stockholder Representative shall raise an objection to a claim by AirNet relating to General Contingencies within the 30-day period referred to in
Section 3(b) above, the Stockholder Representative and AirNet shall negotiate in good faith for a further 15-day period to determine jointly the appropriate amount, if any, of such General Open Claim. If the Stockholder Representative and AirNet have not made such joint determination during such 15-day period, then, to extent such General Open Claim remains in dispute, such General Open Claim shall be submitted to, and settled by, binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA RULES"). The determination of the arbitrator selected in accordance with the AAA Rules shall be final and conclusive and, within five business days following resolution of the General Open Claim pursuant to arbitration, AirNet and the Stockholder Representative shall submit a joint written instruction to the Escrow Agent as to the disposition of the General Open Claim that is consistent with the determination of the arbitrator with respect thereto. The costs, fees and expenses of the arbitration shall be borne by AirNet and the Stockholders in reverse proportion to the arbitration decision.

    4. AIRNET SPECIFIC CONTINGENCY CLAIMS. The procedure for distributions from the Escrow Deposit with respect to Specific Contingencies shall be as follows:

    (a) From time to time prior to the second anniversary of the Effective Time, if AirNet determines that AirNet or any other AirNet Indemnitee is entitled to indemnification for Losses with respect to a Specific Contingency under Section 11.02(a) of the Merger Agreement, AirNet may request a distribution from the Specific Escrow Shares on deposit by giving written notice of AirNet's claim to the Escrow Agent and to the Stockholder Representative, certifying in reasonable detail in such notice the nature of the claim, the amount thereof and the Specific Contingency for which indemnity is being sought.

    (b) If, within thirty (30) calendar days after actual receipt by the Escrow Agent of the written notice of a claim from the AirNet in accordance with
Section 4(a), the Escrow Agent has not actually received written objection to such claim from the Stockholder Representative, the claim stated in such notice shall be conclusively deemed to be approved by the Stockholders and the Escrow Agent shall promptly thereafter distribute to AirNet from the Specific Escrow Shares on deposit a number of Specific Escrow Shares equal to the dollar amount of such claim divided by the Market Price up to the full number of Specific Escrow Shares in the Escrow Deposit.

    (c) If within said thirty (30) calendar days the Escrow Agent shall have actually received from the Stockholder Representative a written objection to the claim by AirNet pursuant to Section 4(a) (a copy of which objection shall in each case be sent to the AirNet by the Stockholder Representative in accordance with the provisions of Section 12 below), then such claim shall be deemed to be a "SPECIFIC OPEN CLAIM" and the Escrow Agent shall reserve within the Specific Escrow Shares on deposit a number of Specific Escrow Shares equal to the amount of the Specific Open Claim divided by the Market Price (which number of Specific Escrow Shares for each Specific Open Claim is referred to herein as a "SPECIFIC CLAIM RESERVE").

    (d) The number of Specific Escrow Shares constituting the Specific Claim Reserve for each Specific Open Claim shall be distributed by the Escrow Agent from the Specific Escrow Shares on deposit to AirNet only in accordance with a joint written instruction by AirNet and the Stockholder Representative following resolution of the Specific Open Claim in accordance with Section 4(e) below, and any portion of the Specific Claim Reserve for such Specific Open Claim not so required to be distributed to AirNet shall be distributed by the Escrow Agent to the Stockholders in accordance with Section 4(b) above.

    (e) If the Stockholder Representative shall raise an objection to a claim by AirNet relating to a Specific Contingency within the 30-day period referred to in Section 4(b) above, the Stockholder Representative and AirNet shall negotiate in good faith for a further 15-day period to determine jointly the appropriate amount, if any, of such Specific Open Claim. If the Stockholder Representative and AirNet have not made such joint determination during such 15-day period, then, to extent such Specific Open Claim remains in dispute, such Specific Open Claim shall be submitted to, and settled by, binding arbitration in accordance the AAA Rules. The determination of the arbitrator selected in accordance with the AAA Rules shall be final and conclusive and, within five business days following resolution of the Specific Open Claim pursuant to arbitration, AirNet and the Stockholder Representative shall submit a joint written instruction to the Escrow Agent as to the disposition of the Specific Open Claim that is consistent with the determination of the arbitrator with respect thereto. The costs, fees and expenses of the arbitration shall be borne by AirNet and the Stockholders in reverse proportion to the arbitration decision.

    5. CONDITIONS TO ESCROW. The Escrow Agent agrees to hold the Escrow Shares and to perform in accordance with the terms and provisions of this Agreement. The Stockholders and AirNet agree that the Escrow Agent does not assume any responsibility for the failure of the Stockholders or the AirNet to perform in accordance with the Merger Agreement or this Agreement. The acceptance by the Escrow Agent of its responsibilities hereunder is subject to the following terms and conditions, which the parties hereto agree shall govern and control with respect to the Escrow Agent's rights, duties, liabilities and immunities:

    (a) The Escrow Agent may conclusively rely, and shall be protected in acting or refraining from acting upon, any written notice, certification, request, waiver, consent, receipt or other paper or document furnished to it, not only as to its due execution and validity and effectiveness of its provisions but also as to the truth and accuracy of any information therein contained which the Escrow Agent reasonably believes to be genuine and to have been signed and presented by the proper party or parties. Should it be necessary for the Escrow Agent to act upon any instructions, directions, documents or instruments issued or signed by or on behalf of any corporation, fiduciary, or individual acting on behalf of another party hereto, it shall not be necessary for the Escrow Agent to inquire into such corporation's, fiduciary's or individual's authority, capacity, existence or identity. The Escrow Agent is also relieved from the necessity of satisfying itself as to the authority of the persons executing this Agreement in a representative capacity. It is understood that any references herein to joint instructions or joint written instructions or words of similar import include any instructions signed in counterpart.

    (b) The Escrow Agent shall not be liable for any error of judgment or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection herewith, except for its own gross negligence or willful misconduct.

    (c) The Escrow Agent may consult with, and obtain advice from, legal counsel including in-house counsel in the event of any question as to any of the provisions hereof or the duties hereunder, and it shall incur no liability and shall be fully protected in acting in good faith in accordance with the opinion and instructions of such counsel. The reasonable costs of such counsel's services shall be paid to the Escrow Agent in accordance with Section 8 below.

    (d) The Escrow Agent shall have no duties except those which are expressly set forth herein and it shall not be bound by (i) the Merger Agreement or any agreement of the other parties hereto (whether or not it has any knowledge thereof) or by any notice of a claim, or demand with respect thereto, or (ii) any waiver, modification, amendment, termination or rescission of this Agreement unless the Escrow Agent agrees thereto in writing.

    (e) The Escrow Agent may resign and be discharged from its duties and obligations hereunder by giving notice in writing of such resignation specifying a date (no earlier than 30 days following the date of such notice) when such resignation will take effect, provided, however, that until a successor escrow agent is appointed by the Stockholder Representative and by AirNet and such successor accepts such appointment, the Escrow Agent shall continue to hold the Escrow Shares and otherwise comply with the terms of this Agreement; PROVIDED FURTHER that the parties to this Escrow Agreement agree to use their reasonable efforts to mutually agree on a successor escrow agent within 30 days after the giving of Escrow Agent's notice and if no such successor escrow agent shall be appointed within 30 days of the Escrow Agent providing its notice, the Escrow Agent may, at the expense of the AirNet and the Stockholders, (i) appoint a successor escrow agent which shall be a national or state-chartered banking, trust or savings association, (ii) petition any court of competent jurisdiction for the appointment of a successor escrow agent or (iii) may deposit the Escrow Shares with the Clerk of the United States District Court for the Southern District of Ohio, or with the office of the clerk of registry of any other court of competent jurisdiction, at which time the Escrow Agent's duties hereunder shall terminate. Any successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers and duties of the predecessor escrow agent as if originally named as escrow agent. The resigning Escrow Agent shall thereupon be discharged from any further obligations under this Escrow Agreement.

    (f) Upon delivery of all of the Escrow Shares pursuant to the terms of Sections 2, 3 and 4 above or to a successor escrow agent, the Escrow Agent shall thereafter be discharged from any further obligations hereunder. The Escrow Agent is hereby authorized, in any and all events, to comply with and obey any and all final judgments, orders and decrees (not subject to appeal) of any court of competent jurisdiction which may be filed, entered or issued, and, if it shall so comply or obey, it shall not be liable to any other person by reason of such compliance or obedience.

    (g) The Escrow Agent shall not have any responsibility or liability for the completeness, correctness or accuracy of any transactions between the AirNet, on the one hand, and Stockholders, on the other hand.

    (h) In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions with respect to the Escrow Shares which, in its sole opinion, are in conflict with either other instructions received by it or any provision of this Agreement, it shall without liability of any kind, be entitled to hold the Escrow Shares pending the resolution of such uncertainty to the Escrow Agent's sole satisfaction, by final judgment of a court or courts of competent jurisdiction or otherwise, or the Escrow Agent, at its option, may, in final satisfaction of its duties hereunder, deposit the Escrow Deposit with the Clerk of the United States District Court for the Southern District of Ohio or with the office of the clerk of registry of any other court of competent jurisdiction.

    6. INDEMNIFICATION. AirNet hereby agrees to indemnify the Escrow Agent, its directors, officers, agents and employees and any person who "controls" the Escrow Agent within the meaning of Section 15 of the Securities Act of 1933 (collectively, the "INDEMNIFIED PARTIES") for and to hold them harmless against any loss, liability or expense (including, without limitation, all expenses reasonably incurred in its investigation and defense and costs and expenses reasonably incurred in enforcing this right of indemnification) incurred without gross negligence or willful misconduct on the part of the. Indemnified Parties arising out of or in connection with this Agreement. The provisions of this
Section 6 shall survive the termination of this Agreement.

    7. BANKING DAYS. If any date on which the Escrow Agent is required to make a delivery pursuant to the provisions hereof is not a banking day, then the Escrow Agent shall make such investment or delivery on the next succeeding banking day.

    8. ESCROW COSTS; NO RIGHT OF SET-OFF. The Escrow Agent shall be entitled to be paid a fee for its services pursuant to the attached FEE SCHEDULE and to be reimbursed for its reasonable costs and expenses hereunder (including reasonable counsel fees), which fees, costs and expenses shall be paid by AirNet from time to time as such fees, costs and expenses are earned. Nothing in this
Section 8 limits the Escrow Agent's rights against AirNet for the payment of amounts due the Escrow Agent under Section 6 above or the Escrow Agent's fees, costs and expenses hereunder.

    The Escrow Agent acknowledges and agrees that it is holding the Escrow Shares in its capacity as escrow agent and that it has no right to apply amounts constituting the value of the Escrow Shares against any obligations of (a) the other parties to this Agreement that do not arise under this Agreement or (b) the Company.

    9. DEFINED TERMS. As used in this Agreement, the following terms have the respective meanings set forth below:

    MARKET PRICE: shall mean the closing price of the AirNet Common Shares on the New York Stock Exchange (or another exchange or quotation system on which the AirNet Common Shares are listed or included, if such AirNet Common Shares are not then listed on the New York Stock Exchange) as reported in THE WALL STREET JOURNAL as of the date which is two business days prior to the date of determination.

    PERSON: shall mean an individual, partnership, joint-stock company, limited liability company, corporation, trust or unincorporated organization, and a government or agency or political subdivision thereof.

    Stockholder Percentage: shall mean, with respect to any Stockholder, the percentage set forth opposite such Stockholder's name on SCHEDULE A.

    10. STOCKHOLDER REPRESENTATIVE. The parties to this Agreement hereby acknowledge and agree that all instructions, directions or other communications given by or on behalf of the Stockholders shall be made pursuant to a writing signed by Robert Mitzman, as the representative of the Stockholders (the "STOCKHOLDER REPRESENTATIVE"), and shall be binding upon each Selling Stockholder. The parties further acknowledge and agree that the Escrow Agent may rely upon such instructions, directions or other communications made by the Stockholder Representative as if made by each Stockholder. The powers conferred upon the Stockholder Representative hereunder are coupled with an interest and are irrevocable.

    11. STATUS OF THE STOCKHOLDERS AS STOCKHOLDERS OF AIRNET. (a) The Escrow Shares shall be deemed to be beneficially owned by each Stockholder in accordance with such Stockholder's Stockholder Percentage and the Stockholders shall be entitled to vote such Escrow Shares and receive dividends and other distributions with respect to such Escrow Shares, in each case, unless and until such Escrow Shares are distributed to AirNet pursuant to the terms of this Agreement; PROVIDED, that, notwithstanding the foregoing, no Stockholder may sell, distribute, transfer, hypothecate, pledge or otherwise dispose of any Escrow Shares unless and until such

    Escrow Shares are actually distributed to such Stockholder by the Escrow Agent pursuant to the terms hereof. For purposes of the foregoing sentence, each distribution of Escrow Shares to AirNet pursuant to the terms of this Agreement shall be deemed to be made by the Stockholders pro rata in accordance with such Stockholder's Stockholder Percentage.

    12.  NOTICES.

    (a) All communications under this Agreement shall be in writing and shall be delivered by hand or mailed by overnight courier or by registered mail or certified mail, postage prepaid:

        (i) if to AirNet, 3939 International Gateway, Columbus, Ohio 43219, marked to the attention of Eric P. Roy, or at such other address as AirNet may have furnished the Stockholder Representative in writing; with a copy of Vorys, Sater Seymour and Pease LLP, 52 East Gay Street, Columbus, Ohio 43215, marked to the attention of Ronald A. Robins, Jr.;

        (ii) if to the Stockholders, care of the Stockholder Representative, Q International Courier, Inc., 909 Third Avenue, 5th Floor, New York, New York 10022-4731, or at such other address as the Stockholder Representative may have furnished to AirNet in writing; with a copy to Winthrop, Stimson, Putnam & Roberts, One Battery Park Plaza, marked for the attention of Kenneth E. Adelsberg;

       (iii) if to the Escrow Agent, care of Corporate Trust Account Administration, 235 West Schrock Road, OH1-0380, Westerville, Ohio 43081, with a copy to Bank One Trust Company, AN, 100 East Broad Street, 071-0181, Columbus, Ohio 43215, marked to the attention of Michael Dockman.

    (b) Any notice so addressed shall be deemed to be given: if delivered by hand, on the date of such delivery; if mailed by courier, on the first business day following the date of such mailing; and if mailed by registered or certified mail, on the third business day after the date of such mailing.

    13. ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties hereto with respect to the transactions contemplated hereby and may be amended, modified, supplemented or altered only by a writing duly executed by the Escrow Agent, AirNet and the Stockholder Representative, and any prior agreements or understandings, whether oral or written, are entirely superseded hereby; PROVIDED, HOWEVER, that no amendment, modification, supplement or alteration of this Agreement shall affect the Stockholder Percentage of any Stockholder without the express written consent of the Stockholder affected thereby.

    14. ASSIGNS AND ASSIGNMENT. This Agreement shall extend to, shall inure to the benefit of and shall be binding upon all of the parties hereto and upon all of their respective successors and permitted assigns.

    15. NO OTHER THIRD PARTY BENEFICIARIES. Except as otherwise expressly provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person other than the parties hereto, any rights or remedies under or by reason of this Agreement.

    16. NO WAIVER. No failure or delay by an party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, and no single or partial exercise thereof shall preclude any right of further exercise or the exercise of any other right, power or privilege.

    17. SEVERABILITY. If any covenant, agreement, provision or term of this Agreement is held to be invalid for any reason whatsoever, then such covenant, agreement, provision or term will be deemed severable from the remaining covenants, agreements, provisions and terms of this Agreement and will in no way affect the validity or enforceability of any other provision of this Agreement.

    18. GOVERNING LAW. This Agreement will be governed by and construed in accordance with the domestic laws of the State of Ohio, without giving effect to any choice of law or conflict provision or rule (whether of the State of Ohio or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Ohio to be applied.

    19. COUNTERPARTS. This Agreement may be executed by the parties hereto individually or in any combination, in one or more counterparts, each of which shall be an original and all of which shall together constitute one and the same agreement.

                           [signature page to follow]

    In Witness Whereof, the parties hereto have executed this Escrow Agreement on the date first written above.

                                STOCKHOLDERS:

                                ------------------------------
                                      Robert J. Mitzman

                                ------------------------------
                                       Dominique Brown

                                ------------------------------
                                         Glenn Smoak

                                ------------------------------
                                         Karl Daigle

                                ------------------------------
                                          Ed Mcnally

                                ------------------------------
                                        Tomas Miguens

                                AIRNET:

                                AIRNET SYSTEMS, INC.

                                By:  /s/
                                     ------------------------------------------
                                Name:
                                Title:

                                ESCROW AGENT

                                BANC ONE TRUST COMPANY, NA, as Escrow Agent

                                By:  /s/
                                     ------------------------------------------
                                Name:
                                Title:

SCHEDULE A

STOCKHOLDER
NAME AND ADDRESS                                                                                STOCKHOLDER PERCENTAGE
-------------------------------------------------------------------------------------------  -----------------------------

                                                                     APPENDIX II

                   [SBC WARBURG DILLON READ INC. LETTERHEAD]

                                 April 24, 1998

The Board of Directors
AirNet Systems, Inc.
3939 International Gateway
Columbus, Ohio 43219

Gentlemen:

    We understand that AirNet Systems, Inc. (the "Company") entered into a definitive Agreement and Plan of Merger (the "Agreement") dated April 14, 1998, whereby Q International Courier, Inc. ("Quick") will become a wholly-owned subsidiary of the Company (the "Transaction"). Pursuant to the terms of the Agreement all of the issued and outstanding shares of the capital stock of Quick will be converted, in the aggregate, into 3,141,356 shares of Common Stock, par value of $0.01, of the Company (the "Consideration"). No Company Common Stock will be issued to holders of fractional shares of Quick Common Stock. The terms and conditions of the Transaction are more fully set forth in the Agreement.

    You have requested our opinion as to whether, as of the date hereof, the aggregate Consideration to be paid by the Company in the Transaction, without reference to any specific shareholder of Quick capital stock, is fair, from a financial point of view, to the Company.

    SBC Warburg Dillon Read Inc. ("SBCWDR") and its predecessors have acted as financial advisors to the Board of Directors of the Company in connection with the Transaction and will receive a fee upon the consummation thereof. In the past, SBCWDR and its predecessors have provided investment banking services to the Company and received customary compensation for the rendering of such services. In the ordinary course of business, SBCWDR, its successors and affiliates, may have traded securities of the Company for their own accounts and, accordingly, may at any time hold a long or short position in such securities.

    Our opinion does not address the Company's underlying business decision to effect the Transaction or constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction.

    At your direction, we have not been asked to, nor do we, offer any opinion as to the material terms of the Agreement or the form of the Transaction. In rendering this opinion, we have assumed, with your consent, that Quick and the Company will comply with all the material terms of the Agreement.

    In arriving at our opinion we have, among other things: (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information relating to the Company; (iii) reviewed the reported price and trading activity for the Common Stock of the Company; (iv) reviewed certain internal non-public financial information and other data provided to us by each of the Company and Quick relating to the business and prospects of the Company and Quick, respectively, including financial projections prepared by the management of the Company and Quick, respectively; (v) conducted discussions with members of the senior management of the Company and Quick; (vi) reviewed publicly available financial and securities market data pertaining to certain publicly held companies in lines of business which we

AirNet Systems, Inc.
April 24, 1998
Page 2

believed to be generally comparable to Quick; and (vii) conducted such other financial studies, analyses and investigations, and considered such other information as we deemed necessary and appropriate.

    In connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the information reviewed by us for the purpose of this opinion and have, at your direction, relied upon its being complete and accurate in all material respects. We have not been requested to and have not made an independent evaluation or appraisal of any assets or liabilities (contingent or otherwise) of Quick, nor have we been furnished with any such evaluation or appraisal. Further, we have assumed, with your consent, that all of the information, including the financial forecasts, estimates, pro forma effects and projections, provided to us by management of the Company and Quick were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of each company as to the future performance of their respective companies. With your consent, we have assumed that the Transaction will be treated as a pooling of interests for accounting purposes. In addition, our opinion necessarily is based on economic, monetary, market and other conditions as in effect on, and made available to us as of the date hereof.

    Based upon and subject to the foregoing, it is our opinion that the aggregate Consideration to be paid by the Company in the Transaction, without reference to any specific shareholder of Quick capital stock, is fair, from a financial point of view, to the Company.

                                          Very truly yours,
                                          SBC WARBURG DILLON READ INC.
                                          /s/ Sharyar Aziz
                                          --------------------------------------
                                          Sharyar Aziz
                                          MANAGING DIRECTOR

                                          /s/ Aaron C. Hill
                                          --------------------------------------
                                          Aaron C. Hill
                                          EXECUTIVE DIRECTOR

                                                                    APPENDIX III

                           ACQUIRING PERSON STATEMENT
                        Pursuant to Section 1701.831 of
                             the Ohio Revised Code
                              AIRNET SYSTEMS, INC.
                      (Name of Issuing Public Corporation)

    This Acquiring Person Statement is being delivered to AirNet Systems, Inc., an Ohio corporation ("AirNet"), pursuant to Section 1701.831 of the Ohio Revised Code by Robert J. Mitzman, Dominique Brown, Glenn Smoak, Karl Daigle, Ed McNally and Tomas Miguens (collectively, the "Quick Stockholders") and relates to the transactions contemplated by the Agreement and Plan of Merger, dated as of April 14, 1998, among Q International Courier, Inc., the Quick Stockholders, AirNet and Q Acquisition Company (the "Merger Agreement").

ITEM 1.  IDENTITY OF THE ACQUIRING PERSONS.

    The acquiring persons are the Quick Stockholders.

ITEM 2.  DELIVERY OF ACQUIRING PERSON STATEMENT.

    This Acquiring Person Statement is given pursuant to Section 1701.831 of the Ohio Revised Code.

ITEM 3.  OWNERSHIP OF SHARES BY ACQUIRING PERSONS.

    None of the Quick Stockholders owns, directly or indirectly, any shares of AirNet.

ITEM 4.  RANGE OF VOTING POWER.

    The Quick Stockholders propose to acquire one-fifth or more but less than one-third of AirNet's voting power, as described in subparagraph (a) of paragraph (Z)(1) of Section 1701.01 of the Ohio Revised Code.

ITEM 5.  TERMS OF THE PROPOSED CONTROL SHARE ACQUISITION.

    The proposed control share acquisition is to be made pursuant to the terms of the Merger Agreement, which is incorporated herein by reference.

ITEM 6.  REPRESENTATION OF LEGALITY; FINANCIAL CAPACITY.

    The Quick Stockholders hereby represent that the proposed control share acquisition, if consummated, will not be contrary to law. The information set forth in the Merger Agreement and in the Proxy

                                     III-1

Statement/Prospectus included in AirNet's Registration Statement on Form S-4, filed with the Securities and Exchange Commission on May 20, 1998, is incorporated herein by reference.

                                          --------------------------------------
                                          Robert J. Mitzman

                                          --------------------------------------
                                          Dominique Brown

                                          --------------------------------------
                                          Glenn Smoak

                                          --------------------------------------
                                          Karl Daigle

                                          --------------------------------------
                                          Ed McNally

                                          --------------------------------------
                                          Tomas Miguens

                                     III-2

                                                                     APPENDIX IV

                              AIRNET SYSTEMS, INC.
                              AMENDED AND RESTATED
                           1996 INCENTIVE STOCK PLAN

    SECTION 1. PURPOSES. The purposes of the Amended and Restated AirNet Systems, Inc. 1996 Incentive Stock Plan are to promote the interests of AirNet Systems, Inc. and its shareholders by (a) attracting and retaining exceptional executive personnel and other key employees of, and advisors and consultants to, and directors of the Company and its Subsidiaries; (b) motivating such employees, advisors and consultants and Eligible Directors by means of performance-related incentives to achieve longer-range performance goals; and
(c) providing all long-term employees of the Company and its Subsidiaries with the opportunity to participate in the long-term growth and financial success of the Company.

    SECTION 2. DEFINITIONS. As used in the Plan, the following terms shall have the meanings set forth below:

    "Award" shall mean any Option, Restricted Stock Award or Performance Award but shall not include any Director Option, any Right to Purchase or any Share issued pursuant to Section 10 of this Plan.

    "Award Agreement" shall mean any written agreement, contract or other instrument or document evidencing any Award which may, but need not, be executed or acknowledged by a Participant.

    "Board" shall mean the Board of Directors of the Company.

    "Cash Account" shall mean an account established for each Participant to which amounts withheld through payroll deductions shall be credited to purchase Shares under the provisions of Section 10.

    "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

    "Committee" shall mean a committee of the Board designated by the Board to administer the Plan which shall satisfy the requirements contained in Section 1.162-27(c)(4) of the Final Regulations. The Committee shall be composed of not less than the minimum number of persons from time to time required by Rule 16b-3, each of whom shall be (a) a person from time to time permitted by the rules promulgated under Section 16 of the Exchange Act in order for grants of Awards to be exempt transactions under said Section 16; and (b) receiving remuneration in no other capacity than as a director, except as permitted under
Section 1.162-27(e)(3) of the Final Regulations.

    "Company" shall mean AirNet Systems, Inc., together with any successor thereto.

    "Covered Employee" shall mean any individual who, on the last day of the Company's taxable year, is

        (a) the chief executive officer of the Company or is acting in such capacity; or

        (b) among the four highest compensated officers (other than the chief executive officer).

    For this purpose, whether an individual is the chief executive officer or one of the four highest compensated officers of the Company shall be determined pursuant to the executive compensation disclosure rules under the Exchange Act.

    "Director Option" shall mean a Non-Qualified Stock Option granted to each Eligible Director pursuant to Section 6(e) without any action by the Board or the Committee.

    "Effective Date" shall mean the date on which the Plan is approved by the shareholders of the Company.

    "Eligible Director" shall mean, on any date, a person who is serving as a member of the Board but shall not include a person who is an Employee of the Company or a Subsidiary or a person who was a member of the Board on May 1, 1996.

    "Employee" shall mean (a) an employee of the Company or of any Subsidiary; and (b) except with respect to an Incentive Stock Option, a Right to Purchase and the issuance of Shares under Section 10, an advisor or consultant to the Company or to any Subsidiary.

    "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

    "Fair Market Value" shall mean the fair market value of the property or other item being valued, as determined by the Committee in its sole discretion, provided that the fair market value of Shares shall be determined by reference to the most recent closing price quotation or, if none, the average of the bid and asked prices, as reported as of the most recent available date with respect to the sale of Shares on any quotation system approved by the National Association of Securities Dealers then reporting sales of Shares or on any national securities exchange on which the Shares are then listed.

    "Final Regulations" shall mean the final regulations promulgated by the Internal Revenue Service under Section 162(m) of the Code.

    "Incentive Stock Option" shall mean a right to purchase Shares from the Company that is granted under Section 6 of the Plan and that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

    "Non-Qualified Stock Option" shall mean a right to purchase Shares from the Company that is granted under Section 6 of the Plan and that is not intended to be an Incentive Stock Option.

    "Offering" shall mean an opportunity provided by the Committee to purchase Shares under the provisions of Section 10. Offerings may be consecutive or concurrent, as determined by the Committee. The Committee shall designate the maximum number of Shares that may be purchased under each Offering. Shares not sold under one Offering may be offered again in any subsequent Offering.

    "Offering Effective Date" shall mean the first business day of the month designated by the Committee as the start of the Offering Period applicable to an Offering.

    "Offering Period" shall mean the duration of an Offering, as designated by the Committee. The Offering Period for any Offering shall not exceed 12 months.

    "Option" shall mean an Incentive Stock Option or a Non-Qualified Stock Option but shall not include a Director Option.

    "Participant" shall mean any Employee selected by the Committee to receive an Award under the Plan. In addition, for purposes of Section 10, the term "Participant" shall include any Employee who has satisfied the requirements of such section to acquire Shares under the Plan.

    "Performance Award" shall mean any right granted under Section 8 of the Plan.

    "Person" shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

    "Plan" shall mean the AirNet Systems, Inc. Amended and Restated 1996 Incentive Stock Plan.

    "Restricted Stock" shall mean any Share granted under Section 7 of the Plan.

    "Right to Purchase" shall mean an option to purchase Shares granted to a Participant who elects to participate in an Offering under the provisions of
Section 10. A Right to Purchase granted for an Offering shall terminate following the close of business on the Right to Purchase Date for that Offering to the extent that such Right to Purchase is not exercised on such Right to Purchase Date.

    "Right to Purchase Date" shall mean the last business day of an Offering Period to purchase Shares under the provisions of Section 10.

    "Rule 16b-3" shall mean Rule 16b-3 as promulgated and interpreted by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.

    "SEC" shall mean the Securities and Exchange Commission or any successor thereto and shall include the staff thereof.

    "Shares" shall mean the Common Shares, $0.01 par value, of the Company or such other securities of the Company as may be designated by the Committee from time to time.

    "Share Account" shall mean an account established for each Participant who exercises a Right to Purchase under Section 10. A Participant's Share Account will be credited with the number of Shares purchased on each Right to Purchase Date and debited for the number of Shares withdrawn by the Participant after such date.

    "Subsidiary" shall mean any corporation which, on the date of determination, qualified as a subsidiary corporation of the Corporation under Section 424(f) of the Code.

    "Substitute Awards" shall mean Awards granted in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or with which the Company combines.

    "Ten Percent Shareholder" shall mean any shareholder who, at the time an Incentive Stock Option is granted to such shareholder, owns (within the meaning of Section 424(d) of the Code) more than ten percent of the voting power of all classes of stock of the Company or a Subsidiary.

    "Year of Service" shall mean each 12 consecutive month period, beginning on an Employee's date of hire with the Company or a Subsidiary (and anniversaries of such date), during which an Employee is employed by the Company or a Subsidiary. For this purpose, all service with the Company or a Subsidiary prior to May 1, 1996 shall be included. Further, periods of service with the Company or a Subsidiary which are interrupted by a termination of employment (not including any authorized leave of absence) of more than two months shall not be aggregated.

    SECTION 3.  ADMINISTRATION.

    (a) The Plan shall be administered by the Committee. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to an eligible Employee; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with Awards; (iv) determine the terms and conditions of any Award or Director Option; (v) determine whether, to what extent and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property or canceled, forfeited or suspended; (vi) determine whether, to what extent and under what circumstances cash, Shares, other securities, other Awards, other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee;
(vii) interpret and administer the Plan and any instrument or agreement relating to, or Award or Director Option made under, the Plan; (viii) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

    (b) Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award or Director Option shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all Persons, including the Company, any subsidiary, any Participant, any holder or beneficiary of any Award or Director Option, any shareholder and any Employee.

    SECTION 4.  SHARES AVAILABLE FOR THE PLAN.

    (a) SHARES AVAILABLE. Subject to adjustment as provided in Section 4(b), the number of Shares available for issuance under the Plan shall be 2,050,000. If any Shares covered by an Award or Director Option granted under the Plan, or to which such an Award or Director Option relates, or any Shares issued under
Section 10, are forfeited, or if an Award or Director Option otherwise terminates or is canceled without the delivery of Shares, then the Shares which may be issued under this Plan, to the extent of any such settlement, forfeiture, termination or cancellation, shall again be, or shall become, Shares available for issuance, to the extent permissible under Rule 16b-3. In the event that any Option, Director Option or other Award granted hereunder is exercised through the delivery of Shares, the number of Shares available under the Plan shall be increased by the number of Shares surrendered, to the extent permissible under Rule 16b-3.

    (b) ADJUSTMENTS. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall proportionately adjust any or all (as necessary) of (i) the number of Shares or other securities of the Company (or number and kind of other securities or property) which may be issued under the Plan; (ii) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards; (iii) the number of Shares or other securities of the Company (or number and kind of other securities or property) and the purchase price per Share subject to purchase under Section 10 hereof; and (iv) the grant or exercise price with respect to any Award; provided, in each case, that with respect to Awards of Incentive stock Options, no such adjustment shall be authorized to the extent that such authority would cause the Plan to violate Section 422(b)(1) of the Code, as from time to time amended. If, pursuant to the preceding sentence, an adjustment is made to outstanding Options held by Participants, a corresponding adjustment shall be made to outstanding Director Options and if, pursuant to the preceding sentence, an adjustment is made to the number of Shares authorized for issuance under the Plan, a corresponding adjustment shall be made to the number of Shares subject to each Director Option thereafter granted pursuant to Section 6(e).

    (c) SOURCES OF SHARES. Any Shares issued pursuant to the terms of this Plan may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.

    SECTION 5. ELIGIBILITY FOR AWARDS AND DIRECTOR OPTIONS. Any Employee, including any officer or employee-director of the Company or any Subsidiary, who is not a member of the Committee, shall be eligible to be designated a Participant for purposes of receiving an Award under the Plan. Each Eligible Director shall receive nondiscretionary Director Options in accordance with
Section 6(e) hereof.

    SECTION 6.  OPTIONS AND DIRECTOR OPTIONS.

    (a) GRANT. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Employees to whom Options shall be granted, the number of Shares to be covered by each Option, the option price therefor and the conditions and limitations applicable to the exercise of the Option. The Committee shall have the authority to grant Incentive Stock Options or to grant Non-Qualified Stock Options or to grant both types of options. In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to, and comply with, such rules as may be prescribed by Section 422 of the Code, as from time to time amended, and any regulations implementing such statute, including, without limitation, the requirements of Code Section 422(d) which limit the aggregate Fair Market Value of Shares for which Incentive Stock Options are exercisable for the first time to $100,000 per calendar year. Each provision of the Plan and of each written option agreement relating to an Option designated as an Incentive Stock Option shall be construed so that such Option qualifies as an Incentive Stock Option, and any provision that cannot be so construed shall be disregarded.

    (b) EXERCISE PRICE. The Committee shall establish the exercise price at the time each Option is granted, which price, except in the case of Options that are Substitute Awards, shall not be less than 100% of the per Share Fair Market Value on the date of grant. Notwithstanding any provision contained herein, in the case of an Incentive Stock Option, the exercise price at the time such Incentive Stock Option is granted to any Employee who, at the time of such grant, is a Ten Percent Shareholder, shall not be less than 110% of the per Share Fair Market Value on the date of grant.

    (c) EXERCISE. Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Agreement or thereafter; provided, in the case of an Incentive Stock Option, a Participant may not exercise such Incentive Stock Option after (i) the date which is ten years (five years in the case of a Participant who is a Ten Percent Shareholder) after the date on which such Incentive Stock Option is granted; or (ii) the date which is three months (twelve months in the case of a Participant who becomes disabled, as defined in Section 22(e)(3) of the Code, or who dies) after the date on which he ceases to be an Employee of the Company or a Subsidiary. The Committee may impose such conditions with respect to the exercise of Options, including without limitation, any relating to the application of federal or state securities laws, as it may deem necessary or advisable. The Committee shall have the right to accelerate the exercisability of any Option or outstanding Option in its discretion.

    (d) PAYMENT. No Shares shall be delivered pursuant to any exercise of an Option until payment in full of the option price therefor is received by the Company. Such payment may be made in cash, or its equivalent or, if and to the extent permitted by the Committee, by exchanging Shares owned by the optionee (which are not the subject of any pledge or other security interest) or by a combination of the foregoing, provided that the combined value of all cash and cash equivalents and the Fair Market Value of any such Shares so tendered to the Company as of the date of such tender is at least equal to such option price.

    (e) DIRECTOR OPTIONS. Notwithstanding anything else contained herein to the contrary, each person who is an Eligible Director on the Effective Date shall be granted a Director Option to purchase 20,000 Shares effective on the Effective Date. Any individual who is a newly-elected or appointed Eligible Director after the Effective Date shall be granted a Director Option to purchase 20,000 Shares effective on the date of his appointment or election to the Board. Each Director Option shall vest and become exercisable as follows: (i) with respect to 20% of the Shares covered thereby on the grant date; and (ii) with respect to an additional 20% of the Shares covered thereby on each of the first, second, third and fourth anniversaries of such grant date. Once vested and exercisable, a Director Option shall remain exercisable until the earlier to occur of the following two dates: (i) the tenth anniversary of the date of grant of such Director Option; or (ii) three months (twelve months in the case of an Eligible Director who becomes disabled, as defined in Section 22(e)(3) of the Code, or who dies) after the date the Eligible Director ceases to be a member of the Board, except that if the Eligible Director ceases to be a member of the Board after having been convicted of, or pled guilty or nolo contendere to, a felony, his Director Option shall be canceled on the date he ceases to be a member of the Board. An Eligible Director may pay the exercise price of a Director Option in the manner described in Section 6(d). In the event the Company merges with another entity and the Company is not the surviving entity, or in the event all or substantially all of the Company's assets or stock is acquired by another entity, each Director Option shall immediately vest and become exercisable.

    SECTION 7.  RESTRICTED STOCK.

    (a) GRANT. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Employees to whom Shares of Restricted Stock shall be granted, the number of Shares of Restricted Stock to be granted to each Participant, the duration of the period during which, and the conditions under which, the Restricted Stock will vest and no longer be subject to forfeiture to the Company and the other terms and conditions of such Awards. The Committee shall have the right to accelerate the vesting of any Restricted Stock or outstanding Restricted Stock in its discretion.

    (b) TRANSFER RESTRICTIONS. Until the lapse of applicable restrictions, Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered except as provided in the Plan or the applicable Award Agreements. Certificates issued in respect of Shares of Restricted Stock shall be registered in the name of the Participant and deposited by such Participant, together with a stock power endorsed in blank, with the Company. Upon the lapse of the restrictions applicable to such Shares of Restricted Stock, the Company shall deliver such certificates to the Participant or the Participant's legal representative.

    (c) PAYMENT OF DIVIDENDS. Dividends paid on any Shares of Restricted Stock may be paid directly to the Participant, or may be reinvested in additional Shares of Restricted Stock, as determined by the Committee in its sole discretion.

    SECTION 8.  PERFORMANCE AWARDS.

    (a) GRANT. The Committee shall have sole and complete authority to determine the Employees who shall receive a Performance Award denominated in cash or Shares; (i) valued, as determined by the Committee, in accordance with the achievement of such performance goals during such performance periods as the Committee shall establish; and (ii) payable at such time and in such form as the Committee shall determine.

    (b) TERMS AND CONDITIONS. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award and the amount and kind of any payment or transfer to be made pursuant to any Performance Award.

    (c) PAYMENT OF PERFORMANCE AWARDS. Performance Awards may be paid in a lump sum or in installments following the close of the performance period or, in accordance with procedures established by the Committee, on a deferred basis.

    SECTION 9.  CODE SECTION 162(M) LIMITATIONS.

    (a) GENERAL LIMITATIONS. Any Awards issued under this Plan to Covered Employees must satisfy the requirements of this Section 9.

    (b) REQUIREMENTS FOR ALL AWARDS. Any Award issued to a Covered Employee shall constitute qualified performance-based compensation. For this purpose, an Award shall constitute qualified performance-based compensation to the extent that:

        (i) it is granted by the Committee on account of the attainment of one or more preestablished, objective performance goals established by the Committee, in accordance with the provisions of Section 1.162-27(e)(2) of the Final Regulations;

       (ii) the material terms of the performance goal under which the Award is issued are disclosed to and subsequently approved by the shareholders of the Company, in accordance with the provisions of Section 1.162-27(e)(4) of the Final Regulations; and

       (iii) the Committee certifies, in writing, prior to the payment of any compensation under the Award, that the performance goals and any other material terms were in fact satisfied.

    (c) SPECIAL RULES FOR OPTIONS. The grant of an Option to a Covered Employee under the Plan shall satisfy the requirements of Section 9(b)(i) above to the extent that the following requirements are satisfied:

        (i) subject to the provisions of Section 4(b), no Covered Employee shall receive Options for more than 50,000 Shares over any one-year period. For this purpose, to the extent that any Option is canceled (as described in Section 1.162-27(e)(2)(vi)(B) of the Final Regulations), such canceled Option shall continue to be counted against the maximum number of Shares for which Options may be granted to a Covered Employee under the Plan; and

        (ii) under the terms of the Option, the amount of compensation that the Covered Employee may receive is based solely on an increase in the value of the Shares after the grant of the Option, unless the grant of such Option is contingent upon the attainment of a performance goal that otherwise satisfies the requirements of Section 9(b)(i) above.

    SECTION 10.  STOCK PURCHASE PLAN.

    (a) ELIGIBILITY. Each Employee who has at least one Year of Service on an Offering Effective Date shall be eligible to participate in the Offering which is applicable to such Offering Effective Date. Nothing contained herein and no rules and regulations prescribed by the Committee shall permit or deny partici-pation in any Offering contrary to the requirements of the Code (including, without limitation, Sections 423(b)(3), 423(b)(4) and 423(b)(8) thereof). Nothing contained herein and no rules and regulations prescribed by the Committee shall permit any Participant to be granted a Right to Purchase:

        (i) if, immediately after such Right to Purchase is granted, such Participant would own, and/or hold outstanding options or rights to purchase, shares of the Company or of any Subsidiary, possessing five percent (5%) or more of the total combined voting power or value of all classes of shares of the Company or such Subsidiary; or

        (ii) which permits a Participant's rights to purchase Shares under all employee stock purchase plans of the Company and of its Subsidiaries to accrue at a rate which exceeds Twenty-Five Thousand Dollars ($25,000.00) of Fair Market Value of Shares (determined as of the date such Right to Purchase is granted) for each calendar year in which such Right to Purchase is outstanding at any time.

    For purposes of clause (a)(i) above, the provisions of Section 424(d) of the Code shall apply in determining the stock ownership of each Participant. For purposes of clause (a)(ii) above, the provisions of Section 423(b)(8) of the Code shall apply in determining whether a Participant's Rights to Purchase and other rights are permitted to accrue at a rate in excess of the permitted rate.

    (b) PURCHASE PRICE. The purchase price for a Share under each Offering shall be determined by the Committee prior to the Offering Effective Date and shall be stated as a percentage of the Fair Market Value of a Share on either the Right to Purchase Date or the Offering Effective Date, whichever is the lesser, but the purchase price shall not be less than the lesser of eighty-five percent (85%) of the per share Fair Market Value of the Shares as of the Offering Effective Date or eighty-five percent (85%) of the per share Fair Market Value of the Shares as of the Right to Purchase Date for the Offering.

    (c) PARTICIPATION IN OFFERINGS. Except as may be otherwise provided for herein, each Employee who is eligible for and elects to participate in an Offering shall be granted Rights to Purchase for as many Shares as he may elect to purchase during that Offering, to be paid by payroll deductions during such period. The Committee shall establish administrative rules and regulations regarding the payroll deduction process for this Section 10, including, without limitation, minimum and maximum permissible deductions; the timing for initial elections, changes in elections and suspensions of elections during an Offering Period; and the complete withdrawal by a Participant from an Offering. Amounts withheld through payroll deductions under this paragraph shall be credited to each Participant's Cash Account. Such amounts will be delivered to a custodian for the Plan and held pending the purchase of Shares as described in paragraph
(e) of this Section 10. All amounts held in a Participant's Cash Account shall bear interest at a rate as may be agreed upon by the Committee and the custodian of the Plan. If a Participant withdraws entirely from an Offering (pursuant to rules established by the Committee), his Cash Account balance will not be used to purchase Shares on the Right to Purchase Date. Instead, the portion of the Cash Account equal to the Participant's payroll deductions under the Plan during the Offering Period will be refunded to the Participant without interest (notwithstanding any provision contained herein). Such a Participant will not be eligible to re-enroll in that Offering, but may resume participation on the Offering Effective Date for the next Offering. In addition, the Committee may impose such other restrictions on the right to withdraw from Offerings as it may deem appropriate.

    (d) GRANT OF RIGHTS TO PURCHASE. Rights to Purchase with respect to Shares shall be granted to Participants who elect to participate in an Offering. Such Rights to Purchase may be exercised on the Right to Purchase Date applicable to the Offering. The number of Shares subject to Rights to Purchase on each Right to Purchase Date shall not exceed the number of Shares authorized for issuance during the applicable Offering.

    (e) EXERCISE OF RIGHTS TO PURCHASE. Each Right to Purchase shall be exercised on the applicable Right to Purchase Date. Each Participant automatically and without any act on his part will be deemed to have exercised a Right to Purchase on each Right to Purchase Date to purchase the number of whole and fractional Shares which the amount in his Cash Account at that time is sufficient to purchase at the applicable purchase price. Any remaining amount credited to a Participant's Cash Account after such application shall remain in such Participant's Cash Account for use in the next Offering unless withdrawn by the Participant. The Company shall deliver to the custodian of the Plan as soon as practicable after each Right to Purchase Date a certificate for the total number of Shares purchased by all Participants on such Right to Purchase Date. The custodian shall allocate the proper number of Shares to the Share Account of each Participant. If the aggregate Cash Account balances of all Participants on any Right to Purchase Date exceeds the amount required to purchase all of the Shares subject to Rights to Purchase on that Right to Purchase Date, then the Shares subject to Rights to Purchase shall be allocated pro rata among the Participants in the proportion that the number of Shares subject to Rights to Purchase bears to the number of Shares that could have been purchased with such aggregate amount available, if an unlimited number of Shares were available for purchase. Any balances remaining in Participants' Cash Accounts due to over subscription will remain in the Participants' Cash Accounts for use in the next Offering unless withdrawn by the Participant.

    (f) WITHDRAWALS FROM SHARE ACCOUNTS AND DIVIDEND REINVESTMENT. A Participant may withdraw the Shares credited to his Share Account on a first-in-first-out basis. The Committee shall establish rules and regulations governing such withdrawals. All cash dividends paid, if any, with respect to the Shares credited to a Participant's Share Account shall be added to the Participant's Cash Account and thereby shall be applied to exercise Rights to Purchase for Shares on the Right to Purchase Date next succeeding the date such cash dividends are paid by the Company. An election to leave Shares with the custodian shall constitute an election to apply the cash dividends with respect to such Shares to the exercise of Rights to Purchase hereunder. Shares so purchased shall be applied to the Shares credited to each Participant's Share Account.

    (g) TERMINATION OF EMPLOYMENT. If the employment of a Participant terminates for any reason, including death, disability, retirement or other cause, his participation in this Section 10 of the Plan shall automatically and without any act on his part terminate as of the date of termination of his employment. As soon as practicable following the Participant's termination of employment, the Company shall refund to such Participant (or beneficiary, in the case of the Participant's death) any amount in his Cash Account which constitutes payroll deductions, without interest, and the custodian shall deliver to such Participant a share certificate issued in his name for the number of whole Shares credited to his Share Account through prior Offerings.

    (h) EFFECT OF MERGER OR LIQUIDATION INVOLVING THE COMPANY. In the event the Company merges with another entity and the Company is not the surviving entity, or in the event all or substantially all of the Company's assets or stock is acquired by another entity, the Committee may, in connection with any such transaction, cancel each outstanding Right to Purchase and refund sums previously collected from Participants under the canceled Rights to Purchase, or, in its discretion, cause each Participant with outstanding Rights to Purchase to have his or her Rights to Purchase exercised immediately prior to such transaction and thereby the balance of his or her Cash Account applied to the purchase of Shares at the purchase price in effect for that Offering, which would be treated as ending with the effective date of such transaction. The balances of the Cash Accounts not so applied shall be refunded to the Participants. In the event of a merger in which the Company is the surviving entity, each Participant shall be entitled to receive, for each Share as to which such Participant's Rights to Purchase are exercised, the securities or property that a holder of one Share was entitled to receive in connection with the merger. To the extent that this paragraph is inconsistent with any other provision in this Plan, this paragraph shall control.

    SECTION 11.  AMENDMENT AND TERMINATION.

    (a) AMENDMENTS TO THE PLAN. The Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time; provided that no such amendment, alteration, suspension, discontinuation or termination shall be made without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement, including for these purposes any approval requirement which is a prerequisite for exemptive relief from Section 16(b) of the Exchange Act for which or with which the Board deems it necessary or desirable to qualify or comply. Notwithstanding anything to the contrary herein, the Committee may amend the Plan, subject to any shareholder approval required under Rule 16b-3, in such manner as may be necessary so as to have the Plan conform with local rules and regulations in any jurisdiction outside the United States.

    (b) AMENDMENTS TO AWARDS. Subject to the provisions of Section 9, the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate any Award theretofore granted, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would impair the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary.

    (c) CANCELLATION OF AWARD. Any provision of this Plan (except Section 9) or any Award Agreement to the contrary notwithstanding, the Committee may cause any Award granted hereunder to be canceled in consideration of the granting to the holder of an alternative Award having a Fair Market Value equal to the Fair Market Value of such canceled Award.

    SECTION 12.  GENERAL PROVISIONS.

    (a)  NONTRANSFERABILITY.

        (i) Each Award, each Director Option and each Right to Purchase, and each right under any Award, any Director Option or any Right to Purchase, shall be exercisable during the Participant's or the Eligible Director's lifetime only by the Participant or the Eligible Director or, if permissible under applicable law, by the Participant's or the Eligible Director's guardian or legal representative or a transferee receiving such Award, Director Option or Right to Purchase pursuant to a qualified domestic relations order ("QDRO"), as determined by the Committee.

        (ii) No Award, Director Option or Right to Purchase that constitutes a "derivative security," for purposes of Section 16 of the Exchange Act, may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant or Eligible Director otherwise than by will or by the laws of descent and distribution or pursuant to a QDRO, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Subsidi-ary; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

    (b) NO RIGHTS TO AWARDS. No Employee, Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Employees, Participants or holders or beneficiaries of Awards. The terms and conditions of Awards need not be the same with respect to each recipient.

    (c) SHARE CERTIFICATES. All certificates for Shares or other securities of the Company or any Subsidiary delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the SEC, any stock exchange or national securities association upon which such Shares or other securities are then listed and any applicable federal or state laws; and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

    (d) WITHHOLDING. A Participant or Eligible Director may be required to pay to the Company or any Subsidiary and the Company or any Subsidiary shall have the right and is hereby authorized to withhold from any Award, Director Option or Share otherwise issued under the Plan, from any payment due or transfer made under any Award or any Director Option or otherwise under the Plan, or from any compensation or other amount owing to a Participant or Eligible Director, the amount of any applicable withholding taxes in respect of an Award, a Director Option or a Share otherwise issued under the Plan, its exercise or any payment or transfer under an Award, under a Director Option or otherwise under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. With respect to Participants who are not subject to Section 16 of the Exchange Act, the withholding may be in the form of cash, Shares, other securities, other Awards or other property as the Committee may allow. With respect to Participants and Eligible Directors who are subject to Section 16 of the Exchange Act, the withholding shall be in cash or in any other property permitted by Rule 16b-3 as the Committee may allow. The Committee may provide for additional cash payments to Participants or Eligible Directors to defray or offset any tax arising from the grant, vesting, exercise or payments of any Award or Share otherwise issued under this Plan.

    (e) AWARD AGREEMENTS. Each Award hereunder shall be evidenced by an Award Agreement which shall be delivered to the Participant and shall specify the terms and conditions of the Award and any rules applicable thereto, including but not limited to the effect on such Award of the death, retirement or other termination of employment of a Participant and the effect, if any, of a change in control of the Company.

    (f) NO LIMIT ON OTHER COMPENSATION ARRANGEMENTS. Nothing contained in the Plan shall prevent the Company or any Subsidiary from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of options, restricted stock, shares and other types of awards provided for hereunder (subject to shareholder approval if such approval is required), and such arrangements may be either generally applicable or applicable only in specific cases.

    (g) NO RIGHT TO EMPLOYMENT. Eligibility for participation in this Plan or the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Subsidiary. Further, the Company or a Subsidiary may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

    (h) NO RIGHTS AS SHAREHOLDER. Subject to the provisions of the Plan and/or the applicable Award, no Participant or holder or beneficiary of any Award, Director Option or Right to Purchase shall have any rights as a shareholder with respect to any Shares to be distributed under the Plan until he or she has become the holder of such Shares. Notwithstanding the foregoing, in connection with each grant of Restricted Stock hereunder, the applicable Award shall specify if and to what extent the Participant shall not be entitled to the rights of a shareholder in respect of such Restricted Stock.

    (i) GOVERNING LAW. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Ohio.

    (j) SEVERABILITY. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

    (k) OTHER LAWS. The Committee may refuse to issue or transfer any Shares or other consideration under the Plan if, acting in its sole discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the issuance of such Shares shall be promptly refunded to the relevant Participant, holder or beneficiary. Without limiting the generality of the foregoing, no Award granted hereunder shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Committee in its sole discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of the U.S. federal securities laws.

    (l) NO TRUST OR FUND CREATED. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Subsidiary pursuant to the Plan, such rights shall be no greater than the right of any unsecured general creditor of the Company or any Subsidiary.

    (m) RULE 16B-3 COMPLIANCE. With respect to persons subject to Section 16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable terms and conditions of Rule 16b-3 and any successor provisions. To the extent that any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

    (n) HEADINGS. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

    (o) NO IMPACT ON BENEFITS. Plan Awards or Shares otherwise issued under this Plan shall not be treated as compensation for purposes of calculating an Employee's rights under any employee benefit plan.

    (p) INDEMNIFICATION. Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit or proceeding to which he may be made a party or in which he may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him in settlement thereof, with the Company's approval, or paid by him in satisfaction of any judgment in any such action, suit or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such persons may be entitled under the Company's Articles of Incorporation or Regulations, by contract, as a matter of law, or otherwise.

    SECTION 13.  TERM OF THE PLAN.

    (a) EFFECTIVE DATE. The AirNet Systems, Inc. 1996 Stock Incentive Plan was effective as of May 1, 1996. The amendment and restatement of such Plan shall be effective as of the date of its approval by the shareholders of the Company.

    (b) EXPIRATION DATE. No Award or Right to Purchase shall be granted under the Plan after May 1, 2006. Unless otherwise expressly provided for in the Plan or in an applicable Award Agreement, any Award granted hereunder may, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award or to waive any conditions or rights under any such Award shall, continue after May 1, 2006.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Division (E) of Section 1701.13 of the Ohio Revised Code governs indemnification by a corporation and provides as follows:

        (E)(1) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, member, manager, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, associate, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust or other enterprise, against expenses, including attorney's fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

        (2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, member, manager, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

           (a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

           (b) Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.

        (3) To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the action suit or proceeding.

        (4) Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

           (a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened by the action, suit, or proceeding referred to in division
       (E)(1) or (2) of this section;

           (b) If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

           (c) By the shareholders; or

           (d) By the court of common pleas or the court in which such action, suit or proceeding referred to in division (E)(1) or (2) of this section was brought.

           Any determination made by the disinterested directors under division
    (E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which such action or suit was brought to review the reasonableness of such determination.

        (5)(a) Unless at the time of a director's act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or
    (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division
    (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney's fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to both of the following:

               (i) Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

               (ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

           (b) Expenses, including attorney's fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay such amount, if it ultimately is determined that he is not entitled to be indemnified by the corporation.

        (6) The indemnification authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

        (7) A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

        (8) The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7).

        (9) As used in division (E) of this section, "corporation" includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity.

    Section 5.01 of the Registrant's Code of Regulations governs indemnification by Registrant and provides as follows:

           SECTION 5.01. MANDATORY INDEMNIFICATION. The corporation shall indemnify any officer or director of the corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action threatened or instituted by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager or agent of another corporation (domestic or foreign, nonprofit or for profit), limited liability company, partnership, joint venture, trust or other enterprise, against expenses (including, without limitation, attorneys' fees, filing fees, court reporters' fees and transcript costs), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. A person claiming indemnification under this Section 5.01 shall be presumed, in respect of any act or omission giving rise to such claim for indemnification, to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal matter, to have had no reasonable cause to believe his conduct was unlawful, and the termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, rebut such presumption.

    In addition, the Registrant currently provides insurance coverage to its directors and officers against certain liabilities which might be incurred by them in such capacity.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(A) EXHIBITS

 EXHIBIT
   NO.                                                   DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------
2          Agreement and Plan of Merger dated as of April 14, 1998, among Quick, the Quick Stockholders, AirNet and Merger Subsidiary (incorporated by reference to Appendix I to the Proxy Statement/Prospectus in
             Part I of this Registration Statement)

3(a)(i)    Amended Articles of AirNet (incorporated by reference to Exhibit 2.1 to AirNet's Registration Statement on Form 8-A (File No. 0-28428) filed on May 3, 1996 (the "Form 8-A"))

3(a)(ii)   Certificate of Amendment to the Amended Articles of AirNet as filed with the Ohio Secretary of State on
             May 28, 1996 (incorporated by reference to Exhibit 4(b) to AirNet's Registration Statement on Form
             S-8 (Registration No. 333-08189) filed on July 16, 1996 (the "Form S-8"))

3(a)(iii)  Amended Articles of AirNet as amended through May 28, 1996 (for SEC reporting compliance purposes only--not filed with the Ohio Secretary of State) (incorporated by reference to Exhibit 4(c) to
             AirNet's Form S-8)

3(b)       Code of Regulations of AirNet (incorporated by reference to Exhibit 2.2 to AirNet's Form 8-A)

5          Opinion of Vorys, Sater, Seymour and Pease LLP regarding legality

10.1       AirNet Systems, Inc. 1996 Incentive Stock Plan (reflects amendments through March 31, 1997)
             (incorporated herein by reference to Exhibit 10 to AirNet's Quarterly Report on Form 10-Q for the
             fiscal quarter ended March 31, 1997 (File No. 0-28428))

10.2       Indemnification Agreement, dated as of May 15, 1996, among AirNet and Messrs. Miller, Renusch, Roy,
             King, Rutter, Sumser and Wright (incorporated by reference to Exhibit 10.12 to AirNet's Amendment No.
             2 to Form S-1 Registration Statement (Registration No. 333-3092) filed on May 24, 1996 ("Amendment
             No. 2"))

10.3       Indemnification Agreement, dated as of May 15, 1996, between Mr. Mercer and AirNet (incorporated by reference to Exhibit 10.11 to AirNet's Amendment No. 2)

10.4       Employment Agreement, dated April 14, 1998, between AirNet Systems, Inc. and Robert J. Mitzman

21         Subsidiaries of AirNet (incorporated by reference to Exhibit 21.1 of AirNet's Annual Report on Form
             10-K for the fiscal year ended December 31, 1997 (File No. 0-28428))

23.1       Consent of Ernst & Young LLP--Columbus, Ohio, Independent Auditors

23.2       Consent of Independent Auditors

23.3       Consent of Vorys, Sater, Seymour and Pease LLP (included in Exhibit No. 5)

23.4       Consent of SBC Warburg Dillon Read Inc. (included in the section captioned "THE MERGER--Opinion of
             AirNet's Financial Advisor" in the Proxy Statement/Prospectus in Part I of this Registration
             Statement)

23.5       Consent of Robert J. Mitzman, director nominee

24         Powers of Attorney (included on signature page)

99         Form of AirNet Proxy

(b) FINANCIAL STATEMENT SCHEDULES

   Schedule II--Valuation and Qualifying Accounts

   Schedules not listed above have been omitted because they are not required or the information required to be set forth therein is included in the Consolidated Financial Statements of AirNet or the Notes thereto.

ITEM 22. UNDERTAKINGS.

    (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 145, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (4) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on May 18, 1998.

                                AIRNET SYSTEMS, INC.

                                By:             /s/ GERALD G. MERCER
                                     -----------------------------------------
                                                  Gerald G. Mercer
                                      CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE
                                                      OFFICER

                               POWER OF ATTORNEY

    We, the undersigned directors and officers of AirNet Systems, Inc. (the "Company"), and each of us, do hereby constitute and appoint Gerald G. Mercer and Eric P. Roy, or either of them, our true and lawful attorneys and agents, each with full power of substitution, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers of AirNet and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys or agents, or any of them, may deem necessary or advisable to enable AirNet to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the filing of this Registration Statement on Form S-4, including specifically but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below for AirNet, any and all amendments (including post-effective amendments) to such Registration Statement; and we do hereby ratify and confirm all that said attorneys and agents, or their substitute or substitutes, or any of them, shall do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                Chairman of the Board,
     /s/ GERALD G. MERCER         President and CEO
------------------------------    (Principal Executive         May 18, 1998
       Gerald G. Mercer           Officer)

                                Director, Executive Vice
       /s/ ERIC P. ROY            President, CFO and
------------------------------    Treasurer                    May 18, 1998
         Eric P. Roy              (Principal Financial and
                                  Accounting Officer)

    /s/ ROGER D. BLACKWELL
------------------------------  Director                       May 18, 1998
      Roger D. Blackwell

   /s/ TONY C. CANONIE, JR.
------------------------------  Director                       May 18, 1998
     Tony C. Canonie, Jr.

  /s/ RUSSELL M. GERTMENIAN
------------------------------  Director                       May 18, 1998
    Russell M. Gertmenian

    /s/ J. F. KEELER, JR.
------------------------------  Director                       May 18, 1998
      J. F. Keeler, Jr.

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                              AIRNET SYSTEMS, INC.
                               DECEMBER 31, 1997

               COL. A                   COL. B                 COL. C                COL. D      COL. E
------------------------------------  -----------  ------------------------------  ----------  -----------
                                                             ADDITIONS
                                                   ------------------------------
                                      BALANCE AT     CHARGED TO      CHARGED TO                BALANCE AT
                                       BEGINNING      COSTS AND         OTHER                    END OF
DESCRIPTION                            OF PERIOD      EXPENSES        ACCOUNTS     DEDUCTIONS    PERIOD
------------------------------------  -----------  ---------------  -------------  ----------  -----------
Year ended December 31, 1997:
  Deducted from asset accounts:
    Allowance for doubtful
      accounts......................   $  23,149      $  83,656       $  16,064    $     0(1)   $ 122,869

Year ended September 30, 1996:
  Deducted from asset accounts:
    Allowance for doubtful
      accounts......................       2,000         35,502          --         23,332(1)      14,170

Year ended September 30, 1995:
  Deducted from asset accounts:
    Allowance for doubtful
      accounts......................      40,384         12,100          --         50,484(1)       2,000

Three months ended December 31,
  1996:
  Deducted from asset accounts:
    Allowance for doubtful
      accounts......................      14,170          8,979          --            --          23,149

------------------------

(1) Uncollectible accounts written off, net of recoveries

                               INDEX TO EXHIBITS

 EXHIBIT
   NO.                                                   DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------
2          Agreement and Plan of Merger, dated as of April 14, 1998, among Q International Courier, Inc. ("Quick")
             the stockholders of Quick, AirNet Systems, Inc. ("AirNet") and Q Acquisition Company (incorporated by reference to Appendix I to the Proxy Statement/ Prospectus in Part I of this Registration Statement)

3(a)(i)    Amended Articles of AirNet (incorporated by reference to Exhibit 2.1 to AirNet's Registration Statement on Form 8-A (File No. 0-28428) filed on May 3, 1996 (the "Form 8-A"))

3(a)(ii)   Certificate of Amendment to the Amended Articles of AirNet as filed with the Ohio Secretary of State on
             May 28, 1996 (incorporated by reference to Exhibit 4(b) to AirNet's Registration Statement on Form
             S-8 (Registration No. 333-08189) filed on July 16, 1996 (the "Form S-8"))

3(a)(iii)  Amended Articles of AirNet as amended through May 28, 1996 (for SEC reporting compliance purposes only--not filed with the Ohio Secretary of State) (incorporated by reference to Exhibit 4(c) to
             AirNet's Form S-8)

3(b)       Code of Regulations of AirNet (incorporated by reference to Exhibit 2.2 to AirNet's Form 8-A)

5          Opinion of Vorys, Sater, Seymour and Pease LLP regarding legality

10.1       AirNet Systems, Inc. 1996 Incentive Stock Plan (reflects amendments through March 31, 1997)
             (incorporated herein by reference to Exhibit 10 to AirNet's Quarterly Report on Form 10-Q for the
             fiscal quarter ended March 31, 1997 (File No. 0-28428))

10.2       Indemnification Agreement, dated as of May 15, 1996, among AirNet and Messrs. Miller, Renusch, Roy,
             King, Rutter, Sumser and Wright (incorporated by reference to Exhibit 10.12 to AirNet's Amendment No.
             2 to Form S-1 Registration Statement (Registration No. 333-3092) filed on May 24, 1996 ("Amendment
             No. 2"))

10.3       Indemnification Agreement, dated as of May 15, 1996, between Mr. Mercer and AirNet (incorporated by reference to Exhibit 10.11 to AirNet's Amendment No. 2)

10.4       Employment Agreement, dated April 14, 1998, between AirNet Systems, Inc. and Robert J. Mitzman

21         Subsidiaries of AirNet (incorporated by reference to Exhibit 21.1 of AirNet's Annual Report on Form
             10-K for the fiscal year ended December 31, 1997 (File No. 0-28428))

23.1       Consent of Ernst & Young LLP--Columbus, Ohio, Independent Auditors

23.2       Consent of Independent Auditors

23.3       Consent of Vorys, Sater, Seymour and Pease LLP (included in Exhibit No. 5)

23.4       Consent of SBC Warburg Dillon Read Inc. (included in the section captioned "THE MERGER--Opinion of
             AirNet's Financial Advisor" in the Proxy Statement/Prospectus in Part I of this Registration
             Statement)

23.5       Consent of Robert J. Mitzman, director nominee

24         Powers of Attorney (included on signature page)

99         Form of AirNet Proxy